UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________

SCHEDULE 14C

________________________________

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

American National Group, Inc.

(Name of Registrant as Specified in Its Charter)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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American National Group, Inc.
One Moody Plaza
Galveston, Texas 77550

NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS
AND
INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO
SEND US A PROXY.

Dear American National Group, Inc. Stockholders:

This notice of written consent and appraisal rights and the accompanying information statement is being furnished to the holders of common stock, par value $0.01 per share (such shares collectively “Company common stock”), of American National Group, Inc. (the “Company”), in connection with the Agreement and Plan of Merger, dated as of August 6, 2021 (the “merger agreement”), a copy of which is attached as Annex A to the accompanying information statement, by and among Brookfield Asset Management Reinsurance Partners Ltd., an exempted company limited by shares existing under the laws of Bermuda (“Parent”), Freestone Merger Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. On the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger (the “effective time”), Merger Sub will merge with and into the Company (the “merger”), with the Company continuing as the surviving entity, which will become an indirect, wholly-owned subsidiary of Parent. At the effective time, each share of Company common stock issued and outstanding immediately prior to such time will be converted into the right to receive $190.00 in cash without interest (the “merger consideration”), less any applicable withholding taxes, and each outstanding and unvested restricted share award and restricted stock unit award will vest and be converted into the right to receive a cash payment equal to the merger consideration multiplied by the total number of shares of Company common stock subject to such award prior to the effective time. However, the merger consideration will not be paid in respect of (a) any shares of Company common stock (i) owned by the Company, Parent or Merger Sub (or any of their wholly-owned subsidiaries) immediately prior to the effective time or (ii) held in treasury of the Company and (b) shares of Company common stock outstanding immediately prior to the effective time that are held by a holder who has not consented to the merger, has properly demanded appraisal of such shares of Company common stock in accordance with Delaware law, and as of the effective time, has not waived, withdrawn or lost rights to such appraisal under Delaware law. On August 6, 2021, the Board of Directors of the Company (the “Board”) unanimously (a) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable the merger agreement and the transactions contemplated thereby, (c) approved the execution, delivery and performance of the merger agreement, subject to written consent or the affirmative vote of holders of a majority of the outstanding shares of Company common stock in favor of the adoption of the merger agreement, and (d) resolved to recommend the adoption of the merger agreement by the stockholders of the Company.

The adoption of the merger agreement by the Company stockholders required the affirmative written consent or vote of the holders of at least a majority of the outstanding shares of Company common stock. There were 26,887,200 shares of Company common stock outstanding and entitled to give consent or vote in favor of the adoption of the merger agreement as of the time of execution of the merger agreement on August 6, 2021, and no additional shares of Company common stock have been issued since that date. Following the execution of the merger agreement, the Libbie Shearn Moody Trust and The Moody Foundation (together, the “Consenting Stockholders”), stockholders of the Company, have each executed and delivered to the Company written consents approving and adopting the merger agreement and the transactions contemplated thereby, including the merger. Collectively, the Consenting Stockholders own approximately 59.8% of the issued and outstanding shares of Company common stock, thereby constituting a majority of those shares. As a result of the execution and delivery of these consents, the holders of a majority of the outstanding shares of Company common stock have approved and adopted the merger agreement in compliance with Sections 228 and 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”). This approval and adoption of the merger agreement was subsequently ratified and confirmed by the written consents of the Libbie Shearn Moody Trust and The Moody Foundation, which consents were delivered to the Company on August 24, 2021. As a result, no further approval or action of the stockholders of the Company is required to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger, and the Company will not be soliciting your vote to approve the adoption of the merger agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the merger agreement and the transactions contemplated thereby, including the merger. Therefore, no action in connection with the accompanying information statement is required by you for the purpose of obtaining stockholder approval for the merger. This notice and the accompanying information statement shall constitute notice, pursuant to Section 228(e) of the DGCL, to the persons who have not consented in writing to the actions set forth in the foregoing written consents and who, if the actions had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been August 24, 2021, the date a sufficient number of executed written consents were delivered to the Company to adopt and approve the merger agreement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY.

Under Section 262 of the DGCL, if the merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Company common stock, other than the persons who delivered written consents to the Company following execution of the merger agreement (who are not entitled to appraisal rights), who strictly comply with the procedures set forth in Section 262 of the DGCL will have the right to seek appraisal of the “fair value” of their shares of Company common stock (as determined by the Court of Chancery of the State of Delaware). To exercise such appraisal rights, such holders must submit a written demand for an appraisal no later than 20 days after the mailing of this notice and the accompanying information statement, or October 7, 2021, and comply timely and precisely with the other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. Any stockholder of the Company that wishes to exercise such stockholder’s appraisal rights or who wishes to preserve such stockholder’s right to do so should carefully review the summary of Section 262 of the DGCL set forth in the accompanying information statement. The summary of Section 262 of the DGCL set forth in the accompanying information statement is qualified in its entirety by reference to the full text of Section 262 of the DGCL. You are encouraged to read the entirety of Section 262 of the DGCL, a copy of which is attached to the accompanying information statement as Annex C. This notice and the accompanying information statement shall constitute notice from the Company to the persons (other than the persons who delivered consents to the Company following execution of the merger agreement) who are stockholders of the Company with regard to the availability of appraisal rights under Section 262 of the DGCL.

We urge you to read the entire information statement carefully. Please do not send in your Company common stock certificates at this time. If the merger is completed, you will receive instructions regarding the surrender of your Company common stock certificates and payment for your shares of Company common stock.

By Order of the Board of Directors,
James E. Pozzi
President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

The accompanying information statement is dated September 17, 2021 and is first being mailed to stockholders on or about September 17, 2021.

i

ii

SUMMARY TERM SHEET

This summary highlights selected information from this information statement and may not contain all of the information that is important to you. To fully understand the merger (the “merger”) contemplated by the Agreement and Plan of Merger, dated as of August 6, 2021 (the “merger agreement”), by and among Brookfield Asset Management Reinsurance Partners Ltd. (“Parent”), Freestone Merger Sub Inc. (“Merger Sub”) and American National Group, Inc. (the “Company”), and for a more complete description of the legal terms of the merger, you should carefully read this entire information statement, the annexes attached to this information statement and the documents referred to or incorporated by reference in this information statement. Any document or agreement referred to in this information statement is qualified in its entirety by reference to the full text of such document or agreement insofar as such document is filed as an Annex hereto. In this information statement, the terms “American National,” “Company,” “we,” “us” and “our” refer to American National Group, Inc. The Company, following the consummation of the merger, is sometimes referred to in this information statement as the “surviving corporation.” All references in this information statement to terms defined in the notice to which this information statement is attached have the respective meanings provided in that notice. All references to capitalized terms not defined herein or in the notice to which this information statement is attached have the respective meanings ascribed to them in the merger agreement, a copy of which is attached as Annex A to this information statement.

The Parties to the Merger Agreement (page 15)

The Company.     American National Group, Inc., incorporated in the State of Delaware, is the parent company of the American National companies, which include American National Insurance Company and its insurance affiliates. American National Insurance Company was founded in 1905 and is headquartered in Galveston, Texas. American National offers a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness and certain commercial exposures. The American National companies operate in all 50 states. The Company’s principal executive offices are located at One Moody Plaza, Galveston, Texas 77550 and its telephone number is (409) 763-4661. The Company’s website is www.americannational.com.

Parent.     Brookfield Asset Management Reinsurance Partners Ltd., an exempted company limited by shares existing under the laws of Bermuda, operates a leading reinsurance business focused on providing capital-based and annuity solutions for insurance and reinsurance companies, and pension risk transfer products for pension plan sponsors. Each class A exchangeable limited voting share of Parent is exchangeable on a one-for-one basis with a class A limited voting share of Brookfield Asset Management Inc. (“BAM”). After the closing of the merger, Parent will be the indirect parent company of American National. Parent’s principal executive offices are located at Wellesley House South, 2nd Floor, 90 Pitts Bay Road, Pembroke, Bermuda HM 08 and its telephone number is (441) 405-7811. Parent’s website is www.bamr.brookfield.com.

Merger Sub.     Merger Sub is a Delaware corporation that is an indirect wholly-owned subsidiary of Parent. Merger Sub was formed specifically for the merger and conducts no other business. At the closing of the merger, Merger Sub will be merged with and into American National, with American National surviving. Merger Sub’s principal executive offices are located at 250 Vesey Street, Floor 15, New York, NY 10281 and its telephone number is (212) 417-7000.

The Merger (page 16)

On August 6, 2021, the Company entered into the merger agreement with Parent and Merger Sub. On the terms and subject to the conditions of the merger agreement, and in accordance with Delaware law, at the closing, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity, which will become an indirect, wholly-owned subsidiary of Parent. The merger will become effective upon the Company’s filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Company and Parent and set forth in the certificate of merger (the “effective time”). The closing of the merger will occur on the date (the “closing date”) that is the fourth business day following the date of the satisfaction or waiver of the conditions to consummation of the merger set forth in the merger agreement (other than those conditions that by their terms are to be satisfied at the closing), unless the parties agree in writing to a different closing date.

Consideration to Be Received in the Merger (page 57)

At the effective time, each share of common stock, par value $0.01 per share, of the Company (such shares collectively, “Company common stock”) issued and outstanding immediately prior to such time (other than shares owned by the Company, Parent or Merger Sub (or any of their wholly-owned subsidiaries) or held in treasury of the Company, and appraisal shares in accordance with Delaware law) will be converted automatically into the right to receive $190.00 in cash without interest (the “merger consideration”), less any applicable withholding taxes. The shares of Company common stock converted into the right to receive the merger consideration are sometimes referred to in this information statement as the “Shares.”

Each holder of shares of Company common stock that have been converted into a right to receive the merger consideration will be entitled to receive, in exchange for such Shares, the merger consideration for each Share formerly evidenced by certificates (each, a “certificate”) or book entry (each, a “book-entry share”) upon surrender to the paying agent of the applicable certificates or book-entry share (or affidavits in lieu thereof in accordance with the merger agreement), together with a properly completed letter of transmittal. Such certificates and book-entry shares will then be canceled. No interest shall be paid or accrued on any merger consideration. Until so surrendered, each such certificate or book-entry shares will, after the effective time, represent for all purposes only the right to receive such merger consideration. Because the merger consideration will be paid in cash, you will receive no equity interest in Parent, and after the effective time, you will have no equity interest in the Company.

We encourage you to read the merger agreement, which is attached as Annex A to this information statement, because it is the legal document that governs the merger.

Reasons for the Merger (page 30)

In evaluating the merger, the Board consulted with the Company’s management and legal and financial advisors and took into account the recommendation of the Transaction Committee and, after consideration of various factors as discussed in the section titled “The Merger — Reasons for the Merger” beginning on page 30, the Board, determined that the merger agreement and the transactions contemplated thereby, including the merger, taken together, were at a price and on terms that were fair to, advisable and in the best interests of the Company and its stockholders and adopted and approved the merger agreement, the merger and the other transactions contemplated thereby.

Stockholder Approval of the Merger (page 43)

The adoption of the merger agreement by the Company stockholders required the affirmative written consent or vote of stockholders holding in the aggregate a majority of the outstanding shares of Company common stock in favor of the adoption of the merger agreement. There were 26,887,200 shares of Company common stock outstanding and entitled to give consent or vote in favor of the adoption of the merger agreement as of the time of execution of the merger agreement on August 6, 2021, and no additional shares of Company common stock have been issued since that date.

The Company’s two largest stockholders are the Libbie Shearn Moody Trust (also referred to as “Trust 57”) and The Moody Foundation (together with Trust 57, the “Consenting Stockholders”). Following the execution of the merger agreement, each of the Consenting Stockholders executed and delivered to the Company a written consent approving and adopting the merger agreement and the transactions contemplated thereby, including the merger. The Consenting Stockholders subsequently executed and delivered to the Company written consents ratifying and confirming the approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger. A third entity, Moody Medical Research Institute (“MMRI”), also executed and delivered to the Company at such time a written consent in the same form as those written consents delivered by Trust 57 and The Moody Foundation. MMRI does not currently own any shares of Company common stock but holds a contingent right to receive a portion of the shares of Company common stock owned by Trust 57 if that trust is terminated. This information statement refers to the written consents of the Consenting Stockholders and MMRI as the “Stockholder Written Consents.”

Collectively, the Consenting Stockholders own approximately 59.8% of the issued and outstanding shares of Company common stock, thereby constituting a majority of those shares. As a result of the execution and delivery of the Stockholder Written Consents, the holders of at least a majority of the outstanding shares of Company common stock have approved and adopted the merger agreement. As a result, the stockholder approval required to adopt and approve the merger agreement has been obtained. No further approval or action of the stockholders of the Company is required to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger, and the Company will not be soliciting your vote to approve the adoption of the merger agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the merger agreement and the transactions contemplated thereby, including the merger.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action to those stockholders who did not consent in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This information statement and the notice attached hereto constitute notice from the Company, as required by Section 228(e) of the General Corporation Law of the State of Delaware (the “DGCL”), to the persons who were stockholders of the Company on August 24, 2021 (other than the Consenting Stockholders) of action by the Stockholder Written Consents.

Opinion of the Company’s Financial Advisor (page 35 and Annex B)

The Company has engaged Citigroup Global Markets Inc., referred to as “Citi,” as its financial advisor in connection with the proposed merger. In connection with this engagement, Citi delivered a written opinion, dated August 6, 2021, to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Company common stock (other than, as applicable, Parent, BAM, Merger Sub and their respective affiliates) pursuant to the merger agreement. The full text of Citi’s written opinion, dated August 6, 2021, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, is attached as Annex B to this information statement and is incorporated into this information statement by reference. The description of Citi’s opinion set forth herein is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of the Company to effect or enter into the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction that the Company might engage in or consider. Citi’s opinion is not intended to be and does not constitute a recommendation as to how the Board, any securityholder or any other party should vote or act on any matters relating to the proposed merger or otherwise.

The Merger Agreement (page 57 and Annex A)

Conditions to Consummation of the Merger (page 69)

The obligations of each of the parties to the merger agreement to consummate the merger are subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

•        the adoption of the merger agreement by written consent or affirmative vote of the holders of a majority of the outstanding shares of Company common stock (which condition has been satisfied by the delivery of the Stockholder Written Consents, as described above);

•        this information statement having been cleared by the SEC and having been mailed to the stockholders of the Company at least 20 days prior to the closing date;

•        the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any other applicable antitrust, competition or trade regulation law having expired or been terminated;

•        certain regulatory approvals or non-disapprovals having been obtained with respect to relevant U.S. insurance regulators in Texas, Missouri, New York, Louisiana and California; and

•        the absence of any judgment, temporary restraining order, preliminary or permanent injunction or other similar order, decree or ruling issued by any governmental entity having jurisdiction of any party, in each case that enjoins or otherwise prevents the consummation of the merger, and no law having been promulgated, enacted, issued or deemed applicable to the merger by any governmental entity having jurisdiction of any party, in each case that prohibits or makes illegal the consummation of the merger.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of certain conditions, including:

•        the Company having performed in all material respects all obligations and complied with all covenants and agreements required to be performed or complied with at or prior to the closing date;

•        the representations and warranties of the Company being true and correct at and as of the date of the merger agreement and at and as of the closing date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period) (subject to customary materiality thresholds in most instances, except with respect to the capitalization representation, which must be true at the effective time in all respects (i.e., no materiality exceptions));

•        since the date of the merger agreement, there having not been any event, change, occurrence, or effect that, individually or in the aggregate, has had, and would reasonably be expected to have, a Company Material Adverse Effect; and

•        the absence of a regulatory Burdensome Condition (as defined in the section titled “The Merger Agreement — Efforts to Complete the Merger” beginning on page 63) having been imposed.

The obligations of the Company to effect the merger are also subject to the satisfaction (or, to the extent permitted by law, waiver) of certain conditions, including:

•        Parent having performed in all material respects all of its obligations required to be performed by it as of or prior to the closing date; and

•        the representations and warranties of Parent and Merger Sub being true and correct (without giving effect to any Parent Material Adverse Effect or materiality qualifiers) at and as of the closing date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure to be true and correct, individually or in the aggregate, would not, and would not be reasonably be expected to, have a Parent Material Adverse Effect.

Competing Proposals (page 65)

The Company has agreed that it will not, and will cause its subsidiaries and its and their respective representatives not to, directly or indirectly:

•        initiate, solicit, propose or knowingly encourage or facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to or result in, a competing proposal;

•        engage in, continue or participate in any discussions relating to or any inquiry, proposal or offer that would reasonably be expected to lead to or result in a competing proposal;

•        furnish any information regarding, or access to the properties, assets or employees of, the Company or its subsidiaries in response to any competing proposal or any inquiry, offer or proposal that would reasonably be expected to lead to a competing proposal;

•        enter into any letter of intent or agreement in principle relating to a competing proposal;

•        submit any competing proposal to a vote or consent of the stockholders of the Company; or

•        resolve, propose or agree to do any of the above.

Notwithstanding the foregoing, prior to the Company’s receipt of the Stockholder Written Consents following the execution of the merger agreement, if the Company had received a competing proposal that did not result from a breach of the non-solicitation restrictions described above and the Board had determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such competing proposal constituted or would reasonably have been expected to lead to a “superior proposal” and, after consultation with the Company’s outside legal counsel, that the failure to take such action would have been inconsistent with its fiduciary duties under applicable law, the Company would have been permitted to furnish information to and participate in discussions and negotiations with the party making such competing proposal.

In such case, if the Board had determined in good faith (i) after consultation with its financial advisors and outside legal counsel, that such competing proposal was a superior proposal (taking into account any adjustment to the terms and conditions of the merger proposed by Parent in response to such competing proposal) and (ii) after consultation with outside legal counsel, that the failure to terminate the merger agreement would have been inconsistent with the Board’s fiduciary duties under applicable law (a “fiduciary out” termination), then the Board would have been permitted to terminate the merger agreement and cause the Company to pay the termination fee (defined below) to Parent concurrently with such action.

The Company did not receive a superior proposal (or even a competing proposal) prior to its receipt of the Stockholder Written Consents and the Company is no longer permitted to furnish information to or participate in discussions and negotiations with any party making a competing proposal.

Termination of the Merger Agreement (page 70)

The merger agreement may be terminated prior to the effective time by the mutual written consent of the Company and Parent. Additionally, the merger agreement may be terminated by either the Company or Parent if:

•        the closing of the merger has not yet occurred by May 6, 2022 (or, under certain circumstances, August 6, 2022) (such date, as applicable, the “outside date”) and the party seeking to terminate the merger agreement has not breached any representation or warranty or failed to fulfill any covenant or agreement under the merger agreement that has been the principal cause of, or resulted in, the failure of the closing of the merger to occur on or before the outside date; or

•        a law is adopted that permanently makes the consummation of the merger illegal or otherwise permanently prohibits the merger, or if any final nonappealable judgment or order issued by any governmental entity having jurisdiction of any party permanently enjoins or prohibits Parent or the Company from consummating the merger, provided that the party seeking to terminate the merger agreement on this basis has not breached any representation and warranty or failed to fulfill any covenant under the merger agreement, where such breach was the principal cause of, or resulted in, such legal restraint.

See the section titled “The Merger Agreement — Termination of the Merger Agreement” for a discussion of these and other rights of each of Parent and the Company to terminate the merger agreement.

Termination Fees and Expenses (page 71)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, regardless of whether the merger is completed. However, under certain circumstances, the Company may be required to pay Parent Company a termination fee of $178,500,000 (the “Company termination fee”). See the section titled “The Merger Agreement — Termination Fees and Expenses” for a further discussion of the Company termination fee and allocation of expenses under the merger agreement.

Interests of Our Directors and Executive Officers in the Merger (page 46)

You should be aware that the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company stockholders generally. These interests are described in more detail in the section titled “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 46. The Board was aware of these interests and considered them, among other matters, in evaluating and unanimously approving the merger agreement. These interests may include the following, among others:

•        the accelerated vesting, cancellation and cash-out of outstanding equity and equity-based awards;

•        the amendment of cash-settled book value units to provide for target achievement and pro-rated payment upon certain qualifying terminations of employment;

•        the eligibility to receive a retention bonus upon the closing of the merger; and

•        the eligibility to receive certain severance benefits under the Company’s executive severance plan and the participation agreements thereunder.

Treatment of Outstanding Equity and Other Long-Term Awards (page 47)

Company RSAs and Company RSUs

Upon the effective time, each Company restricted stock award (“Company RSA”) and each vested and unvested Company restricted stock unit award (“Company RSU”) that is outstanding immediately prior to the effective time will be canceled in exchange for the right to receive an amount in cash equal to the product of (i) the total number of shares of Company common stock subject to such award immediately prior to the effective time multiplied by (ii) the merger consideration. Such amount will be paid through the surviving corporation’s payroll.

Company BVUs

The Company has awarded cash-settled book value units that have a value measured by reference to the change in the Company’s book value (the “Company BVUs”). While the Company BVUs are part of the Company’s overall long-term incentive compensation program, the Company BVUs do not constitute equity-based compensation arrangements of the Company.

In connection with its review of matters involving the merger, on August 5, 2021, the Compensation Committee of the Board approved an amendment of the Company BVUs to address their treatment in connection with the merger. With respect to Company BVUs held by employees who sign the approved form of amendment, (i) those Company BVUs that are outstanding immediately prior to the effective time of the merger (“Covered BVUs”) will continue to remain outstanding, and (ii) each holder of such Covered BVUs will remain eligible to receive an amount in cash (less applicable withholding taxes) equal to the target value of such Covered BVUs (such that the target compound annual growth rate (6.25%) will be deemed to be achieved with respect to such Covered BVUs) (the “BVU Consideration”). In addition, Covered BVUs provide that the holder of Covered BVUs will be entitled to a pro rata payment of the BVU Consideration in the event such holder’s employment is terminated without “cause” (as defined in the amendment for such Covered BVUs). Except as amended, the BVU Consideration under the Covered BVUs, will remain payable, if at all, in accordance with the current vesting and payment conditions that are currently applicable to the Company BVUs. Each holder of Covered BVUs will be given the opportunity to sign the above-described amendment. The Company BVUs held by any employee who does not sign an amendment will remain outstanding in accordance with their respective terms.

U.S. Federal Income Tax Consequences of the Merger (page 53)

The exchange of shares of Company common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder (as defined in the section titled “The Merger — U.S. Federal Income Tax Consequences of the Merger” beginning on page 53) will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in its shares of Company common stock.

For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section titled “The Merger — U.S. Federal Income Tax Consequences of the Merger” beginning on page 53.

Regulatory Approvals (page 55)

The closing of the merger is subject to the completion of certain governmental and regulatory clearance procedures, including the receipt of approvals or non-disapprovals from certain U.S. state insurance regulators in connection with the merger and early termination or expiration of the waiting period under the HSR Act. On September 3, 2021, Parent submitted acquisition of control applications (“Form A Filings”) to Texas, Missouri, New York, Louisiana and California state insurance regulators. The parties filed the required notifications with the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (“FTC”) on August 27, 2021, and the waiting period under the HSR Act is scheduled to expire on September 27, 2021, unless earlier terminated by the Antitrust Division or the FTC.

The parties are required under the merger agreement to make all of these governmental and regulatory filings and use reasonable best efforts to obtain any required regulatory approvals as promptly as reasonably practicable. The merger agreement provides that neither its terms nor this “reasonable best efforts” standard will require Parent or its affiliates to agree to or suffer any Burdensome Condition in order to obtain any of the required governmental approvals. For the definition and a further discussion of Burdensome Condition, see the section titled “The Merger Agreement — Efforts to Complete the Merger” beginning on page 63.

Financing (page 66)

Concurrently with the execution of the merger agreement, Parent and Merger Sub entered into certain agreements for equity financing and debt financing to facilitate Parent’s acquisition of the Company through the merger. The obtaining of equity and debt financing by Parent and Merger Sub is not, however, a condition to the merger, the closing, or Parent’s and Merger Sub’s obligations under the merger agreement, including payment of the aggregate merger consideration and other payments pursuant to the merger agreement.

Equity Financing

As a condition to the Company’s willingness to enter into the merger agreement, BAM and Parent executed and delivered a letter agreement, dated August 6, 2021 (the “equity commitment letter”), pursuant to which BAM committed to provide capital to Parent with an aggregate equity contribution equal to $5,106,688,000 for the purpose of funding a portion of the aggregate merger consideration. The equity commitment letter provides that the Company is a third party beneficiary of the rights granted to Parent under the equity commitment letter solely for the purpose of seeking specific performance of BAM’s obligation to fund the commitment thereunder, subject to conditions set forth in the equity commitment letter.

Debt Financing

Merger Sub entered into (i) a debt financing commitment letter, dated August 6, 2021 (the “term facility commitment letter”), with Bank of Montreal, BMO Capital Markets Corp. and Royal Bank of Canada (together, the “Commitment Parties”) and (ii) an agency fee letter, dated August 6, 2021, with Bank of Montreal and BMO Capital Markets Corp. (the “agency fee letter,” and together with the “term facility commitment letter,” the “debt commitment letter”). Pursuant to the debt commitment letter, and subject to the terms and conditions set forth therein, the Commitment Parties agreed to provide, for the benefit of Merger Sub (and upon consummation of the merger, the Company), as the borrower, a five-year term loan facility in the aggregate principal amount of $1,500,000,000 (the “term loan facility” and such financing, the “debt financing”) for the purpose of funding, in part, Parent’s acquisition of the Company through its merger with Merger Sub and the fees and expenses incurred in connection therewith.

For a further discussion of equity financing and debt financing in connection with the merger, see the section titled “The Merger Agreement — Financing” beginning on page 66.

Specific Performance (page 72)

The parties have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the parties have agreed that, in addition to any other remedy available to the parties under the merger agreement, each of the parties will be entitled to injunctions, specific performance or other equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. Parent, Merger Sub and the Company have agreed in the merger agreement, however, that the Company, its Subsidiaries, and their respective affiliates will not be permitted (i) to seek specific performance in respect of any person that has committed to providing financing in connection with the merger or (ii) to enforce specifically any of Merger Sub’s and its affiliates’ respective rights under the debt commitment letter or any other agreements relating to the debt financing. The Company is a third party beneficiary of the rights granted to Parent under the equity commitment letter solely for the purpose of seeking specific performance of BAM’s obligation to fund the commitment thereunder, subject to conditions set forth in the equity commitment letter.

Appraisal Rights (page 74 and Annex C)

Pursuant to Section 262 of the DGCL, our stockholders who hold Company common stock (other than the Consenting Stockholders, who are not entitled to appraisal rights) and who otherwise strictly comply with the procedures set forth in Section 262 of the DGCL have the right to dissent from the merger, and to seek appraisal of the fair value of their shares of Company common stock, as determined in accordance with Delaware law. The judicially determined fair value under Section 262 of the DGCL could be greater than, equal to or less than the $190.00 per share that our stockholders are entitled to receive in the merger. To exercise appraisal rights or preserve the right to do so, stockholders must follow the specific procedures set forth in Section 262 of the DGCL in a timely manner. Failure to strictly comply with these procedures will result in a loss of the right of appraisal rights. For a more complete discussion of these procedures, see the section titled “The Merger — Appraisal Rights” beginning on page 53 and the provisions of Delaware law that grant appraisal rights and govern such procedures attached as Annex C.

Market Price of Our Stock (page 73)

Company common stock is listed on the NASDAQ Global Select Market (the “NASDAQ”) under the trading symbol “ANAT.” The closing sale price of the shares of Company common stock on the NASDAQ on August 6, 2021, the last full trading day prior to the announcement of the merger, was $172.80 per share. The closing sale price of the Company common stock on the NASDAQ on May 10, 2021 was $122.56 per share, regarded by the Company as the last unaffected closing sale price prior to the announcement of the merger agreement, in light of the May 11, 2021 Reuters report that the Company was exploring strategic alternatives. On September 16, 2021, the most recent practicable date before the date of this information statement, the closing price for the shares of Company common stock on the NASDAQ was $189.96 per share.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address commonly asked questions as they pertain to the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the section titled “Summary Term Sheet” beginning on page 1 and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain information incorporated by reference in this information statement without charge by following the instructions in the section titled “Where You Can Find More Information” beginning on page 82.

Q:     What is the merger?

A:     The merger is the process by which Parent will acquire the Company pursuant to the terms of the merger agreement. Once the closing conditions under the merger agreement have been satisfied or waived, and subject to the other terms and conditions set forth in the merger agreement, Merger Sub will merge with and into the Company. As a result of the merger, the separate corporate existence of Merger Sub will cease, and the Company will be the surviving entity in the merger and will become an indirect, wholly-owned subsidiary of Parent.

Q:     What will I receive in the merger?

A:     If the merger is completed and you hold your shares of Company common stock as of the effective time, you will receive $190.00 in cash, without interest and less any applicable withholding taxes, for each share of Company common stock that you own, unless you properly demand appraisal of such shares in accordance with Section 262 of the DGCL and you do not waive, withdraw, or otherwise lose your rights to appraisal under Section 262 of the DGCL. For example, if you own 100 shares of Company common stock, you will receive $19,000 in cash in exchange for your shares of Company common stock, less any applicable withholding taxes. After the completion of the merger, you will not own shares in the surviving corporation.

Q:     When do you expect the merger to be completed?

A:     The merger is expected to close in the first half of 2022. However, the consummation of the merger is subject to regulatory approval in certain jurisdictions, including Texas, Missouri, New York, Louisiana and California, as well as other conditions set forth in the merger agreement, including antitrust clearance (or termination of the applicable waiting period) from the Antitrust Division or FTC. Accordingly, the Company cannot provide assurance the merger will be completed on the terms or timeline currently contemplated, or at all.

Q:     What happens if the merger is not completed?

A:     If the merger is not completed for any reason, the Company’s stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain a publicly traded company, and the shares of Company common stock will continue to be traded on the NASDAQ. Under specified circumstances, if the merger agreement is terminated, the Company may be required to pay Parent the Company termination fee.

Q:     What happens if a third party makes an offer to acquire the Company before the merger is completed?

A:     As a result of the execution and delivery of the Stockholder Written Consents following the execution of the merger agreement, the stockholder approval required to adopt and approve the merger agreement has been obtained, and no further approval or action of the stockholders of the Company is required to adopt and approve the merger agreement. Prior to the delivery of the Stockholder Written Consents by the Consenting Stockholders, under certain circumstances, if the Company had received an unsolicited competing proposal from a third party and the Board had determined that it constituted a superior proposal, the Board would have been permitted to terminate the merger agreement (a “fiduciary out” termination) provided that the Company paid to Parent the Company termination fee (as described in the sections titled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 70 and “The Merger Agreement — Termination Fees and Expenses” beginning on page 71). The Company, however, did not receive a superior proposal prior to the delivery of the Stockholder Written Consents (or even a competing proposal) and, at this time, the Company is no longer permitted to furnish information to participate in discussions and negotiations with any party making a competing proposal. As a result, a “fiduciary out” termination is no longer permitted under the terms of the merger agreement.

Q:     Why am I not being asked to vote on the merger?

A:     Applicable Delaware law and the merger agreement require the affirmative written consent or vote of stockholders holding a majority of the outstanding shares of Company common stock to adopt the merger agreement in order for the Company to effect the merger. There were 26,887,200 shares of Company common stock outstanding and entitled to give consent or vote in favor of the adoption of the merger agreement as of the time of execution of the merger agreement on August 6, 2021, and no additional shares of Company common stock have been issued since that date. The requisite stockholder approval was obtained following the execution of the merger agreement when the Stockholder Written Consents were delivered by the Consenting Stockholders, which collectively own shares of Company common stock constituting approximately 59.8% of the issued and outstanding shares of Company common stock as of that date. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:     Why did I receive this information statement?

A:     If you owned shares of Company common stock as of the date that the Stockholder Written Consents became effective, you are receiving this information statement because applicable laws and securities regulations require us to provide you with notice of the Stockholder Written Consents, as well as other information regarding the merger, even though your consent or vote is neither required nor requested to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, or complete the merger. If you owned shares of Company common stock as of the close of business on August 24, 2021 (and you are not among the persons who delivered consents to the Company following execution of the merger agreement and waived your appraisal rights thereby), this information statement also constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex C.

Q:     Did the Board approve and recommend the merger agreement?

A:     Yes. On August 6, 2021, the Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, (iii) approved the execution, delivery and performance of the merger agreement, subject to written consent or affirmative vote of holders of a majority of the outstanding shares of Company common stock to adopt of the merger agreement, and (iv) resolved to recommend the adoption of the merger agreement by the stockholders of the Company.

Q:     What happens if I sell or otherwise transfer my shares of Company common stock before completion of the merger?

A:     If you sell or otherwise transfer your shares of Company common stock, you will have transferred to the person that acquires your shares of Company common stock the right to receive the merger consideration and, to the extent you took steps to preserve your right to appraisal, lose your appraisal rights with respect to the transferred shares. To receive the merger consideration or exercise your appraisal rights, you must hold your shares of Company common stock as of the effective time.

Q:     Should I send in my Company common stock certificates now?

A:     No. You will be sent a letter of transmittal with related instructions by a paying agent after completion of the merger, describing how you may exchange your shares of Company common stock for the merger consideration. Please do NOT return your Company common stock certificate(s) to the Company. Holders of uncertificated shares of Company common stock (i.e., holders of book-entry shares) will, after submitting a properly completed letter of transmittal to the paying agent, automatically receive the merger consideration, without interest and less any applicable withholding taxes, without any further action required on the part of those holders.

Q:     Is the merger subject to the fulfillment of certain conditions?

A:     Yes. Before the merger can be completed, the Company, Parent and Merger Sub must fulfill or, if permissible, waive several closing conditions. If these conditions are not satisfied or waived, the merger will not be completed. See the section titled “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 69 for more information.

Q:     What is the market price of Company common stock?

A:     The closing sale price of the shares of Company common stock on September 16, 2021, the most recent practicable date before the date of this information statement, was $189.96 per share. You are encouraged to obtain current market quotations for shares of the Company common stock. See the section titled “Market Price of Our Stock” beginning on page 73.

Q:     Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of Company common stock?

A:     Yes. If you are a holder of Company common stock (and you are not among the persons who delivered consents to the Company following execution of the merger agreement, who are not entitled to appraisal rights), you have the right to seek appraisal under Delaware law in connection with the merger if you comply with the procedures set forth in Section 262 of the DGCL, which are described in this information statement in the section titled “The Merger — Appraisal Rights” beginning on page 53.

Q:     What effect will the merger have on the Company?

A:     If the merger is completed, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving entity, which will become an indirect, wholly-owned subsidiary of Parent. Following the consummation of the merger, the Company common stock will be delisted and will no longer be traded on the NASDAQ or any other public market and the registration of the Company common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated. Upon the consummation of the merger, the Company’s certificate of incorporation will be amended and restated to update the registered office and total number of authorized shares of the Company and delete certain other provisions in connection with the Company’s no longer being publicly traded or registered under the Exchange Act.

Q:     What are the U.S. federal income tax consequences of exchanging my shares of Company common stock for cash pursuant to the merger?

A:     Your exchange of shares of Company common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in its shares of Company common stock. You are urged to consult your own tax advisor regarding the tax consequences to you of exchanging your shares of Company common stock for cash pursuant to the merger in light of your own particular circumstances. See the section titled “The Merger — U.S. Federal Income Tax Consequences of the Merger” beginning on page 53 for more information.

Q:     Do any of the Company’s directors or executive officers have interests in the merger that may differ from those of Company stockholders generally?

A:     You should be aware that the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company stockholders generally. These interests are described in more detail in the section titled “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 46. The Board was aware of these interests and considered them, among other matters, in evaluating and unanimously approving the merger agreement.

Q:     Where can I find more information about the Company?

A:     We file periodic reports and other information with the U.S. Securities and Exchange Commission (the “SEC”). You may access this information on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to the section titled “Where You Can Find More Information” beginning on page 82.

Q:     Who can help answer my other questions?

A:     The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this information statement. We urge you to carefully read this entire information statement, including the documents we refer to in this information statement. If you have any questions, or need additional material, please feel free to contact Brody Merrill at (409) 766 6826 or by email at Brody.Merrill@AmericanNational.com. If your broker holds your shares, you should call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement and the other documents referenced herein may contain or incorporate by reference information that includes or is based upon forward-looking statements (including “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995) with respect to the merger, the financial condition, results of operations and business of the Company, and certain plans and objectives of the Board.

Forward-looking statements generally are indicated by words such as “expects,” “estimates,” “intends,” “anticipates,” “plans,” “goal,” “believes,” “estimates,” “will,” “should,” “would,” “could,” “seek,” “continue,” or words of similar meaning, and include, without limitation, statements regarding the outlook of our business and expected financial performance, and statements relating to the COVID-19 pandemic and its effects on the Company. These forward-looking statements are subject to changes and uncertainties that are, in many instances, beyond our control and have been made based upon our assumptions, expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations, that the effect of future developments on us will be as anticipated, or that our risk management policies and procedures will be effective, particularly given the uncertainty relating to the COVID-19 pandemic. We do not make public specific projections relating to future earnings, and we do not endorse any projections regarding future performance made by others. Additionally, we do not publicly update or revise forward-looking statements based on the outcome of various foreseeable or unforeseeable events. Forward-looking statements are not guarantees of future performance and involve various risks and uncertainties. Although the Company believes the expectations contained in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. There are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including without limitation risks, uncertainties and other factors discussed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 4, 2021 and elsewhere in this information statement. All statements other than statements of historical or current facts included in this information statement are forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those in the forward-looking statements include, but are not limited to those summarized below:

•        conditions to the closing of the merger may not be satisfied;

•        regulatory approvals required for the closing of the merger may not be obtained, or required regulatory approvals may delay the merger or result in the imposition of conditions that could have a material adverse effect on the Company or Parent or cause certain conditions to closing not to be satisfied, which could result in the termination of the merger agreement;

•        the timing of completion of the merger is uncertain;

•        the business of the Company or Parent could suffer as a result of uncertainty surrounding the merger;

•        events, changes or other circumstances could occur that could give rise to the termination of the merger agreement;

•        there are risks related to disruption of management’s attention to the ongoing business operations of the Company or Parent due to the pending merger;

•        the announcement or pendency of the merger could affect the relationships of the Company or Parent with their clients, operating results and business generally, including on our ability to retain employees;

•        the outcome of any legal proceedings initiated against the Company or Parent following the announcement of the merger could adversely affect the Company or Parent, including their ability to consummate the merger;

•        the Company or Parent may be adversely affected by other economic, business, and/or competitive factors as well as management’s response to any of the aforementioned factors; and

•        other risks detailed in our filings with the SEC, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2020. See the section titled “Where You Can Find More Information” beginning on page 82.

All forward-looking statements described herein are qualified by these cautionary statements, and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The foregoing review of important factors related to the pending merger should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Parent’s Registration Statement on Form F-1 and the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K and other documents of the Company and Parent on file with the SEC. Neither the Company nor Parent undertakes any obligation to update, correct or otherwise revise any forward-looking statements. All subsequent written and oral forward-looking statements attributable to the Company or Parent and/or any person acting on behalf of either of them are expressly qualified in their entirety by this paragraph. The information contained on any websites referenced in this information statement or the Company’s Forms 10-K and Forms 10-Q is not incorporated by reference into this information statement.

THE PARTIES TO THE MERGER AGREEMENT

The Company

American National Group, Inc.

One Moody Plaza, 18th Floor

Galveston, Texas 77550

Attention:        Brody Merrill

E-mail:            Brody.Merrill@AmericanNational.com

The Company, incorporated in the State of Delaware, is the parent company of the American National companies, which include American National Insurance Company and its insurance affiliates. American National Insurance Company was founded in 1905 and is headquartered in Galveston, Texas. American National offers a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness and certain commercial exposures. The American National companies operate in all 50 states. Additional information regarding the Company is contained in our filings with the SEC, copies of which may be obtained without charge by following the instructions in the section titled “Where You Can Find More Information” beginning on page 82.

Shares of Company common stock trade on the NASDAQ under the symbol “ANAT.”

Parent

Brookfield Asset Management Reinsurance Partners Ltd.

Wellesley House South, 2nd Floor

90 Pitts Bay Road

Pembroke

Bermuda HM 08

Attention:        Anna Knapman-Scott and Lyndsay Hatlelid

Email:             anna.knapmanscott@brookfield.com and lyndsay.hatlelid@brookfield.com

Parent, an exempted company limited by shares existing under the laws of Bermuda, operates a leading reinsurance business focused on providing capital-based and annuity solutions for insurance and reinsurance companies, and pension risk transfer products for pension plan sponsors. Each class A exchangeable share of Parent is exchangeable on a one-for-one basis with a class A limited voting share of BAM. The class A exchangeable limited voting shares of Parent are traded on the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (the “TSX”) under the symbol “BAMR.” Class A limited voting shares of BAM are traded on the NYSE under the symbol “BAM” and the TSX under the symbol “BAM.A.”

Merger Sub

Freestone Merger Sub Inc.

250 Vesey Street, 15th Floor

New York, New York 10281

Attention:        Lyndsay Hatlelid

Email:              lyndsay.hatlelid@brookfield.com

Merger Sub is a Delaware corporation that is an indirect wholly-owned subsidiary of Parent. Merger Sub was formed specifically for the merger and conducts no other business. At the closing of the merger, Merger Sub will be merged with and into the Company, with the Company surviving.

THE MERGER

Background of the Merger

The following chronology summarizes the communications and events that led to the signing of the merger agreement. This chronology is not, and does not purport to be, a catalogue of every interaction among the Company and any applicable parties.

American National was founded in 1905 by William L. Moody, Jr. During its 116-year history, it has grown into a multi-line insurer, with core business segments in life insurance, annuities, and property and casualty insurance. Mr. Moody’s descendants have served in leadership roles with American National throughout its history, including Mr. Moody’s grandson, Robert L. Moody, Sr., who served as chief executive officer from 1991 to 2015 and chairman of the board from 1982 to 2015. Ross R. Moody, who is Robert Moody, Sr.’s son, currently serves as non-executive chairman of the board, but has been a director of American National only since 2016 and has never been a management employee of American National. Frances A. Moody-Dahlberg, who is Robert Moody, Sr.’s daughter, has served as a director of American National since 1987, but has never been a management employee of American National.

Approximately 22.8% of the outstanding Company common stock is owned by The Moody Foundation, a charitable trust classified as a private foundation established in 1942 by William L. Moody, Jr. and his wife, Libbie Shearn Moody, for charitable and educational purposes. Approximately 37% of the outstanding Company common stock is owned by the Libbie Shearn Moody Trust (also known as Trust 57), a split-interest trust with both charitable and non-charitable beneficiaries.

The trustees of The Moody Foundation are Frances Moody-Dahlberg, Ross Moody, and Elizabeth L. Moody, who is Ross Moody’s daughter. Moody National Bank is the trustee of Trust 57. Under the terms of Trust 57, that trust will terminate upon the death of Robert L. Moody, Sr. When that termination occurs, approximately 79% of the shares of Company common stock held by Trust 57 will be distributed to The Moody Foundation or its assignee. The Moody Foundation has informed the Company that it has assigned a portion of its residual interest in Trust 57 to Moody Medical Research Institute, which is a charity founded in 2018 to support transformational medical research (“MMRI”). The Board of Directors of MMRI consists of Ross Moody, Frances Moody-Dahlberg and Elizabeth Moody.

In November 2020, Ross Moody informed E.J. Pederson, one of the Company’s independent directors, that The Moody Foundation was interested in selling its shares of Company common stock. Mr. Moody and Mr. Pederson continued the discussion in a meeting in December 2020 and in subsequent phone calls after that meeting. During the course of those discussions, Mr. Moody discussed the concentration of The Moody Foundation’s investment portfolio represented by shares of Company common stock. He also pointed to the diminishing role that his generation of the Moody family played in the leadership of the Company and stated that it was quite likely that the next generation — the grandchildren of Robert L. Moody, Sr. and the great-great-grandchildren of William L. Moody, Jr. and Libbie Shearn Moody — would play an even smaller role, if any.

During these conversations with Mr. Pederson, Mr. Moody indicated a preference for including the shares held by all stockholders in a sale of the Company, as opposed to The Moody Foundation participating in a secondary public offering or a private sales process. Mr. Pederson encouraged Mr. Moody to share The Moody Foundation’s preference to sell shares with the rest of the Board and with senior management of the Company.

During the course of those phone calls, Mr. Moody and Mr. Pederson discussed the potential for the establishment of an ad hoc transaction committee of the Board, consisting of independent members of the Board. The purpose of that committee would be to evaluate the Company’s strategic alternatives on behalf of the Board, given the significant amount of director time and effort required for such a process. Mr. Moody told Mr. Pederson that Mr. Pederson would be an ideal choice to chair that committee. Mr. Pederson later suggested that James Payne and William Ansell, both also independent directors of the Company, would be good additions to the ad hoc transaction committee. During the week prior to the Board’s regular meeting scheduled for February 25, 2021, Mr. Moody called Mr. Payne and Mr. Ansell separately, advising them that they had been recommended to serve on an ad hoc transaction committee and of The Moody Foundation’s interest in selling its shares of Company common stock.

On February 24, 2021, the day before the regularly scheduled Board meeting, Ross Moody met with James Pozzi, the Company’s Chief Executive Officer and President, Irwin “Buddy” Herz, Jr., a director of the Company, and Mr. Pederson at the Company’s offices to discuss The Moody Foundation’s desire to sell its shares of Company common stock. In addition to his role as a director, Mr. Herz is a partner at Greer, Herz & Adams LLP, the Company’s outside general counsel (“Greer Herz”). Mr. Moody explained that he would be sharing this information with the entire Board at the following day’s meeting, and that he would be recommending that the Board form an ad hoc transaction committee to explore the Company’s strategic alternatives given The Moody Foundation’s stated intent to sell its shares of Company common stock. The participants then discussed that Mr. Pederson would be the recommended chair of that committee and Mr. Pederson’s recommendation that Mr. Ansell and Mr. Payne serve on the committee with him. During the course of this conversation, Messrs. Pozzi, Moody, Herz and Pederson called Gregory Garrison, a corporate partner at Greer Herz, to ask him to draft resolutions for the Board’s consideration to establish an ad hoc transaction committee and authorize such committee to explore and evaluate the Company’s strategic opportunities.

On February 25, 2021, the Company held its regularly scheduled Board meeting in person, with certain members joining telephonically. In attendance, in addition to the Board and the Company’s advisory directors, were Mr. Garrison and Andrew Mytelka, a partner with Greer Herz. At the conclusion of the regular business of the meeting, all of the participants in the meeting except for the directors, advisory directors and the representatives of Greer Herz left the meeting. At that point, Mr. Moody addressed the rest of the directors, speaking (as he noted to them) in his capacity as a trustee at The Moody Foundation. He explained that The Moody Foundation wanted to sell its shares of Company common stock, primarily because of the risk to a charitable organization like The Moody Foundation of having such a large percentage of its assets concentrated in the Company’s common stock. He also noted that The Moody Foundation’s attorneys had contacted Moody National Bank, in its capacity as trustee of Trust 57, and that Moody National Bank had confirmed that it had similar concerns.

Mr. Moody went on to explain that The Moody Foundation believed that the best path forward — instead of one or more sales by The Moody Foundation on its own — would be for the Board to explore strategic alternatives for the sale of the Company and for the Board to form an ad hoc transaction committee to oversee the process. The purposes of such a Company sale would be to maximize the value of the enterprise for all stockholders, particularly given Trust 57’s concerns and The Moody Foundation’s significant holdings. The Board discussed this development and then, as a result of such deliberation and in light of The Moody Foundation’s desire to sell, the Board approved the resolutions establishing an ad hoc transaction committee, with Mr. Pederson as its chair, and Messrs. Payne and Ansell constituting its other members, referred to as the “Transaction Committee.” The Transaction Committee was tasked with exploring and evaluating the Company’s strategic alternatives on the Board’s behalf, with the goal of maximizing value for all stockholders. The Transaction Committee was given authority to interview and retain legal counsel and financial advisors, to determine the best process for maximizing stockholder value, and to negotiate any transaction documents. However, the Transaction Committee was not authorized to approve the final definitive agreements providing for a transaction. That authority was reserved exclusively to the Board.

On February 27, 2021, the Transaction Committee held an in-person meeting at Mr. Pederson’s residence. In attendance, in addition to the Transaction Committee, was Mr. Garrison. At the meeting, the Transaction Committee discussed the undertaking of a process to assist the Board in evaluating the Company’s strategic alternatives. The Transaction Committee agreed to interview and retain outside counsel to assist the Company with the strategic review process.

On March 2 and March 3, 2021, the Transaction Committee interviewed three law firms, one of which had represented the Company in connection with the holding company reorganization in 2020, one of which was recommended to the Transaction Committee by Ross Moody, and Sidley Austin LLP (“Sidley”), which was working with Mr. Garrison on a potential reinsurance transaction for the Company. On March 3, 2021, after the interviews had concluded, the Transaction Committee engaged Sidley as the Company’s legal counsel for purposes of the Company’s strategic review process.

On March 5, 2021, the Transaction Committee held an in-person meeting. In attendance, in addition to the Transaction Committee, were Mr. Garrison and representatives of Sidley (who attended both in person and telephonically). At the meeting, the Transaction Committee and legal counsel discussed the next steps for the Company’s strategic review process, and Sidley discussed with the Transaction Committee the directors’ and the Transaction Committee’s fiduciary duties with respect to that process. They also discussed any potential conflicts that could arise during the course of the strategic process that the Transaction Committee may have to resolve and the appropriate steps that the Transaction Committee may need to take should a conflict of interest arise during the Transaction Committee’s consideration of the Company’s strategic alternatives. The Transaction Committee concluded, upon the input of Sidley and based upon the information disclosed at that meeting, that the members of the Transaction Committee had no conflicts with respect to a review of the Company’s strategic alternatives and that their interests were aligned with those of the Company’s stockholders. In connection with a discussion among the directors and legal counsel regarding next steps in the strategic review process, Sidley recommended several potential financial advisors for consideration by the Transaction Committee, including Citi. At the conclusion of the meeting, the Transaction Committee directed Sidley to arrange interviews for the Transaction Committee with those investment banking firms. The Transaction Committee also expressed concern about retaining key employees as they became aware of the strategic review — either because of a leak or because they were asked to help the Transaction Committee and senior management prepare for and conduct the strategic review. The Transaction Committee directed Sidley to make a presentation to the committee on that topic as soon as possible. Finally, for confidentiality purposes, the Transaction Committee decided to give the strategic review the code name “Project Freestone.” The Transaction Committee later added an additional investment banking firm that had been recommended by Ross Moody to the list of potential financial advisors to interview.

On March 9, 2021, the Transaction Committee held an in-person meeting. In attendance, in addition to the Transaction Committee, were Mr. Garrison and representatives of Sidley (who attended telephonically). At the meeting, the Transaction Committee discussed various employee retention matters in light of the Company’s strategic review and the Transaction Committee’s upcoming financial advisor meetings. The Transaction Committee directed Sidley to prepare retention agreements that could be entered into with key non-executive employees whose assistance would be key to the strategic review process and a term sheet for an executive severance program.

In 2020, American National completed a reorganization, whereby American National Insurance Company, a Texas insurance company (“ANICO”), became a wholly-owned subsidiary of the Company, and the Company replaced ANICO as the SEC public filer for the organization. In connection with that reorganization, the organizational documents of the newly-reorganized Company did not prohibit non-unanimous action by written consent of the Company’s stockholders, which, under Delaware law — unlike in Texas — meant that action by the holders of only a majority of the outstanding shares of Company common stock would have the same legal effect as a vote at a duly called stockholder meeting. Because ANICO (the former holding company) is a Texas corporation, silence in its charter on this subject meant that action by non-unanimous written consent was not permitted. As a result, in early March 2021, in light of the concentration of the Company’s share holdings and the Company’s organizational documents, Sidley informed the Transaction Committee that it was likely that any potential counterparty to a transaction with the Company would require Company stockholders holding at least a majority of the Company’s common stock (likely The Moody Foundation and Trust 57, given their aggregate holdings) to enter into stockholder written consents or, at the very least, voting and support agreements in support of any such transaction. Therefore, after discussions with the Transaction Committee, on March 12, 2021, representatives from Sidley, Mr. Garrison and a representative of Baker Botts LLP (“Baker Botts”), counsel to the trustee of Trust 57, had a discussion regarding the impact, if any, of Trust 57’s trust documentation on a potential strategic transaction. The representative from Baker Botts reminded Mr. Garrison and the others on the call that the trustee of Trust 57 had its own fiduciary duties and that Trust 57 would need to review any strategic transaction in light of those separate fiduciary duties.

On March 16, 2021, the Transaction Committee held a telephonic meeting. In attendance, in addition to the Transaction Committee, were Mr. Garrison and representatives of Sidley. At the meeting, the Transaction Committee discussed with legal counsel the upcoming financial advisor interviews and the strategic review process. Sidley again discussed with the Transaction Committee its fiduciary duties with respect to that process. The Transaction Committee also discussed with counsel that it was important for the Transaction Committee to remain open to evaluating different transaction structures in connection with its exploration of strategic alternatives, even if those transaction structures were not the preferred structure of its significant stockholders. To that end, it was the consensus of the Transaction Committee that, regardless of transaction structure, all stockholders must be treated proportionately and receive the same consideration or mix of consideration. The Transaction Committee agreed that an all-cash transaction would be preferable, but that the committee would not impose limits on the form of consideration potential bidders could offer. The Transaction Committee members were advised by Sidley that they could take into account the potential increases in U.S. federal income taxes and/or the elimination of a separate tax rate for capital gains transactions of certain noncorporate taxpayers that could potentially go into effect for 2022 and the impact of those changes on the Company’s stockholders, when evaluating the Company’s strategic alternatives.

On March 17, 18 and 19, 2021, the Transaction Committee interviewed the potential financial advisors, including Citi, in person in Galveston, Texas (with some investment bank representatives participating by phone). In its discussions with Sidley after the conclusions of those interviews, the Transaction Committee agreed that some of the alternative deal structures discussed by the investment banking firms during those interviews — particularly those that would not result in a liquidity event for all stockholders — might not achieve the Board’s goals of maximizing stockholder value in light of a potential sale by The Moody Foundation and other significant stockholders. After considering several of those alternatives, the Committee agreed that a sale of the Company was likely the best way to achieve those goals, but agreed to remain open to other alternatives. Between March 21, 2021 and March 24, 2021, the Transaction Committee received final financial advisor fee proposals from each of the investment banking firms. After reviewing those proposals and taking into account each firm’s interview, the Transaction Committee selected Citi to serve as the Company’s financial advisor in connection with the strategic review, based on, among other things, Citi’s industry knowledge, reputation, the team that Citi indicated would lead the review and Citi’s competitive financial proposal. The Company subsequently engaged Citi as the Company’s financial advisor.

On March 25, 2021, the Transaction Committee had a telephonic discussion with representatives from Citi regarding the Company’s strategic review process. Mr. Garrison and representatives from Sidley participated in that discussion as well. Citi noted that the U.S. insurance M&A market was very active, with quite a bit of prospective buyer interest and suggested that the Company conduct a broad, two-stage market check process, with outreach to both financial and strategic potential buyers. Citi explained that the Company’s multi-line structure presented a unique challenge in the current market, as many multi-line insurers had already been separated into single-line insurers that specialize in either life or non-life business lines. In an effort to accommodate buyers that were interested only in portions of the Company’s business, Citi suggested that the Transaction Committee permit bidders to bid for the Company on a whole company basis, as well as for its segments (i.e., either the Company’s life, annuity and health business or property and casualty business), with the goal of eventually “pairing up” any partial company bidders into buyer consortiums that could effectively purchase the entire Company. The Transaction Committee and the Company’s advisors discussed the importance of achieving a whole-company result (including through a potential consortium) to maximize value for the Company’s stockholders. The Transaction Committee and the Company’s advisors also discussed the preparation that the Company would need to undertake to launch a process, including obtaining an independent actuarial analysis of the Company’s life, annuity and health business, which would be expected by many buyers and was an industry standard in life and annuity sale processes. After discussing potential third-party actuarial appraisal firms with the Company’s advisors, the Transaction Committee authorized the Company to engage Milliman Inc. (“Milliman”) to perform this actuarial analysis (such analysis, the “Milliman analysis”). The Company subsequently entered into an engagement letter with Milliman in early April 2021.

As part of the March 25, 2021 discussion, it was the consensus of the Transaction Committee that, in light of the potential capital gains tax changes, it would be preferable if the process could be structured to increase the likelihood of closing a transaction in 2021, especially since that would benefit certain Company stockholders that are not tax-exempt. Even so, the Transaction Committee agreed that the process needed to be a thorough process designed to maximize value for all Company stockholders.

Starting in the middle of March 2021, the Transaction Committee began having conversations with Company senior management regarding the process, and, specifically, identifying those key employees of the Company whose assistance would be needed throughout the process and whose retention was important to maintaining the value of the enterprise. As a result of those conversations, senior management began bringing certain employees up to speed on the process and entering into confidentiality agreements and/or retention agreements with such employees. This continued throughout the process, with management submitting any new employees and their suggested retention and/or confidentiality arrangements, as applicable, to the Transaction Committee for sign-off. No named executive officers were eligible to sign a retention bonus agreement with the Company. For a description of the retention bonus agreements, please see “Interests of Our Directors and Executive Officers in the Merger — Retention Bonus Agreements.”

On March 27, 2021, the Transaction Committee held a telephonic meeting. In attendance, in addition to the Transaction Committee, were Mr. Garrison and representatives of Sidley. At the meeting, the Transaction Committee and its legal advisors discussed the status of the review of the Company’s strategic alternatives. The Transaction Committee also finalized, with counsel, the form of non-executive retention bonus agreements to be entered into with key employees as the Company began preparing for the process.

Between March 30 and April 6, 2021, Company management met, together with Citi (and in some cases, representatives of Greer Herz and Sidley), to discuss the Company’s marketing materials for the process.

On April 8, 2021, the Board held an in-person special meeting. In attendance, in addition to the Board, were Mr. Garrison, the Company’s advisory directors, and representatives from Sidley. At the meeting, the members of the Transaction Committee gave the Board an update on the process, including the engagement of Sidley and Citi as the Company’s legal and financial advisors, respectively, the work undertaken to date by Company management on marketing materials and the finalization and execution of retention bonus agreements with certain executive officers and other key employees, but excluding any named executive officers. The Transaction Committee also noted that it would likely recommend an executive severance plan for consideration in order to retain key executive officers, including certain named executive officers. The Transaction Committee also discussed process timing with the Board, noting the importance of the finalization of the Milliman analysis to overall timing. Sidley then updated the Board as to its fiduciary duties with respect to the review of strategic alternatives and the Board discussed its fiduciary duties and the strategic review process at length. The Transaction Committee informed the Board that, given The Moody Foundation’s desire to sell its shares, the “base case” assumption with respect to the process was that the entire Company would be sold in order to maximize value for all of the Company’s stockholders.

On April 12, 2021, the Transaction Committee held a telephonic meeting. In attendance, in addition to the Transaction Committee, were Mr. Garrison and representatives of Sidley. At the meeting, the Transaction Committee expressed concern about the Company’s ability to retain certain of the Company’s named executive officers, since named executive officers were not eligible to receive retention bonus agreements. The Transaction Committee and legal counsel discussed the fact that the Company did not have an executive severance plan. As a result, the Transaction Committee directed Sidley to draft a potential executive severance plan and discussed the potential terms of that plan. Mr. Garrison and representatives of Sidley discussed with the Transaction Committee that, if the Transaction Committee determined that such a plan was advisable, then the executive severance plan would need to be recommended by the Compensation Committee to the Board and then approved by the Board.

Beginning in April 2021 and concluding upon the delivery of the final Milliman analysis in July 2021, Company management and the Company’s advisors had several discussions with Milliman regarding the Milliman analysis, including the information needed for the analysis and the timing thereof. It became clear early in the Company’s process that much of the process timing depended on the delivery of the completed Milliman analysis to potential bidders.

On April 18, 2021, the Transaction Committee held a telephonic meeting. In attendance, in addition to the Transaction Committee, were Mr. Garrison and representatives of Sidley. Prior to the meeting, representatives of Sidley had circulated a draft executive severance plan to the Transaction Committee for review. At the meeting, the Transaction Committee approved proposing the executive severance plan and initial severance plan participants to the Compensation Committee for approval.

On April 20, 2021, the Compensation Committee met telephonically, with Mr. Garrison and representatives from Sidley in attendance. In addition, Mr. Pozzi and Timothy A. Walsh (then Executive Vice President and Chief Financial Officer of the Company) participated at the beginning of the meeting, but excused themselves before the Compensation Committee began its deliberations regarding specific severance benefits for any particular executive described below. At that meeting, the Compensation Committee approved the executive severance plan and recommended that the Board approve the executive severance plan. Subject to that Board approval, the Compensation Committee also approved Mr. Pozzi, Mr. Walsh and Brody J. Merrill as the initial severance plan participants. At the time of the meeting, Mr. Merrill served as Senior Vice President and Deputy Chief Financial Officer of the Company. However, Mr. Walsh’s appointment as Chief Operating Officer of the Company was on the agenda for the upcoming regular Board meeting scheduled for April 22, 2021, as was Mr. Merrill’s appointment as Chief Financial Officer to fill the position left open by Mr. Walsh’s promotion.

On April 21, 2021, the Board held an in-person special meeting. In attendance, in addition to the Board, were Mr. Garrison, the Company’s advisory directors and representatives from Sidley (who attended both in person and telephonically). At the meeting, after discussion and deliberation, the Board approved the executive severance plan recommended by the Compensation Committee. The Board also approved the compensation for the members of the Transaction Committee, which consisted of a fixed fee, none of which was contingent upon the consummation of a transaction. For a description of the Transaction Committee’s compensation, see “The Merger — Interests of Our Directors and Executive Officers in the Merger — Compensation of the Transaction Committee.”

Also on April 21, 2021, the Transaction Committee had a telephonic discussion with Mr. Garrison and representatives from Sidley, where they discussed the delay in the anticipated timing of the completion of the Milliman analysis and the impact of that timing on the process.

On April 22, 2021, at a regularly scheduled meeting of the Board, the Board appointed (i) Mr. Walsh as Executive Vice President and Chief Operating Officer of the Company and (ii) Mr. Merrill as Senior Vice President and Chief Financial Officer.

On April 24, 2021, the Transaction Committee had a telephonic discussion with Mr. Garrison and representatives from Citi and Sidley focused on, with input from Citi, the potential bidders to be invited into the process and the process timeline. Given the number of potential bidders that Citi suggested be contacted, the Transaction Committee and the Company’s advisors also discussed potential leak response strategies.

Between April 30, 2021 and May 27, 2021, 60 potential counterparties, including 42 strategic parties and 18 financial sponsors, including Parent, were contacted to gauge their interest in making a proposal to acquire all or a portion of the Company. Of those parties contacted, 35 potential counterparties ultimately executed confidentiality agreements with the Company and were sent marketing materials.

On May 8, 2021, the Transaction Committee held an in-person meeting. In attendance, in addition to the Transaction Committee, were Mr. Garrison and representatives of Sidley and Citi (who attended both in-person and telephonically). At the meeting, the Transaction Committee discussed the current status of the process, including additional parties that had proactively reached out for information on the Company and some of the challenges that had been identified with respect to the Company’s process, including that, in the current insurance M&A market, parties generally were more interested in acquiring life and annuity insurance businesses than property and casualty businesses. The Company’s multi-line structure presented a challenge in this respect, as many bidders were interested only in a portion of its business. They also discussed the impact on the process of the Company’s substantial equity portfolio — in particular, whether potential bidders were likely to discount the Company’s excess capital. The Transaction Committee and the advisors discussed that the equity portfolio came with a certain amount of market and potential tax risk (upon liquidation) that potential bidders would likely factor into their price. In light of how broad the outreach to potential counterparties had been, there was increasing concern about a potential leak. As a result, the Transaction Committee also discussed the formation of the Company’s leak response team, which was created by the Transaction Committee to include key members of senior Company management, the members of the Transaction Committee, representatives of Sidley, and representatives of Citi.

On May 11, 2021, Reuters issued a report that the Company was exploring strategic alternatives that could include a sale of the Company and had retained an investment bank for that purpose. The Reuters report was, in turn, reported on by industry-specific and general media outlets, at least one of which named Citi as the investment bank that was rumored to have been retained. The Transaction Committee met that same day with representatives from Sidley to discuss the potential impact of the leak on the Company’s process and the Company’s response to questions from various constituencies regarding the leak. Additionally, on that same day, the Company’s leak response team met to discuss the Company’s response strategy. Consistent with the Company’s “no comment” policy, the Company responded to the resulting media inquiries that the Company did not comment on rumors or speculation, and issued a statement to its employees with the same message. The Company also had confidential conversations with certain insurance regulators and ratings agencies that had made inquiries based on the report, informing them that the Company was exploring strategic alternatives, but that no decision had been made at that time to sell the Company.

Following the May 11, 2021 news leak regarding the Company’s strategic review process, ten inbound inquiries were received from parties interested in participating in the strategic review process. Only two of those parties eventually submitted a first-round proposal, and only one of those parties submitted a second-round bid. However, that second-round bid was non-conforming.

On May 17, 2021, a first-round process letter was sent to those potential bidders that had previously signed confidentiality agreements with the Company. The letter advised those process participants that preliminary proposals were due on June 7, 2021. The first-round process letter made clear that bidders could submit proposals regarding (i) an acquisition of the Company’s entire business or (ii) an acquisition of the Company’s life, annuity and health business or property and casualty business. Also, even though the Company expressed a strong preference for cash consideration in the process letter, the potential bidders were also permitted to propose consideration in the form of highly-liquid, publicly-traded stock.

Between May 21, 2021 and May 25, 2021, members of Company senior management, with representatives of Citi in attendance, conducted virtual “fireside chat” meetings with three potential strategic bidders, including Bidder A, that were believed to have an interest in the Company’s property and casualty operations.

On May 22, 2021, the Transaction Committee held a telephonic meeting. In attendance, in addition to the Transaction Committee, were Mr. Garrison and representatives from Sidley and Citi. At the meeting, Citi provided the Transaction Committee with a process update and noted that Company management, with Citi’s and Sidley’s assistance, was working on populating the virtual data room and preparing for management presentations. Sidley then gave an update on the status of the draft merger agreement to be posted in the virtual data room for the next round in the process.

On May 28, 2021, the Transaction Committee held a telephonic meeting. In attendance, in addition to the Transaction Committee, were Mr. Garrison and representatives from Sidley and Citi. At the meeting, Citi gave the Transaction Committee a process update, including feedback from potential bidders on the “fireside chats.” Citi noted that the universe of potential property and casualty bidders was relatively narrow, particularly when compared to the interest expressed in the Company’s life, annuity and health business. The Transaction Committee then discussed with the Company’s advisors the engagement of an accounting firm to perform a separation analysis on the Company, for bidders that were proposing to acquire only the life, annuity and health business or only the property and casualty business. The Company’s advisors noted that this analysis might help potential consortium bidders better understand how the Company’s business lines could be split, particularly from a distribution channels standpoint. After interviewing KPMG LLP (“KPMG”) and another accounting firm in early June 2021, the Company retained KPMG on June 11, 2021 to assist with the separation analysis.

On June 4, 2021 the Transaction Committee held a telephonic meeting. In attendance, in addition to the Transaction Committee, were Mr. Garrison and representatives from Sidley and Citi. At the meeting Sidley gave the Transaction Committee an update on the Biden administration’s tax proposals, including proposed changes to corporate tax rates (and how that could impact the Company and deal value), changes to capital gains rates on certain noncorporate taxpayers and changes on taxes of multinational groups. Citi then gave the Transaction Committee a process update, including an update on the relative participation levels of each of the first-round participants and an update on KPMG’s preparation of its separation analysis.

Between June 7, 2021 (the first-round preliminary proposals due date) and June 8, 2021, the Company received 16 indications of interest, consisting of six whole company bids, six life, annuity and health-only bids, two non-conforming reinsurance bids and two property and casualty-only bids. Of the parties that submitted first-round proposals, ten were strategic parties and six were financial sponsors. Parent’s first-round bid stated that even though it was submitting a life, annuity and health-only bid, it was interested in evaluating the Company’s property and casualty business as a platform investment as well.

On June 9, 2021, the Transaction Committee held a telephonic meeting. In attendance, in addition to the Transaction Committee, were Mr. Garrison and representatives from Sidley and Citi. At the meeting, Citi provided an overview of the preliminary proposals received in connection with the conclusion of the first round of the process and input regarding certain aspects of the first-round proposals that the Transaction Committee might wish to consider when determining which bidders to advance into the second round of the process. After discussing the terms of the preliminary proposals with Mr. Garrison, Sidley and Citi, the Transaction Committee adjourned to deliberate on next steps and review the applicable materials. The Transaction Committee met again later that same day with Mr. Garrison and representatives from Sidley to further discuss the next steps in the process and instructed Sidley and Mr. Garrison to coordinate with Citi with respect to inviting selected potential bidders to the second round of the process.

Between June 10 and June 11, 2021, at the direction of the Transaction Committee, Citi invited selected bidders into the second round of the process, consisting of four whole company bidders (including Bidder A, Bidder B and Bidder D), two property and casualty-only bidders (including Bidder C) and two life, annuity and health-only bidders (including Parent, which had indicated in its proposal that it might possibly evaluate making a whole company bid in the second round of the process, and Bidder E). During the conversation between Citi and Parent in which Parent was invited into the second round, Parent was encouraged to consider making a whole company bid and Parent requested a whole company management presentation in order to keep that possibility open. The bidders that were advanced to the second round included the bidder that made the highest whole company first-round bid. On June 11, 2021, those bidders that advanced to the second round received access to the electronic data room for the process.

On June 14, 2021, the Transaction Committee held a telephonic discussion with representatives from Citi and Sidley and Mr. Garrison to discuss process updates and potential timing of the second round of the process, given the anticipated timing of the delivery of the Milliman analysis. On that same day, Sidley sent a draft voting and support agreement to Baker Botts, counsel to the trustee of Trust 57, and Thompson Knight LLP, counsel to The Moody Foundation, in anticipation of potential bidders requesting that these stockholders support any potential transaction. Thompson Knight LLP has subsequently merged with Holland & Knight LLP and is referred to in this information statement as “Holland & Knight.”

Between June 17, 2021 and July 1, 2021, members of the Company’s senior management and representatives from Greer Herz held management presentations with each of Parent, Bidder A, Bidder B and other bidders that were advanced to the second round in League City, Texas. Representatives of Citi attended these sessions. Topics covered in the management presentations included, among other things, business line overviews, growth opportunities, human resources and technology overviews and legal, regulatory and compliance information relating to the Company. Additionally, during this time and until late July 2021, the Company’s management and other representatives conducted due diligence discussions with, and provided due diligence responses to, the second-round bidders.

On June 19, 2021, the Transaction Committee held a meeting (with certain committee members participating telephonically). Participating in the meeting, in addition to the Transaction Committee, were Mr. Garrison and representatives from Sidley and Citi. At the meeting, Citi gave a process update, including an update on feedback from the management presentations. Sidley then discussed with the Transaction Committee Sidley’s relationships with the remaining bidders, and Mr. Garrison noted that any potential conflicts arising from those relationships had been waived by the Company, as a determination had been made that that Sidley’s relationships would not compromise Sidley’s ability to act as counsel to the Company.

On June 24, 2021, the Board held an in-person regular meeting. In attendance, in addition to the Board, were Mr. Walsh, Mr. Garrison, and the Company’s advisory directors. At the conclusion of the regular business of the meeting, representatives from Sidley and Citi joined the meeting, attending both in person and telephonically. At the meeting, Citi discussed with the Board the insurance mergers and acquisitions market, including the trend toward multi-line companies separating and becoming more product-centric and the accelerating activity in the sector, particularly in the last year. Citi and Sidley provided the Board with an overview of the Company’s process to date, including a bidder outreach summary and anticipated process timeline. The Board evaluated and discussed these updates, including the potential for the elimination or modification of the lower capital gains tax rate in 2022 and potential deal impacts and impacts on the Company’s stockholders. The Board also discussed the risks of consortium versus whole company bids. The price ranges in the indications of interest submitted by the advanced bidders were then shared with the Board. The Board and the Company’s advisors discussed this range of proposals, including the methodology behind certain bidders’ valuations.

Throughout late June through mid-July of 2021, representatives from Sidley, Baker Botts and Holland & Knight continued to have process update discussions, as well as discussions on the potential voting and support agreements (including exchanging drafts thereof) in anticipation of the end of the second round of the process and the Company potentially moving forward with a transaction with one of the potential bidders. Additionally, on July 16, 2021, representatives from Sidley and Holland & Knight discussed The Moody Foundation’s assignment of its residual interest upon the termination of Trust 57 to MMRI, and agreed that MMRI should also be party to a voting and support agreement, in the event that the trust termination occurred during the pendency of any transaction. From that point on, Sidley’s discussions with Holland & Knight regarding the stockholder support for the process included both The Moody Foundation and MMRI.

On July 1, 2021, the following draft transaction documents prepared by Sidley were uploaded to the virtual data room: (i) a whole company merger agreement, along with accompanying structural diagrams; (ii) a property and casualty stock purchase agreement; (iii) a life, annuity and health merger agreement; (iv) consortium bid principles; and (v) accompanying structural diagrams.

On July 2, 2021, the Transaction Committee had a telephonic update discussion with representatives of Citi and Sidley and Mr. Garrison about the second round of the process, including the anticipated timing of the delivery of the Milliman analysis.

Also on July 2, 2021, final bidding procedures were sent to bidders still participating in the second round of the process, advising the process participants that their final bids were due on July 23, 2021. Similar to the first-round process letter, the final process letter made clear that bidders were invited to bid on (i) the acquisition of American National’s entire business, (ii) the acquisition of American National’s life, annuity and health business (assuming that another party acquired American National’s property and casualty business), and (iii) the acquisition of American National’s property and casualty business (assuming that another party acquired American National’s life, health and annuity business). The process letter requested that the bidders submit a full mark-up of the applicable merger agreement/purchase agreement one week before the bid deadline.

On July 6, 2021, with the authorization of the Transaction Committee, KPMG’s final separation analysis was shared with the second-round bidders for use by those bidders that were proposing to acquire only the life, annuity and health business or only the property and casualty business.

On July 9, 2021, with the authorization of the Transaction Committee, the final Milliman analysis was shared with the second-round bidders.

On July 12, 2021, the Transaction Committee held a telephonic meeting. In attendance, in addition to the Transaction Committee, were Mr. Garrison and representatives from Sidley and Citi. At the meeting, Citi provided the Transaction Committee with a process update, including the relative activity and interest indicated by each of the second-round bidders. Citi also noted for the Transaction Committee that one property and casualty-only and one life, annuity and health-only bidder had withdrawn from the process, in each case, indicating primarily complications inherent in the consortium process.

Also discussed at the July 12, 2021 meeting was the potential impact of the final Milliman analysis on bidders’ valuations and the methodology Milliman used to prepare its analysis. The Transaction Committee then discussed the fact that the business separation analysis was a time-intensive effort that was consuming a large amount of management’s resources, which resources were also needed to continue facilitating the due diligence processes of second-round bidders. After discussion, and given the overwhelming interest of the remaining second-round bidders in the whole company or only the life, annuity and health business of the Company, the Transaction Committee agreed that the Company should cease focusing on the internal business separation analysis workstream.

On July 13, 2021, representatives from Bidder A’s legal counsel (“Law Firm A”) called representatives from Sidley to inform Sidley that Bidder A’s proposal would be conditioned upon receiving stockholder written consents from The Moody Foundation and Trust 57 shortly after the merger agreement was signed. The effect of those consents would be to deliver stockholder approval of the transaction shortly after signing. Sidley indicated to Law Firm A that it had been discussing this topic with The Moody Foundation and Trust 57, and that both stockholders had indicated a strong preference for a voting and support agreement for the transaction instead of a stockholder written consent. Law Firm A reiterated that the delivery of the stockholder consents would be an important part of Bidder A’s bid.

On July 16, 2021, as contemplated by the second-round bidding procedures, legal counsel for both Parent and Bidder A sent revised drafts of the whole company merger agreement to Sidley. On that same day, representatives from Sidley had separate telephone conversations with representatives from Parent’s counsel at Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) and from Law Firm A regarding the requirements in both mark-ups that stockholder written consents be delivered shortly after signing by certain of the Company’s stockholders (and in any event, by those Company stockholders holding at least a majority of the issued and outstanding Company common stock). Sidley noted in those conversations that The Moody Foundation and Trust 57 had been strongly resistant to the suggestion that they enter into written consents approving the transaction, but noted that these two stockholders had expressed a willingness to enter into voting and support agreements. Both Skadden and Law Firm A independently insisted that the delivery of the stockholder written consents was a key deal point. On that same day, a representative from Sidley sent an email to both Baker Botts, as counsel to the trustee of Trust 57, and Holland & Knight, as counsel to The Moody Foundation, regarding Parent and Bidder A’s merger agreement mark-ups, noting that both bidders were insisting on the written consents in lieu of a voting and support agreement. The next day, on July 17, 2021, Sidley sent Skadden and Law Firm A the current draft of the voting and support agreement that counsel to The Moody Foundation and Trust 57 had confirmed their respective clients would be willing to consider signing under appropriate circumstances.

On July 17, 2021, representatives from Sidley discussed the bidders’ requirement of stockholder written consents — instead of a voting and support agreement — with representatives of Baker Botts and Holland & Knight separately. Sidley noted that it had been resisting this point with the potential bidders, but that it had developed into a key issue. The Sidley representatives asked each of Baker Botts and Holland & Knight whether there was a legal impediment that would prevent The Moody Foundation or Trust 57 from delivering a stockholder written consent. Sidley asked the two firms to discuss the requested written consents with their respective clients if there were no such legal impediments.

On July 18, 2021, Sidley sent Baker Botts and Holland & Knight a form confidentiality agreement to permit each of their clients to access the electronic data room and begin their due diligence review regarding the Company’s strategic review process, for purposes of potentially providing some sort of support for the strategic transaction.

On July 19, 2021, representatives of Sidley again discussed with representatives of Holland & Knight and Eversheds Sutherland (“Eversheds”), which had been retained by The Moody Foundation and MMRI to serve as transaction counsel in connection with the process, the stockholder written consent requirement and potential next steps in The Moody Foundation’s and MMRI’s processes for potentially providing those consents. On that same day, Baker Botts confirmed to Sidley that Trust 57 would consider the delivery of a written consent, but did not commit on behalf of its client to provide such a consent.

Additionally on July 19, 2021, the Transaction Committee held a telephonic meeting. In attendance, in addition to the Transaction Committee, were Mr. Garrison and representatives from Sidley. At the meeting, the Transaction Committee discussed the impact of a potential transaction on the Company’s current compensation and benefits arrangements. Sidley answered questions by the Transaction Committee on the merger agreement summary circulated by Sidley to the Transaction Committee prior to the meeting. Sidley then gave the Transaction Committee an update on the stockholder consent requests and its discussions with The Moody Foundation, MMRI and Trust 57 on those matters, noting that it was still unclear whether the stockholders, particularly The Moody Foundation and MMRI, would agree to give those consents. Sidley explained that legal counsel for Trust 57 had confirmed that Trust 57 would consider the delivery of a written consent, so long as Trust 57 was well-informed and comfortable with value and the process. However, Sidley reiterated that it had not signaled to any of the bidders that these large stockholders would be willing to provide consents. Sidley also gave the Transaction Committee an overview of the merger agreement changes proposed by both Bidder A and Parent, noting that Bidder A’s mark-up was relatively light. By comparison, Parent’s merger agreement mark-up was viewed less favorably, particularly with respect to the regulatory approvals and “burdensome condition” provisions. Parent’s mark-up also contemplated that the Company would seek regulatory approval for a pre-closing extraordinary dividend to effectively provide partial funding of the merger consideration.

Additionally on July 19, 2021, Bidder E informed Citi that it planned to submit a non-conforming bid for the Company’s life and annuity business only, and Bidders B and D informed Citi that they planned to submit comments to the merger agreement in connection with their final bids. On the same day, Bidder F submitted a non-conforming proposal to reinsure all of the Company’s non-New York fixed annuity policies, for which Bidder F would pay the Company a ceding fee. Bidder F’s proposal was intended to support a potential sale of the Company’s life, annuity and health business to a third party because the Company would receive both liquidity from the ceding fee and lower reserve requirements, which would permit the Company to dividend excess capital. However, in the absence of a third-party bidder seeking that type of support, Bidder F’s proposed structure did not address the objectives of the strategic review.

On July 20, 2021, Trust 57, MMRI and The Moody Foundation entered into confidentiality agreements with the Company, allowing their financial and legal advisors, including Baker Botts, Willamette Management Associates (valuation consultant to The Moody Foundation), Holland & Knight, Eversheds and Norton Rose Fulbright LLP,

access to the Company’s electronic data room with respect to the process. However, at this stage, neither The Moody Foundation nor Trust 57 had confirmed that it would be willing to provide a stockholder written consent as requested by Parent and Bidder A.

On July 22, 2021, representatives from Sidley and Skadden discussed Parent’s merger agreement mark-up submitted on July 16, 2021, and Sidley raised several potential issues with the mark-up, including the lack of committed financing for the entirety of the aggregate merger consideration, the potential regulatory impact of the proposed extraordinary dividend, the broad scope of the “burdensome condition” provisions and the lack of flexibility under the interim operating covenants for the Company to operate as needed between signing and closing. Sidley explained that transaction certainty for all stockholders would be an important factor in the Company’s decision, and several of the provisions in Parent’s mark-up raised significant transaction certainty issues.

Also on July 22, 2021, representatives from Sidley and Law Firm A discussed Bidder A’s merger agreement mark-up submitted on July 16, 2021. Sidley raised a few issues with the mark-up, including whether Bidder A even needed a regulatory “burdensome conditions” provision at all, given that Bidder A was a strategic bidder. Sidley stressed the importance of transaction certainty to the Company. Sidley did not discuss the request for stockholder consents with either Skadden or Law Firm A, but acknowledged that the Company still could not provide any assurance that The Moody Foundation, MMRI or Trust 57 would agree to those requests.

Also on July 22, 2021, Bidder A informed Mr. Walsh and representatives of Citi, in separate telephone conversations, that Bidder A intended to submit a proposal the next day.

Between July 23, 2021 (the second-round bid date) and July 27, 2021, the Company received five second-round bids, consisting of three whole company bids and two non-conforming bids.

On July 23, 2021, Parent submitted a final whole company bid for approximately $5.1 billion, or $190 per share, in cash. Also on July 23, 2021, Skadden sent Sidley a revised merger agreement, addressing several of the issues that Sidley had raised with Skadden during their merger agreement discussion on July 22, 2021, including the removal of the extraordinary dividend concept and a proposed compromise on the “burdensome condition” provision.

Also on July 23, 2021, Bidder A submitted a final whole company bid with a stated aggregate merger consideration of $4.225 billion, or $155.00 per share, in cash, which was below the low end of the price range reflected in Bidder A’s first-round proposal. Upon review of Bidder A’s submission, it was determined that because of a miscalculation by Bidder A of the Company’s share count in Bidder A’s bid, its $155.00 per share bid actually would result in total merger consideration of $4.168 billion. Bidder A did not submit a revised merger agreement mark-up to address any of the issues raised by Sidley to Law Firm A.

Additionally on July 23, 2021, Bidder C submitted a non-conforming bid to invest in the Company’s life, annuity and health business with a potential partner. Bidder C proposed to acquire an interest in the Company’s life, annuity and health business, a structure that did not address the objectives of the strategic review, unless other third parties were involved to monetize the remaining portions of the Company’s business.

On July 24, 2021, representatives from Sidley and Citi had a telephonic discussion with representatives from Holland & Knight and Eversheds regarding the transaction. Throughout the weeks of July 26, 2021 and August 2, 2021, Sidley continued to have discussions with Baker Botts, Eversheds and Holland & Knight, as well as BVA Group and Willamette Management Associates, valuation consultants to The Moody Foundation and Trust 57, respectively, regarding the progress of transaction discussions and merger agreement negotiations, in addition to exchanging drafts of stockholder written consents. Up until July 29, 2021, The Moody Foundation, through its advisors, consistently maintained its position that it would not execute a stockholder written consent. At no point during the strategic review process did The Moody Foundation, MMRI, Trust 57 or any of their respective trustees or representatives hold any discussions with any bidders or potential bidders.

On July 26, 2021, Bidder B submitted a final whole company bid for approximately $4.4 billion, or $163.65 per share, in cash, including a preliminary mark-up of the merger agreement.

Also on July 26, 2021, at the direction of the Transaction Committee, representatives from Citi clarified with representatives from Parent several aspects of Parent’s bid.

On July 27, 2021, the Transaction Committee held a telephonic meeting. In attendance, in addition to the Transaction Committee, were Mr. Garrison and representatives from Sidley and Citi. At the meeting, Citi reviewed the second-round bids received. Citi noted that one bidder, Bidder D, had indicated that it intended to submit a bid after finalizing its financing documentation. Another bidder, Bidder E, had indicated that it would submit a non-conforming bid (Bidder E submitted its non-conforming reinsurance bid later that day). Regarding the bids received, Citi indicated that it had scheduled a conversation with Bidder A for later that same day, but that Bidder A was not expected to increase its valuation given the fact that its proposed price was below the low end of the price range reflected in its first-round proposal and Bidder A’s assertions that it was price sensitive. Regarding Bidder B’s bid, Citi noted that Bidder B had significant remaining due diligence to undertake. Sidley commented that Bidder B’s merger agreement mark-up was incomplete and, for this reason, could not be compared to the merger agreement mark-ups from Parent or Bidder A. The Transaction Committee and the Company’s advisors discussed that Parent had been competitive on price and terms, and, after a conversation with Sidley prior to the final bid date, had sent a further revised merger agreement that addressed certain items that were important to the Company.

Citi and Sidley then discussed next steps with the Transaction Committee, as well as the timing implications of a transaction with Parent versus a transaction with Bidder A. With respect to timing, Sidley explained that the regulatory process for Parent could take longer than the regulatory process for Bidder A. The Transaction Committee also discussed the removal of the dividend from Parent’s proposal and how an extraordinary dividend could potentially provide stockholders with some liquidity before year-end, but might otherwise make obtaining regulatory approval more difficult. Sidley also noted that Parent had stated in its second-round bid that its due diligence was complete, which signaled that Parent could advance to signing quickly, particularly in comparison to those bidders with outstanding diligence requests. The Transaction Committee and Sidley also discussed Parent’s financial commitments and the possibility of Parent obtaining an equity commitment letter to support the funding of the purchase price. The Transaction Committee agreed that Citi would continue its clarifying conversations with the bidders, but that the Company’s advisors should otherwise focus on advancing a potential transaction with Parent by expeditiously making meaningful progress on the merger agreement and bid terms, as well as seeking an increase in Parent’s proposed purchase price. Later that same day, Bidder D confirmed to Citi that it was still unable to secure a financing commitment in time to submit a proposal in accordance with the bidding procedures and wished the Company well in the process. In addition, Bidder E submitted a non-conforming reinsurance proposal.

On July 27, 2021, at the direction of the Transaction Committee, representatives from Sidley and Citi provided representatives of Skadden and Parent with feedback from the Transaction Committee on Parent’s July 23, 2021 proposal and merger agreement mark-up. That feedback particularly focused on Parent’s financial commitments, including the possibility of Parent obtaining an equity commitment letter to support the funding of the purchase price, and that the Company should have customary third-party beneficiary rights with respect to that equity commitment. Sidley also emphasized the importance of merger agreement provisions that affected closing certainty, including the regulatory provisions and the breadth of the “burdensome condition” covenant. Parent also was requested to confirm whether its proposed $190.00 per share purchase price was its final price proposal.

Additionally on July 27, 2021, at the direction of the Transaction Committee, representatives from Citi discussed with representatives from Bidder A several aspects of Bidder A’s bid, including why Bidder A had lowered it price from its first-round bid and the status and timing of Bidder A’s required due diligence.

On July 28, 2021, Sidley, Skadden, Parent and Citi reconvened to discuss Parent’s response to the Transaction Committee’s feedback, which included Parent’s agreement to the equity commitment letter concept. On that call, Parent confirmed that $190.00 per share (for total merger consideration of approximately $5.1 billion) was the highest price it was willing to pay. Also on that call, Parent requested that the Company enter into an exclusivity agreement with Parent. Later that same day, Skadden sent Sidley a draft of the proposed exclusivity agreement between Parent and the Company, which provided for exclusivity through August 10, 2021.

Also on July 28, 2021, at the direction of the Transaction Committee, representatives from Citi discussed Bidder B’s second-round bid with representatives from Bidder B. Bidder B confirmed that its bid was subject to additional due diligence and obtaining approval for an extraordinary dividend.

Later on July 28, 2021, the Transaction Committee held a telephonic meeting. Participating in the meeting, in addition to the Transaction Committee, were Mr. Garrison and representatives from Sidley and Citi. At the meeting, Citi updated the Transaction Committee on its clarifying conversations with the second-round bidders. Citi noted

that Bidder B’s proposal contained several contingencies, that Bidder B had confirmed that its bid was still subject to additional due diligence and that Bidder B also had expressed concern regarding the Company’s equity portfolio and likely need to de-risk.

The Transaction Committee noted that the discussions among Sidley, Citi, Parent and Skadden had been productive, particularly regarding Parent’s agreement to obtain an equity commitment letter and willingness to be constructive on other merger agreement terms. Sidley explained that Sidley and Skadden had tentatively agreed to certain revisions to the burdensome condition provision and reviewed with the Transaction Committee those situations where a burdensome condition could occur and potentially allow for termination of the merger agreement (described in the section titled “The Merger Agreement — Efforts to Complete the Merger” beginning on page 63). Citi indicated that, as a result of those conversations and further movement by Parent, Parent had requested exclusivity through August 10, 2021, but had declined to increase its proposed purchase price. Sidley also discussed Parent’s request for exclusivity, the price differential with the other bidders and Parent’s recent positive movement in the merger agreement negotiations.

At the meeting, after substantial discussion and evaluation, the Transaction Committee instructed the Company’s advisors to advance negotiations with Parent and approved the Company’s execution of the exclusivity agreement with Parent, as negotiated and finalized by Sidley. However, the Transaction Committee asked Sidley to hold off on delivering the Company’s signed counterpart of the exclusivity agreement until it first had a chance to review Parent’s initial feedback on the merger agreement draft that Sidley planned to send to Skadden later that evening. The Transaction Committee also authorized Company management to schedule calls with regulators and ratings agencies for the following week to preview the transaction and introduce them to Parent, as requested by Parent. Sidley then updated the Transaction Committee on the stockholder consent discussions with Trust 57 and The Moody Foundation, explaining that it was not clear that those stockholders — particularly The Moody Foundation — would agree to enter into those consents.

On the evening of July 28, 2021, Sidley sent a revised draft of the merger agreement to Skadden.

On July 29, 2021, representatives from Sidley and Skadden had a call to discuss certain regulatory due diligence questions Sidley had regarding Parent and its structure. Later that same day, representatives from Sidley and Skadden had a call in which Skadden provided feedback on Sidley’s latest draft of the merger agreement. On that call, Sidley updated Parent on its conversations with the counsel and advisors of Trust 57 and The Moody Foundation, noting that it was not certain whether those stockholders would agree to provide written consents. Parent and Skadden again stressed that the receipt of those written consents was a condition to the transaction. Later in the evening on that same day, the Company and Parent entered into the exclusivity agreement, providing for exclusivity until August 10, 2021.

Just prior to the signing of the exclusivity agreement between the Company and Parent, on the evening of July 29, 2021, at the direction of the Transaction Committee, Citi had separate calls with both Bidder A and Bidder B, informing them of the Company’s decision to enter into exclusivity with another party. During those calls, Bidder A and Bidder B were each informed that its purchase price was too low, and neither of these bidders responded with any willingness to increase its purchase price during or after those calls.

On July 30, 2021, the Board held an in-person special meeting (with some directors participating telephonically). In attendance, in addition to the Board, were Mr. Garrison and Mr. Mytelka, Mr. Walsh, the Company’s advisory directors, and representatives from Sidley and Citi (participating both in person and telephonically). At the meeting, Sidley first reviewed with the Board its fiduciary duties and provided a brief overview of those duties. Citi then provided the Board with an update on the second-round bids and the process by which the Transaction Committee determined to enter into the exclusivity agreement with Parent. Sidley explained that the process had fundamentally become contingent on the delivery of written consents from The Moody Foundation, Trust 57 and MMRI and summarized the material terms of Parent’s proposal, including the fact that Parent’s second-round bid noted that it intended to maintain the Company’s headquarters in Galveston, Texas, as well as its current employee base, in order to use the Company as a platform for its entry into the insurance business in the United States. The Board discussed these terms at length with the Company’s advisors, including potential timing of closing of a transaction with Parent.

Between July 31, 2021 and August 5, 2021, Sidley and Skadden exchanged revised drafts of the merger agreement and related disclosure schedules. On July 31, 2021, representatives from Sidley, Skadden and Parent discussed the timing and process for the insurance regulatory filings required for the transaction.

During the week of August 2, 2021, at Parent’s request, Company management, Parent, Skadden, Sidley, and, in some cases, local counsel, had confidential conversations with the Company’s insurance regulators and ratings agencies, previewing the transaction and introducing them to Parent.

On August 2, 2021, Citi provided to the Board certain information regarding Citi’s material relationships with the Company, Parent and BAM during the approximately prior two-year period.

On August 3, 2021, the Board held an in-person special meeting (with some directors participating telephonically). In attendance, in addition to the Board, were Mr. Walsh, Mr. Garrison, Mr. Mytelka, the Company’s advisory directors, and representatives from Sidley and Citi (participating both in person and telephonically). At the meeting, Citi reviewed and discussed with the Board its preliminary financial analyses with respect to the Company and the proposed transaction with Parent. Representatives from Sidley reviewed with the Board Citi’s material relationships with the Company, Parent and BAM, and Sidley advised the Board that these relationships were customary and would not compromise Citi’s ability to serve as the Company’s financial advisor. Sidley then discussed in detail with the Board the terms of the merger agreement with Parent, referring to the merger agreement summary that had been circulated by Sidley to the Board prior to the meeting.

On August 4, 2021, representatives from Sidley and Skadden had a call to discuss Skadden’s latest draft of the merger agreement. Sidley sent a revised draft of the merger agreement back to Skadden later that same day.

On August 5, 2021, representatives from Sidley, Company management, Skadden and Parent had a call to discuss certain due diligence questions related to the Company’s disclosure schedules. Skadden sent a revised draft of the merger agreement back to Sidley that same day, and Sidley turned another draft back to Skadden that evening.

Also on August 5, 2021, the Transaction Committee held a telephonic meeting. In attendance, in addition to the Transaction Committee, were Mr. Garrison and representatives from Sidley. At the meeting, Sidley gave the Transaction Committee an update on the transaction negotiations with Parent. Sidley noted that The Moody Foundation, Trust 57 and MMRI had each indicated that it would deliver written consents at signing and also noted that the current plan was to sign the merger agreement the following day, on August 6, 2021, and announce the transaction before market opened on the following Monday, August 9, 2021. Sidley then discussed the treatment of the Company’s book value units with the Transaction Committee. After discussion with counsel, the Transaction Committee agreed that such units should not be accelerated upon a change of control, but with respect to those current awards, they should allow for pro rata vesting in the event of a termination without cause before payout after the occurrence of a change of control, with the target amounts locked at the target award. Future awards, Sidley noted, would need to take into account the go-forward plans of Parent with respect to the Company when setting the target. The Transaction Committee agreed to this treatment of book value units and to recommend the applicable plan amendments for approval of the Compensation Committee.

Later in the day on August 5, 2021, the Compensation Committee held a telephonic meeting. In attendance, in addition to the Compensation Committee, were Mr. Garrison and representatives from Sidley. At the meeting, the Compensation Committee discussed and approved the book value unit plans amendment that had been discussed with the Transaction Committee earlier that same day, as well as the addition of certain executives to the executive severance plan. At no time prior to the signing of the merger agreement were the post-closing roles or compensation of any employee, officer or director of the Company or any of its subsidiaries discussed with Parent by the management or representatives of the Company or any such individual.

On August 6, 2021, representatives of Sidley, the Company, Parent and Skadden finalized the definitive agreements with respect to the merger, including the Company disclosure schedules.

Also on August 6, 2021, the Board had an in-person special meeting (with some directors participating telephonically). In attendance, in addition to the Board, were Mr. Garrison and Mr. Mytelka, Mr. Walsh, the Company’s advisory directors, and representatives from Sidley and Citi (participating both in person and telephonically). Sidley confirmed that the merger agreement had been finalized and that Trust 57, The Moody Foundation and MMRI were ready and willing to provide their consents to the transaction. Citi then reviewed with the Board its financial analysis of the merger consideration and, at the Board’s request, rendered an oral opinion, confirmed by delivery of a written opinion dated August 6, 2021, to the Board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the merger consideration to be received by holders of Company common stock (other than, as applicable, Parent, BAM, Merger Sub and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. At that point, the Board meeting temporarily adjourned and a meeting of the Transaction Committee was called, where the Transaction Committee unanimously resolved (a) that, the merger agreement and the transactions contemplated thereby, including the merger, were fair to, and in the best interests of, the Company and its stockholders and (b) to recommend that the Board approve and declare advisable the merger agreement and the transactions contemplated thereby, including the merger. The Transaction Committee meeting was then adjourned and the Board meeting reconvened, where, after discussion of the Transaction Committee recommendation and other matters, the Board unanimously (i) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions set forth in the merger agreement, (ii) determined that, on the terms and subject to the conditions set forth in the merger agreement and the transactions contemplated thereby, including the merger, were fair to, and in the best interests of, the Company and its stockholders, (iii) determined that the execution, delivery and performance of the merger agreement, in substantially the form presented to the Board, and, subject to the affirmative vote or written consent of holders of a majority of the outstanding shares of Company common stock in favor of the adoption of the merger agreement, the consummation by the Company of the transactions contemplated thereby, including the merger were authorized and approved and (iv) recommended that the stockholders of the Company vote for the adoption of the merger agreement.

Later on August 6, 2021, the parties executed the merger agreement and the applicable ancillary transaction documents. Immediately thereafter, Baker Botts, on behalf of Trust 57, and Holland & Knight, on behalf of The Moody Foundation and MMRI, delivered the Stockholder Written Consents to the Company. Trust 57 and The Moody Foundation ratified and confirmed their written consents on August 23, 2021 and August 24, 2021, respectively.

On August 9, 2021, the transaction was announced by way of a joint press release by the Company and Parent before the markets opened.

Reasons for the Merger

In the course of the Board making the determinations described above in the section titled “The Merger — Background of the Merger” beginning on page 16, the Board consulted with management of the Company, as well as the Company’s legal and financial advisors, took into account the recommendation of the Transaction Committee, and considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

•        The merger consideration to be paid by Parent would provide American National’s stockholders with the opportunity to receive a meaningful premium over the current market price of the Company common stock. The Board reviewed current and historical market prices with respect to the Company common stock, including the fact that the merger consideration represented:

•        a 55.0% premium to American National’s closing stock price of $122.56 per share on May 10, 2021, regarded by the Company as the last unaffected closing sale price prior to the announcement of the merger agreement, in light of the May 11, 2021 Reuters report that the Company was exploring strategic alternatives;

•        a 21.3% premium to American National’s closing stock price of $156.69 per share on July 23, 2021, the deadline for the submission of second-round bids;

•        a 24.7% premium over American National’s 30-day volume-weighted average price as of August 6, 2021, the date the merger agreement was signed;

•        a 10.0% premium to American National’s closing stock price of $172.80 per share on August 6, 2021, the date the merger agreement was signed; and

•        a 19.2% premium to American National’s all-time high stock price prior to the Board’s determination to explore strategic alternatives on February 25, 2021 ($159.34 per share on July 16, 2007).

•        The fact that the per share merger consideration would be paid solely in cash, which provides certainty and immediate liquidity and value to holders of shares of Company common stock, enabling holders of shares of Company common stock to realize value that has been created at American National while eliminating long-term business and execution risk.

•        The fact that the merger agreement allows American National to continue to declare and pay regular quarterly cash dividends on the Company common stock of up to $0.82 per share during the period prior to closing.

•        The following considerations relating to the financing of the transactions contemplated by the merger agreement:

•        The absence of any financing condition or contingency to the merger;

•        The fact that BAM entered into the equity commitment letter with Parent, pursuant to which BAM committed, subject to the terms of such letter, to provide Parent with an amount of cash sufficient to allow Parent to pay an amount up to the full amount of the aggregate merger consideration under the merger agreement;

•        The fact that, even though Parent has obtained the debt commitment from Bank of Montreal, BMO Capital Markets Corp. and Royal Bank of Canada, BAM’s funding obligations under the equity commitment letter are not affected by whether any funds are advanced under the debt commitment letter; and

•        The business reputation and capabilities of Parent and BAM and their management, as well as the financial resources of Parent and BAM.

•        The terms of the merger agreement, including the following:

•        The Company’s senior management and the Company’s legal and financial advisors, at the direction of the Transaction Committee, negotiated the terms and conditions of the merger agreement (primarily focused on provisions to increase certainty of closing) on an arm’s-length basis with Parent and its legal counsel.

•        The Board considered that the provisions of the merger agreement, including the respective representations, warranties and covenants and termination rights of the parties and termination fees payable by the Company, are reasonable and customary;

•        The belief of the Board that the terms of the merger agreement include the most favorable terms reasonably attainable from Parent;

•        The belief of the Board that, based on consultation with American National’s outside legal counsel, the conditions to the consummation of the merger as set forth in the merger agreement are reasonable and customary;

•        The provisions of the merger agreement that allow the outside date for completing the merger to be extended to August 6, 2022 if the merger has not been completed by the initial outside date of May 6, 2022 because the required regulatory approvals have not been obtained;

•        Parent’s commitment in the merger agreement to use its reasonable best efforts to consummate the merger (subject to the terms and conditions of the merger agreement, including that no Burdensome Conditions are imposed by any regulatory authority);

•        American National’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement, and to enforce specifically the terms of the merger agreement, as described under the section titled “The Merger Agreement — Specific Performance” beginning on page 72; and

•        The termination fee of $178,500,000 is consistent with fees in comparable transactions and reasonable in amount in light of the very limited circumstances in which the termination fee could become payable to Parent — particularly given the Board’s expectation that the Consenting Stockholders would timely deliver the Stockholder Written Consents.

•        The fact that The Moody Foundation and Trust 57, which together own approximately 59.8% of the total number of outstanding shares of Company common stock:

•        have executed the Stockholder Written Consents to approve and adopt the merger agreement; and

•        will be receiving the same form and amount of merger consideration for their shares of Company common stock as all other stockholders of the Company.

•        The fact that, after The Moody Foundation informed the Board that The Moody Foundation was interested in selling its shares of Company common stock (and that Trust 57 may also be interested in selling its shares of Company common stock), the Board formed the Transaction Committee for the purposes of exploring strategic opportunities, as a result of which (i) the process was directed by the Board, acting through the Transaction Committee, and (ii) all of the Company’s stockholders were able to receive their pro rata share of the control premium through a whole company sale, instead of just two major stockholders through a sale of their shares.

•        At no point during the strategic review process did The Moody Foundation, MMRI, Trust 57 or any of their respective trustees or representatives hold any discussions with any bidders or potential bidders.

•        The fact that the Company, at the direction of the Board, acting through the Transaction Committee, conducted a thorough strategic review process, in which:

•        60 potential counterparties, including 42 strategic parties and 18 financial sponsors, were contacted to gauge their interest in making a proposal to acquire American National;

•        35 of those 60 parties signed confidentiality agreements and received a confidential information memorandum relating to American National;

•        Potential counterparties were invited to bid on one or more possible transaction structures: (i) the acquisition of American National’s entire business, (ii) the acquisition of American National’s life, annuity and health business (assuming that another party acquired American National’s property and casualty business), and (iii) the acquisition of American National’s property and casualty business (assuming that another party acquired American National’s life, annuity and health business);

•        Even though the Company expressed a strong preference for cash consideration in the bidding instructions, potential counterparties were not limited in the form of consideration they could propose;

•        A total of 16 indications of interest were received by the Company in first-round bidding;

•        At the direction of the Transaction Committee, eight bidders advanced to the second round, at which point each bidder received a management presentation and access to the Company’s virtual data room;

•        A total of five second-round bids were received by the Company, including three conforming bids for the whole company and two non-conforming bids, and the Company also received a proposal for reinsurance;

•        Each of the three bidders that submitted a conforming bid also submitted a mark-up of the merger agreement that had been posted in the virtual data room; and

•        Parent’s proposal to acquire American National for $190.00 per share was the highest price proposed in the second round.

•        The stated position of Parent, in connection with the negotiation of the exclusivity agreement, that the merger consideration was the highest price per share of Company common stock that Parent would agree to.

•        The fact that, on May 11, 2021, Reuters issued a report (which was, in turn, reported on by industry-specific and general media outlets) that the Company was exploring strategic alternatives and had engaged an investment bank for that purpose, which gave any interested potential counterparties that had not been contacted in connection with the Company’s third-party solicitation process an opportunity to inquire about the process.

•        The fact that the Board had met to discuss and evaluate the Company’s exploration of potential strategic alternatives seven times from February 25, 2021 (the date the Transaction Committee was established) until August 6, 2021 (the date the merger agreement was executed) and, during that period, conducted those discussions and evaluations in consultation with the Company’s management and legal and financial advisors;

•        The fact that the Transaction Committee had met to discuss and evaluate the Company’s exploration of potential strategic alternatives 20 times from February 25, 2021 (the date the Transaction Committee was established) until August 6, 2021 (the date the merger agreement was executed) and, during that period, conducted those discussions and evaluations in consultation with the Company’s management and legal and financial advisors;

•        The Board’s belief, based on, among other things, its familiarity with the Company’s business, the result of the negotiations between the parties and the responses of other potential acquirers contacted in connection with the Company’s third-party solicitation process, that other potentially interested parties, if any, would not likely be prepared to earnestly pursue a transaction with the Company for a price in excess of the merger consideration.

•        The opinion, dated August 6, 2021, of Citi to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Company common stock (other than, as applicable, Parent, BAM, Merger Sub and their respective affiliates) pursuant to the merger agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as more fully described below in the section titled “The Merger — Opinion of the Company’s Financial Advisor.”

•        The Board’s belief that the merger would likely be consummated in accordance with the merger agreement.

•        The availability of appraisal rights with respect to the merger for holders of Company common stock who timely and properly exercise their rights under the DGCL, which would give these stockholders the ability to seek and be paid a judicially determined appraisal of the “fair value” of their shares of Company common stock following completion of the merger (see the section titled “Appraisal Rights” and Annex C).

•        The fact that Parent informed the Company (publicly confirmed by Parent in connection with the announcement of the merger) that:

•        Parent intends to maintain American National’s headquarters in Galveston, Texas and its presence in League City, Texas, as well as its operational hubs in Springfield, Missouri and Albany, New York; and

•        Parent intends to continue American National’s longstanding involvement with its local communities.

The Board also considered and balanced the factors described above against certain negative factors and potential risks associated with the merger, including the following factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

•        The fact that, following the merger, the Company will no longer exist as an independent public company and the Company’s existing stockholders will not participate in the Company’s or Parent’s future earnings or growth or benefit from any synergies (other than synergies reflected in the purchase price) resulting from the consummation of the transactions contemplated by the merger agreement.

•        The possibility that the merger might not be consummated or that the consummation might be delayed.

•        The amount of time it could take from the date the merger agreement was signed to obtain regulatory approval and complete the transactions, including that an extended period of time may exacerbate the impact of other risks considered by the Board described in this section of this information statement.

•        The fact that the merger is subject to a number of closing conditions, some of which are outside of the Company’s control.

•        The risk that regulators may seek to impose conditions, limitations, obligations or costs, or place restrictions on the conduct of Parent’s or American National’s business, which could have the effect of (i) delaying the completion of any of the transactions or (ii) if they constitute Burdensome Conditions, cause one of the merger agreement’s closing conditions to be incapable of being satisfied.

•        The fact that, because the merger consideration consists solely of cash, the transaction is taxable to the Company’s stockholders.

•        The fact that the Biden administration and certain prominent members of the U.S. Congress have called for increases in U.S. federal income taxes and/or the elimination or modification of a lower separate tax rate for capital gains transactions of certain noncorporate taxpayers, which could potentially go into effect for the 2022 taxable year, or possibly sooner.

•        The fact that, as noted above, the regulatory approval process could cause the closing of the transactions contemplated by the merger to occur after the effective date of any such tax changes, which could meaningfully reduce the after-tax proceeds from the merger for certain stockholders, particularly those with a low tax basis.

•        The fact that the announcement and pendency of the merger, or the failure to complete the merger, may result in significant costs to the Company and cause substantial harm to the Company’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management and other personnel), agents, customers and other business partners.

•        The substantial time and effort of management required to consummate the merger, which could disrupt the Company’s business operations and divert employees’ attention away from the Company’s day-to-day operations.

•        The risk that, despite retention efforts prior to consummation of the merger, the Company may lose key employees.

•        The fact that restrictions on the conduct of American National’s business prior to consummation of the merger could delay or prevent American National from undertaking business opportunities that arise pending consummation of the merger, which opportunities might be lost to American National if the merger could not be consummated.

•        The restrictions on the Company’s ability to solicit for or respond to proposals for competing transactions.

•        The fact that the delivery by the Consenting Stockholders of the Stockholder Written Consents would have the effect of eliminating the Board’s right to consider unsolicited competing proposals or to exercise a “fiduciary out.”

•        The fact that, under certain circumstances, including if the Consenting Stockholders did not timely deliver the Stockholder Written Consents, the Company would be required to pay Parent a $178,500,000 termination fee upon termination of the merger agreement.

•        The substantial costs being incurred in connection with the transactions contemplated by the merger agreement.

During its consideration of the transaction with Parent, the Board was also aware of and considered that the Company’s directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as stockholders of the Company generally, as described in the section titled “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 46.

After taking into account all of the factors set forth above, as well as others, the Board determined that the potentially positive factors outweighed the potentially negative factors. The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but summarizes the material information and factors considered by the Board in its consideration of the merger. The Board reached the decision to recommend, adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, in light of the factors described above and other factors the Board determined were appropriate. In view of the variety of factors and the quality and amount of information considered, the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and individual members of the Board may have given different weights to different factors. The Board conducted an overall review of the factors described above, including discussions with the Company’s management and legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determinations. It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 13.

Opinion of the Company’s Financial Advisor

The Company has engaged Citi as its financial advisor in connection with the proposed merger. In connection with Citi’s engagement, the Board requested that Citi evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of Company common stock (other than, as applicable, Parent, BAM, Merger Sub and their respective affiliates) pursuant to the merger agreement. On August 6, 2021, at a meeting of the Board held to evaluate the proposed merger, Citi rendered an oral opinion, confirmed by delivery of a written opinion dated August 6, 2021, to the Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, the merger consideration to be received by holders of Company common stock (other than, as applicable, Parent, BAM, Merger Sub and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Citi’s written opinion, dated August 6, 2021, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, is attached as Annex B to this information statement and is incorporated into this information statement by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of the Company to effect or enter into the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction that the Company might engage in or consider. Citi’s opinion is not intended to be and does not constitute a recommendation as to how the Board, any securityholder or any other party should vote or act on any matters relating to the proposed merger or otherwise.

In arriving at its opinion, Citi:

•        reviewed an execution version, provided to Citi on August 6, 2021, of the merger agreement;

•        held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the businesses, operations and prospects of the Company;

•        reviewed certain publicly available and other business and financial information relating to the Company, including certain financial forecasts and other information and data relating to the Company provided to or discussed with Citi by the Company’s management;

•        reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of Company common stock, the financial condition and certain historical and projected financial and operating data of the Company, and the capitalization of the Company;

•        analyzed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations Citi considered relevant in evaluating those of the Company;

•        analyzed, to the extent publicly available, financial terms of certain other transactions that Citi considered relevant in evaluating the merger;

•        considered a third-party actuarial analysis provided to Citi by the Company relating to the Company’s life, annuity and health businesses; and

•        conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

At the direction of the Company, Citi was requested to approach, and Citi held discussions with, certain third parties to solicit indications of interest in the possible acquisition of the Company. In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management and other representatives of the Company that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial forecasts and other information and data that Citi was directed to utilize in its analyses, Citi was advised and Citi assumed, with the Company’s consent, that such financial forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to, and were a reasonable basis upon which to evaluate, the future financial performance of the Company and the other matters covered thereby. Citi expressed no view or opinion as to any financial forecasts and other information or data (including underlying assumptions on which any such financial forecasts and other information or data were based) provided to or otherwise reviewed by or discussed with Citi.

Citi relied, at the Company’s direction, upon the assessments of the Company’s management as to, among other things, (i) the potential impact on the Company of macroeconomic, market, competitive and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the insurance industry, including the life insurance, annuities, health insurance and property and casualty sectors thereof, (ii) implications for the Company of the global COVID-19 pandemic, (iii) the financial strength ratings, capital requirements and amount of statutory capital and excess dividendable capital of the Company and the fair value and expected future performance of the Company’s investments and related matters, and (iv) existing and future agreements and other arrangements involving, and the ability to attract, retain and/or replace, key employees, policyholders and customers, reinsurers, derivatives counterparties, joint venture partners and other commercial relationships of the Company, and the Company’s relationships with regulators. Citi assumed, with the Company’s consent, that there would be no developments with respect to any such matters that would be meaningful in any respect to Citi’s analyses or opinion.

Citi did not make and, except for a third-party actuarial analysis relating to the Company’s life, annuity and health businesses, was not provided with an independent evaluation or appraisal of the Company or the assets or liabilities (whether related to investable assets or contingent, accrued, derivative or off-balance sheet liabilities or otherwise) of the Company or any other entity, and Citi did not make any physical inspection of the properties or assets of the Company or any other entity. Citi is not an actuary or expert in the evaluation of insurance policies and Citi’s services did not include any actuarial determination or evaluation of, or any attempt to evaluate, actuarial assumptions, allowances for losses or related matters and, accordingly, Citi made no analysis of, and expressed no view or opinion as to, among other things, the adequacy of reserves for losses, loss adjustment expenses, unearned premiums or uncollectible reinsurance. Citi did not evaluate the solvency or fair value of the Company or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Citi expressed no view or opinion as to any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent or other orders or investigations or the potential impact thereof on the Company or any other entity. Citi assumed, with the Company’s consent, that the merger would be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, releases, waivers and agreements for the merger or otherwise, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, would be imposed or occur that would be meaningful in any respect to the merger or Citi’s analyses or opinion. Representatives of the Company advised Citi, and Citi also assumed, that the final terms of the merger agreement would not vary materially from those set forth in the execution version reviewed by Citi. Citi did not express any view or opinion as to the prices at which shares of Company common stock or any other securities of the Company would trade or otherwise be transferable at any time, including following the announcement or consummation of the merger. Citi did not express any view or opinion with respect to actuarial, accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the merger or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting the Company or the merger, and Citi relied, with the Company’s consent, upon the assessments of representatives of the Company as to such matters.

Citi’s opinion addressed only the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration (to the extent expressly specified therein), without regard to individual circumstances of specific holders (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities of the Company held by such holders, and Citi’s opinion did not in any way address proportionate allocation or relative fairness. Citi’s opinion did not address any other terms, aspects or implications of the merger, including, without limitation, the form or structure of the merger or any terms, aspects or implications of any stockholder written consent or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the merger or otherwise. Citi expressed no view as to, and its opinion did not address, the underlying business decision of the Company to effect or enter into the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction that the Company might engage in or consider. Citi also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration or otherwise. Citi’s opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of its opinion. Although subsequent developments may affect its opinion, Citi has no obligation to update, revise or reaffirm its opinion. As the Board was aware, the credit, financial and stock markets, the industry in which the Company operates and the securities of the Company have experienced and may continue to experience volatility and disruptions, including from the COVID-19 pandemic, and Citi expressed no view or opinion as to any potential effects of such volatility or disruptions on the Company or the merger. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses or other methodologies undertaken, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of the Company. No company, business or transaction reviewed is identical or directly comparable to the merger or the Company and an evaluation of these analyses or methodologies is not entirely mathematical; rather, such analyses and methodologies involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or the results from any particular analysis or methodology.

The estimates contained in Citi’s analyses or other methodologies undertaken and the ranges resulting from any particular analysis or methodology are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses or methodologies. In addition, analyses or other methodologies relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses or other methodologies are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the merger. The type and amount of consideration payable in the merger were determined through negotiations between the Company and Parent and the decision of the Company to enter into the merger agreement was solely that of the Board. Citi’s opinion was only one of many factors considered by the Board in its evaluation of the merger consideration and should not be viewed as determinative of the views of the Board or the Company’s management with respect to the merger or the consideration payable in the merger.

Financial Analyses

The summary of the financial analyses described below under this heading “— Financial Analyses” is a summary of the material financial analyses reviewed with the Board and performed by Citi in connection with Citi’s opinion, dated August 6, 2021. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described and such differences may be material.

Selected Public Companies Analyses.    Citi performed selected public companies analyses of the Company both on a consolidated basis and, given the Company’s business mix and the limited number of multi-line insurance companies for comparative purposes, a sum-of-the-parts basis in which Citi reviewed certain financial and stock market information relating to the Company and the selected publicly traded companies listed below.

Consolidated.    In its consolidated selected public companies analysis of the Company, Citi reviewed certain financial and stock market information relating to the Company and the following two selected publicly traded companies with operations in the insurance industry that Citi considered generally relevant, referred to as the “selected multi-line insurance companies”:

Selected Multi-line Insurance Companies

•        Horace Mann Educators Corporation

•        Kemper Corporation

Citi reviewed, among other information, closing stock prices on August 5, 2021 as multiples of calendar year 2022 estimated operating income per share adjusted for one-time non-recurring items and non-core operations, as applicable, referred to as “earnings per share,” and latest quarter book value per share excluding accumulated other comprehensive income, referred to as “book value per share.” Financial data of the selected multi-line insurance companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of the Company was based on financial forecasts and other information and data provided by the Company’s management, public filings and other publicly available information.

The overall low to high calendar year 2022 estimated earnings multiples observed for the selected multi-line insurance companies were 11.6x to 11.9x (with a median of 11.8x). Citi then applied selected calendar year 2022 estimated earnings multiples of 10.5x to 12.5x to the Company’s calendar year 2022 estimated adjusted operating income, taking into account the potential for a special dividend absent a transaction, a portion of which would require regulatory approval, as contemplated by financial forecasts provided by the Company’s management, referred to as the “special dividend.”

The overall low to high latest quarter book value per share multiples observed for the selected multi-line insurance companies were 1.07x to 1.08x (with a median of 1.07x) and for the selected life & annuity companies (as defined below under “— Selected Public Companies Analyses — Sum-of-the-Parts”) were 0.81x to 3.24x (with a median of 1.25x). Citi also considered the linear regression of the calendar year 2022 estimated return on average equity excluding accumulated other comprehensive income, referred to as “AOCI,” and the observed latest quarter book value per share multiples, noting that the calendar year 2022 estimated return on average equity excluding AOCI ranged from approximately 7.6% to 8.5% (with a median of 8.0%) for the selected multi-line insurance companies and approximately 5.0% to 22.0% (with a median of 11.8%) for the selected life and annuity companies relative to the Company’s calendar year 2022 estimated return on average equity excluding AOCI of 4.5% based on financial forecasts provided by the Company’s management. Citi then applied selected latest quarter book value per share multiples of 0.40x to 0.60x to the Company’s book value excluding AOCI as of June 30, 2021, taking into account the special dividend.

Sum-of-the-Parts.    In its sum-of-the-parts selected public companies analysis of the Company, Citi reviewed certain financial and stock market information relating to the Company and the following seven selected publicly traded companies with operations in the insurance industry that Citi considered generally relevant, consisting of four life and annuity companies, referred to as the “selected life and annuity companies,” and three property and casualty insurance companies, referred to as the “selected property and casualty insurance companies”:

Selected Life and Annuity Companies

•        American Equity Investment Life Holding Company

•        CNO Financial Group, Inc.

•        Globe Life Inc.

•        Primerica, Inc.

Selected Property and Casualty Insurance Companies

•        Mercury General Corporation

•        The Allstate Corporation

•        The Hanover Insurance Group, Inc.

Citi reviewed, among other information, closing stock prices on August 5, 2021 as multiples of calendar year 2022 estimated earnings per share and latest quarter book value per share. Financial data of the selected life and annuity companies and selected property and casualty insurance companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of the Company was based on financial forecasts and other information and data provided by the Company’s management, public filings and other publicly available information.

The overall low to high calendar year 2022 estimated earnings multiples observed for the selected life and annuity companies and the selected property and casualty insurance companies were 6.7x to 11.7x (with a median of 10.7x) and 10.2x to 17.3x (with a median of 12.9x), respectively. Citi then applied selected calendar year 2022 estimated earnings multiples to the Company’s calendar year 2022 estimated adjusted operating income attributable to its life, annuity and health and its property and casualty insurance businesses of 9.5x to 11.5x and 12.0x to 14.0x, respectively, taking into account the special dividend.

The overall low to high latest quarter book value per share multiples observed for the selected life and annuity companies and the selected property and casualty insurance companies were 0.81x to 3.24x (with a median of 1.25x)

and 1.50x to 1.67x (with a median of 1.59x), respectively. Citi also considered the linear regression of the calendar year 2022 estimated return on average equity excluding AOCI and the observed latest quarter book value per share multiples, noting that the calendar year 2022 estimated return on average equity excluding AOCI for the selected life and annuity companies ranged from approximately 5.0% to 22.0% (with a median of 11.8%) relative to the calendar year 2022 estimated return on average equity excluding AOCI for the Company’s life, annuity and health insurance businesses of 3.7% based on financial forecasts provided by the Company’s management. Citi then applied selected latest quarter book value per share multiples to the Company’s book value as of June 30, 2021 attributable to its life, annuity and health and its property and casualty insurance businesses of 0.30x to 0.50x and 1.55x to 1.65x, respectively, taking into account the special dividend.

These analyses, both on a consolidated basis and sum-of-the-parts basis, indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges Based On:				Merger Consideration
Consolidated		Sum-of-the-Parts
CY2022E Adj. Operating Income	June 30, 2021 Book Value	CY2022E Adj. Operating Income	June 30, 2021 Book Value
$138.06 – $157.83	$118.57 – $160.75	$137.98 – $157.76	$164.36 – $201.18	$190.00

Selected Precedent Transactions Analysis.    Citi performed a selected precedent transactions analysis of the Company on a sum-of-the-parts basis in which, using publicly available information, Citi reviewed financial data relating to the following ten selected transactions that Citi considered generally relevant, including six selected transactions involving target companies with operations in the life and annuity industry, collectively referred to as the “selected life and annuity precedent transactions,” and four selected transactions involving target companies with operations in the property and casualty insurance industry, collectively referred to as the “selected property and casualty insurance precedent transactions” and, together with the selected life and annuity precedent transactions, as the “selected precedent transactions”:

Selected Life and Annuity Precedent Transactions

Announcement Date	Acquiror	Target
March 2021	• Apollo Global Management, Inc.	• Athene Holding Ltd.
January 2021	• Massachusetts Mutual Life Insurance Company	• Great American Life Insurance Company
January 2021	• Farm Bureau Property & Casualty Insurance Company	• FBL Financial Group, Inc.
July 2020	• KKR & Co. Inc.	• Global Atlantic Financial Group Limited
February 2020	• Fidelity National Financial, Inc.	• FGL Holdings
October 2016*	• China Oceanwide Holdings Group Co., Ltd.	• Genworth Financial, Inc.

____________

* (Reviewed for informational reference given that the transaction was terminated.)

Selected Property and Casualty Insurance Precedent Transactions

Announcement Date	Acquiror	Target
July 2021	• Liberty Mutual Holding Company Inc.	• State Auto Financial Corporation
November 2020	• Kemper Corporation	• American Access Casualty Company
September 2020	• State Farm Mutual Automobile Insurance Company	• GAINSCO, Inc.
July 2020	• The Allstate Corporation	• National General Holdings Corporation

Citi considered, among other information, transaction values, based on the consideration paid or payable to stockholders in the selected precedent transactions, to the extent publicly available and not a terminated transaction, as a multiple of the target company’s most recently disclosed last 12 months earnings from operations, referred to as “LTM earnings,” as of the announcement date of the relevant transaction. Financial data of the selected precedent transactions were based on publicly available public filings and other publicly available information. Financial data of the Company was based on public filings and other publicly available information.

The low to high LTM earnings multiples observed for the selected life and annuity precedent transactions were 6.8x to 16.4x (with a median of 8.9x) and for the selected property and casualty insurance precedent transactions were 8.4x to 17.6x (with a median of 12.7x). Citi applied selected ranges of LTM earnings multiples to the Company’s LTM adjusted operating income (as of June 30, 2021) attributable to its life, annuity and health and its property and casualty insurance businesses of 8.0x to 10.0x and 12.0x to 14.0x, respectively, taking into account the special dividend.

This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$146.56 – $169.77	$190.00

Discounted Cash Flow Analyses.    Citi performed discounted cash flow analyses of the Company both on a consolidated basis and, given the Company’s business mix, a sum-of-the-parts basis.

Consolidated.    In its consolidated discounted cash flow analysis of the Company, Citi calculated the estimated present value (as of June 30, 2021) of the unlevered, after-tax free cash flows that the Company was forecasted to generate during the second half of the fiscal year ending December 31, 2021 through the full fiscal year ending December 31, 2025 taking into account the special dividend based on financial forecasts provided by the Company’s management. Citi calculated implied terminal values for the Company by applying to the Company’s terminal year levered, after-tax adjusted operating income a selected range of terminal multiples of 10.5x to 12.5x. The present values (as of June 30, 2021) of the cash flows and terminal values were then calculated using a selected range of discount rates of 9.1% to 10.5%.

Sum-of-the-Parts.    In its sum-of-the-parts discounted cash flow analysis of the Company, Citi calculated the estimated present value (as of June 30, 2021) of the unlevered, after-tax free cash flows that the Company’s property and casualty business was forecasted to generate during the second half of the fiscal year ending December 31, 2021 through the full fiscal year ending December 31, 2025 based on financial forecasts provided by the Company’s management. Citi calculated implied terminal values for such business by applying to the terminal year levered, after-tax adjusted operating income of such business a selected range of terminal multiples of 12.0x to 14.0x. The present values (as of June 30, 2021) of the cash flows and terminal values were then calculated using a selected range of discount rates of 9.1% to 10.5%. Citi also took into account the present value (as of December 31, 2020) of the Company’s life, annuity and health insurance businesses as reflected in a third-party actuarial analysis (the Milliman analysis) provided by the Company’s management rolled forward through June 30, 2021 and allocated operating expenses per the Company’s management, utilizing a selected range of discount rates of 9.1% to 10.5%.

These analyses, both on a consolidated basis and a sum-of-the-parts basis, indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges Based On:		Merger Consideration
Consolidated Discounted Cash Flow Analysis	Sum-of-the-Parts Discounted Cash Flow Analysis
$185.14 – $209.25	$183.16 – $206.38	$190.00

Certain Additional Information

Citi also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including the following:

•        historical closing prices of Company common stock during the 52-week period ended August 5, 2021, which indicated low and high closing prices of Company common stock of $66.52 per share and $169.50 per share, respectively, and during the 52-week period ended May 10, 2021 (regarded by the Company as the last unaffected closing stock price prior to announcement of the merger agreement in light of the May 11, 2021 Reuters report that the Company was exploring strategic alternatives), which indicated low and high closing prices of Company common stock of $66.52 per share and $122.56 per share, respectively; and

•        approximate implied per share equity value reference ranges for the Company after taking into account illustrative leverage of 20% and the Company’s estimated cost of debt, which indicated (a) using the methodologies described above under “— Selected Public Companies Analysis,” approximate implied per share equity value reference ranges for the Company (i) based on calendar year 2022 estimated adjusted operating income of $169.74 to $187.52 per share on a consolidated basis and $170.03 to $187.81 per share on a sum-of-the-parts basis, and (ii) based on book value as of June 30, 2021 of $143.88 to $177.62 per share on a consolidated basis and $180.51 to $209.97 per share on a sum-of-the-parts basis, and (b) using the methodology described above under “— Selected Precedent Transactions Analysis,” an approximate implied per share equity value reference range for the Company of $179.72 to $200.94 per share.

Miscellaneous

The Company has agreed to pay Citi for its services in connection with the proposed merger an aggregate fee currently estimated to be $40 million, of which a portion was payable upon delivery of Citi’s opinion and $37 million is payable contingent upon consummation of the merger. In addition, the Company agreed to reimburse Citi for Citi’s expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising from Citi’s engagement.

As the Board was aware, Citi and its affiliates have not provided investment banking, commercial banking or other similar financial services to the Company unrelated to the proposed merger or to Parent during the two-year period prior to the date of Citi’s opinion for which Citi and its affiliates received compensation. Citi and its affiliates in the future may provide such services to the Company, Parent and/or their respective affiliates, for which services Citi and its affiliates would expect to receive compensation. As the Board also was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Parent’s investment manager, BAM, and/or certain of BAM’s affiliates and portfolio companies, for which services Citi and its affiliates received and expect to receive compensation, including, during the approximately two-year period prior to the date of Citi’s opinion, having acted or acting as (i) a financial advisor to BAM and/or certain of its affiliates or portfolio companies in connection with certain acquisition and sale transactions, (ii) a joint lead manager, co-manager, bookrunner and/or placement agent for certain debt and equity offerings of certain affiliates and/or portfolio companies of BAM, (iii) sole broker for a block trade on behalf of an affiliate of BAM with respect to certain equity investments, and (iv) an arranger or structurer in connection with, and as a lender under, certain credit facilities of BAM and/or certain of its affiliates or portfolio companies, for which services described in clauses (i) through (iv) above, Citi and its affiliates received during such approximately two-year period aggregate fees of approximately $48 million. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities or financial instruments (including loans and other obligations) of the Company, Parent, BAM and/or their respective affiliates and portfolio companies, as the case may be, for their own account or for the account of customers and, accordingly, may at any time hold a long or short position or otherwise effect transactions in such securities or financial instruments. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Parent, BAM and/or their respective affiliates and portfolio companies, as the case may be.

The Company selected Citi to act as its financial advisor in connection with the proposed merger based on, among other things, Citi’s reputation, experience and extensive knowledge of the insurance industry. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Stockholder Approval of the Merger

The adoption of the merger agreement by the Company stockholders required the affirmative written consent or vote of stockholders holding a majority of the outstanding shares of Company common stock. There were 26,887,200 shares of Company common stock outstanding and entitled to give consent or vote in favor of the adoption of the merger agreement as of the time of execution of the merger agreement on August 6, 2021, and no additional shares of Company common stock have been issued since that date.

Following the execution of the merger agreement, the Consenting Stockholders executed and delivered to the Company their respective Stockholder Written Consents. Collectively, the Consenting Stockholders own 59.8% of the issued and outstanding shares of Company common stock, thereby constituting a majority of those shares. A third entity, MMRI, also executed and delivered to the Company, at such time, its Stockholder Written Consent, in the same form as the written consents delivered by Trust 57 and The Moody Foundation. MMRI does not own any shares of Company common stock, but holds a contingent right to receive a portion of the shares of Company common stock currently owned by Trust 57, if such trust is terminated.

As a result of the execution and delivery of the Stockholder Written Consents, the holders of at least a majority of the outstanding shares of Company common stock have approved and adopted the merger agreement. As a result, the stockholder approval required to adopt and approve the merger agreement has been obtained. No further approval or action of the stockholders of the Company is required to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger, and the Company will not be soliciting your vote to approve the adoption of the merger agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the merger agreement and the transactions contemplated thereby, including the merger.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action to those stockholders who did not consent in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This information statement and the notice attached hereto constitute notice from the Company, as required by Section 228(e) of the DGCL, to the persons who were stockholders of the Company on August 24, 2021 (other than the Consenting Stockholders) of action by the Stockholder Written Consents.

Certain Prospective Unaudited Financial and Operating Information of the Company

American National does not, as a matter of general practice, publicly disclose detailed internal projections of its future financial performance. American National’s management, however, as part of the Company’s ordinary course strategic and business planning efforts, prepared forecasts and projections for internal use in April 2021, which were reviewed and approved by the Board in May 2021 (the “Company Management Projections”).

The Company Management Projections were not prepared with a view to public disclosure and are included in this information statement only because such information was (i) made available to Parent and certain of its representatives in connection with Parent’s due diligence review of American National and (ii) provided to the Board in connection with its evaluation of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Company Management Projections also were provided to the Company’s financial advisor, Citi, for its use and reliance in connection with its financial analyses and opinion as described in the section titled “The Merger — Opinion of the Company’s Financial Advisor” above.

The Company Management Projections were not prepared with a view to compliance with generally accepted accounting principles (“GAAP”), as applied in the United States, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither American National’s independent registered public accounting firm, nor any other independent accounting firm, has audited, reviewed, compiled, examined or performed any procedures with respect to the Company Management Projections included below, nor has any such firm expressed any opinion or any other form of assurance on such information, and no such firm assumes any responsibility for, and expresses no opinion on, the Company Management Projections.

A summary of the adjusted operating income of the Company and its consolidated subsidiaries, based on the Company Management Projections, is set forth below (amounts reflect rounding):

	Adjusted Operating Income (unaudited)
(dollars in millions)	2021E	2022E	2023E	2024E	2025E	2026E
Operating Income (After-Tax)(1)	$210	$240	$285	$296	$308	$320
Plus: After-Tax Earnings from ANTAC(2)	19	42	46	47	49	51
Plus: After-Tax Realized Gains/(Losses)	0	13	13	14	14	15
Less: After-Tax Lost Net Investment Income from Special Dividend(3)	0	(29)	(29)	(29)	(29)	(29)
Adjusted Operating Income (After-Tax)	$229	$266	$314	$328	$342	$357
Less: After-Tax Interest Expense(4)	(27)	(27)	(27)	(27)	(27)	(27)
Levered Adjusted Operating Income (After-Tax)(4)	$203	$239	$287	$301	$315	$330

____________

(1)      This measure is a non-GAAP definition of earnings and is not based on accounting principles generally accepted in the United States. This non-GAAP measure is used by the Company to enhance comparability between periods and to eliminate the impact of net gains (losses), both realized and unrealized, on equity securities, changes in credit losses, and earnings (losses) from our equity in earnings of unconsolidated real estate joint ventures and other investments in non-controlling interests.

(2)      ANTAC LLC is an indirect wholly-owned subsidiary of the Company that holds various real estate-related investments, developments and operations conducted through wholly-owned subsidiaries and limited partnerships.

(3)      Assumes $920 million special dividend at the beginning of the period and 4.0% yield.

(4)      Reflects an illustrative 20% debt-to-total capital leverage ratio and estimated cost of debt of 3% for the Company as provided by the Company’s management, for informational purposes, to the Board and the Company’s financial advisor.

A summary of the unlevered free cash flow of the Company and its consolidated subsidiaries, based on the Company Management Projections, is set forth below (amounts reflect rounding):

	Unlevered Free Cash Flow (unaudited)
(dollars in millions)	2H’21E	2022E	2023E	2024E	2025E	Terminal Year
Operating Income (Pre-Tax)(1)	$184	$303	$360	$375	$390
Plus: Earnings from ANTAC(2)	12	53	58	60	62
Plus: Realized Gains/(Losses)	5	17	16	17	18
Lost Net Investment Income from Special Dividend(3)	0	(37)	(37)	(37)	(37)
EBIT	$201	$337	$398	$415	$433
Less: Cash Taxes	(42)	(71)	(84)	(87)	(91)
Plus: Depreciation and Amortization	22	43	43	44	45
Less: Capital Expenditures	(22)	(40)	(40)	(40)	(40)
Unlevered Free Cash Flow	$159	$269	$318	$332	$347
Special Dividend(3)	$920
Total Free Cash Flows	$1,079	$269	$318	$332	$347
Levered Adjusted Operating Income (After-Tax)(4)						$330

____________

(1)      This measure is a non-GAAP definition of earnings and is not based on accounting principles generally accepted in the United States. This non-GAAP measure is used by the Company to enhance comparability between periods and to eliminate the impact of net gains (losses), both realized and unrealized, on equity securities, changes in credit losses, and earnings (losses) from our equity in earnings of unconsolidated real estate joint ventures and other investments in non-controlling interests.

(2)      ANTAC LLC is an indirect wholly-owned subsidiary of the Company that holds various real estate-related investments, developments and operations conducted through wholly-owned subsidiaries and limited partnerships.

(3)      Assumes $920 million special dividend at the beginning of the period and 4.0% yield. The $920 million special dividend assumption takes into account the potential for a special dividend in the absence of a transaction like the merger. A portion of the special dividend would require regulatory approval.

(4)      Reflects an illustrative 20% debt-to-total capital leverage ratio and estimated cost of debt of 3% for the Company as provided by the Company’s management, for informational purposes, to the Board and the Company’s financial advisor.

A summary of the adjusted operating income of the life, annuity and health insurance businesses of the Company, based on the Company Management Projections, is set forth below (amounts reflect rounding):

	Adjusted Operating Income (unaudited)
(dollars in millions)	2021E	2022E	2023E	2024E	2025E	2026E
Operating Income (After-Tax)(1)	$111	$134	$150	$156	$162	$169
Plus: Earnings from ANTAC(2)	25	53	58	60	62	65
Plus: Realized Gains/(Losses)	0	17	16	17	18	19
Less: Lost Net Investment Income from Special Dividend(3)	0	(37)	(37)	(37)	(37)	(37)
Tax Shield(4)	(5)	(7)	(8)	(8)	(9)	(10)
Unlevered Adjusted Operating Income (After-Tax)	$131	$160	$179	$188	$197	$206
Levered Adjusted Operating Income (After-Tax)(5)	$111	$140	$159	$168	$176	$185

____________

(1)      This measure is a non-GAAP definition of earnings and is not based on accounting principles generally accepted in the United States. This non-GAAP measure is used by the Company to enhance comparability between periods and to eliminate the impact of net gains (losses), both realized and unrealized, on equity securities, changes in credit losses, and earnings (losses) from our equity in earnings of unconsolidated real estate joint ventures and other investments in non-controlling interests.

(2)      ANTAC LLC is an indirect wholly-owned subsidiary of the Company that holds various real estate-related investments, developments and operations conducted through wholly-owned subsidiaries and limited partnerships.

(3)      Assumes $920 million special dividend at the beginning of the period and 4.0% yield.

(4)      Tax Shield represents the estimated tax impact of 21% related to Earnings from ANTAC, Realized Gains/(Losses), and Lost Net Investment Income from Special Dividend.

(5)      Reflects an illustrative 20% debt-to-total capital leverage ratio and estimated cost of debt of 3% for the Company as provided by the Company’s management, for informational purposes, to the Board and the Company’s financial advisor.

A summary of the adjusted operating income of the property and casualty insurance business of the Company, based on the Company Management Projections, is set forth below (amounts reflect rounding):

	Adjusted Operating Income (unaudited)
(dollars in millions)	2021E	2022E	2023E	2024E	2025E	2026E
Operating Income (After-Tax)(1)	$98	$106	$135	$140	$146	$152
Unlevered Adjusted Operating Income (After Tax)	$98	$106	$135	$140	$146	$152
Levered Adjusted Operating Income (After-Tax)(2)	$92	$99	$128	$133	$139	$145

____________

(1)      This measure is a non-GAAP definition of earnings and is not based on accounting principles generally accepted in the United States. This non-GAAP measure is used by the Company to enhance comparability between periods and to eliminate the impact of net gains (losses), both realized and unrealized, on equity securities, changes in credit losses, and earnings (losses) from our equity in earnings of unconsolidated real estate joint ventures and other investments in non-controlling interests.

(2)      Reflects an illustrative 20% debt-to-total capital leverage ratio and estimated cost of debt of 3% for the Company as provided by the Company’s management, for informational purposes, to the Board and the Company’s financial advisor.

The Company Management Projections prepared by American National’s management and included in this information statement are subjective in many respects and do not take into account any circumstances or events occurring after the date they were prepared. The Company Management Projections are not fact and should not be relied upon as necessarily indicative of actual future results; readers of this information statement are cautioned not to place undue reliance on this information. The inclusion of the Company Management Projections in this information statement should not be deemed an admission or representation by American National, Parent, their respective affiliates, advisors or other representatives or any other person that the Company Management Projections are viewed as material information of

American National, particularly in light of the inherent risks and uncertainties associated with such forecasts. Although this summary of the Company Management Projections is presented with numerical specificity, the projections reflect numerous variables, assumptions and estimates as to future events made by the Company’s management that our management believed were reasonable at the time the Company Management Projections were prepared, taking into account the relevant information available to American National’s management at the time. However, those variables, assumptions and estimates are inherently uncertain and many of those variables, assumptions and estimates are beyond the control of American National’s management. Given that the Company Management Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The Company Management Projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, and other future events, as well as matters specific to American National’s business, all of which are difficult to predict and many of which are beyond American National’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The Company Management Projections are subjective in many respects and thus are susceptible to multiple interpretations. As such, the Company Management Projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in American National’s Annual Report on Form 10-K for the year ended December 31, 2020 and any subsequent Quarterly Reports on Form 10-Q and the other reports filed by American National with the SEC. For information on factors that may cause American National’s future results to materially vary, see the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

There can be no assurance that the Company Management Projections will be realized and actual results may be materially better or worse than those contained in the Company Management Projections. The inclusion of this information should not be regarded as an indication that the Board, American National, Parent, Merger Sub, their respective affiliates, advisors or other representatives or any other recipient of this information considered, or now considers, the Company Management Projections to be necessarily predictive of actual future results, nor should it be construed as financial guidance, and it should not be relied upon as such.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Company Management Projections to reflect (i) circumstances existing after the date when the Company Management Projections were prepared or (ii) the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Company Management Projections is shown to be inappropriate. By including in this document a summary of certain Company Management Projections, none of American National, Parent, Merger Sub or their respective affiliates, advisors or other representatives makes any representation to any person regarding the ultimate performance of American National or the surviving corporation compared to the information contained in such financial forecasts and should not be read to require such persons to do so.

Interests of Our Directors and Executive Officers in the Merger

The Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company stockholders generally. The Board was aware of these interests and considered them, among other matters, in unanimously approving the merger agreement. These interests are described below.

For purposes of each of the plans and agreements described below, the completion of the merger will constitute a “change in control,” “change of control” or term of similar meaning with respect to the Company.

Management of the Company Following the Merger

The current directors of the Company are expected to resign in connection with the closing of the merger. Parent intends, however, to invite Mr. Pederson to continue to serve after the closing on the boards of directors of certain insurance subsidiaries of the Company on which he currently serves. This determination was made by Parent in connection with the preparation of insurance regulatory approval filings after the merger agreement was signed and was not discussed with the Company or Mr. Pederson until after the merger agreement signing. Parent has not yet made a determination as to the terms or compensation to be received by Mr. Pederson or any other person for serving as a non-executive independent director of any of the Company’s insurance subsidiaries after the closing. Other current directors of the Company may be considered for future board positions but no specific discussions have been had with any such directors.

The Company will also continue to be led by certain members of its current management team. As of the date of this information statement, none of the Company’s executive officers have entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent, the surviving corporation or one or more of their affiliates. Prior to, or following the closing of the merger, however, some or all of the Company’s executive officers may discuss or enter into agreements with Parent regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates (including the surviving corporation).

At no time prior to the signing of the merger agreement were the post-closing roles or compensation of any employee, officer or director of the Company or any of its subsidiaries discussed with Parent by the management or representatives of the Company or any such individual.

Treatment of Outstanding Equity and Other Long-Term Awards

Vesting, Cancellation and Cash-Out of Equity and Equity-Based Awards Granted by the Company

Mr. Pozzi and certain of the Company’s directors hold equity or equity-based awards. Upon the effective time, each Company RSA and each vested and unvested Company RSU that is outstanding immediately prior to the effective time will be canceled in exchange for the right to receive an amount in cash equal to the product of (i) the total number of shares of Company common stock subject to such award immediately prior to the effective time multiplied by (ii) the merger consideration. Such amount will be paid through the surviving corporation’s payroll.

Quantification of Outstanding Equity and Equity-Based Awards

The table below sets forth the estimated amounts that Mr. Pozzi and each director of the Company would be eligible to receive (without subtraction of applicable withholding taxes) in connection with the merger, assuming the completion of the merger occurs on the outside date of May 6, 2022. Depending on when the merger is completed, certain outstanding Company RSUs shown in the table below may become vested in accordance with their terms prior to the completion of the merger. Further information regarding the named executive officers may be found in the section titled “The Merger — Interests of Our Directors and Executive Officers in the Merger — Payments to Executives upon Termination Following Change in Control — Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page 52.

Name	Company RSAs		Company RSUs		Total Value
	Shares	Value	Shares(1)	Value
Named Executive Officers(2)
James E. Pozzi	10,000	$1,900,000	—	$—	$1,900,000

Non-Employee Directors
William C. Ansell	—	$—	553	$105,000	$105,000
Arthur O. Dummer	—	—	553	105,000	105,000
Irwin M. Herz, Jr.	—	—	553	105,000	105,000
E. Douglas McLeod	—	—	553	105,000	105,000
Frances A. Moody-Dahlberg	—	—	553	105,000	105,000
Ross R. Moody	—	—	553	105,000	105,000
James P. Payne	—	—	553	105,000	105,000
E.J. Pederson	—	—	553	105,000	105,000
James D. Yarbrough	—	—	553	105,000	105,000

Advisory Directors
R. Eugene Lucas	—	$—	553	$105,000	$105,000
Russell S. Moody	—	—	553	105,000	105,000

____________

(1)      On April 22, 2021, the Board authorized a grant to each non-employee director and advisory director of the Company of a number of Company RSUs equal in value to $105,000. These grants have been excluded from this table because they will vest and be settled in cash per their terms, at the latest, on May 2, 2022, which is before the merger agreement’s outside date of May 6, 2022. Instead, we have included hypothetical 2022 grants with a grant date value equal to $105,000, with the number of Company RSUs based upon the per share merger consideration of $190.00, rounded up to the nearest whole number of Company RSUs. No decision has been made as to whether Company RSUs will be granted in 2022 in the manner reflected in the table above.

(2)      Mr. Pozzi is the only executive officer of the Company who holds an outstanding equity award.

Amendment of Company BVUs

The Company BVUs are cash-settled based on a value measured by reference to the change in the Company’s book value. The Company BVUs are described here as an important part of the Company’s overall long-term incentive compensation program, but the Company BVUs do not constitute equity-based compensation arrangements of the Company.

In connection with its review of matters involving the merger, on August 5, 2021, the Compensation Committee of the Board approved an amendment of the Company BVUs to address their treatment in connection with the merger. With respect to Company BVUs held by employees who sign the approved form of amendment, (i) those Covered BVUs will continue to remain outstanding, and (ii) each holder of such Covered BVUs will remain eligible to receive an amount in cash (less applicable withholding taxes) equal to the target value of such Covered BVUs (i.e., the BVU Consideration). In addition, Covered BVUs provide that the holder of Covered BVUs will be entitled to a pro rata payment of the BVU Consideration in the event such holder’s employment is terminated without “cause” (as defined in the amendment for such Covered BVUs). Except as amended, the BVU Consideration under the Covered BVUs will remain payable, if at all, in accordance with the current vesting and payment conditions that are currently applicable to the Company BVUs. Each holder of Covered BVUs will be given the opportunity to sign the above-described amendment. The Company BVUs held by any employee who does not sign an amendment will remain outstanding in accordance with their respective terms.

Quantification of Company BVUs

The Company BVUs are not subject to accelerated payment upon a change in control of the Company and any unvested Company BVUs would be forfeited upon a termination of employment with the Company without cause. However, with respect to any Company BVUs that become Covered BVUs (as described above), pro rata vesting of such Covered BVUs would apply upon such a termination without cause (based on the target value of such Covered BVUs and the number of months in which such holder remained employed with the Company or an affiliate thereof during the applicable three-year performance period under such Covered BVUs).

The table below shows the number of Covered BVUs held by the Company’s executive officers as of the date of this information statement, but excluding those Covered BVUs that were granted in 2019, because they will vest on December 31, 2021 and be settled in cash in accordance with their terms, at the latest, in March 2022, which is before the outside date of May 6, 2022. It is not known at this time whether the Company will make long-term incentive grants in the form of Company BVUs or in any other form prior to the closing of the merger if that closing occurs in 2022. Further information regarding the named executive officers may be found in the section titled “The Merger — Interests of Our Directors and Executive Officers in the Merger — Payments to Executives upon Termination Following Change in Control — Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page 52.

Name	2020 Company BVUs		2021 Company BVUs		Total Value(1)
	BVUs	Value(1)	BVUs	Value(1)
Named Executive Officers
James E. Pozzi	27,876	$3,343,726	28,852	$3,460,797	$6,804,523
Timothy A. Walsh	3,738	448,373	4,548	545,533	993,906
Brody J. Merrill	—	—	500	59,975	59,975
David A. Behrens	3,899	467,685	4,036	484,118	951,803
Johnny D. Johnson	2,223	266,649	2,301	276,005	542,654
Hoyt J. Strickland	2,223	266,649	2,301	276,005	542,654

Other Executive Officers
James W. Pangburn	1,371	$164,451	1,597	$191,560	$356,011
John F. Simon	1,125	134,944	1,414	169,609	304,553
Shannon L. Smith	1,500	179,925	1,746	209,433	389,358
James P. Stelling	1,364	163,612	1,588	190,481	354,093
Scott F. Brast	400	47,980	400	47,980	95,960
Deborah K. Janson	300	35,985	300	35,985	71,970
Anne M. LeMire	400	47,980	400	47,980	95,960
Michelle A. Gage	100	11,995	100	11,995	23,990

____________

(1)      The initial value of each Company BVU is $100. If the target adjusted book value compound annual growth rate of 6.25% is achieved, 100% of the target Company BVUs will be earned and each earned Company BVU will settle in cash at an accumulated value of $119.95, the product of the $100 initial Company BVU value multiplied by the target adjusted book value compound annual growth rate of 6.25% (or $100 x 1.06253).

Compensation of the Transaction Committee

When the Transaction Committee was established by the Board on February 25, 2021, the Board deferred setting the compensation for serving on that committee to a later date. On April 22, 2021, the Board approved a fixed fee of $100,000 for Mr. Pederson, as committee chair, and $70,000 each for Mr. Ansell and Mr. Payne. Fifty percent of these committee fees was paid on May 1, 2021, and the remaining 50% is payable on December 1, 2021. No portion of these committee fees is or was contingent on the completion of a strategic transaction such as the merger.

Retention Bonus Agreements

Terms of Retention Bonus Agreements

In order to assist the Board, the Transaction Committee and senior management with respect to the strategic review process that led to the execution of the merger agreement, certain executive officers and other Company employees were granted the right to receive retention bonuses. These bonus opportunities were intended to compensate these executive officers and other employees for the additional work they were performing, as well as to incentivize those individuals to remain with the Company at least until a merger agreement had been signed and closed. None of the Company’s named executive officers (including Brody Merrill, who was appointed Chief Financial Officer on April 22, 2021), is eligible to receive a retention bonus.

Subject to the conditions set forth in the retention bonus agreements, each employee who signed a retention bonus agreement will receive a retention bonus as of (i) the closing of the merger, (ii) the date on which they experience a qualifying termination of employment or (iii) December 15, 2022, whichever is earliest (such date, the “retention date”). However, if an employee’s employment is terminated other than for a qualifying termination, the employee will no longer be eligible to receive a retention bonus.

For purposes of the retention bonus agreements, a qualifying termination of employment generally means a termination of employment by the Company without “cause,” with cause generally defined to mean: (i) failure or inability to perform any reasonably assigned duties, after written notice from the Company and, if curable, a reasonable opportunity to cure such failure or inability; (ii) commission of an act, or plea of guilty or nolo contendere to a misdemeanor, in either case involving dishonesty, fraud, theft, immoral conduct, bribery or extortion, or plea of guilty or nolo contendere to any felony; (iii) misconduct in connection with the business of the Company or any of its controlled affiliates; (iv) any intentional act that has an injurious effect on the reputation or business of the Company or any of its controlled affiliates; or (v) material breach of any agreement with the Company or any affiliate thereof, and any written code of conduct and business ethics or other material written policy of the Company or any affiliate thereof relating to personal conduct.

Quantification of Retention Bonus Agreements

The table below sets forth the retention bonus amounts that will become payable to certain of the Company’s executive officers upon the closing of the merger or earlier retention date.

Name	Retention Bonus
Other Executive Officers
Scott F. Brast	$234,015
Deborah K. Janson	129,646
Anne M. LeMire	149,253
Michelle A. Gage	99,080

Payments to Executives upon Termination Following Change in Control

Executive Severance Plan

Each of the Company’s named executive officers and certain other of the Company’s executive officers currently participates in the Company’s Executive Severance Plan (the “executive severance plan”), pursuant to which he or she is eligible to receive enhanced severance payments and benefits upon a qualifying termination of employment that occurs during a specified period before or after a change in control.

Generally, a qualifying termination of employment includes a termination of the participant’s employment by the Company without “cause” or by the executive officer with “good reason.” Under the terms of the executive severance plan, such terms are generally defined as follows:

•        “Cause” generally means: (i) failure or inability to perform any reasonably assigned duties, after written notice from the Board and, if curable, reasonable opportunity to cure such failure or inability; (ii) commission of an act, or plea of guilty or nolo contendere to a misdemeanor, in either case involving dishonesty, fraud, theft, immoral conduct, bribery or extortion, or plea of guilty or nolo contendere to any felony; (iii) misconduct in connection with the business of the Company or any of its affiliates; (iv) material breach of any agreement with the Company or any affiliate thereof, and any written code of conduct and business ethics or other material written policy of the Company or any affiliate thereof relating to personal conduct; or (v) intentional wrongful act or omission that results in the restatement of the Company’s financial statements due to a violation of the Sarbanes-Oxley Act of 2002.

•        “Good reason” generally means the occurrence of any of the following without the named executive officer’s express prior written consent: (i) a material reduction of or to the named executive officer’s duties, authority, responsibilities or reporting relationship (however, such a change as the result of one or more corporate transactions, by itself, does not constitute a material reduction); (ii) a 10% or greater reduction in base salary or target annual cash bonus; (iii) a requirement that the named executive officer relocate their primary work location more than 50 miles from his or her then-current primary work location as reflected in Company records; or (iv) in connection with a change in control, the failure of the Company to assign the executive severance plan to its successor or the failure of such successor to explicitly assume and agree to be bound by the executive severance plan.

Upon a qualifying termination of employment, a participant in the executive severance plan is generally entitled to the following severance benefits pursuant to the executive’s participation agreement thereunder:

•        an amount equal to the participant’s “severance multiple” multiplied by the sum of the participant’s annual base salary and annual bonus, payable as a lump sum within 15 days after the participant’s employment termination date; and

•        if the participant timely elects COBRA continuation coverage, reimbursement from the Company for the cost of such COBRA continuation coverage at the amount active employees pay for health coverage through a specified period following the employment termination date (or, if earlier, the date the participant becomes eligible for health insurance coverage under another employer’s plan).

Under the terms of the named executive officers’ respective participation agreements:

•        Mr. Pozzi’s severance multiple is 0.5, regardless of whether a change in control has occurred; Mr. Pozzi also is eligible for COBRA reimbursement benefits for up to six months after a qualifying termination (Mr. Pozzi’s qualifying termination must occur prior to May 31, 2022 in order to be eligible to receive severance benefits);

•        Mr. Walsh’s severance multiple is (i) 2.0 for any qualifying termination within 18 months following a change in control and (ii) 1.0 for any other qualifying termination; Mr. Walsh also is eligible for COBRA reimbursement benefits for up to 18 months after a qualifying termination;

•        Mr. Merrill’s severance multiple is (i) 1.5 for any qualifying termination within 18 months following a change in control and (ii) 1.0 for any other qualifying termination; Mr. Merrill also is eligible for COBRA reimbursement benefits for up to 12 months after a qualifying termination;

•        Mr. Behrens’s severance multiple is 1.0, regardless of whether a change of control has occurred; Mr. Behrens also is eligible for COBRA reimbursement benefits for up to 12 months after a qualifying termination;

•        Mr. Johnson’s severance multiple is 0.5, regardless of whether a change of control has occurred; Mr. Johnson also is eligible for COBRA reimbursement benefits for up to six months after a qualifying termination (Mr. Johnson’s qualifying termination must occur prior to May 31, 2022 in order to be eligible to receive severance benefits); and

•        Mr. Strickland’s severance multiple is 1.0, regardless of whether a change of control has occurred; Mr. Strickland also is eligible for COBRA reimbursement benefits for up to 12 months after a qualifying termination.

Among our other executive officers who participate in the executive severance plan, Mr. Pangburn, Mr. Smith, and Mr. Stelling all have a severance multiple of 1.0, regardless of whether a change of control has occurred, and Mr. Simon has a severance multiple of 1.5 for any qualifying termination within 18 months following a change in control and 1.0 for any other qualifying termination. Each of Mr. Pangburn, Mr. Simon, Mr. Smith and Mr. Stelling are also eligible for COBRA reimbursement benefits for up to 12 months after a qualifying termination.

If any payments and benefits to be paid or provided to a participant in the executive severance plan, whether pursuant to the terms of the executive severance plan or otherwise, would be subject to “golden parachute” excise taxes under the Internal Revenue Code of 1986, as amended (the “Code”), the payments and benefits will be reduced to the extent necessary to avoid those excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to the participant.

As a condition to participation in the executive severance plan, each participant agreed not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee or agent of the Company for a period of 12 months following his or her date of employment termination. Furthermore, during the six-month period following the participant’s date of employment termination, such participant agreed not to directly or indirectly solicit or contact the Company’s current, former or prospective customers, agents, and distributors for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company. This restriction applies to current or prospective customers, agents, or distributors (i) with whom the participant had contact as a Company employee or (ii) about whom the participant has trade secret or confidential information or information that is not publicly available. Each participant also agreed (x) not to disclose or misuse the Company’s confidential information and (y) not to disparage the Company or any of its current or former employees, officers, directors or any existing or prospective customers, agents, distributors or investors. These confidentiality and non-disparagement provisions are not subject to a time limit.

Quantification of Potential Payments to Named Executive Officers in Connection with the Merger

In accordance with Item 402(t) of Regulation S-K promulgated by the SEC, the table below sets forth the estimated amount of compensation that is based on or otherwise relates to the merger that may become payable or realized by each of the Company’s named executive officers, assuming that the completion of the merger occurs on May 6, 2022 and the each executive officer experiences a simultaneous qualifying termination of employment.

The Company’s named executive officers for purposes of the table below are (i) James E. Pozzi, President and Chief Executive Officer, (ii) Timothy A. Walsh, Executive Vice President and Chief Operating Officer, (iii) David A. Behrens, Executive Vice President, Independent Marketing, (iv) Johnny D. Johnson, Executive Vice President, Corporate Business Process Officer and Chief Information Officer and (v) Hoyt J. Strickland, Executive Vice President, Specialty Markets Sales and Marketing. In addition, the table below includes Brody J. Merrill, the Company’s current Senior Vice President and Chief Financial Officer. Mr. Merrill was appointed Chief Financial Officer by the Board on April 22, 2021.

The amounts indicated below are estimates of amounts that would be payable to the named executive officers, and the estimates are based on multiple assumptions that may not prove correct, including assumptions described in this information statement. Accordingly, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Total
James E. Pozzi	$7,961,626	$1,900,000	$9,861,626
Timothy A. Walsh	3,274,192	—	3,274,192
Brody J. Merrill	922,222	—	922,222
David A. Behrens	2,029,886	—	2,029,886
Johnny D. Johnson	906,987	—	906,987
Hoyt J. Strickland	1,271,321	—	1,271,321

____________

(1)      Cash.    Represents the value of the cash severance payments pursuant to the executive severance plan and the value of Company BVUs.

Cash Severance Payments:    The severance amount consists of a cash payment equal to the sum of (i) the product of the named executive officer’s applicable “severance multiple” multiplied by the sum of the participant’s annual base salary and annual bonus and (ii) periodic reimbursement for COBRA premiums for a period of between six and eighteen months, based on the named executive officer’s current coverage levels, the aggregate value of which is shown in the table below. The severance amount has been calculated based on the assumption that each named executive officer experiences a qualifying termination of employment on May 6, 2022, but using annual base salary and annual target bonus amounts as of September 1, 2021. The severance amounts payable are “double trigger” in nature, which means that payment of these amounts is conditioned upon a qualifying termination of employment occurring in connection with the merger or within a designated time period following the completion of the merger.

Name	Change of Control Severance Multiple	Salary	Target Bonus	COBRA Reimbursement	Total
James E. Pozzi	0.5	$1,154,068.50	$1,142,057	$9,040	$1,157,103
Timothy A. Walsh	2.0	649,779	470,081	40,566	2,280,286
Brody J. Merrill	1.5	350,005.50	173,463	27,044	762,247
David A. Behrens	1.0	620,919	430,120	27,044	1,078,083
Johnny D. Johnson	0.5	460,141.50	250,445	9,040	364,333
Hoyt J. Strickland	1.0	460,141.50	250,445	18,080	728,667

Company BVUs:    Each executive officer who elects to amend his or her Company BVUs will be entitled to a pro rata payment of the BVU Consideration upon a qualifying termination of employment. The amounts shown in respect of Company BVUs are “double trigger” in nature, which means that payment of these amounts is conditioned upon a qualifying termination of employment occurring in connection with the merger or within the remaining term of the

Company BVUs following the completion of the merger. For purposes of this illustration, however, and to give the full scope of potential payments, we have included the full BVU Consideration that may become payable, assuming target achievement.

Name	2020 Company BVU Value	2021 Company BVU Value	Total
James E. Pozzi	$3,343,726	$3,460,797	$6,804,523
Timothy A. Walsh	448,373	545,533	993,906
Brody J. Merrill	—	59,975	59,975
David A. Behrens	467,685	484,118	951,803
Johnny D. Johnson	266,649	276,005	542,654
Hoyt J. Strickland	266,649	276,005	542,654

(2)      Equity.    Represents the aggregate payments to be made in respect of Company RSAs based on equity awards holdings as of the date of this information statement. The amounts in this column are “single trigger” in nature, which means that they will be payable to the named executive officer as of the completion of the merger. Additional information regarding the treatment of such awards may be found in the section titled “The Merger — Interests of Our Directors and Executive Officers in the Merger — Treatment of Outstanding Equity and Other Long-Term Awards” beginning on page 47.

Appraisal Rights

Our stockholders (other than the Consenting Stockholders) have the right under Section 262 of the DGCL to dissent from the merger and to seek appraisal of the fair value of their shares of Company common stock, as determined in accordance with Delaware law. The judicially determined fair value under Section 262 could be greater than, equal to or less than the $190.00 per share that our stockholders are entitled to receive in the merger. To exercise appraisal rights or to preserve the right to do so, stockholders who wish to do so must precisely follow the specific procedures set forth in Section 262 of the DGCL in a timely manner. Failure to strictly comply with these procedures will result in a loss of appraisal rights. These procedures are described in the section titled “Appraisal Rights,” and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C.

The Consenting Stockholders are not entitled to appraisal rights because they consented to the merger. In addition, by the execution and delivery of its Stockholder Written Consent to the Company, MMRI waived its appraisal rights with respect to any shares of Company common stock it may acquire in the future.

Delisting and Deregistration of Company Common Stock

If the merger is completed, the shares of Company common stock will be delisted from the NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of the Company common stock.

U.S. Federal Income Tax Consequences of the Merger

The following is a general summary of the anticipated U.S. federal income tax consequences to U.S. Holders of the exchange of shares of Company common stock for cash pursuant to the merger. This discussion is based on the Code, final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements or practices and judicial decisions, all as in effect as of the date of this information statement. Future legislative, judicial or administrative modifications, revocations or interpretations, which may or may not be retroactive, may result in U.S. federal income tax consequences significantly different from those summarized in this discussion. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (the “IRS”) or any other taxing authority with respect to any of the U.S. federal income tax consequences summarized in this discussion. There can be no assurance that the IRS will not challenge any of the consequences summarized below, or that a court will not sustain any such challenge by the IRS.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation) created or organized under the laws of the

United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust that is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Company common stock, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds shares of Company common stock, you should consult your own tax advisor regarding the tax consequences of the exchange of shares of Company common stock for cash pursuant to the merger.

This summary is for general information only and does not constitute tax advice. This summary does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances. In addition, this discussion does not apply to certain categories of holders that are subject to special treatment under the U.S. federal income tax laws, such as (i) banks, financial institutions or insurance companies, (ii) regulated investment companies or real estate investment trusts, (iii) brokers or dealers in securities or currencies or traders in securities that elect mark-to-market treatment, (iv) tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts, (v) holders that validly exercise appraisal rights in connection with the merger, (vi) holders that acquired shares of Company common stock as compensation for services, (vii) holders that own shares of Company common stock as part of a straddle, hedge, constructive sale, conversion transaction or other integrated investment, (viii) holders that are liable for the “alternative minimum tax” under the Code, (ix) U.S. Holders whose functional currency is not the United States dollar, or (x) holders who are not U.S. Holders. This discussion does not address any tax consequences arising under any state, local or non-U.S. tax laws, U.S. federal estate or gift tax laws, or the 3.8% Medicare tax on certain net investment income. In addition, this discussion applies only to holders that hold their shares of Company common stock as capital assets (generally, property held for investment).

STOCKHOLDERS OF THE COMPANY ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AND ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION.

The Merger Will Be a Taxable Event

The exchange of shares of Company common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in its shares of Company common stock. Generally, the gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares of Company common stock exchanged were held for more than one year as of the date of the exchange (i.e., in this case, the effective time of the merger). Long-term capital gains of non-corporate U.S. Holders generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of shares of Company common stock (i.e., shares of Company common stock acquired for the same cost in the same transaction) exchanged for cash pursuant to the merger.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to the exchange of shares of Company common stock for cash pursuant to the merger. Certain non-corporate stockholders may be subject to backup withholding at a rate of 24% on cash payments received in exchange for Company common stock in the merger. To prevent backup withholding, a Company stockholder must either provide a correct taxpayer identification number and certify that the stockholder is not subject to backup withholding under the Code by properly completing Form W-9 or establish a basis for exemption from backup withholding.

Company stockholders who fail to provide their correct taxpayer identification numbers and the appropriate certifications or to establish an exemption as described above will be subject to backup withholding on cash amounts received in connection with the merger and may be subject to penalties imposed by the IRS. Amounts withheld pursuant to backup withholding are not an additional tax and may be refunded or credited against a Company stockholder’s federal income tax liability, but only if that stockholder furnishes the information outlined above to the IRS and other applicable requirements are satisfied.

Regulatory Approvals

The closing of the merger is subject to the completion of certain governmental and regulatory clearance procedures, including the receipt of approvals or non-disapprovals from certain U.S. state insurance regulators in connection with the merger and early termination or expiration of the waiting period under the HSR Act. Under the merger agreement, Parent and the Company are also obligated to use reasonable best efforts to seek and obtain certain other approvals and non-disapprovals from governmental entities (including the Financial Industry Regulatory Authority (“FINRA”)), and to make certain other filings and provide certain notices, which approvals, non-disapprovals, filings, and notices are not conditions to the closing of the merger agreement or prerequisites for the closing of the merger under applicable law and regulation.

While we believe that Parent and the Company will receive the approvals and non-disapprovals discussed below that are perquisites to the consummation of the merger under the merger agreement and applicable law and regulation, Parent and the Company may not obtain all such approvals.

Insurance Laws and Regulations

The insurance laws and regulations of the U.S. states of Texas, Missouri, New York, Louisiana and California, jurisdictions where insurance subsidiaries of the Company are domiciled, generally require that, prior to the acquisition of control of an insurance company domiciled in those jurisdictions, the acquiring person obtain the approval of a Form A statement by the insurance regulator of each such jurisdiction for such acquisition of control. Accordingly, Parent has made the requisite Form A Filings with each of the U.S. state insurance regulators referenced above, seeking approval of the acquisition of the control of the Company, on September 3, 2021. The merger cannot be consummated before the parties have obtained such approvals.

The insurance laws and regulations of certain states also require that a pre-acquisition notification on Form E be filed with the state insurance regulatory authorities regarding the acquisition of control of a non-domiciliary insurance company doing business in that state if the acquisition would result in specified levels of market concentration (the “Form E Filings”). While these prior notification statutes do not authorize the state insurance regulatory authorities to disapprove the acquisition of control, they authorize regulatory action in the affected state, including requiring the insurance company to cease and desist from doing certain types of business in the affected state. Pursuant to the merger agreement, the Company and Parent will use reasonable best efforts to cooperate and consult with each other in seeking such consents and making such notifications.

United States Antitrust Filing

Under the HSR Act, the merger may not be completed until certain information and materials have been provided by Parent and the Company to the Antitrust Division and the FTC, and the applicable waiting period under the HSR Act has expired or been terminated. The parties filed the required notifications with the Antitrust Division and the FTC on August 27, 2021. The waiting period under the HSR Act is scheduled to expire on September 27, 2021, unless earlier terminated by the Antitrust Division or the FTC.

The Antitrust Division and the FTC frequently scrutinize the legality of transactions, such as the merger, under antitrust, competition and trade regulation law (the “antitrust laws”). At any time before or after the merger, the Antitrust Division, the FTC or a state attorney general could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial businesses or assets of Parent, the Company or their respective affiliates. Private parties may also bring legal actions under the antitrust laws in certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result.

Other Considerations

Under the terms of the merger agreement, the Company and Parent are obligated, and are obligated to cause their respective subsidiaries to, use reasonable best efforts, in consultation and cooperation with each other, to consummate the merger and the other transactions contemplated by the merger agreement as promptly as reasonably practicable. Their obligations in this regard include preparing and filing as promptly as reasonably practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents with certain governmental entities.

The merger agreement provides that Parent (i) may not undertake any transaction that would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any consents, approvals, licenses, permits, orders, qualifications, authorizations of, or registrations or other actions by, or any filings with or notifications to, any governmental entity necessary to consummate the transactions contemplated by the merger agreement, including the merger, or the expiration or termination of any applicable waiting period, and (ii) is not required to take or refrain from taking or agree to take any Burdensome Condition.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. Information about the merger can be found elsewhere in this information statement and in the public filings we make with the SEC, as described in the section titled “Where You Can Find More Information” beginning on page 82.

Explanatory Note Regarding the Merger Agreement

The merger agreement has been included to provide investors and stockholders with information regarding its terms. The representations, warranties and covenants contained in the merger agreement were made by the parties thereto only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the merger agreement (such disclosures include information that has been included in the Company’s public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the merger agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Form of Merger

Upon the terms and subject to the conditions of the merger agreement and in accordance with the DGCL, at the effective time, Merger Sub will be merged with and into the Company. As a result of the merger, the separate corporate existence of Merger Sub will cease, and the Company will be the surviving entity in the merger and will become an indirect, wholly-owned subsidiary of Parent.

Consummation and Effectiveness of the Merger

The merger will become effective upon the Company’s filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Company and Parent and set forth in the certificate of merger. The closing of the merger will occur on the date that is the fourth business day following the date of the satisfaction or waiver of the conditions to consummation of the merger set forth in the merger agreement (other than those conditions that by their terms are to be satisfied at the closing) or at such other time as the Company and Parent may agree in writing.

Consideration to Be Received in the Merger

At the effective time, each share of Company common stock issued and outstanding immediately prior to such time will be converted automatically into the right to receive $190.00 in cash without interest (as defined above, the “merger consideration”), less any applicable withholding taxes, and each outstanding and unvested restricted share award and restricted stock unit award will vest and be converted into the right to receive a cash payment equal to the merger consideration multiplied by the total number of shares of Company common stock subject to such award prior to the effective time. However, the merger consideration will not be paid in respect of (a)(i) any shares of Company common stock owned by the Company, Parent or Merger Sub (or any of their wholly-owned subsidiaries) immediately prior to the effective time or (ii) held in treasury of the Company (together with the shares described in clause (i), the “excluded shares”) and (b) shares of Company common stock outstanding immediately prior to the effective time that are held by a holder who has not consented to the merger, has properly demanded appraisal of such shares in accordance with Delaware law, and as of the effective time, has not waived, withdrawn or lost rights to such appraisal under Delaware law (“appraisal shares”).

Appraisal Shares

Appraisal shares will not be converted into the right to receive the merger consideration, but, instead, holders of appraisal shares will be entitled to payment of the fair value of such shares in accordance with Section 262 of the DGCL. If any such holder of appraisal shares fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s appraisal shares under the DGCL will cease and such appraisal shares will be deemed to have been converted at the effective time into, and will have become, the right to receive the merger consideration without interest or any other payments. The Company will provide prompt written notice to Parent of any demands for appraisal, attempted waivers or withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent will have the right to direct, in consultation with the Company, all negotiations and proceedings with respect to such demands. The Company will not, without the prior written consent of Parent, make any voluntary payment with respect to, or settle or offer to settle, any such demands.

Treatment of Outstanding Equity and Other Long-Term Awards

Upon the effective time, each Company RSA and each vested and unvested Company RSU that is outstanding immediately prior to the effective time will be canceled in exchange for the right to receive an amount in cash equal to the product of (i) the total number of shares of Company common stock subject to such award immediately prior to the effective time multiplied by (ii) the merger consideration. Such amount will be paid through the surviving corporation’s payroll.

Exchange Procedures

Promptly after the effective time and not later than three business days after the effective time, Parent will have deposited, or caused to be deposited, with a bank, trust company, or nationally recognized stockholder services provider (or other provider reasonably acceptable to the Company) (the “paying agent”), in trust for the benefit of holders of Shares entitled to the merger consideration, the amount of cash sufficient to pay the aggregate merger consideration. Parent or the paying agent will send to each holder of record of shares of Company common stock whose Shares were converted into the right to receive merger consideration, a letter of transmittal and instructions for use in effecting the surrender of certificates that formerly represented Shares in exchange for the merger consideration. Holders of book-entry Shares will, after submitting a properly completed letter of transmittal to the paying agent, be entitled to receive the merger consideration, without interest and less any applicable withholding taxes, without any further action required on the part of those holders. Holders of certificated Shares must, in addition to the properly completed letter of transmittal, surrender such certificates.

Representations and Warranties

The merger agreement contains representations and warranties of the Company, Parent and Merger Sub regarding, among other things:

•        organization, standing and power;

•        approvals of the merger agreement and transactions contemplated thereby;

•        governmental consents and approvals;

•        absence of contravention with organizational documents and other agreements;

•        litigation and investigations;

•        accuracy of information supplied for inclusion in this information statement;

•        brokers’ and finders’ fees;

The Company made additional representations and warranties regarding, among other things:

•        capital structure;

•        SEC reporting;

•        compliance of financial statements with accounting requirements, regulations and GAAP;

•        statutory statements;

•        certifications required under the Sarbanes-Oxley Act;

•        internal controls over financial reporting;

•        accounting and auditing practices;

•        disclosure controls;

•        general compliance with laws and regulations (including insurance laws and regulations) and listing standards of NASDAQ;

•        absence of certain changes and events since December 31, 2020;

•        absence of undisclosed material liabilities;

•        taxes (including as related to insurance products);

•        compensation and benefits;

•        labor matters;

•        environmental matters;

•        real property and leasehold matters;

•        material contracts;

•        intellectual property;

•        data privacy and security;

•        permits;

•        opinion of the Company’s financial advisor;

•        insurance maintained by the Company and its subsidiaries;

•        anti-takeover statutes and defenses;

•        related party agreements;

•        actuarial analysis;

•        insurance reserves;

•        reinsurance contracts;

•        investment assets; and

•        insurance producers.

Parent and Merger Sub made additional representations and warranties regarding, among other things:

•        delivery of the equity commitment letter and the debt commitment letter;

•        absence of transactions that would (i) materially delay approvals of any governmental entity necessary to consummate the merger, (ii) significantly increase the risk of any governmental entity entering a governmental order prohibiting the merger or (iii) materially delay the merger; and

•        persons who, following the closing of the merger, could be deemed to control or exercise significant influence over the management of the Company and its subsidiaries.

Certain of the representations and warranties in the merger agreement are qualified as to “materiality,” “Company Material Adverse Effect” or “Parent Material Adverse Effect.”

The merger agreement provides that a “Company Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, would reasonably be expected to (a) prevent, materially impair or materially delay the Company’s ability to consummate the transactions contemplated by the merger agreement, including the merger, on or before the outside date or the performance by the Company of any of its material obligations under the merger agreement or (b) result in a material adverse effect on the financial condition, business, operations, assets and liabilities (considered together) or continuing results of operations of the Company and its subsidiaries, taken as a whole. The merger agreement also provides, however, that, with respect to clause (b) above, in no event will any of the following states of fact, changes, developments, events, effects, conditions or occurrences, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Company Material Adverse Effect:

•        changes in general U.S. or global economic conditions or securities, credit, financial or other capital markets conditions;

•        changes, events or conditions in the industries in which the Company and its subsidiaries operate (including changes to interest rates, general market prices and regulatory changes affecting such industries);

•        pandemics, epidemics, acts of war, armed hostility, sabotage, terrorism or widespread cyber-attack, or changes due to any natural disaster or other act of nature and any escalation or general worsening of the foregoing;

•        changes arising out of the entering into of the merger agreement, the performance of the merger agreement, or the pendency or consummation of the transactions contemplated by the merger agreement, including the merger;

•        changes in applicable law or in GAAP, SAP or in accounting standards or in the interpretation or enforcement of any of the foregoing;

•        decline in the market price, or change in trading volume, of the Company’s capital stock;

•        failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or predictions;

•        change or development in the credit, financial strength or other rating of the Company, any of its subsidiaries or its outstanding debt; or

•        action taken or omitted to be taken by the Company at the prior written request or with the prior written consent of Parent or Merger Sub.

With respect to the first, second, third and fifth items listed above, such states of fact, changes, developments, events, effects, conditions or occurrences will be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, solely to the extent the impact on the Company and its subsidiaries, taken as a whole, is disproportionately adverse compared to the impact on other companies operating in the industries in which the Company and its subsidiaries operate in the countries and regions in the world impacted by the state of fact, change, development, event, effect, condition or occurrence in question.

The merger agreement provides that “Parent Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence that would or would reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by the merger agreement, including the merger, on or before the outside date or the performance by Parent or Merger Sub of any of their respective material obligations under the merger agreement.

Conduct of Business by the Company Prior to Consummation of the Merger

The Company has agreed to certain covenants in the merger agreement restricting the conduct of the business of the Company and its subsidiaries between the date of the merger agreement and the earlier of the effective time and the termination of the merger agreement. The general effect of these covenants is that, during such interim period, the Company and its subsidiaries will be limited in their ability to pursue strategic and operational matters outside the ordinary course of business. The Company has agreed that it and its subsidiaries will conduct their business in the ordinary course consistent with past practice in all material respects and use reasonable best efforts to preserve their business organizations, goodwill and assets, keep available the services of their current key officers and employees, and preserve their present relationships with governmental entities and other key third parties, including customers, reinsurers, distributors, suppliers and other persons with whom the Company and its subsidiaries have business relationships.

In addition, the Company has agreed to specific restrictions relating to the conduct of the business of the Company and its subsidiaries between the date of the merger agreement and the earlier of the effective time and the termination of the merger agreement, including, but not limited to, not to take (or permit any of its subsidiaries to take) the following actions (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to Parent as provided in the merger agreement or as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, delayed or conditioned)) or as required by law:

•        subject to certain limited exceptions, offer, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other voting or equity interests of any class or series of the Company or its subsidiaries;

•        amend or propose to amend the Company’s or its subsidiaries’ certificate of incorporation, bylaws or other comparable organizational documents, in each case, whether by merger, consolidation or otherwise;

•        authorize, recommend, propose, enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•        merge, consolidate, combine or amalgamate with any person other than between or among the Company and its wholly-owned subsidiaries;

•        subject to certain limited exceptions (including permitting the Company to execute investment portfolio transactions in the ordinary course of business consistent with past practice and in accordance with its existing investment plan and investment guidelines), acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof or any other assets for consideration in excess of $2,500,000 individually or $5,000,000 in the aggregate;

•        make or authorize capital expenditures that are, on an individual basis, in excess of 110% of the individual line items of the Company’s capital expenditure budget or in excess of 105% of the aggregate capital expenditure budget, except for (i) planned capital expenditures disclosed to Parent at signing of the merger agreement and (ii) reasonable emergency capital expenditures (after consultation with Parent) necessary to maintain its ability to operate its businesses in the ordinary course or for the safety of individuals, assets or the environment;

•        except as required under applicable law or the terms of any Company benefit plan:

•        grant any equity or equity-based awards other than cash-settled Company RSUs to non-employee members of the Board (including advisory directors) and in the ordinary course of business consistent with past practice;

•        increase the compensation or benefits of any current or former director, officer, employee or other service provider other than increases in annual base salary or wage rate for current officers and employees in the ordinary course of business consistent with past practice and subject to certain limits;

•        enter into, adopt, grant or provide any change in control, severance, retention or similar payments or benefits to any current or former director, officer, employee or other service provider, except for any severance arrangement that is substantially comparable to any severance arrangement in effect as of the date of the merger agreement;

•        subject to the preceding three sub-bullets, establish, adopt, enter into, terminate or amend any Company benefit plan or establish, adopt or enter into any plan, agreement, program, policy or other arrangement that would have been a Company benefit plan had it been in effect as of the date of the merger agreement (other than routine amendments to health and welfare plans, severance payments provided in the ordinary course of business consistent with past practice and employment agreements terminable without notice or penalty);

•        loan or advance any money or other property to any current or former employee, director, officer or other service provider (other than routine advancement of business expenses in the ordinary course of business consistent with past practice);

•        accelerate the funding of any payments or benefits or amend any funding obligation or contribution rate under Company benefit plan; or

•        amend or modify any performance criteria, metrics or targets under any Company benefit plan such that, as compared to those criteria, metrics or targets under any Company benefit plan in effect as of the date of the merger agreement, the performance criteria, metrics or targets would reasonably be expected to be more likely to be achieved than in the absence of such amendment or modification;

•        subject to certain limited exceptions, sell, lease, license, transfer, pledge, subject to any encumbrance or otherwise dispose of any of its or their assets or properties;

•        incur, guarantee or assume any indebtedness, subject to certain limited exceptions, including investment portfolio transactions in the ordinary course of business consistent with past practice and other incurrences of indebtedness not to exceed $10,000,000 in the aggregate;

•        enter into any material contract or reinsurance contract other than in the ordinary course of business consistent with past practice;

•        terminate, amend, modify, assign or waive any material right under any material contract or reinsurance contract except in the ordinary course of business consistent with past practice;

•        hire any person to be an officer or employee of the Company or any of its subsidiaries or engage any other service provider to provide services to the Company or any of its subsidiaries, other than (i) for annual base pay or a fee not in excess of $150,000 in the ordinary course of business consistent with past practice or (ii) to replace an officer or employee who resigns or whose employment is terminated for cause or with the consent of Parent and, in each case, on the same or substantially similar terms and conditions of employment as similarly situated employees of the Company and its subsidiaries;

•        terminate the employment of (i) any current officer or employee with annual base pay in excess of $150,000 other than for cause or (ii) any group of employees that would implicate certain notice requirements under law;

•        (i) modify, extend, or enter into any collective bargaining agreement or other agreement with any labor union or other employee representative organization or (ii) voluntarily recognize or certify any labor union or other employee representative organization, or group of employees of the Company or any of its wholly-owned subsidiaries as the bargaining representative for any employees of the Company or its wholly-owned subsidiaries;

•        redeem, purchase or otherwise acquire directly or indirectly any of the Company’s or its subsidiaries’ capital stock or other voting or equity interests of the Company or its subsidiaries; and

•        settle or compromise any claim, demand, lawsuit or state or federal regulatory proceeding or waive any claims, other than with respect to the Company’s and its subsidiaries’ ordinary course claims activity, (i) in an amount in excess of $2,500,000 individually or $5,000,000 in the aggregate or (ii) that imposes any material obligation to be performed by, or material restriction imposed against, the Company or its subsidiaries;

•        except for any such change that is not material or that is required by GAAP, SAP, the National Association of Insurance Commissioners or applicable law, (i) change any method of financial accounting methods, principles or practices used by the Company or any of its subsidiaries, (ii) change the Company’s investment plans, policies and guidelines or (iii) change any underwriting, pricing, claim handling, loss control, reserving or actuarial practice, guideline or policy in effect on the date of the merger agreement or any material assumption underlying an actuarial practice or policy; and

•        make any loan, capital contribution or advance to or investment in any other person (other than the Company or its wholly-owned subsidiaries in the ordinary course of business consistent with past practice or in compliance with the Company’s investment plan and guidelines).

The merger agreement permits the Company to continue to pay regular quarterly cash dividends not to exceed $0.82 per share prior to completion of the merger.

Efforts to Complete the Merger

Under the terms of the merger agreement, the Company and Parent are obligated, and are obligated to cause their respective subsidiaries to, use reasonable best efforts, in consultation and cooperation with each other, to consummate the merger and the other transactions contemplated by the merger agreement as promptly as reasonably practicable, and to:

•        prepare and file as promptly as reasonably practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents with governmental entities; and

•        obtain as promptly as reasonably practicable all consents required to be obtained from any third party or governmental entity that are necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement (the “required consents”). (The obligations of Parent and Merger Sub under the merger agreement to consummate the transactions contemplated by the merger agreement (including the merger) are not, however, subject to conditions relating to obtaining third-party consents.)

The Company and Parent are further required to:

•        keep each other apprised of the status of matters relating to the completion of the merger and the other transactions contemplated by the merger agreement;

•        work cooperatively in connection with obtaining all required approvals or consents of any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement;

•        consult with each other regarding all filings made with, and additional information submitted to, any governmental entity in connection with the merger or any other transaction contemplated by the merger agreement, including all Form A Filings, pre-acquisition notifications on Form E or similar market share notifications, and information provided under the HSR Act;

•        promptly inform each other of any communication with any governmental entity regarding the merger and the other transactions contemplated by the merger agreement, and permit each other to review in advance any proposed communication to any governmental entity;

•        provide the other party with the opportunity to participate in any meeting with any governmental entity in respect of any substantive filing, investigation or other inquiry in connection with the transactions contemplated by the merger agreement; and

•        furnish to each other copies of all correspondence and filings with governmental entities related to requests for additional information or from any governmental entity with respect to the merger and the other transactions contemplated by the merger agreement.

Parent is obligated to, and must cause its subsidiaries to, file or cause to be filed with the applicable governmental entities, by September 3, 2021, the Form A Filings, the Form E Filings or similar market share notifications, and declarations, filings and notifications necessary to obtain the required consents, in each case, as promptly as reasonably practicable. Upon the request of Parent, the Company must also, and must cause its subsidiaries to, provide reasonable cooperation and assistance to Parent in its submission or filing of certain Form D filings with applicable departments of insurance.

Under the merger agreement, the Company and Parent were obligated to submit notifications required under the HSR Act relating to the transactions contemplated by the merger agreement (including the merger) by September 3, 2021 and are further obligated to file other materials required under antitrust laws with respect to the transactions (including the merger) in the applicable jurisdictions as promptly as reasonably practicable. The parties filed the required notifications with the Antitrust Division and the FTC on August 27, 2021, and the waiting period under the HSR Act is scheduled to expire on September 27, 2021, unless earlier terminated by the Antitrust Division or the FTC.

Parent and its subsidiaries may not undertake any transaction that would reasonably be expected to: (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any consents, approvals, licenses, permits, orders, qualifications, authorizations of, or registrations or other actions by, or any filings with or notifications to, any governmental entity necessary to consummate the transactions contemplated by the merger agreement (including the merger) or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any governmental entity entering a governmental order prohibiting the consummation of the transactions contemplated by the merger agreement (including the merger) or (iii) materially delay the consummation of the transactions contemplated by the merger agreement (including the merger).

Parent is not required to take or refrain from taking or agree to take any “Burdensome Condition,” which means any limitation, action, restriction, condition or requirement that, individually or together with all other such limitations, actions, restrictions, conditions or requirements, would, or would reasonably be expected to: (i) impose any requirement on Parent or any of its subsidiaries to make, or commit to make, any material capital contribution or enter into or issue any material capital guarantee or keep well that could require contributing capital or making a similar material capital contribution undertaking, or (ii) impose any limitation, action, restriction, condition or requirement on BAM or any of its affiliates, investment funds, permanent capital vehicles, or other collective investment vehicles or portfolio companies of the foregoing. The Company may not (and must cause its subsidiaries not to), without the prior written consent of Parent, take or agree to take or refrain from any action or accept any limitation, action, restriction, condition or requirement that, individually or in the aggregate, would, or would be reasonably expected to, result in a Burdensome Condition.

Stockholder Written Consents

Following the execution of the merger agreement, the Consenting Stockholders and MMRI each executed and delivered to the Company the Stockholder Written Consents approving and adopting the merger agreement and the transactions contemplated thereby, including the merger. Collectively, the Consenting Stockholders own approximately 59.8% of the issued and outstanding shares of Company common stock, thereby constituting a majority of those shares. As a result of the execution and delivery of the Stockholder Written Consents, the holders of at least a majority of the outstanding shares of Company common stock have approved and adopted the merger agreement. As a result, the stockholder approval required to adopt and approve the merger agreement has been obtained. No further approval or action of the stockholders of the Company is required to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger.

Competing Proposals

The Company has agreed that it will not, and will cause its subsidiaries and its and their respective representatives not to, directly or indirectly:

•        initiate, solicit, propose or knowingly encourage or facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to or result in, a competing proposal;

•        engage in, continue or participate in any discussions relating to or any inquiry, proposal or offer that would reasonably be expected to lead to or result in a competing proposal;

•        furnish any information regarding, or access to the properties, assets or employees of, the Company or its subsidiaries in response to any competing proposal or any inquiry, offer or proposal that would reasonably be expected to lead to a competing proposal;

•        enter into any letter of intent or agreement in principle relating to a competing proposal;

•        submit any competing proposal to a vote or consent of the stockholders of the Company; or

•        resolve, propose or agree to do any of the above.

Notwithstanding the foregoing, prior to the Company’s receipt of the Stockholder Written Consents following the execution of the merger agreement, if the Company had received a competing proposal that did not result from a breach of the non-solicitation restrictions described above and the Board had determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such competing proposal constituted or would reasonably have been expected to lead to a “superior proposal” and, after consultation with outside legal counsel, that the failure to take such action would have been inconsistent with its fiduciary duties under applicable law, the Company would have been permitted to furnish information or to participate in discussions and negotiations with the party making such competing proposal.

In such case, if the Board had determined in good faith (i) after consultation with its financial advisors and outside legal counsel, that such competing proposal was a superior proposal (taking into account any adjustment to the terms and conditions of the merger proposed by Parent in response to such competing proposal) and (ii) after consultation with outside legal counsel, that the failure to terminate the merger agreement would have been inconsistent with the Board’s fiduciary duties under applicable law (a “fiduciary out” termination), then the Board would have been permitted to terminate the merger agreement and cause the Company to pay the termination fee to Parent concurrently with such action.

However, the Company did not receive a superior proposal (or even a competing proposal) prior to its receipt of the Stockholder Written Consents. And because the Stockholder Written Consents resulted in the Company’s having obtained the required stockholder approval for the merger, the Company is no longer permitted to furnish information to or participate in discussions and negotiations with any party making a competing proposal. For the same reason, a “fiduciary out” termination is no longer permitted under the terms of the merger agreement.

A “competing proposal” is defined as any bona fide written offer or proposal for, or any indication of interest in, any (i) direct or indirect acquisition or purchase of any business or assets of the Company or any of its subsidiaries that, individually or in the aggregate, constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (iii) tender offer or exchange offer that, if consummated, would result in the beneficial ownership by any person of 15% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or (iv) merger, consolidation, business combination, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose business constitutes 15% or more of the net revenue, net income or assets of the Company and its subsidiaries, taken as a whole, in each case, other than the transactions contemplated by the merger agreement.

A “superior proposal” is defined as a bona fide written competing proposal (with all references to 15% included in the definition of competing proposal increased to 50%) that is not solicited after the date of the merger agreement in violation of the non-solicitation restrictions in the merger agreement and is made after the date of the merger agreement by any person or group (other than Parent or any of its affiliates), that, in the good faith determination of the Board, after consultation with its financial advisors and outside legal counsel, (i) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the merger and the other transactions contemplated by the merger agreement (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of this Agreement offered by Parent in response to such proposal or otherwise), (ii) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, any required third-party consents, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the person making the proposal and any other aspects considered relevant by the Board and (iii) for which, if applicable, financing is fully committed or reasonably determined to be available by the Board.

Change in Recommendation

The merger agreement requires the Company to call a meeting of stockholders for purposes of voting on the adoption of the merger agreement, with the Board recommending in favor of adoption of the merger agreement, in the event the Stockholder Written Consents are not delivered to Parent in accordance with the merger agreement and Parent does not terminate the merger agreement on such basis. Relatedly, the merger agreement provides for certain circumstances and conditions under which the Board can change its recommendation to such stockholders regarding the adoption of the merger agreement in connection with stockholder meeting. Such circumstances include the Board’s determination that a competing proposal constitutes a superior proposal. The Company, however, received the Stockholder Written Consents following the execution of the merger agreement. Therefore, in accordance with the merger agreement, the Company will not call a stockholders’ meeting for purposes of voting on the adoption of the merger agreement. For this reason, the provisions of the merger agreement related to the Board’s ability to change its recommendation in connection with such a meeting are no longer applicable.

Financing

Concurrently with the execution of the merger agreement, Parent and Merger Sub entered into certain agreements for equity financing and debt financing to facilitate Parent’s acquisition of the Company through the merger. The obtaining of equity and debt financing by Parent and Merger Sub is not, however, a condition to the merger, the closing, or Parent’s and Merger Sub’s obligations under the merger agreement, including payment of the aggregate merger consideration and other payments pursuant to the merger agreement.

Equity Financing

As a condition to the Company’s willingness to enter into the merger agreement, BAM executed and delivered to Parent the equity commitment letter, pursuant to which BAM committed to provide capital to Parent with equity financing, in an aggregate amount equal to $5,106,688,000, through the purchase of non-voting preferred shares of Parent, solely for the purpose of funding, and to the extent necessary to fund, a portion of the aggregate merger consideration, and subject the terms and conditions therein. The Company is a third party beneficiary of the rights granted to Parent under the equity commitment letter solely for the purpose of seeking specific performance of BAM’s obligation to fund the commitment thereunder, subject to conditions set forth therein.

Debt Financing

In connection with its entry into the merger agreement, on August 6, 2021, Merger Sub entered into the term facility commitment letter with the Commitment Parties and the agency fee letter with Bank of Montreal and BMO Capital Markets Corp. (as defined above, the “debt commitment letter”). Pursuant to the debt commitment letter, and subject to the terms and conditions set forth therein, the Commitment Parties agreed to provide, for the benefit of Merger Sub (and upon consummation of the merger, the Company), as the borrower, a five-year term loan facility in the aggregate principal amount of $1,500,000,000 for the purpose of funding, in part, Parent’s acquisition of the Company through its merger with Merger Sub and the fees and expenses incurred in connection therewith. The funding of the term loan facility is contingent on the satisfaction of certain customary conditions. The agency fee letter provides customary terms regarding the arrangement and syndication of the debt financing.

The merger agreement obligates Parent and Merger Sub to use their reasonable best efforts to, among other things, (i) maintain the debt commitment letter in effect until the merger is consummated or terminated in accordance with its terms, (ii) enforce Parent’s and Merger Sub’s rights under the debt commitment letter, and (iii) satisfy on a timely basis all conditions to funding under the debt commitment letter that are within their control and (iv) if possible, consummate the debt financing at or prior to the closing of the merger. Under the merger agreement, Parent, Merger Sub and the Company have agreed that Parent and Merger Sub will not permit any modification of their rights under the debt commitment letter that would, among other things, prevent or materially delay or impact the consummation of the merger. The Company has also agreed under the merger agreement to use reasonable best efforts to cooperate with Parent in connection with the debt financing.

Employee Matters

For a period of one year following the effective time, Parent will provide, or will cause to be provided, to each employee of the Company or its subsidiaries who continues to remain employed with the Company or its subsidiaries immediately after the effective time (each, a “Company Employee”) with:

•        an annual base salary or wage rate that is no less favorable than the annual base salary or wage rate provided to the Company Employee immediately prior to the effective time;

•        target annual cash incentive compensation opportunities that are no less favorable in the aggregate than those provided to the Company Employee immediately before the effective time;

•        long-term target cash incentive opportunities that are no less favorable in the aggregate to those provided to the Company Employee immediately prior to the effective time; and

•        retirement, health and welfare and severance benefits (excluding defined benefit pension plans, post-employment welfare benefit plans, and non-qualified deferred compensation plans) that are substantially comparable in the aggregate to those retirement, health and welfare and severance benefits (excluding defined benefit pension plans, employment welfare benefit plans, and non-qualified deferred compensation plans) provided to the Company Employee immediately prior to the effective time.

For all purposes under the employee benefit plans of Parent and its subsidiaries in which Company Employees are eligible to participate after the effective time (each such plan, a “New Plan”), Company Employees will be credited with their years of service with the Company and its subsidiaries and their respective predecessors before the effective time, to the same extent as such Company Employees were entitled, before the effective time, to credit for such service under any similar Company benefit plan in which such Company Employees were eligible to participate immediately prior to the effective time. However, that credit cannot result in a duplication of benefits and will not apply with respect to benefit accrual under any defined benefit pension plan or for purposes of any post-employment welfare benefit plan.

In addition, (i) Parent will use commercially reasonable efforts to cause each Company Employee to be immediately eligible to participate in each New Plan to the extent such Company Employee was eligible to participate immediately prior to the effective time in a Company benefit plan providing analogous benefits (each such plan, a “Legacy Plan”), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for each Company Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plans and (iii) Parent will use commercially reasonable efforts to cause any eligible expenses incurred by each Company Employee and his or her covered dependents during the portion of the plan year of each Legacy Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

If the Company has not paid annual cash incentive bonuses in respect of calendar year 2021 (the “outstanding 2021 annual bonuses”) prior to the closing date, then, no later than the closing date of the merger, the Company will pay such bonuses or will cause such bonuses to be paid to each Company Employee who is employed by the Company or any of its subsidiaries immediately prior to the effective time and who participates in a Company benefit plan that provides the opportunity to earn an annual cash incentive payment in respect of calendar year 2021. The outstanding 2021 annual bonuses will be determined prior to the effective time by the Company in good faith based on actual attainment of performance goals.

If the effective time occurs in 2022, Parent will pay cash bonuses for the 2022 performance period (“2022 annual bonuses”) or will cause the surviving corporation to pay 2022 annual bonuses to each Company Employee who remains employed with Parent, the surviving corporation or their affiliates through December 31, 2022. The 2022 annual bonus paid to a Company Employee will be no less than the sum of (i) the pro rata portion of the 2022 annual bonus that such Company Employee would have been entitled to under the annual cash incentive program of the Company, based on actual attainment of the prorated portion of the applicable performance goals as of the closing date, determined in good faith by the Compensation Committee of the Board, and (ii) the 2022 annual bonus earned by such Company Employee for the post-closing portion of calendar year 2022, as determined in good faith by the Board of Directors of Parent or a committee thereof, based on actual attainment of the applicable performance criteria, which shall be based on a prorated portion of the 2022 performance goals reflecting the post-closing period. The 2022 annual bonuses will be paid at the same time or times that Parent or the surviving corporation pay annual bonuses in respect of the 2022 performance period to other similarly situated employees of Parent or its subsidiaries, but in no event later than March 15, 2023.

Indemnification and Insurance

The merger agreement provides that, from and after the effective time, the surviving corporation and Parent will indemnify, defend and hold harmless to the fullest extent permitted by applicable law or provided under the Company’s certificate of incorporation and bylaws in effect as of immediately prior to the effective time all persons who were directors, advisory directors and officers of the Company and its subsidiaries prior to the effective time for any losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement or incurred in connection with any threatened or actual claim, action or investigation arising out of, relating to or in connection with such person’s role as a director, advisory director or officer of the Company or its subsidiaries.

For a period of six years after the effective time, Parent and the surviving corporation will not amend, repeal or otherwise modify in any manner that would adversely affect the rights of, and will fulfill and honor any rights of, any past and present directors, advisory directors and officers of the Company and its subsidiaries to indemnification, exculpation or expense advancement with respect to any act or omission occurring or existing at or prior to the effective time under (i) any provision in the Company’s certificate of incorporation or bylaws, in each case, in effect immediately prior to the effective time, any provision in any contract of the Company or its subsidiaries with any of their respective directors, advisory directors or officers in effect as of the date of the merger agreement, (ii) any provision in the organizational documents of the surviving corporation or (iii) any provision in the organizational documents of any subsidiary of the Company in effect as of immediately prior to the effective time.

In addition, Parent will cause to be put in place and fully prepay, no later than immediately prior to the closing of the merger, “tail” directors’ and officers’ liability insurance policies with a claims reporting or discovery period of six years after the effective time, with terms and conditions providing retentions, limits and other material terms that are no less favorable than the current directors’ and officers’ liability insurance and fiduciary liability policies maintained by the Company and its subsidiaries covering matters, acts or omissions occurring at or prior to the effective time. However, Parent will not be required to pay (or cause the surviving corporation to pay) annual premiums in excess of 275% of the aggregate annual premium amounts of the applicable policies for the six years of coverage under such “tail” policies, but in such case will purchase and obtain a policy with the greatest coverage available for a cost equal to such amount.

Conditions to Consummation of the Merger

The obligations of each of the parties to the merger agreement to consummate the merger are subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

•        the adoption of the merger agreement by written consent or affirmative vote of the holders of a majority of the outstanding shares of Company common stock (which condition has been satisfied by the delivery of the Stockholder Written Consents, as described above);

•        this information statement having been cleared by the SEC and having been mailed to the stockholders of the Company at least 20 days prior to the closing date;

•        the applicable waiting period under the HSR Act and any other applicable antitrust, competition or trade regulation law having expired or been terminated;

•        certain regulatory approvals or non-disapprovals having been obtained with respect to relevant U.S. insurance regulators in California, Louisiana, Missouri, New York and Texas; and

•        the absence of any judgment, temporary restraining order, preliminary or permanent injunction or other similar order, decree or ruling issued by any governmental entity having jurisdiction of any party, and no law having been promulgated, enacted, issued or deemed applicable to the merger by any governmental entity having jurisdiction of any party, in each case that prohibits or makes illegal the consummation of the merger.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following additional conditions:

•        the Company having performed in all material respects all obligations and complied with all covenants required to be performed or complied with by it prior to the effective time;

•        the representations and warranties of the Company with respect to (i) the Company’s corporate existence and power, (ii) the Company’s authority to execute, deliver and perform the merger agreement and consummate the transactions contemplated thereby, including the merger, (iii) the Company’s compliance with its organizational documents, (iv) ownership of outstanding capital stock of the Company’s subsidiaries, (v) finders’ and brokers’ fees, (vi) the opinion of the Company’s financial advisor and (vii) anti-takeover agreements and statutes being true and correct in all material respects (in each case, without giving effect to any Company Material Adverse Effect or materiality qualifiers) at and as of the date of the merger agreement and at and as of the closing date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

•        the representations and warranties of the Company with respect to the Company’s authorized, issued and outstanding capital stock (other than de minimis inaccuracies) being true and correct in all respects at and as of the date of the merger agreement and at and as of the closing date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

•        the Company’s representation and warranty that, since the date of the merger agreement, no event or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect being true and correct in all respects at and as of the date of the merger agreement and at and as of the closing date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

•        other than the representations and warranties mentioned in the three bullets directly above, all of the Company’s other representations and warranties being true and correct (without giving effect to any Company Material Adverse Effect or materiality qualifiers) as of the date of the merger agreement and at and as of the closing date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Company Material Adverse Effect;

•        since the date of the merger agreement, there having not been any event, change, occurrence, or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

•        Parent and Merger Sub having received a certificate, signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer, confirming that each of the conditions specified above has been satisfied; and

•        no Burdensome Condition having been imposed.

The obligations of the Company to consummate the merger are also subject to the satisfaction (or, to the extent permitted by law, waiver) of the following additional conditions:

•        Parent having performed in all material respects all of its obligations required to be performed by it as of or prior to the closing date;

•        the representations and warranties of Parent and Merger Sub being true and correct (without giving effect to any Parent Material Adverse Effect or materiality qualifiers) at and as of the closing date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure to be true and correct, individually or in the aggregate, has not, and would not be reasonably be expected to, have a Parent Material Adverse Effect; and

•        the Company having received a certificate of Parent, executed on its behalf by an authorized officer of Parent, dated as of the closing date, certifying that each of the conditions specified above has been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated prior to the effective time by the mutual written consent of the Company and Parent.

The merger agreement may be terminated by either the Company or Parent if:

•        the closing of the merger has not yet occurred by May 6, 2022 (or, under certain circumstances described below, August 6, 2022) (as defined above, as applicable, the “outside date”) and the party seeking to terminate the merger agreement has not breached any representation or warranty or failed to fulfill any covenant or agreement under the merger agreement that has been the principal cause of, or resulted in, the failure of the closing of the merger to occur on or before the outside date; or

•        if a law is adopted that permanently makes the consummation of the merger illegal or otherwise permanently prohibits the merger, or if any final and nonappealable judgment, injunction, decree or order issued by any governmental entity having jurisdiction of any party permanently enjoins or prohibits Parent or the Company from consummating the merger, provided that the party seeking to terminate the merger agreement on this basis has not breached any representation and warranty or failed to fulfill any covenant under the merger agreement, where such breach was the principal cause of, or resulted in, such legal restraint.

If (x) the closing of the merger has not occurred by May 6, 2022 by reason of the applicable waiting period under any antitrust laws not having expired or been terminated or the failure to obtain the necessary approvals and prior written non-disapprovals from the applicable governmental entities and (y) all other conditions in the merger agreement have been satisfied up to such time (other than those conditions that by their terms are to be satisfied at the closing of the merger, each of which is capable of being satisfied at the closing of the merger) or (to the extent permitted by Law) waived, the outside date will be August 6, 2022.

The merger agreement may be terminated by Parent if the Company has breached any of its representations, warranties, covenants or other agreements contained in the merger agreement, which would result in a failure to satisfy certain conditions to the consummation of the merger that are dependent on the Company’s compliance with certain terms of the merger agreement, and such breach is incapable of being cured prior to the outside date, or if capable of being cured prior to the outside date, has not been cured by the earlier of (i) 30 days after the giving of written notice to the Company of such breach and (ii) two business days prior to the outside date (a “Company terminable breach”), but only if Parent or Merger Sub are not then in Parent terminable breach (as defined below) of any of their respective representations, warranties, covenants or agreements contained in the merger agreement.

The merger agreement may be terminated by the Company if Parent or Merger Sub has breached any of their respective representations, warranties, covenants or other agreements contained in the merger agreement, which would result in a failure to satisfy certain conditions to the consummation of the merger that are dependent on Parent’s compliance with certain terms of the merger agreement, and such breach is incapable of being cured prior to the outside date, or if capable of being cured prior to the outside date, has not been cured by the earlier of (i) 30 days after the giving of written notice to the Company of such breach and (ii) two business days prior to the outside date (a “Parent terminable breach”), but only if the Company is not then in Company terminable breach of any of its respective representations, warranties, covenants or agreements contained in the merger agreement.

The merger agreement also permits, variously, Parent, the Company, and Company or Parent to terminate the merger agreement in circumstances that are no longer applicable following Parent’s receipt of the Stockholder Written Consents:

•        Parent may terminate the merger agreement if (i) all Stockholder Written Consents have not been executed and delivered to Parent in accordance with the terms of merger agreement, (ii) the Board has changed its recommendation to stockholders regarding adoption of the merger agreement at a duly held meeting of stockholders, or (iii) the Board has willfully and materially breached its non-solicitation covenant.

•        The Company may terminate the merger agreement, prior to its adoption by written consent or affirmative vote of the holders of a majority of the outstanding shares of Company common stock, in order to enter into a definitive written agreement providing for a superior proposal.

•        The Company or Parent may terminate the merger agreement if (i) the Company has not received the Stockholder Written Consents in accordance with the merger agreement, (ii) Parent has not already terminated the merger agreement on that basis, and (iii) the Company has not subsequently obtained stockholder approval of the merger agreement at a duly held meeting of its stockholders.

As the Stockholder Written Consents were received by the Company and delivered to Parent in accordance with the merger agreement, the Company will not call a stockholders’ meeting for purposes of voting on the adoption of the merger agreement, and the Board is not making a recommendation regarding the merger agreement in connection with any such meeting. Further, given the receipt and delivery of the Stockholder Written Consents, the Company is no longer permitted, under the merger agreement, to participate in discussions regarding a competing proposal or to enter into a definitive written agreement providing for a superior proposal. Further related information is found in the sections titled “The Merger Agreement — Stockholder Written Consents” beginning on page 64 and “The Merger Agreement — Competing Proposals” beginning on page 65.

Termination Fees and Expenses

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring those expenses, regardless of whether the merger is completed.

The Company is required to pay Parent the Company termination fee if Parent terminates the merger agreement due to the occurrence of a Company terminable breach and (i) a competing proposal was announced prior to the termination that was not withdrawn and (ii) within 12 months after the termination, the Company enters into a definitive agreement with respect to, or otherwise consummates, the competing proposal (or does not oppose it, in the case of a tender or exchange offer).

The merger agreement also requires the Company to pay Parent the Company termination fee in circumstances that are no longer applicable following Parent’s receipt of the Stockholder Written Consents:

•        Parent terminates the merger agreement because all Stockholder Written Consents have not been executed and delivered to Parent in accordance with the terms of merger agreement;

•        Parent terminates the merger agreement because (i) the Board has changed its recommendation to stockholders regarding adoption of the merger agreement at a duly held meeting of stockholders or (ii) the Board has willfully and materially breached its covenants to not hold discussions that could lead to a competing proposal;

•        the Company terminates the merger agreement, prior to its adoption by written consent or affirmative vote of the holders of a majority of the outstanding shares of Company common stock, in order to enter into a definitive written agreement providing for a superior proposal; and

•        Company or Parent terminates the merger agreement because of the Company’s failure to obtain the required vote at a duly held meeting of its stockholders and (i) a competing proposal was announced prior to the termination that was not withdrawn and (ii) within 12 months after the termination, the Company enters into a definitive agreement with respect to, or otherwise consummates, the competing proposal (or does not oppose it, in the case of a tender or exchange offer).

As the Stockholder Written Consents were received by the Company and delivered to Parent after the execution of the merger agreement, the Company will not call a stockholders’ meeting for purposes of voting on the adoption of the merger agreement, and the Board is not making a recommendation regarding the merger agreement in connection with any such meeting. Further, given the receipt and delivery of the Stockholder Written Consents, the Company is no longer permitted, under the merger agreement, to participate in discussions regarding a competing proposal or to enter into a definitive written agreement providing for a superior proposal. Further related information is found in the sections titled “The Merger Agreement — Stockholder Written Consents” beginning on page 64 and “The Merger Agreement — Competing Proposals” beginning on page 65.

Amendment and Waiver

The merger agreement may be amended or waived prior to the effective time by the parties in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of waiver, by the party against whom the waiver is to be effective. However, the merger agreement also provides that, because the Stockholder Written Consents have been delivered to the Company, there can be no amendment to the merger agreement that, by law, would require further approval by Company’s stockholders.

Specific Performance

The parties have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the parties have agreed that, in addition to any other remedy available to the parties under the merger agreement, each of the parties will be entitled to injunctions, specific performance or other equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. Parent, Merger Sub and the Company have agreed in the merger agreement, however, that the Company, its Subsidiaries, and their respective affiliates will not be permitted (i) to seek specific performance in respect of any person that has committed to providing financing in connection with the merger or (ii) to enforce specifically any of Merger Sub’s and its affiliates’ respective rights under the debt commitment letter or any other agreements relating to the debt financing. The Company is a third party beneficiary of the rights granted to Parent under the equity commitment letter solely for the purpose of seeking specific performance of BAM’s obligation to fund the commitment thereunder, subject to conditions set forth in the equity commitment letter.

Governing Law

The merger agreement is governed by and construed in accordance with the laws of the state of Delaware, without giving effect to the principles of conflicts of laws thereof that might require the application of the laws of another jurisdiction.

MARKET PRICE OF OUR STOCK

Shares of Company common stock are listed for trading on the NASDAQ under the symbol “ANAT.” The following table sets forth, for the fiscal quarters indicated, on a per-share basis, the high and low sale prices for Company common stock for the periods indicated as reported on the NASDAQ composite transactions reporting system.

	High	Low
Fiscal Year Ended December 31, 2019
First Quarter	$155.24	$119.77
Second Quarter	$124.33	$111.21
Third Quarter	$126.97	$111.01
Fourth Quarter	$124.60	$115.13
Fiscal Year Ended December 31, 2020
First Quarter	$118.26	$65.25
Second Quarter	$89.37	$63.93
Third Quarter	$77.74	$66.04
Fourth Quarter	$97.00	$66.50
Fiscal Year Ending December 31, 2021
First Quarter	$116.01	$88.38
Second Quarter	$157.99	$106.90

The closing sale price of the shares of Company common stock on the NASDAQ on August 6, 2021, the last full trading day prior to the announcement of the merger, was $172.80 per share. The closing sale price of the Company common stock on the NASDAQ on May 10, 2021 was $122.56 per share, regarded by the Company as the last unaffected closing sale price prior to the announcement of the merger agreement, in light of the May 11, 2021 Reuters report that the Company was exploring strategic alternatives. On September 16, 2021, the most recent practicable date before the date of this information statement, the closing price for the shares of Company common stock on the NASDAQ was $189.96 per share.

The merger agreement permits the Company to continue to pay regular quarterly cash dividends prior to completion of the merger not to exceed $0.82 per share of common stock.

Following the merger, there will be no further market for the Company common stock.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to Section 262 of the DGCL, which is attached to this information statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C in its entirety. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL in a timely manner will result in a loss of appraisal rights. This summary does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to demand appraisal under Section 262 of the DGCL.

If the merger is completed and you are a stockholder of the Company (other than the Consenting Stockholders) and comply with the statutory procedures set forth in Section 262 of the DGCL, you may be entitled to appraisal rights under Section 262 of the DGCL. To exercise and perfect appraisal rights, a holder of shares of Company common stock must follow precisely the statutory procedures pursuant to Section 262 of the DGCL in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Annex C to this information statement. Set forth below is a summary description of Section 262 of the DGCL. The following is intended as a brief summary of the material provisions of statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements or considerations and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which appears in Annex C to this information statement. All references in Section 262 and this summary to “stockholder” are to the record holder of the shares of Company common stock immediately prior to the effective time as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. A person having a beneficial interest in shares of Company common stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under the DGCL, holders of shares of Company common stock who follow the procedures set forth in Section 262 of the DGCL may be entitled to have their shares appraised by the Court of Chancery of the State of Delaware, or the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of those shares, together with interest but exclusive of any element of value arising from the accomplishment or expectation of the merger. The “fair value” of such shares of Company common stock, as determined by the Delaware Court of Chancery may be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Under Section 262 of the DGCL, when a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, the corporation must notify each of its stockholders of the approval of the merger and that appraisal rights are available. For purposes of determining the stockholders entitled to notice, the corporation may fix a record date (which may be fixed in advance by the corporation not more than ten days prior to the date of the notice and for purposes of the merger, or if not fixed in advance, will either be the day before the notice is given (if sent prior to the effective time) or will be the date of the effective time (if sent following the effective time). Such notice must include in each such notice a copy of Section 262 of the DGCL. This information statement constitutes such notice to the holders of shares of Company common stock, and Section 262 of the DGCL is attached to this information statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL. In view of the complexity of Section 262 of the DGCL, any holder of Company common stock who desires to exercise his, her or its appraisal rights is encouraged to consult his, her or its legal and financial advisors.

Holders of shares of Company common stock who desire to exercise their appraisal rights must deliver to the Company a written demand for appraisal of their shares of Company common stock no later than 20 days after the date of mailing of the information statement (which includes the notice of written consent and appraisal rights), or October 7, 2021. A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Company common stock. If you wish to exercise your appraisal rights, you must be the record holder of such shares of Company common stock on the date the written demand for appraisal is made and you must continue to hold such shares of Company common stock through the effective time. Accordingly, a stockholder who is the record holder of shares of Company common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time, will lose any right to appraisal in respect of such shares. If the party seeking appraisal rights is not the stockholder of record, the party seeking appraisal rights must follow special procedures as discussed below.

All written demands for appraisal of shares of Company common stock must be mailed or delivered to: American National Group, Inc., One Moody Plaza, 18th Floor, Galveston, Texas 77550, Attention: General Counsel. Only a holder of record of shares of Company common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of shares of Company common stock (a) must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares, (b) should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name, and (c) must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she is not the record holder of the shares of Company common stock. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm, trust or other nominee, submit the required demand in respect of those shares of Company common stock. If you hold your shares of Company common stock through a bank, brokerage firm, trust or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm, trust or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. A person having a beneficial interest in shares held of record in the name of another person, such as a broker, bank, trust or other nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights in accordance with Section 262 of the DGCL.

If shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by the fiduciary in that capacity. If the shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm, trust or other nominee, who holds shares of Company common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company common stock as to which appraisal is sought. If you hold shares of Company common stock through a broker who, in turn, holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares of Company common stock must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Where no number of shares of Company common stock is expressly mentioned, the demand will be presumed to cover all shares of Company common stock held in the name of the record owner.

If the notice of appraisal rights did not notify the stockholders of the effective date of the merger, then either (i) the Company must send a second notice before the effective date of the merger notifying each stockholder entitled to appraisal rights of the effective date of the merger or (ii) within ten days after the effective date of the merger, the surviving corporation in the merger must give written notice that the merger has become effective to each of the Company stockholders who is entitled to appraisal rights; provided, however, that if such second notice is sent more than 20 days following the first notice, such second notice need only be sent to each of those stockholders entitled to appraisal rights who has demanded appraisal rights in accordance with Section 262 of the DGCL and who has not withdrawn his, her or its demand for appraisal. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal, but has not commenced an appraisal proceeding or joined a proceeding as a named party, may withdraw the demand and accept the consideration specified by the merger agreement for that stockholder’s shares of Company common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective time, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of such stockholder’s shares of Company common stock as determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition and has no present intention to file a petition, and holders of shares of Company common stock should not assume that the surviving corporation will file a petition.

Accordingly, it is the obligation of the holders of shares of Company common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Company common stock within the time prescribed in Section 262 of the DGCL, and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL could result in a loss of such stockholder’s appraisal rights. In addition, within 120 days after the effective time, any stockholder who has properly complied with the requirements of Section 262 of the DGCL will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be given within ten days after such written request has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Company common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement. If a petition for appraisal is not timely filed, then the right to appraisal will cease.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is served upon the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Company common stock and with whom agreements as to the value of their shares of Company common stock have not been reached by the surviving corporation. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Company common stock and who hold Company common stock represented by certificates to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Because the Company common stock will be listed on the NASDAQ immediately prior to the effective time, the Delaware Court of Chancery is required under Section 262 of the DGCL to dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Company common stock or (2) the value of the consideration provided in the merger for such total number of shares of common stock exceeds $1 million.

After determination of the stockholders entitled to appraisal of their shares of Company common stock, the Delaware Court of Chancery will appraise the shares of the Company common stock in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court of Chancery will determine the fair value of the shares of Company common stock, as of the effective time, after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Company common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

You should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Company common stock is less than the merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the Delaware Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that were known or that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but that rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the parties participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each stockholder seeking appraisal is responsible for his, her or its attorney’s and expert witness expenses; although, upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company common stock entitled to appraisal. Any stockholder who demanded appraisal rights in compliance with Section 262 of the DGCL will not, after the effective time, be entitled to deliver a written consent with respect to or vote shares of Company common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company common stock, other than with respect to payment as of a record date prior to the effective time. If no petition for appraisal is filed within 120 days after the effective time, then the right of all stockholders to appraisal will cease and the stockholders’ shares of Company common stock will be deemed to have been converted at the effective time into the right to receive the merger consideration, without interest and less any applicable withholding taxes. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the effective time. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL at any time within 60 days after the effective time (or thereafter with the written approval of the Company)

and accept the merger consideration, without interest and less any applicable withholding taxes, offered pursuant to the merger agreement. Once a petition for appraisal has been filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of the Company without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. However that restriction will not affect the right of any stockholder who has not commenced an appraisal proceeding or has not joined the appraisal proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the merger consideration, without interest and less any applicable withholding taxes, within 60 days after the effective time. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, the Company stockholders who may wish to dissent to the merger and pursue appraisal rights are encouraged to consult their legal and financial advisors.

To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, Section 262 of the DGCL will govern.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of September 1, 2021 the number and percentage of outstanding shares of Company common stock that, according to the information available to us, were owned by (1) each of our directors, (2) each of our executive officers who is a named executive officers (including Brody Merrill, who was appointed Chief Financial Officer on April 22, 2021) for whom we provided compensation information in the Company’s proxy statement for the Company’s 2021 annual meeting of stockholders, (3) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of the Company common stock and (4) all of our directors and executive officers as a group. As of September 1, 2021, there were a total of 26,887,200 shares of Company common stock outstanding.

For purposes of the table below, we deem the Company common stock subject to options, warrants, restricted stock units that are currently exercisable or exercisable within 60 days of September 1, 2021 (or with respect to which the holder otherwise has the right to receive shares now or during that 60 day period) to be outstanding and to be beneficially owned by the person holding the options, warrants or restricted stock units for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all shares of Company common stock beneficially owned by them, subject to community property laws, where applicable. Except as expressly stated otherwise, the address for the beneficial owners listed below is: c/o American National Group, Inc., One Moody Plaza, 18th Floor, Galveston, Texas 77550.

Name of Beneficial Owner	Number and Nature of Shares Beneficially Owned(5)		Percentage Beneficially Owned
5% Owners
The Moody Foundation(1) 2302 Postoffice Street, Suite 704 Galveston, Texas 77550	6,116,316	Direct	22.75%
Moody National Bank(2) 2302 Postoffice Street Galveston, Texas 77550
Libbie Shearn Moody Trust (Trust 57)(3)	9,949,585	Direct	37.00%
Other Accounts(4)	2,867,178	Direct	10.66%
Officers and Directors
William C. Ansell	2,250	Direct	*
	78,375	Indirect(6)	*
Arthur O. Dummer	7,100	Direct	*
Irwin M. Herz, Jr.(7)	19,325	Direct	*
E. Douglas McLeod	28,000	Direct	*
Frances A. Moody-Dahlberg(8)	3,187	Direct	23.20	%(12)
	6,116,316	Indirect(9)
	117,137	Indirect(10)
Ross R. Moody(8)	2,790	Direct	23.19	%(12)
	6,116,316	Indirect(9)
	117,137	Indirect(11)
James P. Payne	1,337	Direct	*
E. J. Pederson	2,702	Direct	*
James E. Pozzi	21,797	Direct(13)	*
James D. Yarbrough	13,250	Direct	*
Timothy A. Walsh	6,964	Direct	*
Brody Merrill	0	—	*
David A. Behrens	1,792	Direct	*
Hoyt J. Strickland	4,104	Direct	*
J.D. Johnson	3,613	Direct	*
Directors and Executive Officers as a Group(14) (25 persons)	128,951	Direct	0.48%
	6,554,854	Indirect	24.38%
	6,683,805		24.86%

____________

*        Less than 1%.

(1)      The Moody Foundation is a charitable trust classified as a private foundation established in 1942 by W. L. Moody, Jr., and his wife, Libbie Shearn Moody, for charitable and educational purposes. Its Trustees are Frances A. Moody-Dahlberg and Ross R. Moody, two of the Company’s directors, and Elizabeth L. Moody. Frances A. Moody-Dahlberg and Ross R. Moody are children of Robert L. Moody, Sr., the Chairman Emeritus of American National Insurance Company, who previously served as the Company’s Chairman and Chief Executive Officer. Elizabeth L. Moody is the daughter of Ross R. Moody. The beneficial ownership information shown for The Moody Foundation is based on information provided by it to the Company.

(2)      As trustee or agent of Trust 57 and other accounts. The Company has been advised that Moody Bank Holding Company, Inc. (“MBHC”), which is wholly owned by Moody Bancshares, Inc. (“Bancshares”), owns approximately 98.5% of the common stock of Moody National Bank. The Company has further been advised that the Three R Trusts, trusts created by Robert L. Moody, Sr. for the benefit of his children, own 100% of Bancshares’s Class B Stock (which elects a majority of Bancshares’s directors) and approximately 50.3% of Bancshares’s Class A Stock. Accordingly, the Three R Trusts, through ownership of Bancshares, control Moody National Bank. The Trustee of the Three R Trusts is Irwin M. Herz, Jr., one of the Company’s directors, and a partner in Greer, Herz & Adams, L.L.P., One Moody Plaza, 18th Floor, Galveston, Texas, general counsel to the Company and counsel to Moody National Bank, Bancshares and MBHC.

The beneficial ownership information shown for Moody National Bank is based on information contained in an amended Schedule 13G filed jointly on February 4, 2021 by the Moody National Bank Trust Division, Bancshares, MBHC, Three R Trusts, and Irwin M. Herz, Jr. (the “Amended Schedule 13G”). According to the Amended Schedule 13G, as of December 31, 2020, Moody National Bank, Bancshares and MBHC have shared voting power with respect to 12,816,763 shares of Company common stock and shared dispositive power with respect to 695,619 shares of Company common stock; the Three R Trusts and Irwin M. Herz, Jr. have shared voting power with respect to 12,826,313 shares of Company common stock and shared dispositive power with respect to 705,169 shares of Company common stock; and Irwin M. Herz, Jr. has sole voting power with respect to 19,325 shares of Company common stock and sole dispositive power with respect to 19,325 shares of Company common stock. According to the Amended Schedule 13G, Bancshares, MBHC, Three R Trusts and Irwin M. Herz, Jr. disclaim beneficial ownership with respect to the shares of Company common stock beneficially owned by Moody National Bank. In addition, Irwin M. Herz, Jr. disclaims beneficial ownership with respect to the 9,550 shares of Company common stock beneficially owned by the Three R Trusts. The principal address of Bancshares and MBHC is 2302 Postoffice, Galveston, Texas 77550. The principal address of the Three R Trusts is 2302 Postoffice, Suite 702, Galveston, Texas 77550, and the principal address of Irwin M. Herz, Jr. is One Moody Plaza, 18th Floor, Galveston, Texas 77550.

(3)      Trust 57 is a split-interest trust with both charitable and non-charitable beneficiaries. It was established in 1943 and funded by a residuary bequest under the will of Libbie Shearn Moody. Moody National Bank is the Trustee of Trust 57 and, as such, has voting power with respect to the shares of Company common stock owned by Trust 57. Robert L. Moody, Sr. is the remaining life income beneficiary of Trust 57. Robert L. Moody, Sr. has advised management that he has assigned all of his life income interest in such trust to a subsidiary of National Western Life Insurance Company, a Colorado insurance company controlled by him through the Robert L. Moody Revocable Trust. Management has also been advised that Trust 57 will terminate following the death of Robert L. Moody, Sr., and that upon such termination approximately 79% of the total amount of Company common stock that is held in Trust 57 is to be distributed to The Moody Foundation and/or its assignee(s), and the remaining portion is to be distributed to Moody Memorial First United Methodist Church in Galveston, Texas.

(4)      According to the Amended Schedule 13G, Moody National Bank acts as (i) trustee for and votes the 1,155,000 shares of Company common stock owned by the W. L. Moody, Jr. Trust for Grandchildren (“Trust 19”); (ii) agent for and votes 896,678 shares of Company common stock held pursuant to an Agency and Investment Services Agreement for the benefit of The Moody Endowment, a non-profit corporation; and (iii) trustee or agent for and votes the 815,500 shares of Company common stock owned by other trust, agency and custodian accounts.

(5)      All of the named beneficial owners have sole voting power and sole investment power as to all the shares shown to be directly beneficially owned by them, with the exception of shares that may be owned jointly with their spouses.

(6)      Shares owned by Mr. Ansell’s spouse.

(7)      Mr. Herz may be deemed to have beneficial ownership of the shares of Company common stock beneficially owned by Moody National Bank and the Three R Trusts; however, Mr. Herz disclaims beneficial ownership of such shares. Accordingly, such shares are not included in this table. (See Footnote 2 under “Security Ownership of Certain Beneficial Owners and Management” above for information regarding the Amended Schedule 13G).

(8)      Robert L. Moody, Sr. is the remaining life income beneficiary of Trust 19. Directors Frances A. Moody-Dahlberg and Ross R. Moody, as children of Robert L. Moody, Sr., have a contingent residuary interest in his beneficial interest in Trust 19. The numbers in the table above and in the table immediately below under “Security Ownership of Advisory Directors” do not include shares held in Trust 19. (See Footnote 4 under “Security Ownership of Certain Beneficial Owners and Management” above for additional information about Trust 19).

(9)      Shares owned by The Moody Foundation, of which Frances A. Moody-Dahlberg and Ross R. Moody are among three Trustees. (See “Security Ownership of Certain Beneficial Owners and Management” above).

(10)    Shares owned by Moody FAMD Interests Ltd. Frances A. Moody-Dahlberg is the sole manager and member of the general partner of Moody FAMD Interests Ltd., Moody FAMD Management Company LLC, and is the trustee and beneficiary of certain trusts owning limited partnership interests in Moody FAMD Interests Ltd.

(11)    Shares owned by Moody RRM Interests Ltd. Ross R. Moody is the sole manager and member of the general partner of Moody RRM Interests Ltd., Moody RRM Management Company LLC, and is the trustee and a beneficiary of certain trusts owning limited partnership interests in Moody RRM Interests Ltd.

(12)    Percentage reflects the aggregate shares beneficially owned directly and indirectly.

(13)    Includes 10,000 shares granted as a Company RSA.

(14)    Includes our Advisory Directors, whose security ownership is described in the next section below, and current executive officers.

Security Ownership of Advisory Directors

The information contained in the following table is given with respect to the ownership of Company common stock as of the close of business on September 1, 2021, by each of our advisory directors.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
R. Eugene Lucas	8,752	Indirect(1)	*
Russell S. Moody(2)	6,562	Direct(3)	*
	117,137	Indirect(4)	*

____________

*        Less than 1%.

(1)      Shares owned by family trust.

(2)      Robert L. Moody, Sr. is the remaining life income beneficiary of Trust 19. Russell S. Moody, as a son of Robert L. Moody, Sr., has a contingent residuary interest in his father’s beneficial interest in Trust 19. The numbers in the tables above and immediately below do not include shares held in Trust 19. (See Footnote 4 under “Security Ownership of Certain Beneficial Owners and Management” above for additional information about Trust 19).

(3)      Russell S. Moody shares voting and investment power with respect to these shares with Moody National Bank, who is Mr. Moody’s attorney-in-fact pursuant to a power of attorney executed by Mr. Moody.

(4)      Shares owned by Moody RSM Interests Ltd. Russell S. Moody is the co-manager and sole member of the general partner of Moody RSM Interests Ltd., Moody RSM Management Company LLC, and is a beneficiary of certain trusts owning limited partnership interests in Moody RSM Interests Ltd.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other documents with the SEC. These reports contain additional information about the Company. The Company’s SEC filings are made electronically available to the public at the SEC’s website located at www.sec.gov.

Company Website

Stockholders can also obtain free copies of our SEC filings through the “Investor Relations” section of the Company’s website at www.americannational.com. Our website address is being provided as an inactive textual reference only. The material located on such website is not a part of, or otherwise incorporated into, this information statement.

Incorporation by Reference

The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.

The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the effective time. The Company also incorporates by reference in this information statement the following documents filed by it with the SEC under the Exchange Act:

American National Group, Inc. Filing:	Period:
Annual Report on Form 10-K	Fiscal Year ended December 31, 2020
Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2021
Quarterly Report on Form 10-Q	Quarterly period ended June 30, 2021
Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof)	Filed with the SEC on March 1, 2021, April 26, 2021, May 3, 2021, August 2, 2021, and August 9, 2021

The Company undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference in the information that this information statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at American National Group, Inc., One Moody Plaza, 8th Floor, Galveston, Texas 77550, Attention: Office of Corporate Secretary, Telephone: (409) 766-6537.

Householding of Proxy Materials

The SEC has adopted rules that allow us to deliver a single annual report or any information statement to any household at which two or more stockholders reside who share the same last name or whom we believe to be members of the same family. This procedure is referred to as “householding.”

If you share the same last name and address with one or more stockholders, from now on, unless we receive contrary instructions from you (or from one of these other stockholders), you and all other stockholders who have your last name and live at the same home address will receive only one copy of any of our Annual Report on Form 10-K, any proxy statement or any information statement.

If you object to householding or wish to revoke householding in the future, in order to receive individual copies of these documents, you may contact you may contact the Office of Corporate Secretary, American National Group, Inc., One Moody Plaza, 8th Floor, Galveston, Texas 77550, Telephone: (409) 766-6537. Registered stockholders may also revoke their consent by contacting the Office of Corporate Secretary at the same address or telephone number. You can call the same number or write to the same address if you participate in householding but wish to receive a separate copy of these documents or to request householding if stockholders are receiving multiple copies of the annual report, proxy statement or information statement. You may opt out of householding at any time prior to 30 days before the mailing of proxy materials each year, which you can measure by reference to the date that is 30 days before the mailing date of the proxy statement for the prior year’s annual meeting of stockholders. If we do not hear from you, you will be deemed to have consented to the delivery of only one set of these documents to your household. Your consent will be perpetual unless you revoke it. If you revoke your consent, we will begin sending you individual copies of these documents within 30 days after we receive your revocation notice.

Your participation in this program is encouraged. It will reduce the volume of duplicate information received at your household as well as the cost to us of preparing and mailing duplicate materials. Stockholders residing at the same address and currently receiving multiple copies of this information statement may contact the Company at the address or phone number above to request that only a single copy of an information statement be mailed in the future. In addition, we have been notified that certain intermediaries, i.e., brokers or banks, will household proxy materials. Beneficial owners can request information about householding from their banks, brokers or other holders of record.

The Company, Parent and Merger Sub have supplied, and the Company has not independently verified, the information in this information statement relating to the Company, Parent and Merger Sub.

Stockholders should not rely on information that purports to be made by or on behalf of the Company other than that contained in or incorporated by reference in this information statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this information statement. This information statement is dated September 17, 2021. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this information statement.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

August 6, 2021

by and among

Brookfield Asset Management Reinsurance Partners Ltd.,

FREESTONE MERGER SUB INC.

and

American National Group, Inc.

Annex A-i

Annex A-ii

Exhibits

Exhibit A	Certain Definitions

Exhibit B	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

Exhibit C	Form of Stockholder Written Consent

Annex A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 6, 2021 is by and among Brookfield Asset Management Reinsurance Partners Ltd., an exempted company limited by shares existing under the laws of Bermuda (“Parent”), Freestone Merger Sub Inc., a Delaware corporation and an indirect wholly-owned Subsidiary of Parent (“Merger Sub”), and American National Group, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company is sometimes referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S E T H:

WHEREAS, it is proposed that, upon the terms and subject to the satisfaction of the conditions set forth in this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”) in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), with the Company surviving the Merger as the Surviving Corporation, whereby (a) each issued and outstanding Share as of the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive $190.00 per Share, net in cash, without interest and less any amounts entitled to be deducted or withheld in accordance with Section 3.3, and (b) the Company shall become a wholly-owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held on or prior to the date hereof, has (a) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the Transactions (including the Merger), (c) approved the execution, delivery and performance by the Company of this Agreement and, subject to the Company Stockholder Approval, the consummation of the Transactions (including the Merger), (d) directed that, in the event all Stockholder Written Consents are not delivered to Parent in accordance with Section 8.2(a), and Parent does not terminate this Agreement in accordance with Section 10.1(c)(iii), the adoption of this Agreement be submitted to a vote at a meeting of the holders of issued and outstanding shares of Company Common Stock (the “Shares”) and (e) resolved to recommend the adoption of this Agreement by the holders of Shares (the preceding clauses (a) through (e), the “Board Recommendation”);

WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held on or prior to the date hereof, has approved and declared advisable this Agreement and the Transactions (including the Merger) on the terms set out in this Agreement;

WHEREAS, the Board of Directors of Merger Sub has by unanimous vote (a) determined that this Agreement and the Transactions (including the Merger) are fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) approved and declared advisable this Agreement and the Transactions (including the Merger) and (c) directed that this Agreement be submitted to Parent, as sole stockholder of Merger Sub, for adoption thereby and recommended that Parent adopt this Agreement and the Transactions (including the Merger);

WHEREAS, Parent, as the sole stockholder of Merger Sub, will adopt this Agreement promptly following its execution;

WHEREAS, promptly following the execution of this Agreement, and as a condition and material inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company will execute and deliver to the Company and Parent irrevocable written consents pursuant to which such holders will adopt this Agreement in accordance with Sections 228 and 251(c) of the DGCL; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and an inducement to the Company’s willingness to enter into this Agreement, Brookfield Asset Management Inc. (the “Equity Investor”) has entered into an equity financing commitment letter in favor of Parent (the “Equity Commitment Letter”), pursuant to which the Equity Investor has committed, subject to the terms and conditions therein, to invest in Parent the amounts set forth therein.

Annex A-1

NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants and agreements set forth herein, the Parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the capitalized terms have the respective meanings ascribed to such terms in Exhibit A or as otherwise defined elsewhere in this Agreement.

Article II
THE MERGER

Section 2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the applicable provisions of the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a wholly-owned Subsidiary of Parent.

(b) On the Closing Date, as soon as practicable after the Closing, the Company will file a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware, in such form as determined by the Parties and in accordance with the applicable provisions of the DGCL (the “Certificate of Merger”), and the Parties shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as Parent and the Company may agree in writing and specify in the Certificate of Merger (the “Effective Time”).

(c) At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of each of the Company and Merger Sub, all as provided under the DGCL.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Sidley Austin LLP, 1000 Louisiana Street, Suite 5900, Houston, Texas 77002 or remotely by exchange of documents and signatures (or their electronic counterparts), in each case, on the fourth Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) shall be satisfied or waived in accordance with this Agreement or (b) at such other place, method, date or time as the Company and Parent may agree in writing. For purposes of this Agreement, “Closing Date” means the date on which the Closing occurs.

Section 2.3 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety to be in the form set forth in Exhibit B, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until duly amended as provided therein or by applicable Law.

(b) At the Effective Time, the bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall become references to the Surviving Corporation, and as so amended and restated shall be the bylaws of the Surviving Corporation until duly amended as provided therein or by applicable Law.

Section 2.4 Directors and Officers of the Surviving Corporation. The Parties shall take all requisite actions such that, from and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the

Annex A-2

Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, incapacitation, retirement, resignation or removal.

Section 2.5 Effect of the Merger on Capital Stock.

(a) At the Effective Time, subject to the other provisions of this Article II and Article III, each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares to be canceled pursuant to Section 2.5(d), any Shares covered under Section 2.6, and any Dissenting Shares, which shall have only those rights set forth in Section 2.7) shall, by virtue of the Merger and without any action on the part of any holder thereof, Parent, Merger Sub or the Company, be converted into the right to receive $190.00 per Share, net in cash, without interest and less any amounts required to be deducted or withheld in accordance with Section 3.3 (the “Merger Consideration”).

(b) From and after the Effective Time, all of the Shares converted into the right to receive the Merger Consideration pursuant to this Section 2.5 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of (x) a certificate (each a “Certificate”) or (y) non-certificated Shares represented by book entry (“Book-Entry Shares”) previously representing any such Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Merger Consideration to be paid in consideration therefor upon the exchange of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.1.

(c) If, at any time during the period between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend or stock distribution thereon with a record date during such period, then the Merger Consideration (including Merger Consideration payable in respect of Company RSU Awards pursuant to Section 2.6(a)(ii)) shall be appropriately equitably adjusted to reflect the effect of such change; provided, however, that (i) nothing in this Section 2.5 shall be construed to permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement and (ii) cash dividends and grants of equity compensation not prohibited by the terms hereof shall not result in any adjustment to the Merger Consideration.

(d) At the Effective Time, all shares of Company Common Stock that, immediately prior to the Effective Time, (i) are owned by Parent, Merger Sub or the Company or any direct or indirect wholly-owned Subsidiaries of Parent, Merger Sub or the Company or (ii) are held in treasury of the Company (such shares, together with the shares of Company Common Stock described in clause (i), the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(e) At the Effective Time, each issued and outstanding share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time.

Section 2.6 Equity Awards.

(a) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plan) shall adopt such resolutions as may be required and take all corporate action necessary to effect the following:

(i) at the Effective Time, each awarded share of Company Common Stock subject to vesting, repurchase or other lapse restriction (each, a “Company RS Award”) that is outstanding as of the Effective Time, shall be deemed to be fully vested and non-forfeitable (to the extent not previously vested) and shall be canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.5;

Annex A-3

(ii) at the Effective Time, each award of stock units relating to shares of Company Common Stock (including any such stock unit that is payable in cash or other property, the value of which is determined with reference to the value of Company Common Stock) subject to vesting, repurchase or other lapse restriction (each, a “Company RSU Award”), whether vested or unvested, that is outstanding as of the Effective Time, shall be deemed to be fully vested and non-forfeitable (to the extent not previously vested) and shall be canceled and converted into the right to receive a cash payment equal to (1) the Merger Consideration, multiplied by (2) the total number of Shares subject to such Company RSU Award immediately prior to the Effective Time; and

(iii) make such other changes to the Company Stock Plan as the Company and Parent may agree in writing are appropriate to give effect to the Merger.

(b) As soon as reasonably practicable after the Effective Time (but in no event later than five Business Days following the Effective Time), or such time that is otherwise required by applicable Law, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, pay the consideration payable pursuant to Section 2.6(a), net of any applicable withholding Taxes or deductions required under the Code or any provision of state, local or foreign Law with respect to the making of such payment, to the holders of Company RS Awards and Company RSU Awards through, to the extent applicable, the Surviving Corporation’s payroll; provided, however, that to the extent payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty.

Section 2.7 Dissenters’ Rights. Notwithstanding anything to the contrary in this Agreement, Shares outstanding immediately prior to the Effective Time shall not be converted into the right to receive Merger Consideration if they are held by a holder who (x) has not voted in favor of the Merger or consented thereto, (y) has properly demanded appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and (z) as of the Effective Time, has not effectively waived, withdrawn or lost that holder’s rights to such appraisal under the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or effectively waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such Shares). Instead of being converted into the right to receive Merger Consideration as of the Effective Time, such Dissenting Shares shall be entitled to receive only such consideration as shall be determined to be due with respect to such Dissenting Shares pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively waived, withdrawn or lost such holder’s right to appraisal and payment under Section 262 of the DGCL, then (i) the right of such holder to be paid such consideration as is determined to be due pursuant to Section 262 of the DGCL shall cease and (ii) such holder’s Dissenting Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (without interest and less any amounts entitled to be deducted or withheld pursuant to Section 3.3) upon the surrender of the Certificates or Book Entry Shares previously representing such Dissenting Shares. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of the fair value of any Shares under the DGCL, any waiver or withdrawal of any such demand (other than any such waiver set forth in any Stockholder Written Consent), and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the opportunity and right to direct, in consultation with the Company, any negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to, or settle, or offer to settle, any such demands.

Article III
EXCHANGE OF CERTIFICATES

Section 3.1 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint a bank, trust company or nationally recognized stockholder services provider or such other Person reasonably acceptable to the Company as paying agent (the “Paying Agent”) for the holders of Shares to receive the aggregate Merger Consideration to which the holders of such Shares shall become entitled pursuant to, and in accordance with, Section 2.5. Promptly after the Effective Time (but in no event later than three Business Days following the Effective Time), Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash in an aggregate amount sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.5 (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Merger Consideration in the Merger.

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(b) Promptly after the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of record of Shares as of the Effective Time, in each case whose Shares were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) in such form as the Company and Parent may reasonably agree, for use in effecting delivery of Shares to the Paying Agent. Surrender of any Book-Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry.

(c) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Paying Agent of a Certificate or Book-Entry Share (or affidavits in lieu thereof in accordance with Section 3.2), together with a properly completed letter of transmittal, will be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each such Certificate or Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration as contemplated by Section 2.5.

(d) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the payment thereof that (i) the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and (ii) the Person requesting such delivery of the Merger Consideration shall either (A) pay to the Paying Agent any stock transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or (B) establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable. None of Parent, Merger Sub and the Surviving Corporation shall have any liability for the transfer and other similar Taxes described in this Section 3.1(d) under any circumstance. Payment of the aggregate Merger Consideration, as applicable, with respect to Book-Entry Shares shall be made only to the Person in whose name such Book-Entry Shares are registered.

(e) All Merger Consideration paid upon the surrender of and in exchange for Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, there shall be no further registration of transfers of Shares made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Paying Agent, the Surviving Corporation or Parent, they shall be canceled and exchanged for the consideration provided for by, and in accordance with the procedures set forth in, Article II and this Article III.

(f) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.1(a) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to Parent, or transferred as otherwise directed by Parent, upon demand, and any such holder who has not exchanged such holder’s Shares for the Merger Consideration in accordance with this Section 3.1 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time, or such earlier time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(g) The Paying Agent shall invest any cash deposited by or on behalf of Parent pursuant to Section 3.1(a) as directed by Parent; provided, however, that (i) in no event shall any losses on such investments affect the cash payable to former holders of Shares pursuant to this Article III, and (ii) such investments shall be in (1) obligations of or guaranteed by the United States of America, (2) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (3) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (4) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such investment instrument shall have a maturity exceeding three months. Any interest

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and other income resulting from such investments shall be paid promptly to Parent. To the extent there are any losses with respect to any investments of the funds deposited with the Paying Agent, or the funds shall for any other reason, including the Dissenting Shares losing their status as such, not be sufficient for the Paying Agent to make prompt payment of the Merger Consideration, then upon demand by the Paying Agent, Parent shall promptly reimburse any such loss or otherwise provide additional funds (by wire transfer of immediately available funds) so as to ensure that the funds are at all times maintained at a level sufficient for the Paying Agent to make all payments contemplated by this Agreement to be made by the Paying Agent.

(h) The payment of any transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees incurred by a holder of Shares in connection with the Merger, as well as the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the responsibility solely of such holder.

Section 3.2 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Shares formerly represented by that Certificate, or by a representative of that holder, in each case, claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will, if such holder has otherwise delivered a properly completed and duly executed letter of transmittal, pay (less any amounts entitled to be deducted or withheld pursuant to Section 3.3), in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated by this Article III.

Section 3.3 Withholding Rights. If and to the extent required under any provision of applicable Law, each of the Surviving Corporation, Parent, the Company, Merger Sub and the Paying Agent shall be entitled to deduct and withhold amounts from the consideration otherwise payable to any Person pursuant to Article II and this Article III. To the extent that amounts are so deducted or withheld by the Company, Merger Sub, the Surviving Corporation, Parent or the Paying Agent, as the case may be, and paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

Section 3.4 Certificate of USRPHC Status. At the Closing, the Company shall deliver to Parent (a) a certificate dated as of the Closing Date executed by the Company satisfying the requirements set forth in Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that (x) the Company is not nor has been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) at any time during the five years preceding the Closing Date and (y) no interest in the Company constitutes a United States real property interest (as defined in section 897(c)(1) of the Code and the regulations promulgated thereunder) and (b) a notice from the Company to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), dated as of the Closing Date and executed by the Company, along with written authorization for Parent, as agent for the Company, to deliver such notice form to the IRS on behalf of the Company upon the Closing. In the event the Company fails to deliver such a certificate, Parent’s sole remedy shall be to withhold from consideration otherwise payable pursuant to Section 3.3.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent that, except as disclosed (i) in the Company SEC Documents (including all exhibits and schedules thereto and documents listed in an exhibit index for the Company 10-K that are incorporated by reference in such exhibits and schedules, but excluding any disclosures in such Company SEC Documents in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) filed or furnished prior to the date that was two Business Days prior to the date of this Agreement or (ii) in the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedules shall be deemed disclosure with respect to

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the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure, notwithstanding the omission of a cross-reference to such other section or subsection):

Section 4.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all corporate powers and authority required to enable it to own, lease, operate or otherwise hold its properties and assets and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties or asset owned, leased or operated by it or the nature of its activities make such qualification necessary, except for those jurisdictions where the failures to be so qualified, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Company Material Adverse Effect. The Company has heretofore made available to Parent true, complete and accurate copies of the Certificate of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the Bylaws of the Company, as amended to the date of this Agreement (as so amended, the “Company Bylaws”). The Company is not in violation of any provision of the Company Charter or the Company Bylaws.

Section 4.2 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, except for the Company Stockholder Approval in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote or written consent of holders of a majority of the outstanding Shares in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or consent of the holders of any of the Company’s capital stock or any holder of capital stock of any of the Company’s Subsidiaries necessary to authorize or adopt this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

(b) The Company Board, at a meeting duly called and held on or prior to the date hereof, has (i) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions (including the Merger), (iii) approved the execution, delivery and performance by the Company of this Agreement and, subject to the Company Stockholder Approval, the consummation of the Transactions (including the Merger), (iv) directed that in the event all Stockholder Written Consents are not delivered to Parent in accordance with Section 8.2(a), and Parent does not terminate this Agreement in accordance with Section 10.1(c)(iii), the adoption of this Agreement be submitted to a vote at a meeting of the holders of Shares and (v) resolved to recommend the adoption of this Agreement by the holders of Shares.

Section 4.3 Governmental Authorization. Except as set forth on Section 4.3 of the Company Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or Consent of, any Governmental Entity to be requested or obtained by the Company or any of its Subsidiaries prior to the Closing other than (a) the filing of the Certificate of Merger, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (c) compliance with any applicable requirements of Laws in foreign jurisdictions governing antitrust or merger control matters, (d) compliance with any applicable requirements of the Exchange Act, (e) compliance with any applicable requirements of the Securities Act, (f) the appropriate filings and approvals under the rules of the NASDAQ and (g) other actions or filings the absence or omission of which, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Company Material Adverse Effect.

Section 4.4 Non-Contravention. Except as set forth on Section 4.4 of the Company Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not, assuming compliance with the matters referred to in Section 4.2 and Section 4.3, (a) contravene or conflict with or constitute a violation of the Company Charter or the Company Bylaws or the organizational documents of any Subsidiary of the Company, (b) contravene or conflict with or constitute

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a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries, (c) result in a breach of, require any consent under, constitute a default (or an event that with notice or the passage of time would become a default) under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of, any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries or any Permit or similar authorization held by the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) on any property or other asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or breaches, consents, defaults, rights of termination, cancellations, amendments or accelerations, losses or Encumbrances referred to in clause (c) or (d) that, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Company Material Adverse Effect.

Section 4.5 Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). As of August 5, 2021 (the “Company Measurement Date”), 26,887,200 shares of Company Common Stock were issued and outstanding (including 10,000 unvested shares of Company Common Stock issued in respect of Company RS Awards). With the exception of Company Common Stock, no other shares of capital stock or other voting securities (including Company Preferred Stock) are issued or outstanding. All outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any pre-emptive rights. As of the Company Measurement Date, there were 10,197 shares of Company Common Stock underlying Company RSU Awards, and each such Company RSU Award will be settled solely in cash. Except as set forth in this Section 4.5, and except for changes since the close of business on the Company Measurement Date resulting from (x) the vesting or forfeiture, as applicable, of Company RS Awards or Company RSU Awards outstanding on such date, or (y) the payment, redemption or forfeiture of other securities issued as permitted by Section 6.1, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no options, warrants or other rights to acquire from the Company any capital stock or voting securities of the Company or securities convertible into or exchangeable for capital stock or voting securities of the Company, (c) no bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries, in each case, that are linked to, or the value of which is in any way based upon or derived from, the value of the Company, any of its Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or that have or that by their terms may have at any time (whether actual or contingent) the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote, (d) no preemptive or similar rights, subscription or other rights, convertible securities, or other agreements, arrangements or commitments of any character relating to the capital stock of the Company, obligating the Company to issue, transfer or sell any capital stock or voting securities of the Company or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment, (e) no restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, excluding, for the avoidance of doubt, book value units granted under the Company’s long-term incentive program (the items in the foregoing clauses (a) through (e), including the Company Capital Stock, being referred to collectively as “Company Securities”) and (f) no obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares or any other Company Securities excluding, for the avoidance of doubt, from clauses (e) and (f) hereof, the Company RSU Awards and the Company RS Awards. Except as permitted by Section 6.1(e) with respect to any Company RS Awards and Company RSU Awards, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the Company Capital Stock. All outstanding Company Securities have been offered and issued in compliance in all material respects with all applicable Laws, including the Securities Act and “blue sky” Laws.

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(b) As of the Effective Time, no former holder of a Company RS Award or Company RSU Award will have any rights with respect to such award other than the rights contemplated by Section 2.6 of this Agreement.

Section 4.6 Subsidiaries.

(a) Each Significant Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all powers to carry on its business as now conducted. Each Significant Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failures to be so qualified, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Company Material Adverse Effect. The Company has heretofore made available to Parent true, complete and accurate copies of the Organizational Documents of each Significant Subsidiary of the Company, as amended to the date of this Agreement. No Significant Subsidiary is in violation of any provision of its Organizational Documents except as, individually or in the aggregate, is not and would not be reasonably expected to be, material to such Significant Subsidiary.

(b) Except as set forth on Section 4.6(b) of the Company Disclosure Schedules, all of the outstanding capital stock of, or other ownership interests in, each Significant Subsidiary of the Company is wholly-owned by the Company, directly or indirectly, beneficially and of record, free and clear of any Encumbrance (except for such Encumbrances as may be provided under the Securities Act, other applicable Laws, or the Organizational Documents of such Subsidiary). All outstanding shares of capital stock of each Significant Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any pre-emptive rights. There are no outstanding (i) securities of the Company or any of its Significant Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Significant Subsidiary of the Company or (ii) (A) options, warrants or other rights to acquire from the Company or any of its Significant Subsidiaries any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Significant Subsidiary of the Company, (B) bonds, debentures, notes or other Indebtedness of any Significant Subsidiary of the Company that are linked to, or the value of which is in any way based upon or derived from, the value of the Company, any of its Significant Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Significant Subsidiaries, or that have or that by their terms may have at any time (whether actual or contingent) the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Significant Subsidiaries may vote, (C) preemptive or similar rights, subscription or other rights, convertible securities, or other agreements, arrangements or commitments of any character relating to the capital stock of any Significant Subsidiary of the Company, obligating the Company or any of its Significant Subsidiaries to issue, transfer or sell any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, the Company or any Significant Subsidiary of the Company or obligating the Company or any Significant Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment or (D) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company or any Significant Subsidiary of the Company, excluding, for the avoidance of doubt, book value units granted under the Company’s long-term incentive program (the items in the foregoing clauses (i) and (ii) being referred to collectively as “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities. No Significant Subsidiary other than American National Insurance Company (“ANICO”) is, or has been, subject to any requirement to file periodic reports under the Exchange Act. No Significant Subsidiary of the Company owns any Shares. None of the Significant Subsidiaries has any outstanding equity compensation plans relating to the capital stock of, or other equity or voting interests in, any Subsidiary of the Company. Neither the Company nor any of its Significant Subsidiaries has any obligation to make any payments based on the price or value of any securities of any Subsidiary of the Company or dividends paid thereon.

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Section 4.7 SEC Filings.

(a) True, correct and complete copies of the Company’s (i) annual reports on Form 10-K for its fiscal years ended December 31, 2018, 2019 and 2020, (ii) proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since January 1, 2018 and (iii) other reports, statements, schedules and registration statements filed with the SEC since January 1, 2018 (the documents referred to in this Section 4.7(a) being referred to collectively as the “Company SEC Documents”) are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). To the extent that any Company SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed with or furnished to the SEC. The Company’s annual report on Form 10-K for its fiscal year ended December 31, 2020 is referred to herein as the “Company 10-K.” The Company’s quarterly report on Form 10-Q for the three months ended March 31, 2021 is referred to herein as the “Company 10-Q.”

(b) As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Documents) (or, in each case, if amended or supplemented prior to the date of this Agreement, as of the effective date or filing date, as applicable, of such amendment or supplement), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as applicable, and the rules and regulations of the SEC applicable to such Company SEC Documents.

(c) As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Documents) (or, in each case, if amended or supplemented prior to the date of this Agreement, as of the effective date or filing date, as applicable, of such amendment or supplement), no Company SEC Document contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) The Company has timely filed with or furnished to the SEC all forms, reports, schedules, registration statements, proxy statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2019. To the knowledge of the Company, none of the Company SEC Documents is the subject of an ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

Section 4.8 Financial Statements.

(a) Except as otherwise set forth on Section 4.8(a) of the Company Disclosure Schedules, the audited and unaudited financial statements of the Company (including any related notes and schedules) included or incorporated by reference in the Company SEC Documents (i) complied as to form in all material respects with the applicable accounting requirements and the applicable published rules and regulations of the SEC with respect thereto in effect at the time of such filing with the SEC, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be described in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations, stockholders’ equity, income, changes in consolidated position or cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments), all in conformity with GAAP and the applicable rules and regulations of the SEC.

(b) The Company has made available to Parent and Merger Sub copies of the following statutory statements, in each case together with the exhibits, schedules and notes thereto (collectively, the “Statutory Statements”): (i) the annual statement of each Insurance Company as of and for the annual periods ended December 31, 2018, 2019 and 2020, in each case as filed with the applicable Domiciliary Department of Insurance for such Insurance Company, and (ii) the quarterly statements of each Insurance Company as of

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and for the quarterly period ended March 31, 2021, in each case as filed with the Domiciliary Department of Insurance of such Insurance Company. The Statutory Statements have been prepared in all material respects in accordance with SAP applied consistently throughout the periods presented, and present fairly, in all material respects, the statutory financial position and results of operations of the Insurance Companies as of their respective dates and for the respective periods covered thereby. Except as set forth on Section 4.8(b) of the Company Disclosure Schedules, as of its filing date, and, if amended, as of the date of the last amendment prior to the date hereof, each such filing complied with applicable Law in all material respects. No Governmental Entity has asserted any deficiency related to any such filing.

Section 4.9 Disclosure Documents. The Proxy Statement or Information Statement, as applicable, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or Information Statement, as applicable, at the date it is first mailed to the holders of Shares, and (in the case of the Proxy Statement) at the time of the Company Stockholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event with respect to the Company or any of its Subsidiaries shall occur that is required to be described in the Proxy Statement or the Information Statement, as applicable, such event shall be so described, and an amendment or supplement shall be filed with the SEC and, if required by Law, disseminated to the holders of Shares. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in Proxy Statement or Information Statement, as applicable, based on information supplied by or on behalf of Parent or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement or Information Statement, as applicable.

Section 4.10  Controls and Procedures.

(a) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the “Sarbanes-Oxley Act”) with respect to Company SEC Documents and the statements contained in such certifications are true and accurate in all material respects. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the respective meanings given to such terms in the Sarbanes-Oxley Act. The Company is in compliance in all material respects with all of the other applicable provisions of the Sarbanes-Oxley Act.

(b) The Company maintains, on behalf of itself and its Subsidiaries, a system of internal controls over financial reporting (as such terms are defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries.

(c) The Company has designed and maintained disclosure controls and procedures (as such terms are defined in Rule 13a-15(e) under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that such information is communicated to the Company’s management by others within the Company and its Subsidiaries as appropriate to allow timely decisions regarding required disclosure. Neither the Company nor, to the knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (i) any significant deficiencies or material weaknesses (as such terms are defined in Rule 12b-2 under the Exchange Act) in the design or operation of system of internal controls over financial

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reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated and (B) any fraud that involves management or other employees who have a significant role in its internal controls over financial reporting utilized by the Company and its Subsidiaries.

(d) Since January 1, 2019, (i) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, auditor or other Representative of the Company or any of its Subsidiaries has received any complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

(e) Neither the Company nor any of its Subsidiaries is a party to, nor do they have any obligation or other commitment to become a party to, “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company and its Subsidiaries in the Company SEC Documents.

(f) The Company is in compliance in all material respects with all current listing and corporate governance requirements of the NASDAQ.

Section 4.11 Absence of Certain Changes. Except as set forth on Section 4.11 of the Company Disclosure Schedules:

(a) From the Company Balance Sheet Date to the date hereof, (i) the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects and (ii) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would have resulted in a breach of clauses (a), (b), (c), (d), (e), (j), (l), (m), (o) or (p) of Section 6.1 had the restrictions thereunder been in effect since the Company Balance Sheet Date.

(b) From the Company Balance Sheet Date to the date hereof, there has not been any Effect that, individually or in the aggregate, has had, or would be reasonably expected to have, a Company Material Adverse Effect.

Section 4.12 No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than:

(a) liabilities reflected or reserved against in the Company Balance Sheet (including the notes thereto) or in any other balance sheets included in the Company SEC Documents;

(b) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice;

(c) liabilities that, individually or in the aggregate, are not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole; and

(d) liabilities arising under this Agreement or incurred in connection with the Transactions.

Section 4.13 Litigation. Except as set forth on Section 4.13 of the Company Disclosure Schedules:

(a) There is no Proceeding (other than ordinary course claims within applicable policy limits made under or in connection with Insurance Contracts issued by the Company or any of its Subsidiaries) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries or any of their respective officers or directors in their capacities as such, except as, individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole.

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(b) There is no outstanding order, writ, injunction or judgment to which the Company or any of Subsidiaries is subject that, individually or in the aggregate, is, or would be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole.

(c) To the knowledge of the Company, there is no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries that is pending or is being threatened in writing that, individually on in the aggregate, is, or would be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 4.14 Taxes. Except as set forth (x) on Section 4.14 of the Company Disclosure Schedules or (y) in the Company Balance Sheet (including the notes thereto), and except as, individually or in the aggregate, is not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole:

(a) (i) all Tax Returns required to be filed with any Tax Authority by, or with respect to, the Company and its Subsidiaries have been duly and timely filed in accordance with all applicable Laws (taking into account applicable extensions), (ii) all Taxes due and owing by the Company and its Subsidiaries (whether or not shown on such Tax Returns) have been timely paid, and (iii) all of such Tax Returns are true, correct and complete in all respects;

(b) there is no action, suit, proceeding, audit or claim now proposed in writing or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Return;

(c) all Taxes required to be withheld, collected or deposited by the Company or its Subsidiaries in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other party have been timely withheld, collected and deposited with the applicable Tax Authority;

(d) no written claim has been made by a Tax Authority in a jurisdiction in which the Company or one of its Subsidiaries does not file a Tax Return claiming that the Company or any of its Subsidiaries is subject to taxation that would be the subject of such Tax Return, which claim has not been fully resolved with the applicable Tax Authority;

(e) neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code;

(f) neither the Company nor any of its Subsidiaries has granted any currently effective requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes with respect to any Tax Returns of the Company or any of its Subsidiaries;

(g) neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation for any Tax imposed on any entity other than such Person under, any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement, except (i) as the result of the application of Treasury Regulations Section 1.1502-6 (and any comparable provision of the Tax Laws of any state, local or foreign jurisdiction) to the affiliated group of which the Company or any of its Subsidiaries is or was the common parent; (ii) for any such agreement or arrangement solely between or among any of the Company and its Subsidiaries; (iii) as provided in any customary partnership indemnification provisions in any partnership or limited liability company agreement of any Subsidiary of the Company; or (iv) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements);

(h) neither the Company nor any of its Subsidiaries has (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, (iii) sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act or (iv) elected to defer any payroll, employment, or similar Taxes pursuant to any Payroll Tax Executive Order;

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(i) neither the Company nor any of its Subsidiaries is required to include any amounts in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount (other than insurance premiums on policies written by an Insurance Company) received on or prior to the Closing Date; (v) election under Section 965(h) of the Code, or (vi) any adjustment in the methodology of computing reserves under Section 807 of the Code or discounting unpaid losses under Section 846 of the Code;

(j) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” as defined in Section 6707A(c)(2) of the Code or Treasury Regulations Section 1.6011-4(b)(2) or any other transaction requiring disclosure under similar provisions of state, local or non-U.S. Tax Law; and

(k) there are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries.

None of the representations or warranties made in this Section 4.14 shall apply to the Tax treatment of Insurance Contracts, which shall be governed solely by Section 4.32.

Section 4.15 Employee Benefit Plans; Employment.

(a) The Company has provided Parent with a true, complete and accurate list (set forth in Section 4.15(a) of the Company Disclosure Schedules) identifying each material Company Benefit Plan.

(b) With respect to each material Company Benefit Plan, the Company has made available to Parent true, complete and accurate copies of, as applicable: (i) the plan document (or, in the case of any unwritten Company Benefit Plan, a description thereof), any related trust agreement, insurance contract or policy or other funding instrument and any amendments thereto; (ii) the most recent annual report on Form 5500, with all accompanying schedules and financial statements attached thereto (including any related actuarial valuation report); (iii) the most recent summary plan description and any summaries of material modifications thereto; (iv) the most recent determination, opinion or advisory letter from the IRS; and (v) any material and non-routine notices, letters or other correspondence during the preceding three-year period with the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”) or any other Governmental Entity.

(c) Except where the failure to so comply, individually or in the aggregate, is not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole, (i) each Company Benefit Plan has been established and maintained in compliance with its terms and with applicable Law (including, to the extent applicable, ERISA and the Code) and (ii) there is no Proceeding (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened against any Company Benefit Plan, any fiduciary thereof, or the Company or any of its Subsidiaries with respect to any Company Benefit Plan and no facts or circumstances exist that, individually or in the aggregate, have given rise, or would be reasonably expected to give rise, to any such Proceeding.

(d) Except as set forth on Section 4.15(d) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has within the previous six years maintained, sponsored, contributed to (or had an obligation to contribute to) or currently maintains, sponsors or participates in, contributes to (or has an obligation to contribute to) or otherwise has any liability with respect to (i) any defined benefit pension plan (within the meaning of Section 3(35) of ERISA), multiemployer plan (within the meaning of Section 3(37) of ERISA) or other plan that is subject to Title IV of ERISA, (ii) any multiple employer plan as described in Section 4063 or 4064 of ERISA or Section 413(c) of the Code, or (iii) any “multiple employer welfare arrangement” within the meaning of Section 3(4) of ERISA. With respect to any Company Benefit Plan described in clause (i) of the immediately preceding sentence: (A) in the previous six years, no such Company Benefit Plan has been terminated so as to result or reasonably be expected to result, directly or indirectly, in a material liability to the Company or any of its ERISA Affiliates under Title IV of ERISA; (B) no proceeding has been initiated by the PBGC to terminate any such Company Benefit Plan or to appoint a trustee for any such Company Benefit Plan; and (C) each such Company Benefit Plan satisfies the minimum funding standards of

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Section 302 of ERISA and Section 412 of the Code in all material respects, whether or not waived, and none of the Company or any of its ERISA Affiliates has provided, or is required to provide, security to any Company Benefit Plan pursuant to Section 401(a)(29) of the Code.

(e) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and is the subject of a favorable determination letter, opinion letter or advisory letter, if applicable, from the IRS to the effect that such Company Benefit Plan is tax-qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. To the knowledge of the Company, nothing has occurred that, individually or in the aggregate has, or would reasonably be expected to result in the IRS’s revocation of the determination letter, opinion letter or advisory letter, as applicable, or the loss of such tax-qualified status or exemption from taxation, as described in the preceding sentence (other than routine errors that may be corrected under the IRS Employee Plans Compliance Resolution System).

(f) Except as set forth on Section 4.15(f) of the Company Disclosure Schedules, no Company Benefit Plan that is a “welfare benefit plan” (within the meaning of Section 3(1) of ERISA) provides post-termination or retiree life insurance, health or other welfare benefits or coverage to any person, except as may be required by Section 4980B of the Code or any similar Law.

(g) Neither the Company nor any of its Subsidiaries has any obligation to make any gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or Section 4999 of the Code.

(h) Except as set forth on Section 4.15(h) of the Company Disclosure Schedules or as otherwise contemplated under this Agreement, neither the execution nor delivery of this Agreement, stockholder approval of this Agreement, nor the consummation of the Transactions would reasonably be expected to, whether alone or in combination with any other event(s), (i) entitle any current or former employee, consultant, officer or other service provider of the Company or any its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, increase the amount of compensation or benefits due to any such employee, consultant, officer or other service provider or (iii) result in any forgiveness of Indebtedness or trigger any funding obligation under any Company Benefit Plan.

(i) Except as set forth on Section 4.15(i) of the Company Disclosure Schedules, the consummation of the Transactions will not, either alone or in combination with another event, result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that could reasonably be expected to, individually or in combination with any other payment, constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).

(j) Except as set forth on Section 4.15(j) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is or has been, since January 1, 2019: a party to, bound by, or negotiating a collective bargaining agreement or other agreement with any labor union, works council, trade union, labor association or other employee representative organization. To the knowledge of the Company, there has not been since January 1, 2019, nor is there currently, any organized effort by any labor union, works council, trade union, labor association or other employee representative organization to organize any employees of the Company or any of its Subsidiaries into one or more collective bargaining units. Neither the Company nor any of its Subsidiaries is, or since January 1, 2019 has been, a party to, any material dispute or controversy with a labor union, works council, trade union, labor association or other employee representative organization, nor since January 1, 2019 has the Company or any of its Subsidiaries experienced any actual or threatened labor strikes, work slowdowns, lock-outs, work stoppages, recognitional picketing, arbitrations, grievances, unfair labor practice charges or proceedings, and to the knowledge of the Company, none are threatened. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which the Company or any of its Subsidiaries is a party or bound.

(k) The Company and each of its Subsidiaries are in compliance and, since January 1, 2019, have complied, in each case, in all material respects, with all applicable Laws relating to employment matters, including applicable Laws that relate to wages, hours, wage payment, classification of all employees and service providers (including as exempt or non-exempt and as employee versus independent contractor),

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employee record keeping, privacy, labor, fair employment practices, hiring, training and/or promotion, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, withholding of taxes, discrimination in employment, disability rights or benefits, equal employment opportunity, immigration (including applicable I-9 Laws), reasonable accommodations, labor relations and collective bargaining, employee leave issues, and unemployment insurance, except for any instances of non-compliance that, individually or in the aggregate, is not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid, except as, individually or in the aggregate, is not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole.

(l) Since January 1, 2019, to the knowledge of the Company, (i) no allegations of sexual harassment or other sexual misconduct have been made against any director, officer or employee at the level of Senior Vice President or higher of the Company or any of its Subsidiaries, either in writing, through the Company’s anonymous employee hotline or to the Company’s human resources department and (ii) there are no actions, suits, investigations or proceedings pending or, to the Company’s knowledge, threatened that involve any allegations of sexual harassment or other sexual misconduct by any director, officer or employee at the level of Senior Vice President or higher of the Company or any of its Subsidiaries. Since January 1, 2019, neither the Company nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any director, officer or employee at the level of Senior Vice President or higher of the Company or any of its Subsidiaries.

(m) The Company and each of its Subsidiaries are and, since January 1, 2019, have been in full compliance with the WARN Act, and, neither the Company nor any of its Subsidiaries has taken any action, at any time since January 1, 2019, that would require notification of any of the current or former employees of the Company or any of its Subsidiaries pursuant to the provisions of the WARN Act. The Company has provided to Merger Sub a true, complete and accurate list of all employees of the Company who have experienced an “employment loss” as defined under the WARN Act in the 90 days prior to this Agreement, if any, which list includes for each such Person his or her hire date, work location, and reason for employment loss (e.g., voluntary resignation or termination without cause), and the Company shall also update such list and provide to Parent a true, complete and accurate updated list of any such employees immediately prior to the Closing Date.

(n) The Company and each of its Subsidiaries are not and have not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment-related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.

(o) No employee of the Company or any of its Subsidiaries at the level of Senior Vice President or higher is in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(p) Except as set forth on Section 4.15(p) of the Company Disclosure Schedules, there are no unfair labor practice charges, audits, investigations, grievances, arbitrations or other employment- or service-related claims or Proceedings pending, or to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries with respect to its current or former employees, applicants for employment, consultants or independent contractors.

(q) Section 4.15(q) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a complete and accurate list of each outstanding Company RS Award, Company RSU Award and book value unit and: (i) the employee identification number or similar identifier of the holder of such outstanding award; (ii) the number of shares of Company Common Stock subject to or underlying such outstanding award (or, in the case of book value units, the amount of cash subject to each award at the target and maximum levels of performance); (iii) the date on which such outstanding award was granted or issued; and (iv) the applicable

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vesting, repurchase, or other lapse of restrictions schedule applicable to such outstanding award to the extent such schedule differs from what is set forth in the forms included in the Company’s public filings with the SEC and publicly available on EDGAR.

Section 4.16 Compliance with Laws.

(a) Except as set forth on Section 4.16(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries are in violation of, or has since January 1, 2019, violated, any applicable provisions of any Laws except for any violations that, individually or in the aggregate, is not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2019 through the date hereof, neither the Company or any Subsidiary thereof has been given written notice of, or been charged with, any violation of, any applicable Law, except for any violation that, individually or in the aggregate, is not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, or, to the knowledge of the Company, employees, agents, or any other Person associated with or acting for or on behalf of the Company or any of its Subsidiaries are in violation of, or has since January 1, 2019, violated, any applicable provisions of (i) any Economic Sanctions/Trade Laws, (ii) any anti-money laundering-related Laws or (iii) the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act, or any similar anti-bribery or anti-corruption Laws, in each case, except for any violations that, individually or in the aggregate, is not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole. None of the Company, its Subsidiaries, or any of their respective directors, officers or employees is a Sanctions Target. The Company and its Subsidiaries have adopted and maintained written policies, procedures and internal controls reasonably designed to ensure compliance with all Economic Sanctions/Trade Laws, anti-money laundering-related Laws and anti-bribery and anti-corruption Laws.

Section 4.17 Environmental Matters. Except as set forth on Section 4.17 of the Company Disclosure Schedules:

(a) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any Real Estate Joint Venture, has received written notice from any Governmental Entity or other Person alleging that the Company or any Subsidiary or any Real Estate Joint Venture is in violation of or liable under any applicable Environmental Law, and to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any Real Estate Joint Venture is subject to any investigation with respect to potential liability pursuant to Environmental Law, except with respect to any matter related to the foregoing that (i) has been fully resolved or (ii) individually or in the aggregate, is not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole.

(b) The Company and its Subsidiaries and to the knowledge of the Company, the Real Estate Joint Ventures, are, and since January 1, 2019 have been, in compliance with all applicable Environmental Laws, including holding all Permits required pursuant to Environmental Laws, except with respect to any noncompliance that (i) has been fully resolved or (ii) individually or in the aggregate, is not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole.

(c) To the knowledge of the Company, there has been no Release at, on, under, migrating from or migrating to (i) any of the Company Owned Properties, (ii) any real properties leased by the Company or any of its Subsidiaries, (iii) any real properties that are directly or indirectly owned, in whole, by the Company or any of its Subsidiaries, for investment purposes, including real properties that the Company or any of its Subsidiaries have acquired through foreclosure or a similar proceeding, and (iv) any real properties owned or operated, directly or indirectly, by any Real Estate Joint Venture, except for any such Release that, individually or in the aggregate, is not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole.

(d) Neither the Company nor any of its Subsidiaries nor any Real Estate Joint Venture has entered into any agreements in connection with the sale or disposition of any real property or any business, pursuant to which the Company or its Subsidiaries or any Real Estate Joint Venture has either agreed to indemnify the purchaser of said property or business with respect to liabilities pursuant to Environmental Law, or retained

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liabilities pursuant to Environmental Law, excluding (i) any such agreements that have expired or been terminated and are no longer in effect, (ii) any Company Leases or (iii) any such agreements that, individually or in the aggregate, have not, and would not be reasonable expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 4.18 Title to Properties.

(a) Section 4.18(a) of the Company Disclosure Schedules sets forth a description of all real property that is owned by the Company or one or more of its Subsidiaries (excluding any interest in real property owned or otherwise held by the Company or any of its Subsidiaries directly or indirectly as, or through, Investment Assets) (the “Company Owned Properties”). The Company or its Subsidiaries, as applicable, has good and valid title in each of the Company Owned Properties, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Except for matters that, individually or in the aggregate, are not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has received any written notice to the effect that there are any condemnation, expropriation, eminent domain, or other Proceedings that are pending or, to the knowledge of the Company, threatened, with respect to any of the Company Owned Properties, or to the knowledge of the Company, any other Proceedings that individually or in the aggregate, does not, and would not be reasonably expected to, materially affect and adversely impair the current use or value of the Company Owned Properties.

(c) Except for matters that, individually or in the aggregate, are not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has received any written notice of violation of any building or zoning regulations or any other Laws applicable to the operation of the Company Owned Properties, except where such noncompliance would not materially adversely affect the current use thereof or has been resolved.

(d) The Company Owned Properties are supplied with all utilities and other public services, as applicable, in connection with the operation of the business as currently conducted, and have direct access to a public road or access through valid easement.

(e) Section 4.18(e) of the Company Disclosure Schedules sets forth a description of all leasehold interests in the Company Leases. Each of the Company and each of its Subsidiaries has complied with the terms of all leases pursuant to which the Company or any of its Subsidiaries has a leasehold interest in any real property (excluding any leasehold interests held by the Company or any of its Subsidiaries, directly or indirectly, as or through its Investment Assets) (the “Company Leases”), and all such Company Leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, are not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, there are no unresolved disputes between the Company or any of its Subsidiaries and any landlord under the Company Leases, nor are there any pending claims or events of default or threats of any claims or events of default with respect to any Company Lease.

(f) The buildings and improvements related to the Company Owned Properties are in good working and operating condition and in a state of good maintenance and repair (except for normal wear and tear and deferred maintenance), except as would not, individually or in the aggregate, have a material adverse effect on the use or operation of the applicable Company Owned Property.

(g) None of the Company, its Subsidiaries, and the joint ventures under which the Company or one or more of its Subsidiaries holds an interest in real property (the “Real Estate Joint Ventures”) is, or has ever been, qualified or subject to Tax as a REIT.

(h) Section 4.18(h)(i) of the Company Disclosure Schedules sets forth a list of all real property that is owned by the Company and its Subsidiaries as of the date of this Agreement that (1) are Investment Assets and (2) are not owned by a Real Estate Joint Venture. Section 4.18(h)(ii) of the Company Disclosure Schedules sets forth a list of all real property that is owned by the Real Estate Joint Ventures as of the date of this Agreement. Each of the Company and each of its Subsidiaries has complied with the terms of all agreements governing the Real Estate Joint Ventures (the “Joint Venture Agreements”), and all such Joint Venture Agreements are in

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full force and effect, and is a valid, subsisting and binding obligation of each party thereto in accordance with its terms, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, are not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole. Except for matters that, individually or in the aggregate, are not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole, there is not under any Joint Venture Agreement any default or breach by the Company or any Subsidiary, as applicable, or, to the knowledge of the Company, any other party thereto as applicable.

Section 4.19 Material Contracts.

(a) Except (x) as set forth on Section 4.19 of the Company Disclosure Schedules, (y) for Reinsurance Agreements and Insurance Contracts (including insurance or annuity policies and contracts, or any binders, slips, certificates, endorsements or riders thereto) and (z) for contracts, agreements, instruments or commitments that relate to Investment Assets (including the disposition, custody or acquisition thereof), neither the Company nor any of its Subsidiaries is a party to or expressly bound by any agreement, lease, easement, license, contract, note, bond, mortgage, indenture or other legally binding obligation (each, a “Contract”) that:

(i) would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) (A) limits in any material respect either the type or line of business in which the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company may engage or the manner or locations in which any of them may so engage in any business (including through “non-competition” or “exclusivity” provisions) or (B) prohibits the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company from soliciting any client or customer;

(iii) (A) is an indenture, loan or credit Contract, loan note, mortgage Contract or other Contract representing, or any guarantee of, Indebtedness for borrowed money of the Company or any Subsidiary of the Company in excess of $10,000,000, other than any Indebtedness between or among the Company and any of its Subsidiaries or (B) is a guarantee by the Company or any of its Subsidiaries of such Indebtedness of any person other than the Company or a wholly-owned Subsidiary of the Company;

(iv) limits or restricts the ability of the Company or any of its Subsidiaries to (A) declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests, (B) pledge capital stock or (C) issue any guarantee of Indebtedness;

(v) is a partnership, limited liability company, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture in which the Company owns, directly or indirectly, any voting or economic interest, other than with respect to any wholly-owned Subsidiary of the Company;

(vi) involves the settlement of any pending or threatened claim, action or proceeding that requires payment obligations after the date hereof in excess of $5,000,000, other than claims settled under Insurance Contracts in the ordinary course of business and within applicable policy limits;

(vii) has been entered into between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate (other than a wholly-owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 under the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such officer, director, Affiliate or family member;

(viii) (A) grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries or (B) obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

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(ix) provides for any guaranty of liabilities or obligations by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than any guaranty by the Company or a Subsidiary thereof of any of the obligations of the Company or another wholly-owned Subsidiary thereof;

(x) (A) relates to the disposition or acquisition (directly or indirectly) by the Company or any of its Subsidiaries of any material assets or properties of the Company or its Subsidiaries, other than any such Contracts that are no longer executory or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material interest in any other Person or other business enterprise;

(xi) pursuant to which the Company or any of its Subsidiaries is restricted in its right to assert, use or register any material Company Intellectual Property, including coexistence agreements, settlement agreements, covenants not to sue or similar agreements or arrangements; or

(xii) is a collective bargaining agreement or other agreement with any labor union, works council, trade union, labor association or other employee representative organization.

(b) Each such Contract described in clauses (i) through (xii) above is referred to herein as a “Material Contract.” Except as otherwise set forth on Section 4.19(b) of the Company Disclosure Schedules, each Material Contract and each Contract pursuant to which the Company or any of its Subsidiaries grants or obtains rights to material Intellectual Property (excluding Contracts granting rights to use generally commercially available, off-the-shelf software (including “shrink-wrap” or “click-wrap” agreements)) (“Material IP Contract”) is a legal, valid and binding obligation of the Company or the Subsidiary that is party thereto, and, to the knowledge of the Company, and each other party thereto, is in full force and effect and enforceable by the Company or the applicable Subsidiary, in each case, subject to Creditors’ Rights, except as, individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to a Material Contract or Material IP Contract is in breach or violation of any provision of, or in default under, any Material Contract or Material IP Contract, and no event has occurred that, with or without notice, lapse of time or both, would constitute such a breach, violation or default, except for breaches, violations or defaults that, individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole. The Company has previously made available true and complete copies of each Material Contract as of the date of this Agreement.

Section 4.20 Intellectual Property and Data Privacy.

(a) Section 4.20(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all patent, trademark and copyright registrations and applications for registration that are Company Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own, or are licensed to use (in each case, free and clear of any Encumbrances other than Permitted Encumbrances), all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted.

(b) No claims are pending (i) challenging the ownership, enforceability, scope, validity or use by the Company or any of its Subsidiaries of any Company Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the Intellectual Property rights of any Person. To the knowledge of the Company, no such claims have been threatened in writing except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Except as (x) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (y) set forth on Section 4.20(c) of the Company Disclosure Schedules, to the knowledge of the Company, (i) no Person is misappropriating, violating or infringing the rights of the Company or any of its Subsidiaries with respect to any Company Intellectual Property and (ii) the operation of the business of the Company and its Subsidiaries does not violate, misappropriate or infringe, and has not since January 1, 2019 violated, misappropriated or infringed, the Intellectual Property rights of any other Person.

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(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has taken commercially reasonable steps to prevent the unauthorized disclosure or use of its trade secrets and confidential information. To the knowledge of the Company, there has been no unauthorized access, use or disclosure of any trade secrets or confidential information of the Company or any of its Subsidiaries.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to the Systems, since January 1, 2019, (i) there has not been any malfunction, unplanned downtime or service interruption that has not been remedied, (ii) the Company and its Subsidiaries have implemented in a commercially reasonably timely manner all security patches or security upgrades as reasonably necessary and that are generally available for the Systems in the Company or its Subsidiaries’ possession and control, (iii) the Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures designed to avoid introduction of contaminants (e.g., any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry)) into the Systems that are in the possession and control of the Company or any of its Subsidiaries, and (iv) other than as set forth in Section 4.20(e)(iv) of the Company Disclosure Schedules, to the knowledge of the Company, there has been no breach of information security, cybersecurity incident (including ransomware of distributed denial of service attacks) or other unauthorized access to or use of such Systems. The Company has implemented commercially reasonable security, back-ups, disaster recovery arrangements, and hardware and software support and maintenance designed to minimize the risk of material error, breakdown, failure, or security breach occurring.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company does not use any Open Source Software in the Company Intellectual Property (i) in a manner that would grant any Person (other than the Company or any of its Subsidiaries) any rights or immunities under any Company Intellectual Property or (ii) under any license requiring the Company or any of its Subsidiaries to disclose or distribute any source code owned by the Company or its Subsidiaries to any Person.

(g) Except as (i) individually or in the aggregate, has not had, and would not be reasonably expected to have, a Company Material Adverse Effect or (ii) set forth on Section 4.20(g) of the Company Disclosure Schedules, (A) the Company and its Subsidiaries have complied in all material respects with all applicable Laws, Contract obligations and their own respective privacy policies (“Privacy Policies”) relating to the collection, storage, use, disclosure and transfer of any information held by the Company or its Subsidiaries that can reasonably be used to identify a natural person, including any information defined as “personal data” or “personally identifiable information” or the like under any applicable Law (“Personal Data”), and neither the Company nor any of its Subsidiaries has received a complaint from any Governmental Entity or any other third party regarding its collection, storage, use, disclosure or transfer of Personal Data that is pending or unresolved, (B) to the knowledge of the Company, the Company and its Subsidiaries have not, since January 1, 2019, experienced any unauthorized access to or any other breach of Personal Data, (C) the Company and its Subsidiaries have commercially reasonable security measures designed to protect any Personal Data stored in their respective information technology systems from unlawful use or access by any third party or any other access or use that would violate applicable Law or the Privacy Policies, and (D) the Company and its Subsidiaries have required any third party with access to Personal Data to execute Contracts requiring them to maintain the confidentiality of such Personal Data.

Section 4.21 Permits. The Company and each of its Subsidiaries holds, and since January 1, 2019, has held, all Permits necessary for the lawful conduct of its business as currently conducted, and all such Permits held by the Company and its Subsidiaries are, and have been since January 1, 2019, valid and in full force and effect, except as, individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole. Each of the Company and each of its Subsidiaries is in compliance with the terms and requirements of such Permits, except as, (x) individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole or (y) set forth on Section 4.21 of the Company Disclosure Schedules. Since January 1, 2019 through the date hereof, neither the Company nor any Subsidiary thereof is in violation of any such Permit, except for any violation that, individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole.

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Section 4.22 Brokers; Financial Advisors. No broker, investment banker, financial advisor or other Person, other than Citigroup Global Markets Inc. (the “Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar based fee or commission, or the reimbursement of expenses in connection therewith, in connection with any of the Transactions (including the Merger) as a result of being engaged by the Company or any Subsidiary or Affiliate of the Company. The Company has heretofore delivered to Parent on a confidential basis a copy of the Company’s engagement letter with the Financial Advisor or any Affiliate thereof in connection with any of the Transactions (including the Merger).

Section 4.23 Opinion of Financial Advisor. The Company Board has received the opinion of the Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the limitations, factors, qualifications, assumptions and other matters set forth therein, the consideration to be paid to holders of Company Common Stock (other than, as applicable, Parent, Merger Sub, the Equity Investor, and their respective affiliates) pursuant to this Agreement is fair, from a financial view, to such holders. The Company will make available to Parent solely for informational purposes and on a non-reliance basis, a copy of such opinion as soon as practicable on or after the date of this Agreement.

Section 4.24 Insurance. Except as, individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries maintain insurance coverage in such amounts and covering such risks as the Company believes to be commercially reasonable. Except as, individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole, all such insurance policies are in full force and effect and all premiums due thereunder have been paid when due, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. Neither the Company nor any of its Subsidiaries is in breach or default in any material respect of any such insurance policies or has taken any action or failed to take any action that, with notice or lapse of time, would constitute such a breach or default or permit termination or modification of any such insurance policies.

Section 4.25 Rights Agreement; Takeover Statutes. The Company is not party to any shareholder rights agreement, “poison pill,” voting trust or similar anti-takeover agreement or plan. No “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or similar statute or regulation applies to the Company with respect to this Agreement or the Merger.

Section 4.26 Related Party Transactions. Except as set forth in Section 4.26 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any Contract, transaction or arrangement with (a) any direct or indirect beneficial owner of five percent or more of the issued and outstanding shares of Company Common Stock, (b) any present or former director or officer of such Persons (c) any Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing or (d) of a type that would be required, but has not been, disclosed under Item 404 of Regulation S-K of the SEC (any Contract, transaction or other arrangement of the type described in this sentence, a “Related Party Transaction”), except for, in each case of clauses (a) through (d), employment or compensation agreements, arrangements with directors and officers, and director and officer indemnity agreements, in each case made in the ordinary course of business, consistent with past practice.

Section 4.27 Actuarial Appraisal; Reserves.

(a) The Company has delivered to Parent a true and correct copy of the actuarial appraisal prepared by Milliman, dated as of December 31, 2020 and titled “Actuarial Appraisal of American National Insurance Company and its Life Insurance Subsidiaries” (the “Actuarial Appraisal”). As of the date hereof, Milliman has not notified the Company or any of its Affiliates in writing that the Actuarial Appraisal is inaccurate in any material respect. The factual information and data provided by Company and its Affiliates to Milliman expressly in connection with the preparation of the Actuarial Appraisal was accurate in all material respects as of the date so provided, subject in each case to any limitations and qualifications contained in the Actuarial Appraisal.

(b) The Reserves of each Insurance Company contained in its respective Statutory Statements as of and for the annual periods ended December 31, 2018, 2019 and 2020, in each case: (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied and were

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fairly stated in accordance with sound actuarial principles (in each case, except as otherwise noted in such Statutory Statements) and (ii) satisfied the requirements of all applicable Law in all material respects, except as otherwise noted in such Statutory Statements and notes thereto included in such Statutory Statements.

Section 4.28 Reinsurance.

(a) Section 4.28(a)(i) of the Company Disclosure Schedules sets forth a true and correct list of all reinsurance agreements to which the Company or any of its Subsidiaries is a party and has any existing material rights or material obligations as of the date hereof (each, a “Reinsurance Agreement”), each of which is in full force and effect in accordance with its terms. The Company has made available to Parent and Merger Sub a true and correct copy of each Reinsurance Agreement in effect as of the date hereof. Each Reinsurance Agreement is a legal, valid and binding obligation of the Company or its Subsidiaries, as applicable, and, to the knowledge of the Company, each other party thereto, and is enforceable against the Company or its Subsidiaries, as applicable, and, to the knowledge of the Company, each other party thereto, in accordance with its terms (except in each case as may be limited by Creditors’ Rights). Except as set forth in Section 4.28(a)(ii) of the Company Disclosure Schedules, none of the Company or its Subsidiaries, as applicable or, to the knowledge of the Company, any of the other parties to any Reinsurance Agreement is in material default or material breach or has failed to perform any material obligation under any such Reinsurance Agreement, and, to the knowledge of the Company, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both). Except as set forth in Section 4.28(a)(iii) of the Company Disclosure Schedules, (i) neither the Company nor any of its Subsidiaries has received written notice of any intention to cancel, terminate or change the scope of rights and obligations under, or not to renew, any such Reinsurance Agreement and (ii) there are no pending or, to the knowledge of the Company, threatened Proceedings with respect to any Reinsurance Agreement.

(b) Except as (i) individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole, or (ii) set forth in Section 4.28(b) of the Company Disclosure Schedules, (A) since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice from any applicable reinsurer that any amount of reinsurance ceded by the Company or any of its Subsidiaries, as applicable, to such counterparty will be uncollectible or otherwise defaulted upon, (B) to the knowledge of the Company, no party to a Reinsurance Agreement is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (C) to the knowledge of the Company, the financial condition of each party to a Reinsurance Agreement is not impaired to the extent that a default thereunder is reasonably anticipated (D) there are no, and since January 1, 2019 there have been no, disputes under any Reinsurance Agreement other than disputes in the ordinary course for which adequate loss reserves have been established, and (E) the Company and each of its Subsidiaries that is party to a Reinsurance Agreement, as applicable, is entitled under any applicable insurance Laws and SAP to take full reinsurance credit in its Statutory Statements for all amounts reflected therein that are recoverable by it pursuant to any Reinsurance Agreement and all such amounts recoverable have been properly recorded in its books and records of account (if so accounted therefor) and are properly reflected in its Statutory Statements, and no Governmental Entity has objected in writing to such characterization and accounting. None of the Reinsurance Agreements is finite reinsurance, financial reinsurance or such other form of reinsurance that does not meet the risk transfer requirements under applicable Laws.

Section 4.29 Investment Assets.

(a) The Company has provided Parent with a true, correct and complete list of all Investment Assets that were carried on the books and records of the Company or any of its Subsidiaries as of June 30, 2021. Except for Investment Assets sold in the ordinary course of business, in compliance with the Investment Plan and the Investment Guidelines or as permitted or otherwise contemplated by this Agreement, the Company and its Subsidiaries, or a trustee acting on behalf of the Company or any such Subsidiary, has good and valid title to all of the Investment Assets it purports to own, free and clear of all Encumbrances except Permitted Encumbrances. The Company has provided Parent with a true, correct and complete copy of the Investment Plan and the Investment Guidelines, and each of the Investment Assets, and the Company and its Subsidiaries, have complied in all material respects with, the Investment Plan and the Investment Guidelines as of the time such Investment Asset was acquired by the applicable Insurance Company.

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(b) As of the date hereof, except as, individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole, the Company has no funding obligations of any kind, or obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets and there are no outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which the Company may be subject upon or after the Closing.

(c) None of the representations or warranties made in this Section 4.29 shall apply to any real estate Investment Assets, which shall be governed solely by Section 4.18.

Section 4.30 Insurance Business.

(a) Except as, individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2019, the business of each Insurance Company has been conducted in compliance with applicable insurance Laws. In addition, except as set forth in Section 4.30(a) of the Company Disclosure Schedules, (i) there is no pending or, to the Company’s knowledge, charge threatened in writing by any state insurance regulatory authority that any Insurance Company has violated, nor is there any pending nor, to the Company’s knowledge, investigation threatened in writing by any state insurance regulatory authority related to possible violations by any Insurance Company of any applicable insurance Laws, (ii) each Insurance Company has been duly authorized by the relevant state insurance regulatory authorities to issue the Insurance Contracts of insurance in the jurisdictions in which it operates, and (iii) since January 1, 2019, each Insurance Company has, to the extent applicable, filed all material reports, forms, rates, notices and materials required to be filed by it with any state insurance regulatory authority. None of the Insurance Companies is subject to any order or decree of any insurance regulatory authority, and no insurance regulatory authority has revoked, suspended or limited, or, to the Company’s knowledge, threatened in writing to revoke, suspend or limit, any license or other permit issued pursuant to applicable insurance Laws to any Insurance Company.

(b) None of the Insurance Companies is commercially domiciled under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its jurisdiction of incorporation.

(c) Neither the Company nor any of the Insurance Companies is subject to any requirement imposed by a Governmental Entity to maintain specified capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions imposed by applicable insurance Laws of general application.

(d) Section 4.30(d) of the Company Disclosure Schedules sets forth a true and correct list of all permitted accounting practices utilized by the Insurance Companies in the preparation of the Statutory Statements.

Section 4.31 Insurance Producers. Except as, individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2019, each employee who is an Insurance Producer and, to the knowledge of the Company, each other Insurance Producer, (a) at the time such Insurance Producer solicited, negotiated or sold any Insurance Contract, was duly and appropriately appointed by an Insurance Company, in compliance with applicable Law, to act as an Insurance Producer for such Insurance Contract, and was duly and appropriately licensed as an Insurance Producer (for the type of business sold or produced by such Insurance Producer on behalf of such Insurance Company), in each jurisdiction in which such Insurance Producer was required to be so licensed, and no such Insurance Producer violated any term or provision of applicable Law relating to the solicitation, negotiation or sale of any Insurance Contract, (b) has not breached the terms of any agency or broker contract with any Insurance Company or violated in any material respect any Law or policy of any Insurance Company in the solicitation, negotiation or sale of business for any Insurance Company, (c) has not been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation in any material respect of applicable Law in connection with such Insurance Producer’s actions in his, her or its capacity as an Insurance Producer for any Insurance Company nor has any Insurance Producer been subject to any enforcement or disciplinary proceeding alleging any such violation and (d) has not received any written notice from any Governmental Entity with respect to any Insurance Producer regarding any of the matters described in clauses (a) through (c). There are no outstanding (i) disputes between the Company or any Insurance Company and an Insurance Producer concerning material amounts of commissions or

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other incentive compensation, (ii) to the knowledge of the Company, material errors and omissions claims against any Insurance Producer in regard to any Insurance Contract related to or arising from the Insurance Producer’s relationship with the Company or any Insurance Company or (iii) material amounts owed by any Insurance Producer to any Insurance Company. The manner in which the Insurance Companies compensate Insurance Producers involved in the solicitation, negotiation, sale or servicing of Insurance Contracts is in compliance in all material respects with applicable Law and the terms of any applicable agreement with such Insurance Producers in all material respects.

Section 4.32 Insurance-Product-Related Tax Matters. Except as, individually or in the aggregate, is not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole:

(a) The Tax treatment of each Insurance Contract is not, and, since the time of issuance (or subsequent modification), has not been, less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment (i) that was purported to apply in any written materials provided by any of the Company and its Subsidiaries to the purchaser (or policyholder) at the time of issuance (or any subsequent modification of such policy) or (ii) for which such policy was designed or reasonably expected to qualify at the time of issuance (or subsequent modification). For purposes of this Section 4.32, the provisions of applicable Law relating to the Tax treatment of such Insurance Contracts shall include, but not be limited to, Sections 72, 101, 401 through 409A, 412, 415, 417, 457, 817, 7702, 7702A and 7702B of the Code, any Treasury Regulations, and administrative guidance and judicial interpretations issued thereunder.

(b) Since December 31, 2016, none of the Company and its Subsidiaries has entered into any agreement or is involved in any discussions or negotiations with the IRS or any other Governmental Entity, or otherwise has requested relief from the IRS or any other Governmental Entity, regarding the failure of any insurance or annuity policy or contract (or any binders, slips, certificates, endorsements or riders thereto) currently in force to meet its intended Tax treatment.

(c) None of the Company and its Subsidiaries is a party to or has received notice of any federal, state, local or foreign audits or other administrative or judicial Proceeding with regard to the Tax treatment of any insurance or annuity policies or contracts (or any binders, slips, certificates, endorsements or riders thereto) currently in force, or of any claims by the purchasers, holders or intended beneficiaries thereof regarding the Tax treatment thereof.

(d) None of the Company and its Subsidiaries is a party to any “hold harmless” or indemnification agreement or tax sharing agreement or similar arrangement under which it is liable for the Tax treatment of any insurance or annuity policies or contracts (or any binders, slips, certificates, endorsements or riders thereto) currently in force.

(e) The Company and its Subsidiaries have materially complied with all reporting, withholding, and disclosure requirements under the Code that are applicable to the Insurance Contracts and, in particular, but without limitation, have reported distributions under such Insurance Contracts in compliance in all material respects with all applicable requirements of the Code, Treasury Regulations and forms issued by the IRS.

Section 4.33 No Additional Representations.

(a) Except for the representations and warranties made in this Article IV or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Merger or any other Transaction, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article IV or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or any of its or their respective Representatives with respect to (i) any financial projection, forecast, estimate, forward-looking statement, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) any oral or written information presented to Parent, any of its Affiliates or any of its or their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Merger or any other Transaction.

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(b) Notwithstanding anything to the contrary in this Agreement, the Company acknowledges and agrees that neither Parent nor any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent or its Subsidiaries furnished or made available to the Company, any of its Affiliates or any of its or their respective Representatives. Without limiting the generality of the foregoing, the Company acknowledges that, except as expressly provided in Article V or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to (i) any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company, any of its Affiliates or any of its or their respective Representatives or (ii) any oral or written information presented to Company or any of its Affiliates or Representatives in the course of the negotiation of this Agreement or in the course of the Merger or any other Transaction.

(c) Notwithstanding anything to the contrary in this Agreement or any other agreement, document or instrument contemplated hereby, none of the Company, any of its Affiliates or any of their respective Representatives makes any representation or warranty with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument to be delivered in connection with the Transactions is intended or shall be construed to be a representation or warranty (express or implied) of the Company or any other Person, for any purpose of this Agreement or any other agreement, document or instrument to be delivered in connection with the Transactions, with respect to (i) the adequacy or sufficiency of the Reserves or (ii) the effect of the adequacy or sufficiency of the Reserves on any “line item” or asset, liability or equity amount. Furthermore, no fact, condition, circumstance or event relating to or affecting the development of the Reserves may be used, directly or indirectly, to demonstrate or support the breach of any representation, warranty, covenant or agreement contained in this Agreement or in any other agreement, document or instrument to be delivered in connection with the Transactions.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as disclosed in the disclosure schedules delivered by Parent to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedules shall be deemed disclosure with respect to the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such item is reasonably apparent from the text of such disclosure, notwithstanding the omission of a cross-reference to such other section or subsection):

Section 5.1 Corporate Existence and Power. Parent is a company incorporated and validly existing under the Laws of Bermuda. Parent possesses the capacity to sue and be sued under the Laws of Bermuda. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all corporate powers and authority required to enable it to own, lease, operate or otherwise hold its properties and assets and to carry on its business as now conducted. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the property or assets owned, leased or operated by it or the nature of its activities make such qualification necessary, except for those jurisdictions where the failures to be so qualified, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Parent Material Adverse Effect. Parent has heretofore made available to the Company true, complete and accurate copies of Parent’s memorandum of association and bye-laws and Merger Sub’s certificate of incorporation and bylaws, in each case, as amended. Merger Sub is an indirect, wholly-owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Merger. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not engaged in any activities other than the execution of this Agreement, the performance of its respective obligations hereunder, and matters ancillary thereto, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other Transactions.

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Section 5.2 Corporate Authorization.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions are within the corporate powers of Parent and Merger Sub and, except for the adoption of this Agreement by Merger Sub’s sole stockholder in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub and is enforceable against each such Party in accordance with its terms, subject to Creditors’ Rights.

(b) The Parent Board, at a meeting duly called and held on or prior to the date hereof, has approved this Agreement and the Transactions (including the Merger) and declared it advisable for Parent to enter into this Agreement and approved the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, including the Merger, on the terms set out in this Agreement.

(c) The Board of Directors of Merger Sub has by unanimous vote (i) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Transactions (including the Merger), and (iii) directed that this Agreement be submitted to Parent, as sole stockholder of Merger Sub, for adoption and recommended that Parent adopt the Agreement and approve the Transactions (including the Merger) on the terms set out in this Agreement.

Section 5.3 Governmental Authorization. Except as set forth on Section 5.3 of the Parent Disclosure Schedules, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or Consent of, any Governmental Entity to be requested or obtained by Parent or any of its Subsidiaries prior to the Closing other than (a) the filing of the Certificate of Merger, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of Laws in foreign jurisdictions governing antitrust or merger control matters, (d) compliance with any applicable requirements of the Exchange Act, (e) compliance with any applicable requirements of the Securities Act, (f) the appropriate filings and approvals under the rules of the New York Stock Exchange and the Toronto Stock Exchange and (g) other actions or filings the absence or omission of which, individually or in the aggregate, has not had, and would not be reasonably expected to have, a Parent Material Adverse Effect.

Section 5.4 Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not, assuming compliance with the matters referred to in Section 5.2 and Section 5.3, (a) contravene or conflict with or constitute a violation of Parent’s memorandum of association or bye-laws or Merger Sub’s certificate of incorporation or bylaws, (b) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries, (c) result in a breach of, require any consent under, constitute a default (or an event that with notice or the passage of time would become a default) under or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of, any agreement, contract or other instrument binding upon Parent or any of its Subsidiaries or any Permit or similar authorization held by Parent or any of its Subsidiaries, or (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) on any property or other asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or breaches, consents, defaults, rights of termination, cancellations, amendments or accelerations, losses or Encumbrances referred to in clause (c) or (d) that, individually or in the aggregate, has not had, and would not be reasonably expected to have, a Parent Material Adverse Effect. The approval of the stockholders of Parent is not required by applicable Law to effect the Transactions (including the Merger).

Section 5.5 Disclosure Documents. None of the information supplied or to be supplied by Parent or its Representatives for inclusion or incorporation by reference in the Proxy Statement or Information Statement, as applicable, at the date it is first mailed to the holders of Shares, and (in the case of the Proxy Statement) at the time of the Company Stockholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of

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the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event with respect to the Parent or any of its Subsidiaries shall occur that is required to be described in the Proxy Statement or the Information Statement, as applicable, Parent shall as promptly as reasonably practicable inform the Company so that such event may be so described in an amendment or supplement to be filed by the Company with the SEC and, if required by Law, disseminated to the holders of Shares. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to statements made or incorporated by reference in Proxy Statement or Information Statement, as applicable, based on information supplied by or on behalf of the Company or its Representatives for inclusion or incorporation by reference in the Proxy Statement or Information Statement, as applicable.

Section 5.6 Litigation. There is no Proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, Parent, Merger Sub, or any of their respective Subsidiaries, or any of their respective officers or directors in their capacities as such, except as, individually or in the aggregate, has not had, and would not be reasonably expected to have, a Parent Material Adverse Effect.

Section 5.7 Funds. Parent has delivered to the Company true, correct and complete copies, as of the date hereof, of (x) the fully executed Equity Commitment Letter (the financing provided for therein being collectively referred to as the “Equity Financing”), (y) the fully executed debt financing commitment letter, dated as of the date hereof, among Merger Sub and the lenders party thereto, including all exhibits, schedules and annexes and amendments to such letter in effect as of the date hereof (the “Commitment Letter”), and (z) a fully executed agency fee letter entered into in connection with the Commitment Letter (together with the Commitment Letter, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Commitment Letters”), under which and subject to the terms and conditions thereof the lenders thereunder have committed to lend the amounts set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”); provided, however, that the fee amounts, pricing caps and other economic terms, and the rates and amounts included in the “market flex” provisions (but not covenants) and other customary provisions have been redacted to the extent, in each case, they are Permissible Redacted Terms. No Financing Commitment Letter has been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and none of the commitments under any Financing Commitment Letter has been withdrawn, terminated, repudiated, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the date hereof, except for the Financing Commitment Letters, there are no other Contracts, side letters or other arrangements to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound relating to the availability, amount or conditionality of the Financing. As of the execution and delivery of this Agreement, each Financing Commitment Letter is in full force and effect and is the legal, valid and binding obligation of Parent, Merger Sub, the Equity Investor (in the Equity Investor’s case, solely with respect to the Equity Commitment Letter), and, to the knowledge of Parent, the other parties thereto, except as limited by Creditors’ Rights. As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Financing under the Financing Commitment Letters, other than as expressly provided in the Financing Commitment Letters. Assuming the satisfaction or waiver of each of the conditions precedent set forth in Section 9.1 and Section 9.3, the net proceeds contemplated from the Financing, together with cash on hand and other available resources of Parent, will, in the aggregate, be sufficient to consummate the Transactions by payment in cash of the aggregate Merger Consideration payable following the Effective Time and the aggregate amounts payable pursuant to the terms hereof to holders of the Company RS Awards and Company RSU Awards (collectively, such amount, the “Required Funding Amount”). As of the date hereof, no event has occurred that would result in any breach of or a default (or an event that, with or without notice or lapse of time, or both, would be a breach or default) under any of the Financing Commitment Letters. Assuming the satisfaction of the conditions set forth in Section 9.1 and Section 9.3 on the Closing Date, as of the date hereof, to the knowledge of Parent, there is no reason that the full amount under the Financing Commitment Letters will not be available to Parent or Merger Sub on the Closing Date. The Equity Commitment Letter provides, and will continue to provide, that the Company is a third-party beneficiary thereof as set forth therein.

Section 5.8 Brokers; Financial Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar based fee or commission, or the reimbursement of expenses in connection therewith, in connection with any the Transactions (including the Merger) as a result of being engaged by Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, except for Persons whose fees and expenses will be paid by Parent or an Affiliate thereof.

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Section 5.9 Pending Transactions. None of Parent, Merger Sub or any of their respective Subsidiaries is party to any transaction pending (a) to acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or (b) to otherwise acquire or agree to acquire any assets, where the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation, in each case, would, or would reasonably be expected to, (x) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any consents, approvals, licenses, permits, orders, qualifications, authorizations of, or registrations or other actions by, or any filings with or notifications to, any Governmental Entity necessary to consummate the Transactions (including the Merger) or the expiration or termination of any applicable waiting period, (y) significantly increase the risk of any Governmental Entity entering a governmental order prohibiting the consummation of the Transactions or (z) materially delay the consummation of the Transactions (including the Merger).

Section 5.10 Ownership Structure. Parent has provided to the Company, prior to the date hereof, a true, correct and complete list of all persons (including any group or Persons acting in concert) that, upon and immediately following the Closing, directly or indirectly could be deemed to “control,” or exercise significant influence over the management of the Company and each of its Subsidiaries, within the meaning of any applicable Laws.

Section 5.11 No Additional Representations.

(a) Except for the representations and warranties made in this Article V or any certificate delivered pursuant to this Agreement, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Merger or any other Transaction, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article V or any certificate delivered pursuant to this Agreement, neither Parent nor any other Person makes or has made any representation or warranty to the Company, any of its Affiliates or any of its or their respective Representatives with respect to (i) any financial projection, forecast, estimate, forward-looking statement, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) any oral or written information presented to the Company, any of its Affiliates or any of its or their respective Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Merger or any other Transaction.

(b) Notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person has made or is making, and each of Parent and Merger Sub expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or its Subsidiaries furnished or made available to Parent or Merger Sub or any of its or their respective Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledge that, except as expressly provided in Article IV or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to (i) any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or Merger Sub or any of its or their respective Representatives or (ii) any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of the negotiation of this Agreement or in the course of the Merger or any other Transaction.

Article VI
COVENANTS OF THE COMPANY

Section 6.1 Conduct of the Company. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article X, except with the prior written consent of Parent, as expressly permitted or required by this Agreement, as may be required by applicable Law (including any COVID-19 Measures) or as set forth in Section 6.1 of the Company Disclosure Schedules, the Company and its Subsidiaries shall (x) conduct their business in the ordinary course consistent with past practice in all material respects and (y) use their reasonable best efforts to preserve intact their business organizations, goodwill and assets,

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to keep available the services of its current key officers and employees and preserve its present relationships with Governmental Entities and other key third parties, including customers, reinsurers, distributors, suppliers and other Persons with whom the Company and its Subsidiaries have business relationships. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as expressly permitted or required by this Agreement, as may be required by applicable Law (including any COVID-19 Measures), or as set forth in Section 6.1 of the Company Disclosure Schedules, from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article X, the Company will not, and will not permit its Subsidiaries to:

(a) adopt or propose any change in the Company’s Organizational Documents or adopt or propose any change to the Organizational Documents of any of the Company’s Subsidiaries, in each case, whether by merger, consolidation or otherwise;

(b) authorize, recommend, propose, enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(c) offer, issue, sell, transfer, pledge, dispose of or Encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other voting or equity interests of any class or series of the Company or its Subsidiaries, other than issuances pursuant to stock based awards reflected in Section 4.5 that are outstanding on the date hereof or as otherwise permitted by this Section 6.1;

(d) (i) split, combine, subdivide or reclassify the outstanding shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the capital stock or other equity interests (other (A) than dividends or other distributions from its direct or indirect wholly-owned Subsidiaries to the Company and (B) quarterly cash dividends paid by the Company on the Company Common Stock not in excess of $0.82 per share, per quarter, with record and payment dates set forth on Section 6.1(d) of the Company Disclosure Schedules);

(e) redeem, purchase or otherwise acquire directly or indirectly any of the Company’s or any Subsidiary’s capital stock or other voting or equity interests of the Company or any of its Subsidiaries, except for repurchases, redemptions or acquisitions (i) required by the terms of its capital stock or any securities outstanding on the date hereof and disclosed to Parent prior to the date hereof, (ii) required by or in connection with the terms of any Company Benefit Plan (in each case, as in effect on the date hereof) in the ordinary course of the operations of such plan consistent with past practice, or (iii) in satisfaction of any terms or conditions (e.g., Tax withholding obligations) under a Company RS Award or Company RSU Award;

(f) make, commit to make or authorize any capital expenditures that are in excess of (i) 110% of the individual line items of, or (ii) 105% of the aggregate amount of capital expenditures scheduled to be made in, the capital expenditure budget set forth on Section 6.1(f) of the Company Disclosure Schedules for the period indicated therein; provided, however, that the Company and its Subsidiaries shall be permitted to make emergency capital expenditures in the event that the Company determines in its reasonable judgment, after consultation with Parent, that such capital expenditures are necessary to maintain its ability to operate its businesses in the ordinary course or for the safety of individuals, assets or the environment;

(g) except as required under applicable Law or the terms of any Company Benefit Plan existing and as in effect on the date hereof and set forth on Section 4.15(a) of the Company Disclosure Schedules, (i) grant any equity or equity-based awards other than cash-settled Company RSU Awards to non-employee members of the Company Board (including advisory directors) and in the ordinary course of business consistent with past practice, (ii) increase the compensation or benefits of any current or former director, officer, employee or other service provider other than increases in annual base salary or wage rate for current officers and employees in the ordinary course of business consistent with past practice and not to exceed (x) in the aggregate, five percent of the total payroll of the Company as of the date hereof or (y) the greater of (1) a ten percent increase and (2) a $15,000 increase or any such individual, (iii) enter into, adopt, grant or provide any change in control, severance, retention or similar payments or benefits to any current or former director, officer, employee or other service provider, except for any severance arrangement that is substantially

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comparable to any severance arrangement in effect as of the date hereof and that is entered into with respect to any employee who has been hired not in contravention of this Section 6.1 to replace a former employee who was party to such an arrangement and whose employment was not terminated in contravention of this Section 6.1, (iv) subject to clauses (i)-(iii) above, establish, adopt, enter into, terminate or amend any Company Benefit Plan or establish, adopt or enter into any plan, agreement, program, policy or other arrangement that would be a Company Benefit Plan if it were in existence as of the date hereof, other than (A) in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits, (B) in connection with severance payments or benefits provided in the ordinary course of business in an amount consistent with past practice in connection with an employee’s termination of employment, provided that such severance payments or benefits shall be subject to the execution and non-revocation of a release of claims, or (C) employment agreements terminable without notice or penalty, (v) loan or advance any money or other property to any current or former employee, director, officer or other service provider (other than routine advancement of business expenses in the ordinary course of business consistent with past practice), (vi) accelerate the funding of any payments or benefits or amend any funding obligation or contribution rate under any Company Benefit Plan, or (vii) amend or modify any performance criteria, metrics or targets under any Company Benefit Plan such that, as compared to those criteria, metrics or targets under any Company Benefit Plan in effect as of the date of this Agreement, the performance criteria, metrics or targets would reasonably be expected to be more likely to be achieved than in the absence of such amendment or modification;

(h) (i) merge, consolidate, combine or amalgamate with any Person other than between or among the Company and its wholly-owned Subsidiaries or (ii) acquire or agree to acquire (including by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner) any (A) business or Person or division thereof or (B) any other assets, in each case of clauses (A) and (B), for consideration in excess of $2,500,000 individually or $5,000,000 in the aggregate; provided, however, that clause (ii) shall not apply to investment portfolio transactions, including the acquisition of bonds, stocks, alternative investments, other securities, mortgage loans, real estate, joint ventures, Real Estate Joint Ventures and other investments, by the Company or any of its Subsidiaries (the “Investment Assets”) in the ordinary course of business consistent with past practice and in compliance with the Investment Plan and the Investment Guidelines;

(i) sell, lease, transfer, license, Encumber or otherwise dispose of any portion of its assets or property (which shall include any sale of any capital stock of any Subsidiary of the Company), other than (i) dispositions of obsolete, surplus, or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (ii) transfers among the Company and its Subsidiaries, (iii) leases and subleases of real property owned or leased by the Company or its Subsidiaries, and voluntary terminations or surrenders of leases on real property held by the Company or its Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (iv) sales of Investment Assets in the ordinary course of business consistent with past practice (including in connection with cash management or investment portfolio activities, including with respect to Investment Assets) and in compliance with the Investment Plan and the Investment Guidelines, (v) sales or other dispositions of other assets in the ordinary course of business consistent with past practice and not in excess of $10,000,000 in the aggregate, or (vi) the grant of non-exclusive licenses of Company Intellectual Property in the ordinary course of business consistent with past practice;

(j) incur any Indebtedness, guarantee or assume any such Indebtedness of another Person, issue or sell warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other agreement to maintain any financial condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing, other than (i) any Indebtedness among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (ii) guarantees by the Company of Indebtedness of its wholly-owned Subsidiaries or guarantees by any Subsidiaries of Indebtedness of the Company, (iii) investment portfolio transactions (including with respect to Investment Assets) in the ordinary course of business consistent with past practice and in compliance with the Investment Plan and the Investment Guidelines, (iv) letters of credit issued in the ordinary course of business consistent with past practice in the insurance or reinsurance business of the Company or any of its Subsidiaries, or (v) any other incurrence, guaranty or assumption of Indebtedness so long as the aggregate amount thereof at any given time after the date hereof does not exceed $10,000,000.

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(k) (i) modify, amend, terminate, assign or waive any material rights under any Material Contract, Material IP Contract or Reinsurance Agreement or (ii) enter into any agreement that would constitute a Material Contract, Material IP Contract or Reinsurance Agreement if in effect on the date of this Agreement, in each case, other than (except with respect to any agreement that would constitute a Material Contract pursuant to clause (ii) of the definition thereof) in the ordinary course of business consistent with past practice;

(l) settle or compromise any claim, demand, lawsuit or state or federal regulatory proceeding, whether now pending or hereafter made or brought, or waive any claims, other than with respect to the Company’s and its Subsidiaries’ ordinary course claims activity, (x) in any such case (A) in an amount in excess of $2,500,000 individually (net the amounts reserved for such matters by the Company or any of its Subsidiaries or amounts covered by insurance) or (B) that imposes (1) any material obligation to be performed by, or (2) material restriction imposed against, the Company or any of its Subsidiaries following the Closing Date or (y) in the aggregate of all such cases, in an amount in excess of $5,000,000 (net the amounts reserved for such matters by the Company or any of its Subsidiaries or amounts covered by insurance);

(m) except for any such change that is not material or that is required by GAAP, SAP, the National Association of Insurance Commissioners (“NAIC”) or applicable Law, (i) change any method of financial accounting methods, principles or practices used by the Company or any of its Subsidiaries, (ii) change the Investment Plan, the Investment Guidelines or any investment or hedging practice, guideline or policy, as applicable, in effect on the date hereof or (iii) change any underwriting, pricing, claim handling, loss control, reserving or actuarial practice, guideline or policy, as applicable, in effect on the date hereof or any material assumption underlying an actuarial practice or policy other than, in the case of this clause (iii), any change made in the ordinary course of business consistent with past practice, after consultation with Parent;

(n) make any loan, capital contribution or advance to or investment in any other Person (other than the Company or any wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice or in compliance with the Investment Plan and the Investment Guidelines as of the date hereof);

(o) (i) make, change, or revoke any Tax election, (ii) change any annual Tax accounting period or method of Tax accounting, (iii) file any amended Tax Return, (iv) settle any claim or assessment for any Taxes, (v) surrender any right to claim a refund of any Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or Tax assessment, (vi) fail to pay any Tax that becomes due and payable (including any estimated Tax payments), (vii) enter into any Tax sharing, indemnity or similar agreement (other than solely among the Company or any of its Subsidiaries), or (viii) prepare or file any Tax Return in a manner inconsistent with past practice, in each case, except as would not be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole;

(p) (i) modify, amend, terminate, assign or waive any material rights under any Related Party Transaction or (ii) enter into any Related Party Transaction, in each case, other than in the ordinary course of business consistent with past practice with those Persons set forth in Section 6.1(p) of the Company Disclosure Schedules;

(q) take any action that, individually or in the aggregate, would, or would be reasonably expected to, prevent, materially impede, materially interfere with or materially delay the consummation of the Merger or any other Transaction;

(r) enter into a new business outside of (i) the existing business of the Company and its Subsidiaries or (ii) any new business that is complementary to the existing business of the Company and its Subsidiaries;

(s) (i) hire any Person to be an officer or employee of the Company or any of its Subsidiaries or engage any other service provider to provide services to any Company or any of its Subsidiaries, other than (A) the hiring of employees or engagement of service providers with annual base pay or fee not in excess of $150,000 in the ordinary course of business consistent with past practice or (B) to replace an officer or employee who resigns, whose employment is terminated for cause, or whose employment is terminated with the consent of the Parent (provided that the Company will consult with Parent before replacing any officer) and, in each case, on the same or substantially similar terms and conditions of employment as similarly situated employees of the Company and its Subsidiaries and not otherwise in contravention of Section 6.1(g), (ii) terminate the employment of (A) any current officer or employee with annual base pay in excess of $150,000 other than for

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cause or (B) any group of employees that would implicate notice requirements or other requirements under the WARN Act or otherwise effectuate a “plant closing,” “layoff” or any similar action under the WARN Act (as such terms are defined in the WARN Act) or (iii) waive the restrictive covenant obligations of any employee of the Company or any of its Subsidiaries;

(t) (i) modify, extend, or enter into any collective bargaining agreement or other agreement with any labor union, works council, trade union, labor association or other employee representative organization, except as set forth on Section 6.1(t) of the Company Disclosure Schedules, or (ii) voluntarily recognize or certify any labor union, works council, trade union, labor association other employee representative organization, or group of employees of the Company or any of its wholly-owned Subsidiaries as the bargaining representative for any employees of the Company or its wholly-owned Subsidiaries; or

(u) authorize any of, or agree or commit to do, in writing or otherwise, any of the foregoing.

Section 6.2 Company Stockholder Meeting. In the event all Stockholder Written Consents are not delivered to Parent and Parent does not terminate this Agreement in accordance with Section 10.1(c)(iii):

(a) Following the execution of this Agreement, the Company shall, in consultation with Parent, set a record date for the Company Stockholder Meeting. The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC. The Company Board shall include the Board Recommendation in the Proxy Statement; provided, however, that the Company Board may fail to make such Board Recommendation or make a Change in Recommendation if permitted by, and in accordance with, Section 8.6. Subject to Section 8.6, the Company shall (x) use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, (y) not submit any other proposals for approval at the Company Stockholder Meeting without the prior written consent of Parent and (z) keep Parent updated with respect to proxy solicitation results as requested Parent. Without limiting the generality of the foregoing, but subject to Section 8.6 and the Company’s rights to terminate this Agreement under the circumstances set forth in Section 10.1, the Company agrees that its obligations under this Section 6.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or its stockholders or representatives of any Competing Proposal or by any Change in Recommendation.

(b) The Company shall not, without the prior written consent of Parent, adjourn (such consent not to be unreasonably withheld, conditioned, or delayed), postpone or otherwise delay the Company Stockholder Meeting; provided, however, that the Company may, notwithstanding the foregoing, without the prior written consent of Parent, and shall at the request of Parent, adjourn or postpone the Company Stockholder Meeting (A) if, after consultation with Parent, the Company believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (1) solicit additional proxies necessary to obtain the Company Stockholder Approval, or (2) distribute any supplement or amendment to the Proxy Statement the distribution of which the Company Board has determined in good faith to be necessary under applicable Law, (B) for an absence of a quorum, or (C) such adjournment, recess, reconvening or postponement is required by Law or a court or other Governmental Entity of competent jurisdiction in connection with any actions in connection with this Agreement or the Transactions or has been requested by the SEC or its staff.

Section 6.3 Resignation of Company Directors. In order to fulfill the requirements of Section 2.4, the Company shall (a) no later than three Business Days prior to the Closing Date, cause each director of the Company to deliver a written resignation to the Company effective at the Effective Time and (b) effective as of the Effective Time, cause the vacancies resulting from such resignations to be filled by Persons who are directors of Merger Sub immediately prior to the Effective Time.

Section 6.4 Employee Matters.

(a) From and after the Effective Time, Parent shall, or shall cause the Company to, honor all Company Benefit Plans (including those compensation arrangements and agreements permitted by Section 6.1) in accordance with their terms. For a period of one year following the Effective Time, Parent shall provide, or

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shall cause to be provided, to each employee of the Company and its Subsidiaries at the Effective Time who continues to remain employed with the Company and its Subsidiaries (each, a “Company Employee”) (i) an annual base salary or wage rate that is no less favorable that the annual base salary or wage rate provided to the Company Employee immediately prior to the Effective Time, (ii) annual cash incentive compensation opportunities (including, as applicable, target amounts) that are no less favorable in the aggregate to those provided to the Company Employee immediately prior to the Effective Time, (iii) long-term target cash incentive opportunities that are no less favorable in the aggregate to those provided to the Company Employee immediately prior to the Effective Time and (iv) retirement, health and welfare and severance benefits (excluding defined benefit pension plans, post-employment welfare benefit plans, and nonqualified deferred compensation plans) that are substantially comparable in the aggregate to those retirement, health and welfare and severance benefits (excluding defined benefit pension plans, post-employment health and welfare benefit plans, and nonqualified deferred compensation plans) provided to the Company Employee immediately prior to the Effective Time; provided, however, that Parent shall be under no obligation to grant additional book value units to any Company Employee or to grant equity or equity-based awards to any Company Employee.

(b) For all purposes (including for purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors, to the same extent such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan, for purposes of any post-employment welfare benefit plan, or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) Parent shall use commercially reasonable efforts to cause each Company Employee to be immediately eligible to participate, without any waiting time, in each New Plan to the extent such Company Employee was eligible to participate immediately prior to the Effective Time in a Company Benefit Plan providing analogous benefits (such Company Benefit Plans, collectively, the “Legacy Plans”), (ii) for purposes of each New Plan providing medical, dental pharmaceutical and/or vision benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plans shall be waived for such Company Employee and his or her covered dependents, such that each Company Employee shall be immediately eligible to participate therein, without any waiting time, notwithstanding anything herein to the contrary, unless such conditions would not have been waived under the Legacy Plans, and (iii) Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by a Company Employee and his or her covered dependents during the portion of the plan year of each Legacy Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins shall be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) If the Company has not paid outstanding annual cash incentive bonuses in respect of calendar year 2021 (the “Outstanding 2021 Annual Bonuses”) as of the fifth Business Day prior to the Closing Date, then, no later than the Closing Date, the Company shall pay, or shall cause to be paid, to each Company Employee who is employed by the Company or any of its Subsidiaries at the time of such payment and who participates in a Company Benefit Plan that provides the opportunity to earn an annual cash incentive bonus (each, a “Company Incentive Plan”), such Company Employee’s Outstanding 2021 Annual Bonus based on the attainment of the actual level of attainment of the applicable performance criteria as determined in good faith prior to the Effective Time by the Compensation Committee of the Company Board.

(d) To the extent that the Effective Time occurs in 2022, Parent shall, or shall cause the Surviving Corporation to, pay to each Company Employee who remains employed with Parent, the Surviving Corporation or their respective Affiliates through December 31, 2022, at the same time or times that Parent or the Surviving Corporation pay annual bonuses in respect of the 2022 performance period to other similarly situated employees of Parent or its Subsidiaries, but in no event later than March 15, 2023, a cash bonus for

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the 2022 performance period (the “2022 Annual Bonus”) that is no less than the sum of (i) the pro-rata portion of 2022 Annual Bonus that such Company Employee would have been entitled to receive under the Company Incentive Plans determined based on the attainment of the actual level of attainment of the applicable performance criteria, which shall be based on a prorated portion of the 2022 performance goals reflecting the period elapsed during calendar year 2021 that ends immediately prior to the Closing Date, as determined in good faith prior to the Closing Date by the Compensation Committee of the Company Board in consultation with Parent and the number of days elapsed from January 1, 2022 through the day preceding the Closing Date, and (ii) the 2022 Annual Bonus earned by such Company Employee for the period commencing as of the Closing Date through the remainder of calendar year 2022, based on the actual level of attainment of the applicable performance criteria, which shall be based on a prorated portion of the 2022 performance goals reflecting the number of days elapsed on or after the Closing Date through the remainder of calendar year 2022, as determined in good faith by the Parent Board or a committee thereof.

(e) Nothing contained in this Section 6.4, express or implied, shall (i) be construed to establish, amend or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of Parent or the Company or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, expect as permitted by the terms of such plan, program, agreement, contract, policy or arrangement, (iii) create any third-party beneficiary rights or obligations in any person (including any employee) or any right to employment or services or continued employment or service or to a particular term or condition of employment or service with Parent or the Company or any of their respective Subsidiaries or Affiliates or (iv) limit the right of Parent or the Company or any of their respective Subsidiaries or Affiliates to terminate the employment or service of any employee or other service provider following the Closing at any time and for any or no reason.

Section 6.5 Access to Information. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms set forth in Article X, to the extent permitted by applicable Law and, subject to Section 8.1 and Section 8.12 (including the limitations in Section 8.12(e)), the Company will, during normal business hours and upon reasonable request, (a) give Parent and its Representatives, upon receipt of advance notice, reasonable access during normal business hours and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the offices, properties, books and records (including Tax information) of the Company and its Subsidiaries and documentation and information relating to the Real Estate Joint Ventures and the properties owned by such Real Estate Joint Ventures, (b) furnish to Parent, its Representatives and Financing Sources such financial and operating data and other information as such Persons may reasonably request (including information regarding stock and asset basis, any “intercompany transactions” within the meaning of Treasury Regulations section 1.1502-12 among the Company and its Subsidiaries and any “excess loss accounts” within the meaning of Treasury Regulations section 1.1502-19) and (c) instruct its Representatives to reasonably cooperate with Parent and its Representatives in its investigation of the business and Tax profile of the Company and its Subsidiaries; provided, however, that such investigation shall not unreasonably interfere with the Company’s normal operations; provided further that no such investigation shall affect any representation or warranty given by any Party hereunder. Notwithstanding the foregoing, the Company shall not be required to provide any information that it reasonably believes it may not provide to Parent by reason of any applicable Law or would jeopardize any legal privilege or work product protection. The Company shall use its reasonable best efforts to make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information obtained by Parent pursuant to this Section 6.5 shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement; provided, however, that, prior to the Effective Time, nothing in in this Section 6.5 shall limit any customary disclosures made by Parent to the Financing Sources, rating agencies, prospective Financing Sources, underwriters, existing lenders (and related agents) or otherwise in connection with efforts or activities by Parent or the Financing Sources to obtain the Financing; provided further that the Company and its legal counsel shall be given reasonable opportunity to review and comment upon any disclosures made by Parent, its Affiliates or their Representatives to rating agencies that include information about the Company or any of its Subsidiaries.

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Article VII
COVENANTS OF PARENT

Section 7.1 Director and Officer Liability.

(a) Without limiting any other rights that any Indemnified Person may have pursuant to any Contract (including any employment agreement or indemnification agreement), under applicable Law or pursuant to the Company Charter and the Company Bylaws (each in effect as of immediately prior to the Effective Time), the Organizational Documents of the Surviving Corporation and the Organizational Documents of the Company’s Subsidiaries, from and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director, advisory director or officer of the Company or of any of its Subsidiaries, or who acts as a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or any of its Subsidiaries as a director, advisory director or officer of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, advisory director or officer of the Company or of such Subsidiary, a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or of such Subsidiary as a director, advisory director or officer of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, to the extent pertaining to any act or omission occurring or existing at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law (and Parent and the Surviving Corporation shall, jointly and severally, pay any expenses incurred in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 7.1(a), upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure to so notify shall not relieve a Party from any obligations that it may have under this Section 7.1(a) except to the extent such failure materially and adversely prejudices such Party’s position with respect to such claims). Parent will have the right, upon written notice to any applicable Indemnified Person, to assume the defense of any Proceeding in respect of which indemnification is or would be sought hereunder employing counsel reasonably satisfactory to such Indemnified Person. Notwithstanding anything to the contrary in this Section 7.1, an Indemnified Person shall be entitled to the rights provided in this Section 7.1 only after providing a written undertaking by or on behalf of such Indemnified Person to repay such amounts if it is ultimately determined that such Indemnified Person is not entitled to indemnification.

(b) For a period of six years from the Effective Time, Parent and the Surviving Corporation shall not amend, repeal or otherwise modify (x) any provision in the Company Charter and the Company Bylaws, in each case, in effect immediately prior to the Effective Time, any provision in any Contract of the Company or its Subsidiaries with any of their respective directors, advisory directors or officers in effect as of the date hereof and set forth on Section 7.1(b) of the Company Disclosure Schedules, (y) any provision in the Organizational Documents of the Surviving Corporation or (z) any provision in the Organizational Documents of any Subsidiary of the Company in effect as of immediately prior to the Effective Time, in each case, in any manner that would adversely affect the rights thereunder of any Indemnified Person to indemnification, exculpation or expense advancement with respect to Indemnified Liabilities, except to the extent required by applicable Law. For a period of six years from the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, fulfill and honor any rights of any Indemnified Person to indemnification, exculpation or expense advancement with respect to Indemnified Liabilities under (x) any provision in the Company Charter and the Company Bylaws, in each case, in effect immediately prior to the Effective Time, any provision in any Contract of the Company or its Subsidiaries with any of their respective directors, advisory directors or officers in effect as of the date hereof and set forth on Section 7.1(b) of the Company

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Disclosure Schedules, (y) any provision in the Organizational Documents of the Surviving Corporation or (z) any provision in the Organizational Documents of any Subsidiary of the Company in effect as of immediately prior to the Effective Time, in each case to the fullest extent permitted under applicable Law.

(c) Parent shall cause the Surviving Corporation to put in place effective as of the Effective Time, and Parent shall fully prepay no later than immediately prior to the Closing, “tail” insurance policies with a claims reporting or discovery period of six years from the Effective Time with terms and conditions providing retentions, limits and other material terms that are no less favorable than the current directors’ and officers’ liability insurance and fiduciary liability policies maintained by the Company and its Subsidiaries with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time (including the Transactions); provided, however, that Parent may elect in its sole discretion, but shall not be required, to spend (or cause the Surviving Corporation to spend) more than the amount set forth on Section 7.1 of the Company Disclosure Schedules (the “Cap Amount”) for the six years of coverage under such “tail” policies; provided further that if the cost of such insurance exceeds the Cap Amount, and Parent elects not to spend more than the Cap Amount for such purpose, then Parent shall purchase and obtain a policy with the greatest coverage available for a cost equal to such Cap Amount.

(d) For the avoidance of doubt, the obligations of Parent and the Surviving Corporation under this Section 7.1 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner during the six-year period after the Closing as to adversely affect any Indemnified Person to whom this Section 7.1 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 7.1 applies shall be third-party beneficiaries of this Section 7.1, each of whom may enforce the provisions of this Section 7.1). The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, advisory directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.1 is not prior to, or in substitution for, any such claims under any such policies.

(e) In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume its obligations set forth in this Section 7.1. The provisions of this Section 7.1 are intended to be for the benefit of, and shall be enforceable by, the Parties and any and all Persons entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 7.1, and their heirs and representatives.

Section 7.2 Consent of Sole Stockholder of Merger Sub. Immediately after the execution of this Agreement (but in any event, no later than five Business Days after the date hereof), Parent shall cause BAMR US Holdings (Bermuda) I Ltd. to duly approve and adopt this Agreement in its capacity as the sole stockholder of Merger Sub in accordance with applicable Law and the Organizational Documents of Merger Sub and deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement.

Article VIII
COVENANTS OF PARENT AND THE COMPANY

Section 8.1 Reasonable Best Efforts; Regulatory Matters.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall (and shall cause their respective Subsidiaries to) use reasonable best efforts, in consultation and cooperation with the other Party, to (i) consummate and make effective, as promptly as reasonably practicable, the Merger and the other Transactions, (ii) prepare and file as promptly as reasonably practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents with Governmental Entities and (iii) obtain as promptly as reasonably practicable all Consents required to be obtained from any third party or Governmental Entity that are necessary, proper or advisable to consummate the Merger and the other Transactions, including those

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consents set forth on Section 8.1(a)(i) of the Company Disclosure Schedules (the “Required Consents”); provided, however, that neither Party shall be required to compromise any right, asset or benefit or expend any amount or incur any liabilities, make any accommodations or provide any other consideration in order to obtain any such third-party consent. It is expressly acknowledged and agreed by Parent that the obligations of Parent and Merger Sub under this Agreement to consummate the Transactions (including the Merger) are not subject to any conditions relating to obtaining any third-party consents.

(b) Upon the terms and subject to the conditions set forth in this Agreement, Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement. The Company and Parent shall (i) have the right to review in advance, and each will consult the other to provide necessary information with respect to all filings made with, or additional information or documentary materials submitted to, any Governmental Entity in connection with the Merger or any other Transaction, including all Form A Filings (including the exhibits thereto and projections and business plans), any pre-acquisition notifications on Form E or similar market share notifications and the notifications required and other information provided under the HSR Act relating to the Transactions, (ii) each promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any communication from or with any Governmental Entity regarding the Merger and the other Transactions, and permit the other Party to review in advance any proposed communication by such Party to any Governmental Entity, and (iii) provide the other Party with the opportunity to participate in any meeting, whether telephonic or in-person, with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Transactions (other than non-substantive scheduling or administrative calls). If any Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Merger, then such Party shall use reasonable best efforts to make, or cause to be made, as promptly as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. Subject to applicable Laws or any request made by any applicable Governmental Entity (including the staff thereof), the Company and Parent shall each furnish to each other copies of all correspondence, filings and written communications between it and any such Governmental Entity with respect to this Agreement, the Merger and the other Transactions, and use reasonable best efforts to furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 8.1(b) may be redacted (w) to remove any personal information about any individual, (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual obligations, and (z) as necessary to address reasonable legal privilege and work product protection concerns.

(c) In furtherance of and without limiting the generality of the foregoing, (i) the Company and Parent shall submit the notifications required under the HSR Act relating to the Transactions within 20 Business Days of the date of this Agreement and shall prepare and file such other materials as may be required under any other applicable antitrust, competition or trade regulation Law (collectively, “Antitrust Laws”) with respect to the Transactions in the jurisdictions set forth on Section 8.1(c)(i) of the Company Disclosure Schedules as promptly as reasonably practicable and (ii) Parent shall, and shall cause its Subsidiaries to, file or cause to be filed with the applicable Governmental Entities (A) the Form A Filings (other than biographical affidavits, finger print cards, background checks, projections and business plans, which shall follow as promptly as reasonably practicable thereafter but in no event later than September 23, 2021), (B) any pre-acquisition notifications on Form E or similar market share notifications, and (C) any declarations, filings and notifications necessary to obtain the other Required Consents, in each case, as promptly as reasonably practicable and, in any event, within 20 Business Days of the date of this Agreement. Item 5 (Future Plans of Insurer) of the Form A Filings to be filed by Parent and Merger Sub shall be substantially in the form set forth in Section 8.1(c)(ii)(A) of the Parent Disclosure Schedules. Prior to Closing, and subject to applicable Laws relating to the exchange of information, the Company and Parent shall each keep the other apprised of the status of matters relating to the completion of the Merger and the other Transactions and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Entity in connection with the Merger and the other Transactions. If any Governmental Entity requires that a hearing be held in connection with any such filing or approval, Parent shall use reasonable best efforts to arrange for such hearing to be held as promptly as reasonably practicable after it receives notice that such hearing is required.

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(d) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article X, except as disclosed in Section 8.1(d) of the Parent Disclosure Schedules, neither Parent nor any of its Subsidiaries shall undertake any transaction that would reasonably be expected to, (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any consents, approvals, licenses, permits, orders, qualifications, authorizations of, or registrations or other actions by, or any filings with or notifications to, any Governmental Entity necessary to consummate the Transactions (including the Merger) or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Entity entering a governmental order prohibiting the consummation of the Transactions or (iii) materially delay the consummation of the Transactions (including the Merger).

(e) Upon the request of Parent, the Company shall, and shall cause its Subsidiaries to, provide reasonable cooperation and assistance to Parent and its counsel in the preparation of, and, at the direction of Parent, the submission or filing of any of the Consents set forth on Section 8.1(e) of the Parent Disclosure Schedules in connection with actions proposed to be taken or agreements proposed to be entered into by the Company and its Subsidiaries on or following the Closing Date (the “Accommodation Filings”). The Company and Parent shall each promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any communication from any Governmental Entity regarding such Accommodation Filings. Each Party shall, and shall cause its Subsidiaries to, provide reasonable cooperation and assistance to the other Party regarding any information or document requests from any Governmental Entity in regard to such Accommodation Filings. Except (i) for the Accommodation Filings or (ii) with the prior written consent of the Company, Parent shall not, and shall cause its Subsidiaries not to, at any time prior to the Closing, file any application with or request for approval or non-disapproval by any Governmental Entity with respect to any interaffiliate transaction between any of the Insurance Companies, on the one hand, and Parent or any of its current or post-Closing Subsidiaries, on the other hand. Notwithstanding anything herein, each of Parent and Merger Sub acknowledges and agrees that obtaining the Consent of any Governmental Entity for the Accommodation Filings or other approval or non-disapproval requested under this Section 8.1(e) is not a condition to Closing.

(f) Notwithstanding anything to the contrary set forth in this Agreement, Parent shall not be obligated to take or refrain from taking or to agree to it, its Subsidiaries or the Company or its Subsidiaries taking or refraining from taking any action (including any amendment, waiver or termination of any agreement, exhibit or schedule, including this Agreement and the Exhibits and Schedules to this Agreement) or to suffer to exist any limitation, action, restriction, condition or requirement which, individually or together with all other such limitations, actions, restrictions, conditions or requirements, would, or would reasonably be expected to, (i) impose any requirement on Parent or any of its Subsidiaries to make, or commit to make, any material capital contribution or enter into or issue any material capital guarantee or keep well that could require contributing capital or making a similar material capital contribution undertaking, or (ii) impose any limitation, action, restriction, condition or requirement on the Equity Investor or any of its Affiliates, investment funds, permanent capital vehicles, or other collective investment vehicles or portfolio companies of the foregoing (each, a “Burdensome Condition”). Without the prior written consent of Parent, the Company shall not (and shall cause its Subsidiaries not to) take any action or agree to the taking or refraining from any action or accept any limitation, action, restriction, condition or requirement that, individually or in the aggregate, would, or would be reasonably expected to, result in a Burdensome Condition.

Section 8.2 Stockholder Written Consents; Preparation of Proxy Statement or Information Statement.

(a) Immediately after the execution of this Agreement, the Company shall take all actions necessary to seek and obtain the Company Stockholder Approval by an irrevocable written consent of each of the Libbie Shearn Moody Trust, The Moody Foundation and the Moody Medical Research Institute, each substantially in the form attached hereto as Exhibit C (each a “Stockholder Written Consent”) in accordance with applicable Law and the Organizational Documents of the Company. As promptly as practicable after receipt of the Stockholder Written Consents, the Company shall deliver to Parent a copy (including by facsimile or other electronic image scan transmission) of the executed Stockholder Written Consents. If all Stockholder Written Consents are not executed and delivered to Parent within 24 hours after the execution of this Agreement (the “Written Consent Delivery Period”), Parent shall have the right to terminate this Agreement as set forth in Section 10.1(c)(iii).

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(b) In the event all Stockholder Written Consents are delivered to Parent, as promptly as practicable thereafter, each of the Company and Parent shall cooperate with each other in the preparation of the preliminary and the definitive Information Statement, including all amendments or supplements to the preliminary Information Statement. The Company shall prepare and file with the SEC the preliminary Information Statement as promptly as reasonably practicable (and in any event no later than 30 days following the date of this Agreement). The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the preliminary Information Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent, as promptly as reasonably practicable, copies of all written correspondence between the Company or any Representative of the Company and the SEC with respect to the preliminary or definitive Information Statement. If any comments are received from the SEC with respect to the preliminary Information Statement, the Company shall respond as promptly as reasonably practicable to such comments. Parent shall, as promptly as reasonably practicable, provide the Company with such information as may be required to be included in the Information Statement or as may be reasonably required to respond to any comment of the SEC. As promptly as reasonably practicable after all comments received from the SEC have been cleared by the SEC, which clearance will be deemed to occur if the SEC has not affirmatively notified the Company prior to the tenth day after filing the preliminary Information Statement that the SEC will not be reviewing the Information Statement, and all information required to be contained in the Information Statement has been included therein, the Company shall file the definitive Information Statement with the SEC and cause such definitive Information Statement to be mailed (including by electronic delivery if permitted) to its stockholders of record, as of a record date reasonably established by the Company Board in accordance with applicable Law.

(c) In the event all Stockholder Written Consents are not delivered to Parent and Parent does not terminate this Agreement in accordance with Section 10.1(c)(iii), each of the Company and Parent shall cooperate with each other in the preparation of the preliminary and the definitive Proxy Statement, including all amendments or supplements to the preliminary Proxy Statement. The Company shall prepare and file with the SEC the preliminary Proxy Statement as promptly as reasonably practicable (and in any event no later than 30 days following the date of this Agreement). The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent, as promptly as reasonably practicable, copies of all written correspondence between the Company or any Representative of the Company and the SEC with respect to the preliminary or definitive Proxy Statement. If any comments are received from the SEC with respect to the preliminary Proxy Statement, the Company shall respond as promptly as reasonably practicable to such comments. Parent shall, as promptly as reasonably practicable, provide the Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC. As promptly as reasonably practicable after all comments received from the SEC have been cleared by the SEC, which clearance will be deemed to occur if the SEC has not affirmatively notified the Company prior to the tenth day after filing the preliminary Proxy Statement that the SEC will not be reviewing the Proxy Statement, and all information required to be contained in the Proxy Statement has been included therein, the Company shall file the definitive Proxy Statement with the SEC and cause such definitive Proxy Statement to be mailed (including by electronic delivery if permitted) to its stockholders of record, as of a record date reasonably established by the Company Board in accordance with applicable Law.

(d) The Company shall make all necessary filings with respect to the Transactions (including the Merger) under the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. The Company will advise Parent, promptly after it receives notice thereof, of the time when any supplement or amendment to the Proxy Statement or Information Statement, as applicable, has been filed.

(e) If at any time prior to, but not after, the receipt of the Company Stockholder Approval, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

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(f) Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement or Information Statement (or any amendment or supplement thereto), as applicable, or responding to any comments of the SEC with respect thereto, the Company will (i) provide Parent with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably and promptly proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 8.3 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement without the prior written consent of the other Party. Notwithstanding the foregoing, a Party, its Subsidiaries or their Representatives may issue a public announcement or other public disclosures (a) required by applicable Law or (b) required by the rules of any stock exchange upon which such Party’s or its Subsidiary’s capital stock is traded, but only if, in each case, such Party uses reasonable best efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon. Furthermore, nothing in this Section 8.3 requires a Party to consult with or obtain any approval from the other Parties with respect to a public announcement or press release issued in connection with (x) in the case of the Company, the receipt and existence of a Competing Proposal and matters related thereto or a Change in Recommendation, as applicable, in compliance with Section 8.6 or (y) to enforce its rights and remedies under this Agreement. For the avoidance of doubt, nothing in this Section 8.3 shall prevent Parent or the Company from issuing any press release or making any public statement in the ordinary course that does not relate specifically to this Agreement or the Transactions.

Section 8.4 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company or Merger Sub, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.5 Notices of Certain Events; Control of Business.

(a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article X, each of the Company and Parent shall promptly notify the other Party of:

(i) any written notice or other written communication received by the notifying Party or any of its Affiliates or Representatives from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions;

(ii) any notice or other written communication received by the notifying Party or any of its Affiliates or Representatives from any Governmental Entity in connection with the Transactions; and

(iii) any Proceedings (A) commenced or (B) to its knowledge, threatened against such Party or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13 (in the event that the Company is the notifying Party) or Section 5.6 (in the event that Parent is the notifying Party).

(b) The Company shall give prompt notice to Parent of any change, circumstance, condition, development, effect, event, occurrence or state of facts that has had or would reasonably be expected to have a Company Material Adverse Effect, or would reasonably be expected to make the satisfaction of any of the conditions in Section 9.2 impossible or unlikely; and

(c) Parent shall give prompt notice to the Company of any change, circumstance, condition, development, effect, event, occurrence or state of facts that has had or would reasonably be expected to have a Parent Material Adverse Effect, or would reasonably be expected to make the satisfaction of any of the conditions in Section 9.3(a) and Section 9.3(b) impossible or unlikely;

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provided, however, that no such notification required by clause (a), (b) or (c) above (and no other notification required to be given under any other Section of this Agreement) shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

(d) Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision of the Company’s and its Subsidiaries’ operations.

Section 8.6 No Solicitation by the Company.

(a) From and after the date of this Agreement, the Company will, and will cause the Company’s Subsidiaries and its and their respective officers, directors and other Representatives to, immediately cease, and cause to be terminated, any discussions or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or any of its or their respective Representatives with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to or result in, a Competing Proposal. Within ten Business Days after the date of this Agreement the Company shall deliver a written notice to each Person that has received non-public information regarding the Company within the 12 months prior to the date of this Agreement pursuant to a confidentiality agreement with the Company for purposes of evaluating any transaction that could be a Competing Proposal and for whom no similar notice has been delivered prior to the date of this Agreement requesting the prompt return or destruction of all confidential information concerning the Company and any of its Subsidiaries heretofore furnished to such Person. The Company will immediately terminate any physical and electronic data access previously granted to any Person for purposes of evaluating any transaction that could be a Competing Proposal.

(b) From and after the date of this Agreement, the Company will not, and will cause the Company’s Subsidiaries and its and their respective officers, directors and other Representatives not to, directly or indirectly:

(i) initiate, solicit, propose or knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to or result in, a Competing Proposal;

(ii) engage in, continue or otherwise participate in any discussions with any Person with respect to or negotiations with any Person with respect to, relating to, or in furtherance of a Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to or result in a Competing Proposal;

(iii) furnish any information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to any Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to or result in a Competing Proposal;

(iv) enter into any letter of intent or agreement in principle, or other agreement providing for or relating to a Competing Proposal (other than a confidentiality agreement entered into in compliance with Section 8.6(e)(ii));

(v) submit any Competing Proposal to a vote or consent of the stockholders of the Company; or

(vi) resolve, propose or agree to do any of the foregoing;

provided, however, that notwithstanding anything to the contrary in this Agreement, the Company or any of its Representatives may, (A) in response to an unsolicited inquiry or proposal, seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes a Superior Proposal and (B) in response to an inquiry or proposal from a third party, inform a third party or its Representatives of the restrictions imposed by the provisions of this Section 8.6 (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder).

(c) In the event that on or after the date of this Agreement the Company receives a Competing Proposal, any request for information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company in connection with or response to a Competing Proposal or that would reasonably be expected to lead to or result in a Competing Proposal or any request for discussions or

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negotiations with the Company or a Representative of the Company relating to a Competing Proposal, the Company will (i) promptly (and in no event later than 48 hours after receipt thereof) notify (which notice shall be provided orally and in writing and shall identify the Person making such Competing Proposal or request and set forth the material terms thereof) Parent thereof, (ii) keep Parent reasonably and promptly (and in no event later than 48 hours) informed of the status and material terms of (including with respect to changes to the status or material terms of) any such Competing Proposal or request and (iii) as promptly as practicable (but in no event later than 48 hours after receipt) provide to Parent unredacted copies of all material correspondence and written materials (regardless of whether electronic) sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions thereof, including any proposed transaction agreements (along with all schedules and exhibits thereto and any financing commitments related thereto), as well as written summaries of any material oral communications relating to the terms and conditions thereof.

(d) Except as permitted by Section 8.6(e), the Company Board, including any committee thereof, agrees it shall not:

(i) withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Board Recommendation;

(ii) fail to include the Board Recommendation in the Proxy Statement when filed with the SEC or disseminated to the Company’s stockholders;

(iii) approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Competing Proposal;

(iv) publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement entered into in compliance with Section 8.6(e)(ii)) relating to a Competing Proposal (an “Alternative Acquisition Agreement”);

(v) in the case of a Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for Shares (other than by Parent or an Affiliate of Parent), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) 10 business days (as such term is used in Rule 14d-9 under the Exchange Act) after commencement of such tender offer or exchange offer and (B) three Business Days prior the date of the Company Stockholder Meeting (or promptly after the commencement of such tender offer or exchange offer if commenced on or after the third Business Day prior to the date of the Company Stockholder Meeting);

(vi) if a Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Board Recommendation on or prior to the earlier of (A) five Business Days after Parent so requests in writing and (B) three Business Days prior the date of the Company Stockholder Meeting (or promptly after the announcement or disclosure of such Competing Proposal if announced or disclosed on or after the third Business Day prior to the date of the Company Stockholder Meeting); or

(vii) cause or permit the Company to enter into an Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i) through (vi), a “Change in Recommendation”).

(e) Notwithstanding anything in this Agreement to the contrary:

(i) the Company Board may, after consultation with the Company’s outside legal counsel, make such disclosures as the Company Board thereof determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Board Recommendation, such disclosure shall be deemed to be a Change in Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 10.1(c)(i).

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(ii) at any time prior to, but not after, the receipt of the Company Stockholder Approval, the Company and its Representatives may engage in the activities prohibited by Section 8.6(b)(ii) or Section 8.6(b)(iii) (and, only with respect to a Competing Proposal that satisfies the requirements in the following clauses (1) and (2), may solicit, propose, encourage, or facilitate any inquiry or the making of any proposal or offer with respect to such Competing Proposal or any modification thereto) with any Person if (1) the Company receives a bona fide written Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement and (2) such Competing Proposal did not arise from a breach of the obligations set forth in this Section 8.6; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 8.6(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of the Company that are no less favorable to the Company than the terms of the Confidentiality Agreement, as determined by the Company Board in good faith after consultation with its legal counsel, (B) that any such non-public information has previously been made available to, or is made available to, Parent prior to or concurrently with (or in the case of oral non-public information only, promptly after) (and in any event within 48 hours after) the time such information is made available to such Person, (C) prior to taking any such actions, the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Competing Proposal is, or would reasonably be expected to lead to or result in, a Superior Proposal and (D) prior to taking any such actions, the Company Board determines in good faith after consultation with the Company’s outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided further that if two or more of such Competing Proposals are Partial Competing Proposals, the Company Board shall be permitted to consider such Partial Competing Proposals on a combined basis in making the determinations set forth in clauses (C) and (D) above. If the Company Board makes the determinations set forth in clauses (C) and (D) above with respect to two or more Partial Competing Proposals, then, after such determination and not beforehand, the Company shall be permitted to facilitate direct discussions between the Persons making such Partial Competing Proposals, and such Partial Competing Proposals, taken together, shall be deemed, for all purposes of this Agreement, a Competing Proposal.

(iii) at any time prior to, but not after, the receipt of the Company Stockholder Approval, in response to a bona fide written Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement and did not arise from a breach of the obligations set forth in this Section 8.6, if the Company Board so chooses, the Company Board may effect a Change in Recommendation or may terminate this Agreement pursuant to Section 10.1(d)(i); provided, however, that such Change in Recommendation or termination may not be made unless and until:

(A)    the Company Board determines in good faith after consultation with the Company’s financial advisors and outside legal counsel that such Competing Proposal is a Superior Proposal;

(B)    the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that failure to effect a Change in Recommendation in response to such Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(C)    the Company provides Parent written notice of such proposed action and the basis thereof four Business Days in advance, which notice shall set forth in writing that the Company Board intends to consider whether to take such action and include an unredacted copy of the available proposed Competing Proposal and any applicable transaction and financing documents to the extent provided by the relevant party in connection with the Competing Proposal;

(D)    after giving such notice and prior to effecting such Change in Recommendation or termination, the Company negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes

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to negotiate) to make such adjustments or revisions to the terms of this Agreement as would obviate the need for the Company Board to effect a Change in Recommendation or terminate this Agreement pursuant to Section 10.1(d)(i) in response thereto; and

(E)    at the end of the four Business Day period, prior to taking action to effect a Change in Recommendation or terminate this Agreement pursuant to Section 10.1(d)(i), the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith after consultation with the Company’s financial advisors and outside legal counsel, that the Competing Proposal remains a Superior Proposal and, after consultation with outside legal counsel, that the failure to effect a Change in Recommendation in response to such Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, however, that in the event of any material amendment or material modification to any Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Superior Proposal, such as terms with respect to price or financing, shall be deemed material), the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 8.6(e)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 8.6(e)(iii) shall be reduced to three Business Days; provided further that any such new written notice shall in no event shorten the original four Business Day notice period; and

(iv) at any time prior to, but not after, the receipt of the Company Stockholder Approval, in response to an Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a breach of this Agreement by the Company, the Company may, if the Company Board so chooses, effect a Change in Recommendation; provided, however, that such a Change in Recommendation may not be made unless and until:

(A)    the Company Board determines in good faith after consultation with the Company’s financial advisors and outside legal counsel that an Intervening Event has occurred;

(B)    the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that failure to effect a Change in Recommendation in response to such Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(C)    the Company provides Parent written notice of such proposed action and the basis thereof four Business Days in advance, which notice shall set forth in writing that the Company Board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Intervening Event;

(D)    after giving such notice and prior to effecting such Change in Recommendation, the Company negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would obviate the need for the Company Board to effect a Change in Recommendation in response thereto; and

(E)    at the end of the four Business Day period, prior to taking action to effect a Change in Recommendation, the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to effect a Change in Recommendation in response to such Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, however, that in the event of any material changes regarding any Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this

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Section 8.6(e)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 8.6(e)(iv) shall be reduced to three Business Days; provided further that any such new written notice shall in no event shorten the original four Business Day notice period.

(f) The Company shall not modify, amend or terminate, or waive, release or assign, any provisions of any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party and shall enforce the provisions of any such agreement; provided, however, that, notwithstanding any other provision in this Section 8.6, at any time prior to, but not after, the receipt of the Company Stockholder Approval, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law, the Company may waive any such “standstill” or similar provision to the extent necessary to permit a third party to make a Competing Proposal, on a confidential basis, solely to the Company Board and communicate such waiver to the applicable third party; provided further that the Company must promptly provide Parent with written notice at least two Business Days prior to taking such action.

(g) Notwithstanding anything to the contrary in this Section 8.6, any action, or failure to take action, that is taken by a director, officer or other Representative of the Company or any of its Subsidiaries in violation of this Section 8.6 shall be deemed to be a breach of this Section 8.6 by the Company.

Section 8.7 Takeover Statutes. None of the Parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

Section 8.8 Section 16(b). The Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares, Company RS Awards and Company RSU Awards in the Merger by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.9 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of NASDAQ to cause (a) the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

Section 8.10 Transaction Litigation. Subject to applicable Law, the Company shall promptly notify Parent of any stockholder demands, litigations, arbitrations or other similar actions (including derivative claims) commenced or, to the knowledge of the Company, threatened against the Company or any director or officer thereof relating to this Agreement or any of the Transactions (collectively, the “Transaction Litigation”) and shall keep Parent promptly and reasonably informed regarding any Transaction Litigation. Subject to applicable Law, the Company and Parent shall cooperate with the other in the defense or settlement of any Transaction Litigation, at each Party’s sole cost and expense, and shall in good faith consult with each other on a regular basis regarding the defense or settlement of such Transaction Litigation and shall reasonably consider each other’s advice with respect to such Transaction Litigation, but only if it is not reasonably determined by either of the Parties, upon the advice of counsel, that doing so could result in the loss of the ability to successfully assert any legal privilege or work product protection. Subject to applicable Law, none of the Company or any of its Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

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Section 8.11 Investment Assets. The Company shall, or shall cause its applicable Subsidiaries to, deliver to Parent, within 15 Business Days following the end of each calendar month, a summary report of (a) all Investment Assets (other than real estate and Real Estate Joint Ventures) owned by the Company or any of its Subsidiaries as of such month end, and if available, the market value thereof as of such month end, (b) all Investment Assets that are real estate and Real Estate Joint Ventures owned by the Company or any of its Subsidiaries as of such month end and the carrying values thereof as of such month end as determined on a basis consistent with the Company’s current practices with respect to its real estate (and, if there has been any third party appraisal or report completed and delivered to the Company during such month that speaks to the value of any particular real estate property, such information will be included in the report for that month), (c) all Investment Assets sold or otherwise disposed of during the preceding month, (d) all Investment Assets purchased by the Company or any of its Subsidiaries during the preceding month and (e) all Investment Assets that are in arrears or breach or default in the payment of principal or interest or dividends or are, or should be, classified as non-performing, non-accrual, ninety days past due, still accruing and doubtful of collection, in foreclosure or any comparable classification, or are permanently impaired to any extent; provided, however, that such monthly summary report shall not include a current expected credit losses (a “CECL”) analysis with respect to any of the Investment Assets; provided further that a summary CECL analysis on the applicable Investment Assets will be delivered by the Company (or its applicable Subsidiaries) to Parent within 15 Business Days following the end of each fiscal quarter. From and after the date hereof until the Closing, the Company shall cause the applicable executives or managers having primary responsibility for Investment Assets to consult with Representatives of Parent as reasonably requested in writing, not to exceed once per month, with respect to such matters, including future planned or potential sales and purchases of Investment Assets and the treatment of any impaired or potentially impaired Investment Assets.

Section 8.12 Financing.

(a) Neither Parent nor Merger Sub shall agree to or permit any termination, amendment, replacement, supplement or other modification of, or waiver of any of its rights under, the Debt Commitment Letter without the Company’s prior written consent if such termination, amendment, replacement, supplement, modification or waiver would (i) add new conditions (or modify any existing condition in a manner adverse to Merger Sub) to the consummation of the Debt Financing, (ii) reduce the amount of the Debt Financing such that the aggregate funds that would be available on the Closing Date, together with other immediately available financial resources of Parent, would not be sufficient to pay the Required Funding Amount, (iii) materially and adversely affect the ability of Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter or (iv) reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated hereby; provided, however, that the Commitment Letter may be amended or supplemented to add lenders, lead arrangers, underwriters, bookrunners, syndication agents or similar entities that had not executed the Commitment Letter as of the date hereof. Parent shall reasonably promptly deliver to the Company true, correct and complete copies of any such amendment, replacement, supplement or other modification or waiver of the Debt Commitment Letter. Parent shall have the right to substitute, with proceeds of capital markets, securities or other financing transactions, all or any portion of the Debt Financing contemplated by the Debt Commitment Letter by reducing commitments under the Debt Commitment Letter, in each case so long as such proceeds received by Parent or Merger Sub, together with the amount of the proceeds contemplated from the Financing, after giving effect to such reduction of the commitments under the Debt Commitment Letter, together with cash on hand and other available resources of Parent, will, in the aggregate, be not less than the Required Funding Amount. For purposes of this Section 8.12, (1) the term “Debt Financing” shall be deemed to include the financing contemplated by the Debt Commitment Letter as amended, replaced, supplemented, modified or waived in accordance with this Section 8.12 (including any Alternative Financing), and (2) the term “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter as may be amended, replaced, supplemented, modified or waived in accordance with this Section 8.12 and any commitment letters related to any Alternative Financing.

(b) Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary, proper and advisable to (i) maintain the Debt Commitment Letter in effect in accordance with its terms until the Transactions (including the Merger) are consummated or this Agreement is terminated in accordance with its terms, (ii) negotiate and enter into definitive agreements for the Debt Financing on the terms and subject to the conditions of the

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Debt Commitment Letter or on other terms agreed by Parent (subject to the restrictions on amendments and modifications of the Debt Commitment Letter set forth in Section 8.12(a)), (iii) enforce Parent’s and Merger Sub’s rights under the Debt Commitment Letter, and (iv) satisfy on a timely basis (or, if deemed advisable by Parent, seek a waiver on a timely basis of) all conditions to funding applicable to Parent and Merger Sub in the Debt Commitment Letter that are within its control and, in the event that all conditions to funding in the Debt Commitment Letter are satisfied at or prior to Closing, consummate the Debt Financing at or prior to the Closing.

(c) In the event any portion of the Debt Financing expires, terminates or becomes unavailable, Parent shall promptly notify the Company in writing and use reasonable best efforts to arrange alternative financing from the same or alternative sources to replace such portion in order that Parent will have Debt Financing in an amount, together with other immediately available financial resources of Parent, not less than the Required Funding Amount (the “Alternative Financing”). In respect of certainty of funding and conditionality, such Alternative Financing must (x) be equivalent in all material respects, taken as a whole, to (or more favorable to Parent and Merger Sub than) the conditions set forth with respect to such portion of the Debt Financing, as in effect on the date hereof, that is being replaced by the Alternative Financing and (y) not reasonably be expected to prevent or materially delay the Closing; provided, however, that Parent shall not be required to obtain financing that includes terms and conditions materially less favorable (taken as a whole and taking into account any “market flex” provision) to Parent and Merger Sub (as determined in the reasonable judgment of Parent), in each case relative to those in the Debt Financing being replaced. Parent shall promptly deliver to the Company true, correct and complete copies of all material agreements related to any such Alternative Financing following the execution thereof; provided, however, that any fee amounts, pricing caps and other economic terms, and the rates and amounts included in the “market flex” provisions (but not covenants) and other customary provisions in such material agreements may be redacted to the extent, in each case, they are Permissible Redacted Terms.

(d) The Company shall, and shall cause its Subsidiaries to and shall use reasonable best efforts to cause its and their respective Representatives to, provide, on a timely basis, all cooperation reasonably requested by Parent in connection with any Debt Financing (the term “Debt Financing,” for the purposes of this Section 8.12, shall include any capital markets equity, debt or hybrid financing sought by Parent in lieu or replacement of all or any portion of the Debt Financing contemplated by the Debt Commitment Letter) or any other unaffiliated debt financing sought by Parent in connection with the Merger, including providing access to or furnishing promptly required financial and other information consistent with Section 6.5. The Company hereby consents to the use of its and its Subsidiary’s logos in connection with the Debt Financing; provided, however, that such logos are used solely in a manner that does not violate any contractual obligation of the Company and its Subsidiaries as of the date hereof and will comply with the Company’s and its Subsidiaries’ usage requirements to the extent made available to Parent prior to the date of this Agreement and is not intended to, nor reasonably likely to, harm or disparage the Company and its Subsidiaries.

(e) Notwithstanding anything in Section 8.12(d), none of the Company or its Subsidiaries shall be required to (i) pay or agree to pay any commitment or other fee prior to the Closing in connection with the Debt Financing, (ii) incur any liability or give any indemnity in connection with the Debt Financing prior to the Closing, (iii) execute prior to the Closing any definitive financing documents (other than customary representation and authorization letters), including any other certificates or documents in connection with the Debt Financing, except for any execution of documents that are conditioned upon the Closing, (iv) take any corporate actions prior to the Closing to permit the consummation of the Debt Financing (except for any corporate actions that are conditioned upon the Closing), (v) make any certifications that it does not reasonably in good faith believe to be true, (vi) take any action that would require any director, officer or employee of the Company or any of its Subsidiaries to execute any document, agreement, certificate or instrument that would be effective prior to the Closing (other than customary authorization letters), (vii) take any action that would unreasonably interfere with the ongoing business or operation of the Company or any of its Subsidiaries or cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement by Parent or Merger Sub, (viii) disclose any information to Parent, the Equity Investor or any of its or their respective Affiliates or any prospective lender or any their respective Representatives if doing so would result in the waiver of any legal privilege or work product protection of any of the Company or its Subsidiaries

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(provided, however, that the Company shall give notice to Parent of the fact that it is withholding information pursuant to this clause (viii), and thereafter use its commercially reasonable efforts to make reasonable and appropriate substitute disclosure arrangements under circumstances in which such restrictions apply), (ix) take any action that would conflict with or violate the Organizational Documents of the Company or any of its Subsidiaries or applicable Law or (x) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability.

(f) Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Affiliates and Representatives from and against any out-of-pocket costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, or damages suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries expressly for use in connection therewith) except to the extent any such cost or expense, judgment, fine, loss, claim, or damage results from the bad faith, willful misconduct or gross negligence of the Company or any of its Subsidiaries or their respective Representatives.

(g) Parent shall, at the Closing (or, if this Agreement is terminated in accordance with its terms, promptly following written request of the Company (together with reasonable supporting documentation)), reimburse the Company, its Subsidiaries and their respective Affiliates and Representatives for all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by the Company, its Subsidiaries and their respective Affiliates and Representatives in connection with the arrangement, syndicating, consummating and obtaining, as applicable, of the Debt Financing and any cooperation provided by the Company, its Subsidiaries and their respective Affiliates and Representatives in accordance with this Section 8.12.

(h) Parent shall give the Company prompt written notice (and in any event within three Business Days) after the occurrence of any of the following: (i) if for any reason, all or a portion of the Debt Financing under the Debt Commitment Letter becomes unavailable or Parent no longer believes in good faith that it or Merger Sub will be able to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms described therein and (ii) any event or circumstance that could materially and adversely impact the availability of the Debt Financing contemplated by the Debt Commitment Letter; provided, however, that, with respect to clauses (i) and (ii), in no event will Parent be under any obligation to disclose any information pursuant to this Section 8.12(h) that is subject to any legal privilege or work product protection.

(i) Notwithstanding anything herein to the contrary, Parent hereby acknowledges and agrees that obtaining the Financing, including the Debt Financing or any Alternative Financing, is not a condition to the Merger or the Closing or to Parent’s and Merger Sub’s obligations under this Agreement, including payment of the aggregate Merger Consideration and payments pursuant to Section 2.6.

Article IX
CONDITIONS TO THE MERGER

Section 9.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Law, waiver) of the following conditions:

(a) The Company Stockholder Approval has been obtained in accordance with applicable Law and the Organizational Documents of the Company and, if obtained by the Stockholder Written Consents, the Information Statement shall have been cleared by the SEC and mailed to the stockholders of the Company (in accordance with Regulation 14C under the Exchange Act) at least 20 days prior to the Closing;

(b) (i) any applicable waiting period under any Antitrust Law relating to the Merger shall have expired or been terminated and (ii) the approvals and prior written non-disapprovals from the Governmental Entities listed on Section 9.1(b)(ii) of the Company Disclosure Schedules have been obtained; and

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(c) there shall not have been issued by any Governmental Entity having jurisdiction of any Party, and remain in effect, any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the consummation of the Merger, nor shall any Law have been promulgated, enacted, issued or deemed applicable to the Merger by any Governmental Entity having jurisdiction of any Party that prohibits or makes illegal the consummation of the Merger.

Section 9.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Law, waiver) of the following conditions:

(a) the Company shall have complied with or performed in all material respects the obligations, covenants and agreements it is required to comply with or perform at or prior to the Closing Date;

(b) the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Corporate Authorization), Section 4.4(a) (Non-Contravention with Company Charter or Company Bylaws), Section 4.6(b) (Subsidiaries’ Capitalization), Section 4.22 (Brokers; Financial Advisors), Section 4.23 (Opinion of Financial Advisor) and Section 4.25 (Rights Agreements; Takeover Statutes), shall be true and correct in all material respects (disregarding for this purpose all “Company Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(c) (i) the representations and warranties of the Company set forth in Section 4.5 (Capitalization) shall be true and correct in all respects as of the date of the Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period) (other than De Minimis Inaccuracies) and (ii) the representations and warranties of the Company set forth in Section 4.11(b) (Absence of Certain Changes; No Company Material Adverse Effect) shall be true and correct in all respects as of the date of the Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(d) the representations and warranties of the Company set forth in the Agreement (other than those referred to in subparagraphs (b) and (c) above) shall be true and correct (disregarding for this purpose all “Company Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Company Material Adverse Effect;

(e) Since the date of the Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has had, and would not be reasonably expected to have, a Company Material Adverse Effect;

(f) Parent and Merger Sub shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in subparagraphs (a), (b), (c), (d) and (e) of this Section 9.2 have been satisfied; and

(g) No Burdensome Condition shall have been imposed.

Section 9.3 Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Law, waiver) of the following conditions:

(a) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it as of or prior to the Closing Date; and

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(b) the representations and warranties of Parent and Merger Sub set forth in Article V shall be true and correct (disregarding for this purpose all “Parent Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not be reasonably expected to have, a Parent Material Adverse Effect.

(c) The Company shall have received a certificate of Parent, executed on its behalf by an authorized officer of Parent, dated the Closing Date, certifying that the conditions set forth in subparagraphs (a) and (b) of this Section 9.3 have been satisfied.

Article X
TERMINATION

Section 10.1 Termination. This Agreement may be terminated prior to the Effective Time:

(a) by mutual written consent of the Company and Parent; or

(b) by either the Company or Parent:

(i) if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held Company Stockholder Meeting or any adjournment or postponement thereof;

(ii) if the Closing has not yet occurred by May 6, 2022 (the “Outside Date”); provided, however, that if (x) the Closing has not occurred by such date by reason of nonsatisfaction of the condition set forth in Section 9.1(b) and (y) all other conditions in this Agreement have theretofore been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or (to the extent permitted by Law) waived, the Outside Date will be August 6, 2022; provided further that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to any Party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(iii) if there shall be adopted any Law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited or if any judgment, injunction, order or decree issued by any Governmental Entity having jurisdiction of any Party permanently enjoining or prohibiting Parent or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(iii) shall not be available to any Party whose breach of any representation and warranty or whose failure to fulfill any covenant or agreement under this Agreement has been the principal cause of, or resulted in, the imposition of such legal restraint or the failure of such legal restraint to be resisted, resolved or lifted; or

(c) by Parent:

(i) (A) if there shall have been a Change in Recommendation, regardless of whether permitted by this Agreement (or the Company Board or any committee thereof shall resolve to effect a Change in Recommendation) or (B) if there shall have been a Willful and Material Breach by the Company of any of its covenants or agreements contained in Section 8.6; or

(ii) if there shall have been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in a failure to satisfy a condition set forth in Section 9.2, and in such case such breach shall be incapable of being cured prior to the Outside Date, or if capable of being cured prior to the Outside Date, shall not have been cured by the earlier of (x) 30 days after the giving of written notice to the Company of such breach and

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(y) two Business Days prior to the Outside Date (a “Company Terminable Breach”), but only if Parent or Merger Sub are not then in Parent Terminable Breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement; or

(iii) if all Stockholder Written Consents have not been executed and delivered to Parent prior to the expiration of the Written Consent Delivery Period; or

(d) by the Company:

(i) at any time prior to receipt of the Company Stockholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal, but only if:

(A)    the Company has received a Superior Proposal after the date of this Agreement that did not result from a breach of Section 8.6;

(B)    the Company has complied with Section 8.6 with respect to such Superior Proposal;

(C)    concurrently with, and as a condition to, any such termination, the Company pays or causes to be paid to Parent (or its designee) the Termination Fee pursuant to Section 10.3(d); and

(D)    the Company Board has authorized the Company to enter into, and the Company concurrently enters into, a definitive written agreement providing for such Superior Proposal (it being agreed that the Company may enter into such definitive written agreement concurrently with any such termination); or

(ii) if there shall have been a breach by Parent or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach would result in a failure to satisfy a condition set forth in Section 9.3, and in such case such breach shall be incapable of being cured prior to the Outside Date, or if capable of being cured prior to the Outside Date, shall not have been cured by the earlier of (x) 30 days after the giving of written notice to Parent of such breach and (y) two Business Days prior to the Outside Date (a “Parent Terminable Breach”), but only if the Company is not then in Company Terminable Breach of any representation, warranty, covenant or agreement of Company contained in this Agreement.

The Party desiring to terminate this Agreement pursuant to clause (b), (c) or (d) of this Section 10.1 shall give written notice of such termination to the other Party in accordance with Section 11.1, specifying in reasonable detail the provision hereof pursuant to which such termination is effected and the terminating Party’s understanding of the facts and circumstances forming the basis for such termination.

Section 10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any Party hereto, except that (a) this Section 10.2 and Section 10.3, Article I and Article XI of this Agreement, and the Confidentiality Agreement, shall survive the termination of this Agreement and (b) no such termination shall relieve any Party of any liability or damages (in the case of the Company, damages based on the consideration that would have otherwise been payable to the holders of Shares (including, for the avoidance of doubt, Company RS Awards) or Company RSU Awards, which shall be deemed to be damages of the Company) resulting from any Willful and Material Breach by that Party of this Agreement or fraud, in each case, prior to such termination.

Section 10.3 Expenses and Other Payments.

(a) Except as otherwise provided in this Agreement or as otherwise agreed to in writing by the Parties, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, regardless of whether the Merger shall be consummated.

(b) If this Agreement is terminated under circumstances that satisfy clauses (i), (ii) and (iii) below, then the Company shall pay Parent (or its designee) the Termination Fee within two Business Days of any event specified in clause (iii) below taking place, in cash by wire transfer of immediately available funds to an account designated by Parent:

(i) Either (A) the Company or Parent terminates this Agreement pursuant to Section 10.1(b)(i) or (B) Parent terminates this Agreement pursuant to Section 10.1(c)(ii);

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(ii) on or before the date of any such termination, a Competing Proposal shall have been announced or disclosed (publicly or to the Company or the Company Board) that was not withdrawn; and

(iii) within 12 months after the date of such termination, the Company enters into a definitive agreement with respect to such Competing Proposal (or publicly approves or recommends to the stockholders of the Company or otherwise does not oppose, in the case of a tender or exchange offer, such Competing Proposal) or the Company consummates such Competing Proposal); provided, however, that if Parent terminates this Agreement pursuant to Section 10.1(c)(ii) resulting from any Willful and Material Breach, this clause (iii) shall be satisfied if within 12 months after the date of such termination, the Company enters into a definitive agreement with respect to any Competing Proposal (or publicly approves or recommends to the stockholders of the Company or otherwise does not oppose, in the case of a tender or exchange offer, any Competing Proposal) or the Company consummates any Competing Proposal (in each case whether or not such Competing Proposal is the same as the original Competing Proposal announced or disclosed).

For purposes of this Section 10.3(b), any reference in the definition of Competing Proposal to “15% or more” shall be deemed to be a reference to “more than 50%.”

(c) If Parent terminates this Agreement pursuant to Section 10.1(c)(i) or Section 10.1(c)(iii), then the Company shall pay Parent (or its designee) the Termination Fee, in each case, in cash by wire transfer of immediately available funds to an account designated by Parent no later than two Business Days after notice of termination of this Agreement.

(d) If the Company terminates this Agreement pursuant to Section 10.1(d)(i), then the Company shall pay Parent (or its designee) the Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent contemporaneously with such termination of this Agreement.

(e) The Parties acknowledge (i) that the agreements contained in this Section 10.3 are an integral part of the Transactions, (ii) that the Termination Fee is not a penalty, but a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such payment is payable for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and (iii) that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 10.3, and, in order to obtain the payment, Parent commences a Proceeding that results in a judgment against the Company, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

Article XI
MISCELLANEOUS

Section 11.1 Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received, provided that each notice party shall use reasonable best efforts to confirm receipt of any such e-mail correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

if to Parent or Merger Sub, to:

Brookfield Asset Management Reinsurance Partners Ltd.
Wellesley House South, 2nd Floor
90 Pitts Bay Road
Pembroke HM 08
Bermuda
Attention: Anna Knapman-Scott and Lyndsay Hatlelid
E-mail: anna.knapmanscott@brookfield.com and lyndsay.hatlelid@brookfield.com

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with copies to (which shall not constitute notice):

Skadden, Arps, Slate Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Todd E. Freed
E-mail: todd.freed@skadden.com

and

Skadden, Arps, Slate Meagher & Flom LLP
525 University Avenue
Palo Alto, California 94301
Attention: Sonia K. Nijjar
E-mail: sonia.nijjar@skadden.com

if to the Company, to:

American National Group, Inc.
One Moody Plaza
Galveston, Texas 77550
Attention: James E. Pozzi and Timothy A. Walsh
E-mail: jim.pozzi@americannational.com and tim.walsh@americannational.com with copies to (which shall not constitute notice):

Greer, Herz & Adams, LLP
One Moody Plaza, 18th Floor
Galveston, Texas 77550
Attention: Gregory S. Garrison
E-mail: ggarrison@greerherz.com

and

Sidley Austin LLP
1000 Louisiana Street, Suite 5900
Houston, Texas 77002
Attention: J. Mark Metts and Katy Lukaszewski
E-mail: mmetts@sidley.com and klukaszewski@sidley.com

and

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Amanda M. Todd
E-mail: atodd@sidley.com

Section 11.2 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement, or in any certificate or other writing delivered pursuant to this Agreement, shall survive the Effective Time or, except as otherwise provided in Section 10.2, any termination of this Agreement, as the case may be. This Section 11.2 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

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Section 11.3 Amendments; No Waivers.

(a) Any provision of this Agreement (including the Exhibits and Schedules hereto) may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that following the receipt of the Company Stockholder Approval, there shall be no amendment to the provisions of this Agreement that by Law would require further approval by the holders of Company Common Stock without such approval.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.4 Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

Section 11.5 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE IN CONNECTION WITH ANY DISPUTE THAT ARISES OUT OF OR RELATES TO THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR THE TRANSACTIONS (AS DEFINED IN THIS AGREEMENT), AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THE INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT OR THE TRANSACTIONS (AS DEFINED IN THIS AGREEMENT) THAT IT IS NOT SUBJECT PERSONALLY TO JURISDICTION IN THE ABOVE NAMED COURTS OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THE ACTION, SUIT OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH PARTY IRREVOCABLY AGREES THAT SUCH PARTY WILL NOT BRING ANY SUCH ACTION IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR IF THE COURT OF CHANCERY DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE AND ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN Section 11.1 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

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(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (AS DEFINED IN THIS AGREEMENT). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (iii) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.5.

Section 11.6 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received counterparts hereof signed by all of the other Parties hereto.

Section 11.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof; provided, however, to the extent of any conflict between the provisions of the Confidentiality Agreement and this Agreement, the terms of this Agreement shall govern. Except for the provisions of (a) the rights of the former holders of Shares to receive the Merger Consideration payable pursuant to Section 2.5 and the rights of the former holders of Company RS Awards or Company RSU Awards to receive the amounts payable pursuant to Section 2.6, and (b) Section 7.1 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), no provision of this Agreement or any other agreement contemplated hereby is intended to confer any rights or remedies on any Person other than the Parties hereto.

Section 11.8 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 11.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.

Section 11.10 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 11.5, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of any injunction, specific performance or other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.10 shall not be required to provide any bond or other security in connection with any such order or injunction.

Annex A-56

Section 11.11 Interpretation.

(a) Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships, and vice versa.

(c) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section, Exhibit or Schedule, as applicable, of this Agreement unless otherwise indicated.

(d) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) All references to “$” or dollar amounts will be to the lawful currency of the United States.

(f) The words “the date hereof,” “the date of this Agreement” and words of similar import mean the day and year first set forth above in the preamble to this Agreement.

(g) Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(h) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” References to “days” mean “calendar days” unless expressly stated otherwise.

(i) References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(j) Any reference in this Agreement to a date or time shall be deemed to be such date or time in Houston, Texas, unless otherwise specified.

(k) Except with respect to any disclosure in the Company Disclosure Schedules or Parent Disclosure Schedules, any contract or instrument referred to herein means such contract or instrument as from time to time amended, modified or supplemented, including by waiver or consent.

(l) All references to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(m) Except as otherwise specifically provided in this Agreement, any statute, rule or regulation defined or referred to herein means such statute as from time to time amended, supplemented or modified, including by succession of comparable successor statutes, rules or regulations, as applicable.

(n) References to a person are also to its permitted successors and assigns.

(o) The words “provided to,” “delivered” or “made available” and words of similar import refer to documents that were delivered in person or electronically to the other Party or its representatives prior to the execution of this Agreement or, prior to the calendar day immediately preceding the date hereof, posted to the data site maintained by the disclosing Party or its representatives in connection with the Transactions (but only if, in the case of delivery via such data site, the other Party had access to such documents in such data site and

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such documents were not removed from such data site prior to the date that was two Business Days prior to the execution of this Agreement) and, for the avoidance of doubt, includes any documents filed or furnished by the disclosing Party or its Subsidiaries with the SEC and publicly available on EDGAR as an exhibit after January 1, 2019 and prior to the date that was two Business Days prior to the execution of this Agreement.

(p) Any reference to the “Company” in a context or at a time or for the portion of any time period, in each case, prior to July 1, 2020 (the date on which the Company’s holding company reorganization was effected, and pursuant to which American National Group, Inc. replaced ANICO as the publicly traded company), means ANICO.

Section 11.12 Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto on behalf of itself and each of its Affiliates hereby: (a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (c) agrees not to bring or support or permit any of its Affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company, or any of its Subsidiaries, or any of their respective Affiliates be entitled to, or permitted to seek, specific performance in respect of any Financing Source, nor shall there be any right of the Company, or any of its Subsidiaries, or any of their respective Affiliates, to enforce specifically any of Merger Sub’s and its Affiliates’ respective rights under the Debt Commitment Letter or any other agreements relating to the Debt Financing, (e) agrees that service of process upon such party in any such Proceeding shall be effective if notice is given in accordance with Section 11.1, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against the Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Financing Sources will have any liability to the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and (h) agrees that the Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 11.12 (and such provisions shall not be amended or waived in any way material to the Financing Sources without the prior written consent of the Financing Sources). This Section 11.12 shall not affect, alter or amend in any way the covenants and agreements between Parent and the Company, or the obligations of Parent and the Company provided for in this Agreement. This Section 11.12 shall not limit the rights of the parties to the Financing under the Financing Commitment Letters or other definitive agreement with respect to the Financing.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMERICAN NATIONAL GROUP, INC.
By:	/s/ James E. Pozzi
	Name:	James E. Pozzi
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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FREESTONE MERGER SUB INC.
By:	/s/ Jonathan Bayer
	Name:	Jonathan Bayer
	Title:	Director & Managing Partner
BROOKFIELD ASSET MANAGEMENT REINSURANCE PARTNERS LTD
By:	/s/ Anna Knapman-Scott
	Name:	Anna Knapman-Scott
	Title:	Secretary

[Signature Page to Agreement and Plan of Merger]

Annex A-60

Exhibit A

Certain Definitions

“2022 Annual Bonus” has the meaning set forth in Section 6.4(d).

“Accommodation Filings” has the meaning set forth in Section 8.1(e).

“Actuarial Appraisal” has the meaning set forth in Section 4.27(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise. For all purposes herein, the Equity Investor or any of its affiliates and any of its or their respective investment funds, permanent capital vehicles, or other collective investment vehicles or portfolio companies (which shall not be deemed to include, for the avoidance of doubt, Parent or any of its Subsidiaries) will not be deemed an Affiliate of Parent or any Subsidiary thereof, or vice versa.

“Agreement” has the meaning set forth in the preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 8.6(d)(iv).

“Alternative Financing” has the meaning set forth in Section 8.12(c).

“ANICO” has the meaning set forth in Section 4.6(b).

“Antitrust Laws” has the meaning set forth in Section 8.1(c).

“beneficial ownership,” including the correlative term “beneficial owner,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Board Recommendation” has the meaning set forth in the recitals.

“Book-Entry Shares” has the meaning set forth in Section 2.5(b).

“Burdensome Condition” has the meaning set forth in Section 8.1(f).

“Business Day” means any day other than (a) a Saturday or a Sunday, (b) a day on which commercial banks in New York City or Toronto are closed, (c) a day on which the Secretary of State of the State of Delaware is closed or (d) any day on which EDGAR is not open to accept filings.

“Cap Amount” has the meaning set forth in Section 7.1(c).

“CARES Act” means (a) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), and (b) Division N — Additional Coronavirus Response and Relief of the Consolidated Appropriations Act, 2021 (H.R. 133), as applicable.

“CECL” has the meaning set forth in Section 8.11.

“Certificate” has the meaning set forth in Section 2.5(b).

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Change in Recommendation” has the meaning set forth in Section 8.6(d)(vii).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986.

“Commitment Letter” has the meaning set forth in Section 5.7.

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“Company” has the meaning set forth in the preamble.

“Company 10-K” has the meaning set forth in Section 4.7(a).

“Company 10-Q” has the meaning set forth in Section 4.7(a).

“Company Balance Sheet” means that balance sheet of the Company dated as of December 31, 2020 contained in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2020.

“Company Benefit Plan” means any employment, consulting, severance, change in control or similar contract, plan, funding arrangement or policy applicable to any director, former director, employee, former employee or individual independent contractor of the Company or any Subsidiary of the Company, and each other plan, funding vehicle, policy, agreement or arrangement (written or oral), including any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), providing for compensation, bonuses, commissions, retention benefits, profit-sharing, stock option, restricted stock, stock appreciation right or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health and welfare benefits, death benefits, disability benefits, fringe benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, change in control benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that is maintained, administered or contributed to by the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries could have any liability, contingent or otherwise.

“Company Board” has the meaning set forth in the recitals.

“Company Bylaws” has the meaning set forth in Section 4.1.

“Company Capital Stock” has the meaning set forth in Section 4.5(a).

“Company Charter” has the meaning set forth in Section 4.1.

“Company Common Stock” means that common stock, par value $0.01 per share, of the Company.

“Company Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article IV.

“Company Employee” has the meaning set forth in Section 6.4(a).

“Company Incentive Plan” has the meaning set forth in Section 6.4(c).

“Company Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Leases” has the meaning set forth in Section 4.18(e).

“Company Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence (each, an “Effect”) that, individually or in the aggregate, would reasonably be expected to (a) prevent, materially impair or materially delay the Company’s ability to consummate the Transactions on or before the Outside Date or the performance by the Company of any of its material obligations under this Agreement or (b) result in a material adverse effect on the financial condition, business, operations, assets and liabilities (considered together) or continuing results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Company Material Adverse Effect for purposes of clause (b) above: (A) any changes in general U.S. or global economic conditions or securities, credit, financial or other capital markets conditions (including any changes in the value of the Investment Assets resulting therefrom), (B) any changes, events or conditions in the industries in which the Company and its Subsidiaries operate (including changes to interest rates, general market prices and regulatory changes affecting such industries), (C) pandemics (including COVID-19 and any variants/mutations thereof), epidemics, acts of war (regardless of whether declared), armed hostility (by recognized governmental forces or otherwise), sabotage, terrorism or widespread cyber-attack (not specifically targeted to, or specifically directed at, the Company or its Subsidiaries), or changes due to any natural disaster or other act of nature and any escalation or general worsening of any of the foregoing, (D) any

Annex A-62

changes arising out of the entering into of this Agreement, the announcement of this Agreement, the performance of this Agreement in accordance with the express terms of this Agreement, including compliance with the express terms of any covenants, or the pendency or consummation of the Transactions; provided, however, that (x) this clause (D) shall not apply to any representation or warranty set forth in Section 4.4, Section 4.15(h), Section 4.15(i) or the last sentence of Section 4.15(j) (or any condition to any Party’s obligation to consummate the Merger relating to such representation and warranty) and (y) compliance by the Company and its Subsidiaries with the terms of clauses (x) and (y) of the first sentence of Section 6.1 (subject the exceptions set forth in such sentence) shall not be excluded for purposes of this clause (D)), (E) changes in applicable Law or in GAAP, SAP or in accounting standards (including changes prescribed or permitted by the applicable insurance regulatory authorities and accounting pronouncements by the SEC, the NAIC, and the Financial Accounting Standards Board) or any changes in the interpretation or enforcement of any of the foregoing, (F) any decline in the market price, or change in trading volume, of the Company’s capital stock, (G) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, or budgets or internal or published financial or operating predictions of revenue, earnings, premiums written, cash flow, cash position or other financial performance or results, (H) any change or development in the credit, financial strength or other rating of the Company, any of its Subsidiaries or its outstanding debt (it being understood that the exceptions in clauses (F), (G) and (H) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided hereof) is, or would reasonably be expected to be, a Company Material Adverse Effect), or (I) any action taken or omitted to be taken by the Company at the prior written request or with the prior written consent of Parent or Merger Sub; provided, however, that, in the case of clauses (A), (B), (C) and (E), solely to the extent the impact on the Company and its Subsidiaries, taken as a whole, is disproportionately adverse compared to the impact on other companies operating in the industries in which the Company and its Subsidiaries operate in the countries and regions in the world impacted by the Effect in question, the incrementally disproportionate impact or impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Measurement Date” has the meaning set forth in Section 4.5(a).

“Company Owned Properties” has the meaning set forth in Section 4.18(a).

“Company Preferred Stock” has the meaning set forth in Section 4.5(a).

“Company RS Award” has the meaning set forth in Section 2.6(a)(i).

“Company RSU Award” has the meaning set forth in Section 2.6(a)(ii).

“Company SEC Documents” has the meaning set forth in Section 4.7(a).

“Company Securities” has the meaning set forth in Section 4.5(a).

“Company Stock Plan” means any equity or equity-based plan that is sponsored or maintained by the Company or any of its Subsidiaries (including the American National Insurance Company Amended and Restated 1999 Stock and Incentive Plan).

“Company Stockholder Approval” has the meaning set forth in Section 4.2(a).

“Company Stockholder Meeting” has the meaning set forth in Section 6.2(a).

“Company Subsidiary Securities” has the meaning set forth in Section 4.6(b).

“Company Terminable Breach” has the meaning set forth in Section 10.1(c)(ii).

“Competing Proposal” means any bona fide written offer or proposal for, or any indication of interest in, any (a) direct or indirect acquisition or purchase of any business or assets of the Company or any of its Subsidiaries that, individually or in the aggregate, constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (b) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (c) tender offer or exchange offer that, if consummated, would result in the beneficial ownership by any Person of 15% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 15% or more of the net

Annex A-63

revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (d) merger, consolidation, business combination, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 15% or more of the net revenue, net income or assets of the Company and its Subsidiaries, taken as a whole, in each case, other than the Transactions.

“Confidentiality Agreement” means the confidentiality agreement, dated May 12, 2021, between the Company and Parent.

“Consent” means any filing, notice, report, registration, approval, consent, ratification, permit, permission, waiver, expiration of waiting periods or authorization.

“Contract” has the meaning set forth in Section 4.19(a).

“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any Law or any published requirement, directive, pronouncement, guideline or recommendation issued by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, providing for or contemplating business closures or other reductions, changes to business operations, any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or any other Law by any Governmental Entity in connection with or in response to COVID-19.

“Creditors’ Rights” has the meaning set forth in Section 4.2(a).

“De Minimis Inaccuracies” means any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of the Company or Parent, as the case may be.

“Debt Commitment Letter” has the meaning set forth in Section 5.7.

“Debt Financing” has the meaning set forth in Section 5.7.

“DGCL” has the meaning set forth in the recitals.

“Dissenting Shares” has the meaning set forth in Section 2.7.

“Domiciliary Department of Insurance” means the domiciliary state insurance regulatory of the applicable Insurance Company.

“Economic Sanctions/Trade Laws” means all applicable Laws relating to anti-terrorism, the importation of goods, export controls, antiboycott, and Sanctions Targets, including prohibited or restricted international trade and financial transactions and lists maintained by any Governmental Entity targeting certain countries, territories, entities or persons. For the avoidance of doubt, the applicable Laws referred to in the foregoing sentence include (a) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, or any regulations of the U.S. Treasury Department Office of Foreign Assets Controls, or any export control Law applicable to U.S.-origin goods, technology, or software, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. government at the prevailing point in time, (b) any U.S. sanctions related to or administered by the U.S. Department of State and (c) any sanctions measures or embargoes imposed by the United Nations Security Council, Her Majesty’s Treasury or the European Union.

“EDGAR” has the meaning set forth in Section 4.7(a).

“Effect” has the meaning set forth in the definition of Company Material Adverse Effect.

“Effective Time” has the meaning set forth in Section 2.1(b).

“e-mail” has the meaning set forth in Section 11.1.

Annex A-64

“Encumbrances” means liens, pledges, charges, defects in title, rights of way, encumbrances, hypothecations, mortgages, deeds of trust or security interests (any action of correlative meaning, to “Encumber”).

“Environmental Laws” means all Laws relating to: (a) the protection, investigation or restoration of the environment or natural resources, including the abandonment and decommissioning of facilities used in the conduct of the Company’s business (and any required funding or security with respect to such abandonment and decommissioning), (b) the handling, storage, disposal, transport, Release or threatened Release of any Hazardous Substance or (c) noise, odor, indoor air, pollution, contamination or any injury to persons or property resulting from exposure to Hazardous Substances.

“Equity Commitment Letter” has the meaning set forth in the recitals.

“Equity Financing” has the meaning set forth in Section 5.7.

“Equity Investor” has the meaning set forth in the recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (regardless of whether incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Shares” has the meaning set forth in Section 2.5(d).

“Families First Act” means the Families First Coronavirus Response Act (Pub. L. No. 116-127).

“Financial Advisor” has the meaning set forth in Section 4.22.

“Financing” has the meaning set forth in Section 5.7.

“Financing Commitment Letters” has the meaning set forth in Section 5.7.

“Financing Sources” means the Persons (including the parties to the Debt Commitment Letter) that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or Alternative Financings with respect to the Debt Financing in connection with the Transactions (including the Merger), and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees and representatives involved in the Debt Financing (or any such Alternative Financing) and their successors and assigns.

“Form A Filings” means the filings of Form A Statements Regarding the Acquisition of Control (including the business plan and projections relating thereto) with the respective Domiciliary Departments of Insurance regarding the proposed acquisition of control of the respective Insurance Companies contemplated by the Transactions (including the Merger).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Entity” means any court, governmental, regulatory, self-regulatory or administrative agency or commission, arbitrator, arbitral panel or other governmental authority or instrumentality, domestic or foreign.

“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Hazardous Substance” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is defined, designated, identified or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under, or for which liability or standards of care are imposed by, any Environmental Law and (b) any petroleum, petroleum distillate or petroleum-derived products, radon, radioactive material or wastes, per- and polyfluoroalkyl substances, asbestos or asbestos-containing materials, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” has the meaning set forth in Section 4.3.

Annex A-65

“Indebtedness” of any Person means, without duplication: (a) indebtedness created, issued or incurred by such Person for borrowed money or payment obligations issued or incurred by such Person in substitution or exchange for payment obligations for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person (excluding trade payables incurred in the ordinary course of business consistent with past practice); (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person or any “keep well” or other agreement to maintain any financial statement condition of another Person; provided, however, that Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnified Liabilities” has the meaning set forth in Section 7.1(a).

“Indemnified Persons” has the meaning set forth in Section 7.1(a).

“Information Statement” means a written information statement of the type contemplated by Rule 14c-2 under the Exchange Act, and any amendment or supplement thereto, relating to the Stockholder Written Consent, the Merger and this Agreement.

“Insurance Companies” means, collectively, American National Insurance Company, American National Life Insurance Company of New York, Garden State Life Insurance Company, American National Life Insurance Company of Texas, Standard Life & Accident Insurance Company, American National Property and Casualty Company, American National General Insurance Company, Pacific Property & Casualty Company, ANPAC Louisiana Insurance Company, Farm Family Casualty Insurance Company, United Farm Family Insurance Company, American National Lloyds Insurance Company, and American National County Mutual Insurance Company, and each of them, an “Insurance Company.”

“Insurance Contracts” means the insurance or annuity policies and contracts, together with all binders, slips, certificates, endorsements and riders thereto, issued or entered into by any Insurance Company prior to the Closing.

“Insurance Producer” means the agents, general agents, sub-agents, brokers, wholesale brokers, independent contractors, consultants, insurance solicitors, producers or other Persons who solicit, negotiate or sell the Insurance Contracts.

“Intellectual Property” means all intellectual property and other similar rights in any jurisdiction, whether registered or unregistered, including such rights in and to: any patents (including all reissues, divisions, continuations, continuations-in-part and extensions thereof) and patent applications; any trademarks, trademark registrations, trademark applications, service marks, trade names, business names and brand names, including any and all goodwill associated therewith; any copyrights, copyright registrations, copyright applications and database rights; any internet domain names; and any trade secrets, know-how and other proprietary information that derives independent economic value from not being generally known to the public.

“Intervening Event” means a material Effect that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement, which Effect becomes known to the Company Board prior to obtaining the Company Stockholder Approval. Notwithstanding the foregoing, in no event shall any of the following constitute an Intervening Event: (a) any change in the price or trading volume of the Company Common Stock or any other securities of the Company or any of its Subsidiaries (provided, however, that the underlying causes of such changes may constitute, or be taken into account in determining whether there has been, an Intervening Event) or (b) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or of consequence thereof.

“Investment Assets” has the meaning set forth in Section 6.1(h).

“Investment Guidelines” means those investment guidelines of the Company and its Subsidiaries with respect to the investment of the Investment Assets provided to Parent prior to the date of this Agreement.

Annex A-66

“Investment Plan” means the investment plan of the Company and its Subsidiaries with respect to the investment of the Investment Assets provided to Parent prior to the date of this Agreement.

“IRS” means the United States Internal Revenue Service.

“Joint Venture Agreements” has the meaning set forth in Section 4.18(h).

“knowledge” means the actual knowledge of the knowledge individuals described in the immediately following sentence, after reasonable inquiry of their respective direct reports as such knowledge individuals would normally conduct in the ordinary course of their duties. For purposes of this definition, the term “knowledge individuals” means (a) in the case of the Company, the individuals listed in Section 1.1 of the Company Disclosure Schedules and (b) in the case of Parent, the individuals listed in Section 1.1 of the Parent Disclosure Schedules.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Legacy Plans” has the meaning set forth in Section 6.4(b).

“Material Contract” has the meaning set forth in Section 4.19(b).

“Material IP Contract” has the meaning set forth in Section 4.19(b).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.5(a).

“Merger Sub” has the meaning set forth in the preamble.

“Milliman” means Milliman, Inc.

“NAIC” has the meaning set forth in Section 6.1(m).

“NASDAQ” means NASDAQ Global Select Market.

“New Plans” has the meaning set forth in Section 6.4(b).

“Open Source Software” means any software or materials that are distributed as “free software” (as defined by the Free Software Foundation) or distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org or under any similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

“Organizational Documents” means (a) with respect to a corporation, the charter, memorandum of association, or articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“other Party” means (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.

“Outside Date” has the meaning set forth in Section 10.1(b)(ii).

“Outstanding 2021 Annual Bonuses” has the meaning set forth in Section 6.4(c).

“Parent” has the meaning set forth in the preamble.

“Parent Board” has the meaning set forth in the recitals.

Annex A-67

“Parent Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article V.

“Parent Material Adverse Effect” means any Effect that would or would reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay Parent’s or Merger Sub’s ability consummate the Transactions on or before the Outside Date or the performance by Parent or Merger Sub of any of their respective material obligations under this Agreement.

“Parent Terminable Breach” has the meaning set forth in Section 10.1(d)(ii).

“Partial Competing Proposal” means a Competing Proposal to less than all of the business and assets of the Company.

“Party” and “Parties” have the respective meanings set forth in the preamble.

“Paying Agent” has the meaning set forth in Section 3.1(a).

“Payment Fund” has the meaning set forth in Section 3.1(a).

“Payroll Tax Executive Order” means any U.S. presidential memorandum, executive order or similar pronouncement permitting or requiring the deferral of any payroll Taxes (including those imposed by Section 3101(a) and 3201 of the Code).

“PBGC” has the meaning set forth in Section 4.15(b).

“Permissible Redacted Terms” means any terms that, individually or in the aggregate, would not (a) reduce the amount of the Financing such that the aggregate funds that would be available on the Closing Date, together with other immediately available financial resources of Parent, would not be sufficient to pay the Required Funding Amount or (b) adversely affect the conditionality, availability or termination of the Debt Financing or prevent or materially delay the Closing.

“Permit” means any permit, license, certificate, approval, certification, variation, exemption, order, consent, grant, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

“Permitted Encumbrances” means:

(a) statutory Encumbrances for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings for which adequate reserves have been established in the balance sheet of the Company and its Subsidiaries as of the Company Balance Sheet Date (including the notes thereto) included in the Company SEC Documents;

(b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, and similar Encumbrances granted or that arise in the ordinary course of business with respect to liabilities that are not yet due or delinquent or the amount or validity of which is being contested in good faith and by appropriate proceedings for which adequate reserves have been established;

(c) Encumbrances securing payment, or any obligation, of the Company or any Subsidiary thereof with respect to outstanding Indebtedness so long as there is no default under such Indebtedness;

(d) Encumbrances granted in the ordinary course of business in connection with the insurance or reinsurance business of the Company or any Subsidiary thereof on cash and cash equivalent instruments or other investments, including Encumbrances granted (i) in connection with (A) pledges of such instruments or investments to collateralize letters of credit delivered by the Company or any Subsidiary thereof, (B) the creation of trust funds for the benefit of ceding companies, (C) underwriting activities of the Company or any Subsidiary thereof, (D) deposit liabilities, (E) statutory deposits, (F) ordinary-course securities lending, repurchase, reverse repurchase, and short-sale transactions and (G) premium trust funds and other funds held under trust in connection with conducting the business of the Company or any Subsidiary thereof and (ii) with respect to investment securities held in the name of a nominee, custodian, depository, clearinghouse, or other record owner;

Annex A-68

(e) pledges or deposits by the Company or any Subsidiary thereof under workmen’s compensation Laws, unemployment insurance Laws, or similar legislation, or good faith deposits in connection with bids, tenders, Contracts, or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business;

(f) zoning, building codes, entitlement, and other land use and environmental regulations by any Governmental Entity;

(g) licenses (including nonexclusive licenses of Intellectual Property) granted to third parties in the ordinary course of business by the Company or any Subsidiary thereof;

(h) easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and that, individually or in the aggregate, have not materially impaired, and would not be reasonably expected to materially impair, the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location;

(i) transfer restrictions imposed by Law;

(j) such other Encumbrances or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property or asset affected by such Encumbrance or imperfection; and

(k) Encumbrances that affect the underlying fee interest of any Company Leases.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

“Personal Data” has the meaning set forth in Section 4.20(g).

“Privacy Policies” has the meaning set forth in Section 4.20(g).

“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law or Environmental Law), cause of action, action, audit, demand, litigation, suit, proceeding, investigation, grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and regardless of whether such claim, cause of action, action, audit, demand, litigation, suit, proceeding, investigation, grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Proxy Statement” means the proxy statement filed by the Company with the SEC in connection with the Company Stockholder Approval, including any amendments and supplements thereto.

“Real Estate Joint Venture” has the meaning set forth in Section 4.18(g).

“Reinsurance Agreements” has the meaning set forth in Section 4.28(a).

“REIT” means a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code.

“Related Party Transaction” has the meaning set forth in Section 4.26.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment, including the movement of Hazardous Substances through or in the air, soil, surface water, or groundwater.

Annex A-69

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“Required Consents” has the meaning set forth in Section 8.1(a).

“Required Funding Amount” has the meaning set forth in Section 5.7.

“Reserves” means the reserves, funds or provisions of the Company or any Insurance Company for losses, claims, premiums, policy benefits and expenses, including unearned premium reserves, reserves for incurred losses, technical reserves, incurred loss adjustment expenses, incurred but not reported losses and loss adjustment expenses, in respect of insurance policies issued, reinsured or assumed by the Company or any Insurance Company.

“Sanctions Target” means: (a) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws, including, as of the date of this Agreement, Iran, Cuba, Syria, the Crimea region of Ukraine, and North Korea; (b) a Person that is on the list of Specially Designated Nationals and Blocked Persons or any of the other sanctions persons lists published by the U.S. Treasury Department Office of Foreign Assets Controls, or any equivalent list of sanctioned Persons issued by the U.S. Department of State; (c) a Person that is located in or organized under the laws of a country or territory that is identified as the subject of country-wide or territory-wide Economic Sanctions/Trade Laws; or (d) an entity owned fifty 50% or more or controlled by a country or territory identified in clause (a) or person in clause (b) above.

“SAP” means, as to any Insurance Company, the statutory accounting practices prescribed or permitted by the applicable Domiciliary Department of Insurance as in effect at the relevant time, consistently applied, excluding for the avoidance of doubt, any permitted accounting practices.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.10(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Shares” has the meaning set forth in the recitals.

“Significant Subsidiary” means each Subsidiary of the Company required to be set forth on Exhibit 21 to the Company 10-K, excluding American National County Mutual Insurance Company and American National Lloyds Insurance Company, and set forth on Section 4.6 of the Company Disclosure Schedules, together with each such Subsidiary’s jurisdiction of organization.

“Statutory Statements” has the meaning set forth in Section 4.8(b).

“Stockholder Written Consent” has the meaning set forth in Section 8.2(a).

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which at least one of the following is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries: (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest.

“Superior Proposal” means a bona fide written Competing Proposal (with all references to 15% included in the definition of Competing Proposal increased to 50%) that is not solicited after the date of this Agreement in violation of Section 8.6 and is made after the date of this Agreement by any Person or group (other than Parent or any of its Affiliates), that, in the good faith determination of the Company Board, after consultation with its financial advisors and outside legal counsel, (a) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger and the other Transactions (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of this Agreement offered by Parent in response to such proposal or otherwise), and (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, any required third-party consents, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing,

Annex A-70

the identity of the Person or Persons making the proposal and any other aspects considered relevant by the Company Board and (c) for which, if applicable, financing is fully committed or reasonably determined to be available by the Company Board.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Systems” means the software, hardware, firmware, networks, platforms, servers, interfaces, applications, websites and related information technology systems used by the Company or its Subsidiaries for the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of electronic or other data and information in connection with the conduct of the business of the Company or its Subsidiaries.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other antitakeover statute or similar statute enacted under applicable Law.

“Tax” or “Taxes” means (a) all U.S. federal, state, local or non-U.S. taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, however denominated, including income, gross receipts, value added, activity, capital, capital stock, inventory, sales, use, ad valorem, transfer, franchise, profits, premium, license, withholding, payroll, employment, workers compensation, excise, penalty, estimated, alternative or add-on minimum, severance, stamp, occupation, real property, personal property, escheat, abandoned or unclaimed property, or other taxes of any kind whatsoever, however denominated and whether or not disputed, together with any interest, penalties, or additions thereto, imposed by any Tax Authority, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability for the payment of any of the foregoing types as a successor, transferee, by contract or otherwise.

“Tax Authority” means any Governmental Entity responsible for the assessment, collection, imposition or administration of any Tax.

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement, including any schedule or attachment thereto, or any amendment thereof, filed or required to be filed with any Tax Authority.

“Termination Fee” means $178,500,000.

“Transaction Litigation” has the meaning set forth in Section 8.10.

“Transactions” means (a) the execution and delivery of this Agreement, (b) the Merger, (c) the funding of the Equity Financing as contemplated by the Equity Commitment Letter and (d) the other transactions contemplated by this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq. or any similar applicable state or local Laws.

“Willful and Material Breach” means, with respect to any Party, a material breach by such Party of any covenant, agreement or obligation hereunder that is a consequence of an act undertaken by such Party (or the failure by such Party to take an act it is required to take hereunder) with knowledge that the taking of (or failure to take) such act would, or would reasonably be expected to, cause a breach of this Agreement.

“Written Consent Delivery Period” has the meaning set forth in Section 8.2(a).

Annex A-71

ANNEX B

OPINION OF CITIGROUP GLOBAL MARKETS INC.

August 6, 2021

The Board of Directors

American National Group, Inc.

One Moody Plaza

Galveston, Texas 77550

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock of American National Group, Inc. (“American National”), other than as specified herein, of the Per Share Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among Brookfield Asset Management Reinsurance Partners Ltd. (“Brookfield Reinsurance”), Freestone Merger Sub Inc., an indirect wholly owned subsidiary of Brookfield Reinsurance (“Merger Sub”), and American National. As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into American National (the “Merger”), with American National as the surviving corporation, and (ii) each outstanding share of the common stock, par value $0.01 per share, of American National (“American National Common Stock”) will be converted in the Merger into the right to receive $190.00 per share in cash (the “Per Share Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In arriving at our opinion, we reviewed an execution version, provided to us on August 6, 2021, of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of American National concerning the businesses, operations and prospects of American National. We reviewed certain publicly available and other business and financial information relating to American National, including certain financial forecasts and other information and data relating to American National provided to or discussed with us by the management of American National. We also reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of American National Common Stock; the financial condition and certain historical and projected financial and operating data of American National; and the capitalization of American National. We analyzed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations we considered relevant in evaluating those of American National and we also analyzed, to the extent publicly available, financial terms of certain other transactions which we considered relevant in evaluating the Merger. We also considered a third-party actuarial analysis provided to us by American National relating to American National’s life, annuity and health businesses. At the direction of American National, we were requested to approach, and we held discussions with, certain third parties to solicit indications of interest in the possible acquisition of American National. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management and other representatives of American National that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the financial forecasts and other information and

Annex B-1

The Board of Directors

American National Group, Inc.

August 6, 2021

data that we have been directed to utilize in our analyses, we have been advised and we have assumed, with your consent, that such financial forecasts and other information and data have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of American National as to, and are a reasonable basis upon which to evaluate, the future financial performance of American National and the other matters covered thereby. We express no view or opinion as to any financial forecasts and other information or data (including underlying assumptions on which any such financial forecasts and other information or data are based) provided to or otherwise reviewed by or discussed with us.

We have relied, at your direction, upon the assessments of the management of American National as to, among other things, (i) the potential impact on American National of macroeconomic, market, competitive and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the insurance industry, including the life insurance, annuities, health insurance and property and casualty sectors thereof, (ii) implications for American National of the global COVID-19 pandemic, (iii) the financial strength ratings, capital requirements and amount of statutory capital and excess dividendable capital of American National and the fair value and expected future performance of American National’s investments and related matters, and (iv) existing and future agreements and other arrangements involving, and the ability to attract, retain and/or replace, key employees, policyholders and customers, reinsurers, derivatives counterparties, joint venture partners and other commercial relationships of American National, and American National’s relationships with regulators. We have assumed, with your consent, that there will be no developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion.

We have not made or, except for a third-party actuarial analysis relating to American National’s life, annuity and health businesses, been provided with an independent evaluation or appraisal of American National or the assets or liabilities (whether related to investable assets or contingent, accrued, derivative or off-balance sheet liabilities or otherwise) of American National or any other entity nor have we made any physical inspection of the properties or assets of American National or any other entity. We are not actuaries or experts in the evaluation of insurance policies and our services do not include any actuarial determination or evaluation of, or any attempt to evaluate, actuarial assumptions, allowances for losses or related matters and, accordingly, we have made no analysis of, and express no view or opinion as to, among other things, the adequacy of reserves for losses, loss adjustment expenses, unearned premiums or uncollectible reinsurance. We have not evaluated the solvency or fair value of American National or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We express no view or opinion as to any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent or other orders or investigations or the potential impact thereof on American National or any other entity. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, releases, waivers and agreements for the Merger or otherwise, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, will be imposed or occur that would be meaningful in any respect to the Merger or our analyses or opinion. Representatives of American National have advised us, and we also have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the execution version reviewed by us. We are not expressing any view or opinion as to the prices at which American National Common Stock or any other securities of American

Annex B-2

The Board of Directors

American National Group, Inc.

August 6, 2021

National will trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger. We also are not expressing any view or opinion with respect to actuarial, accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Merger or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting American National or the Merger, and we have relied, with your consent, upon the assessments of representatives of American National as to such matters.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Per Share Merger Consideration (to the extent expressly specified herein), without regard to individual circumstances of specific holders (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise) which may distinguish such holders or the securities of American National held by such holders, and our opinion does not in any way address proportionate allocation or relative fairness. Our opinion does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any terms, aspects or implications of any stockholder written consent or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. We express no view as to, and our opinion does not address, the underlying business decision of American National to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for American National or the effect of any other transaction which American National might engage in or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Per Share Merger Consideration or otherwise. Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets, the industry in which American National operates and the securities of American National have experienced and may continue to experience volatility and disruptions, including from the COVID-19 pandemic, and we express no view or opinion as to any potential effects of such volatility or disruptions on American National or the Merger.

Citigroup Global Markets Inc. has acted as financial advisor to American National in connection with the proposed Merger and will receive a fee for such services, of which a portion is payable upon delivery of this opinion and the principal portion is contingent upon consummation of the Merger. American National also has agreed to reimburse our expenses and to indemnify us against certain liabilities arising from our engagement.

As you are aware, we and our affiliates have not provided investment banking, commercial banking or other similar financial services to American National unrelated to the proposed Merger or to Brookfield Reinsurance during the past two years for which we and our affiliates received compensation. We and our affiliates in the future may provide such services to American National, Brookfield Reinsurance and/or their respective affiliates, for which services we and our affiliates would expect to receive compensation. As you also are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Brookfield Reinsurance’s investment manager, Brookfield Asset Management Inc. (“BAM”), and/or certain of BAM’s affiliates and portfolio companies, for which services we and our affiliates have received and expect to

Annex B-3

The Board of Directors

American National Group, Inc.

August 6, 2021

receive compensation, including, during the approximately past two years, having acted or acting as (i) a financial advisor to BAM and/or certain of its affiliates or portfolio companies in connection with certain acquisition and sale transactions, (ii) a joint lead manager, co-manager, bookrunner and/or placement agent for certain debt and equity offerings of certain affiliates and/or portfolio companies of BAM, (iii) sole broker for a block trade on behalf of an affiliate of BAM with respect to certain equity investments, and (iv) an arranger or structurer in connection with, and as a lender under, certain credit facilities of BAM and/or certain of its affiliates or portfolio companies. In the ordinary course of business, we and our affiliates may actively trade or hold the securities or financial instruments (including loans and other obligations) of American National, Brookfield Reinsurance, BAM and/or their respective affiliates and portfolio companies, as the case may be, for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position or otherwise effect transactions in such securities or financial instruments. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with American National, Brookfield Reinsurance, BAM and/or their respective affiliates and portfolio companies, as the case may be.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of American National (the “Board”), in its capacity as such, in its evaluation of the proposed Merger. Our opinion is not intended to be and does not constitute a recommendation as to how the Board, any securityholder or any other party should vote or act on any matters relating to the proposed Merger or otherwise.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Per Share Merger Consideration to be received by holders of American National Common Stock (other than, as applicable, Brookfield Reinsurance, BAM, Merger Sub and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

Annex B-4

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a)     Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)    Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.           Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.           Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.           Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.           Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)    [Repealed.]

(c)     Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all

Annex C-1

or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the

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effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)     Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)     Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together

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with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)     The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)     The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)     The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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